    As Filed with the Securities and Exchange Commission on August 17, 1999
                                                       Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              -------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                              -------------------
                                Multex.com, Inc.
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                           7375                          22-3253344
           (State of               (Primary Standard Industrial           (I.R.S. Employer
         Incorporation)                Classification Code)            Identification Number)
                                    33 Maiden Lane, 5th Floor
                                     New York, New York 10038
                                          (212) 859-9800

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                              -------------------
                                  Isaak Karaev
                            Chief Executive Officer
                                Multex.com, Inc.
                           33 Maiden Lane, 5th Floor
                            New York, New York 10038
                                 (212) 859-9800
            (Name Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                              -------------------
                                   Copies to:

             Alexander D. Lynch, Esq.                           Steven A. Seidman, Esq.
             Brian B. Margolis, Esq.                            Willkie Farr & Gallagher
         Brobeck, Phleger & Harrison LLP                           787 Seventh Avenue
            1633 Broadway, 47th Floor                           New York, New York 10019
             New York, New York 10019                                (212) 728-8111
                  (212) 581-1600

                              -------------------
  Approximate date of commencement of proposed sale to the public: At the Effective Time of the Merger of a wholly-owned subsidiary of the Registrant with and into Market Guide Inc., which shall occur as soon as practicable after the Effective Date of this Registration Statement, and the satisfaction or waiver of all conditions to the closing of such Merger.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Proposed
                                          Proposed      Maximum
  Title of Each Class       Amount        Maximum      Aggregate   Amount of
    of Securities to         to be     Offering Price  Offering   Registration
     be Registered       Registered(1)  Per Share(2)   Price(2)      Fee(3)
------------------------------------------------------------------------------
Common Stock, par value
 $.001 per share.......    5,522,905      $15.0625    $83,188,757   $23,127

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Based upon the maximum number of shares of the Registrant's Common Stock expected to be issued in connection with the merger described herein to holders of Common Stock of Market Guide Inc.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended based upon the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on August 11, 1999.
(3) Pursuant to Rule 457(b), under the Securities Act, $19,472.00 of the registration fee is offset by the filing fee previously paid by the Registrant in connection with the filing of preliminary proxy materials on
     Schedule 14A on July 22, 1999.
                              -------------------
  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [LOGO OF MULTEX.COM]

                                                                August 20, 1999

Dear Multex.com Stockholders:

  I am writing to you today about our proposed merger with Market Guide Inc. This merger will create a combined company that will be one of the largest providers of investment research and financial information services on the Internet.

  In the merger, each share of Market Guide common stock will be exchanged for one share of the common stock, par value $0.01 per share, of Multex.com, Inc. We expect to issue approximately 4.85 million shares of our common stock in the merger and to assume options to purchase approximately 670,000 shares of Market Guide common stock. The merger is described more fully in the accompanying joint proxy statement/prospectus.

  You will be asked to vote upon the issuance of shares of Multex.com common stock pursuant to a merger agreement by and among Multex.com, Market Guide and Merengue Acquisition Corp., a wholly owned subsidiary of Multex.com, at a special meeting of Multex.com stockholders to be held on September 22, 1999 at 10:00 a.m., local time, at the offices of Multex.com, Inc., 100 William Street, 6th Floor, New York, New York. The holders of a majority of the outstanding shares of Multex.com common stock present in person or by proxy and entitled to vote at the special meeting must approve the issuance of these shares. Only stockholders who hold shares of Multex.com common stock at the close of business on August 13, 1999 will be entitled to vote at the special meeting.

  We are very excited by the opportunities we envision for the combined company. Your board of directors has determined that the terms and conditions of the merger are advisable and in the best interests of Multex.com and you, and unanimously recommends that you approve the issuance of the shares of Multex.com common stock in connection with the merger. On June 22, 1999, your board of directors obtained an opinion from its independent financial advisor, BancBoston Robertson Stephens, to the effect that, at the date of such opinion and based upon and subject to certain qualifications stated therein, the exchange ratio in the merger is fair to Multex.com from a financial point of view.

  The accompanying joint proxy statement/prospectus provides detailed information about the two companies and the merger. Please give all of this information your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" on page 14 of the joint proxy statement/prospectus.

  Stockholders will also be asked at the special meeting to (i) authorize an amendment to Multex.com's certificate of incorporation to increase the size of Multex.com's board of directors from a maximum of seven (7) directors to a maximum of eleven (11) directors; and (ii) authorize an amendment to the Multex.com 1999 Stock Option Plan which will increase the number of shares of Multex.com common stock reserved for issuance under such plan by an additional 2,500,000 shares. These proposals are more fully described in the accompanying joint proxy statement/prospectus. Your board of directors believes that the approval of these proposals is advisable in connection with the merger.

  Your vote is very important regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card, grant your proxy by telephone or the Internet or attend the special stockholders meeting. To approve the proposals, you MUST vote "FOR" each proposal by following the instructions stated on the enclosed proxy card. We urge you to vote "FOR" each proposal, which are necessary steps in the merger of Multex.com and Market Guide.

                                          Sincerely,

                                          /S/ Isaak Karaev
                                          Isaak Karaev
                                          Chairman and Chief Executive Officer

                                MULTEX.COM, INC.
                           33 Maiden Lane, 5th Floor
                               New York, NY 10038
                                 (212) 859-9800

                              --------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 22, 1999

                              --------------------

  We will hold a special meeting of stockholders of Multex.com, Inc. at 10:00 a.m., local time, on September 22, 1999 at the offices of Multex.com, Inc., 100 William Street, 6th Floor, New York, New York for the following purposes:

  1. To consider and vote upon a proposal to approve the issuance of shares of common stock, par value $0.01 per share, of Multex.com pursuant to a merger agreement by and among Multex.com, Market Guide Inc. and Merengue Acquisition Corp., a wholly owned subsidiary of Multex.com, under which Market Guide will become a wholly owned subsidiary of Multex.com;

  2. To authorize an amendment to Multex.com's certificate of incorporation to increase the size of Multex.com's board of directors from a maximum of seven
(7) directors to a maximum of eleven (11) directors;

  3. To authorize an amendment to the Multex.com 1999 Stock Option Plan to increase the number of shares of Multex.com common stock reserved for issuance under such plan by an additional 2,500,000 shares; and

  4. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

  Your board of directors has determined that the issuance of shares of Multex.com common stock is advisable and in the best interests of Multex.com and you, and unanimously recommends that you vote to approve this issuance of Multex.com common stock.

  We describe each of these proposals more fully in the accompanying joint proxy statement/prospectus, which we urge you to read.

  Only Multex.com stockholders of record at the close of business on August 13, 1999 are entitled to notice of and to vote at the special meeting or any adjournment or postponement.

  Your vote is important. To assure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, or call the toll-free telephone number or use the Internet by following the instructions included with your proxy card, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. You may vote in person at the special meeting even if you have returned a proxy.

                                          By Order of the Board of Directors

                                          /s/ Philip Scheps

                                          Philip Scheps
                                          Secretary

New York, New York
August 20, 1999

                              --------------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the securities of Multex.com to be issued in the merger, or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

  This joint proxy statement/prospectus is dated August 20, 1999, and was first mailed to Multex.com stockholders on or about August 20, 1999.

                            [LOGO FOR MARKET GUIDE]

                                                                 August 20, 1999

Dear Market Guide Shareholders:

  I am writing to you today about our proposed merger with Multex.com, Inc. This merger will create a combined company that will be one of the largest providers of investment research and financial information services on the Internet.

  In the merger, each share of Market Guide common stock will be exchanged for one share of Multex.com common stock. Multex.com expects to issue approximately
4.85 million shares of its common stock in the merger, and intends to assume options to purchase approximately 670,000 shares of Market Guide common stock. Multex.com common stock is traded on the Nasdaq National Market under the trading symbol "MLTX," and closed at $18.875 per share on August 16, 1999. The merger is described more fully in the accompanying joint proxy statement/prospectus.

  You will be asked to vote upon the merger at a special meeting of Market Guide shareholders to be held on September 22, 1999 at 10:00 a.m., local time, at the Adria Hotel and Conference Center, 220-33 Northern Boulevard, Bayside, New York. The holders of two-thirds of the outstanding shares of Market Guide common stock must approve the merger. Only shareholders who hold shares of Market Guide common stock at the close of business on August 13, 1999 will be entitled to vote at the special meeting.

  We are very excited by the opportunities we envision for the combined company. Your board of directors has determined that the terms and conditions of the merger are advisable and in the best interests of Market Guide and you, and unanimously recommends that you approve the merger agreement and the merger. Your board of directors has obtained an opinion from its independent financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, to the effect that, at the date of such opinion and based upon and subject to certain qualifications and limitations stated therein, the consideration to be received by you in the merger is fair to you from a financial point of view.

  The accompanying joint proxy statement/prospectus provides detailed information about Multex.com and the merger. Please give all of this information your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" on page 14 of the joint proxy statement/prospectus.

  Your vote is very important regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card, grant your proxy by telephone or the Internet or attend the special shareholders meeting. To approve the merger agreement, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the merger. We urge you to vote "FOR" this proposal, which is a necessary step in the merger of Market Guide and Multex.com.

                                        Sincerely,

                                        /s/ Homi M. Byramji
                                        Homi M. Byramji
                                        President and Chief Executive Officer

                               MARKET GUIDE INC.
                      2001 Marcus Avenue, Suite South 200
                          Lake Success, New York 11042
                                 (516) 327-2400

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 22, 1999

                             ---------------------

  We will hold a special meeting of shareholders of Market Guide Inc. at 10:00 a.m., local time, on September 22, 1999 at the Adria Hotel and Conference Center, 220-33 Nothern Boulevard, Bayside, New York for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the merger agreement among Multex.com, Inc., Market Guide and Merengue Acquisition Corp., a wholly owned subsidiary of Multex.com, under which Market Guide will become a wholly owned subsidiary of Multex.com, and each outstanding share of Market Guide common stock will be converted into the right to receive one share of Multex.com common stock; and

    2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

  Your board of directors has determined that the merger is advisable and in the best interests of Market Guide and you, and unanimously recommends that you vote to approve the merger agreement and the merger.

  We describe the merger more fully in the accompanying joint proxy statement/prospectus, which we urge you to read.

  Only Market Guide shareholders of record at the close of business on August 13 are entitled to notice of and to vote at the special meeting or any adjournment or postponement.

  Your vote is important. To assure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, or call the toll-free number or use the Internet by following the instructions enclosed with your proxy, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. You may vote in person at the special meeting even if you have returned a proxy.

                                              By Order of the Board of
                                              Directors

                                              /s/ Jeffrey S. Geisenheimer
                                              Jeffrey S. Geisenheimer
                                              Secretary

Lake Success, New York
August 20, 1999

                             ---------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the securities of Multex.com to be issued in the merger, or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

  This joint proxy statement/prospectus is dated August 20, 1999, and was first mailed to Market Guide shareholders on or about August 20, 1999.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will Market Guide shareholders receive in the merger?

A: If the merger is completed, Market Guide shareholders will receive one share of Multex.com common stock for each share of Market Guide common stock they own.

Q: When do you expect to complete the merger?

A: We are working to complete the merger in the fall of 1999. Because the merger is subject to various conditions, however, we cannot predict the exact timing.

Q: Should Market Guide shareholders send in their stock certificates now?

A: No. After we complete the merger, Multex.com will send instructions to Market Guide shareholders explaining how to exchange their shares of Market Guide common stock for the appropriate number of shares of Multex.com common stock.

Q: Should Multex.com stockholders send in their stock certificates?

A: No. Multex.com stockholders will continue to own their shares of Multex.com common stock after the merger and should continue to hold their stock certificates.

Q: How do I vote?

A: Mail your signed proxy card in the enclosed return envelope or grant your proxy by telephone or the Internet as soon as possible so that your shares may be represented at the special shareholders meeting. You may also attend the meeting in person instead of submitting a proxy. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: Can I change my vote after mailing my proxy?

A: Yes. You may change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to the corporate secretary of Multex.com or Market Guide, as appropriate, before the appropriate shareholder meeting, or by attending the shareholder meeting and voting in person.

Q: Who can I call with questions?

A: If you are a Market Guide shareholder with questions about the merger, please call MacKenzie Partners, Inc. at (800) 322-2885.

  If you are a Multex.com stockholder with questions about the merger, please call Jaffoni & Collins Inc. at (212) 835-8500.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
JOINT PROXY STATEMENT/PROSPECTUS SUMMARY.................................   1
MARKET PRICE INFORMATION.................................................  13
RISK FACTORS.............................................................  14
THE SPECIAL MEETING......................................................  29
  General................................................................  29
  Date, Time and Place...................................................  29
  Matters to be Considered at the Special Meeting........................  29
  Record Date............................................................  30
  Voting of Proxies......................................................  30
  Votes Required.........................................................  31
  Quorum; Abstentions and Broker Non-Votes...............................  32
  Solicitation of Proxies and Expenses...................................  32
  Board Recommendations..................................................  32
THE MERGER...............................................................  34
  Background of the Merger...............................................  34
  Reasons for the Merger; Recommendations of the Boards of Directors.....  37
  Opinions of Financial Advisors.........................................  40
  Interests of Certain Persons in the Merger.............................  50
  Certain Federal Income Tax Considerations..............................  51
  Anticipated Accounting Treatment.......................................  52
  Dissenters' Rights.....................................................  52
  Listing of Multex.com Common Stock to be Issued in the Merger..........  54
  Restrictions on Sale of Shares By Affiliates of Multex.com and Market
   Guide.................................................................  54
  Operations Following the Merger........................................  55
PRICE RANGES OF SECURITIES...............................................  56
SELECTED HISTORICAL FINANCIAL DATA OF MULTEX.COM.........................  57
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF MULTEX.COM.............................................  58
SELECTED HISTORICAL FINANCIAL DATA OF MARKET GUIDE.......................  69
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF MARKET GUIDE...........................................  70
MULTEX.COM AND MARKET GUIDE UNAUDITED PRO FORMA CONDENSED COMBINED
 FINANCIAL STATEMENTS (UNAUDITED)........................................  76
BUSINESS OF MULTEX.COM...................................................  87
MANAGEMENT OF MULTEX.COM................................................. 101
CERTAIN TRANSACTIONS OF MULTEX.COM....................................... 110
PRINCIPAL STOCKHOLDERS OF MULTEX.COM..................................... 112
DESCRIPTION OF CAPITAL STOCK OF MULTEX.COM............................... 114

                                                                          Page
                                                                          ----
BUSINESS OF MARKET GUIDE.................................................  118
MANAGEMENT OF MARKET GUIDE...............................................  122
PRINCIPAL SHAREHOLDERS OF MARKET GUIDE...................................  125
THE MERGER AGREEMENT AND RELATED AGREEMENTS..............................  127
  The Merger.............................................................  127
  Effective Time.........................................................  127
  Directors and Officers of Market Guide After the Merger................  127
  Conversion of Market Guide Shares in the Merger........................  127
  Market Guide Stock Incentive Plans.....................................  127
  The Exchange Agent.....................................................  128
  Exchange of Market Guide Stock Certificates for Multex.com Stock
   Certificates..........................................................  128
  Transfer of Ownership; Distributions with Respect to Unexchanged
   Shares................................................................  128
  Representations and Warranties.........................................  128
  Market Guide's Conduct of Business Before Completion of the Merger.....  130
  No Solicitation of Transactions........................................  132
  Director and Officer Indemnification and Insurance.....................  133
  Conditions to Completion of the Merger.................................  133
  Termination of the Merger Agreement....................................  134
  Payment of Fees and Expenses...........................................  135
  Extension, Waiver and Amendment of the Merger Agreement................  136
  Related Agreements.....................................................  136
COMPARISON OF RIGHTS OF HOLDERS OF MARKET GUIDE COMMON STOCK AND
 MULTEX.COM COMMON STOCK.................................................  138
  Classes of Common Stock of Market Guide and Multex.com.................  138
  Voting Requirements; Acting by Written Consent; Quorum Requirements....  138
  Classified Board of Directors..........................................  138
  Number of Directors....................................................  139
  Removal of Directors...................................................  139
  Filling Vacancies on the Board of Directors............................  139
  Ability to Call Special Meetings.......................................  139
  Advance Notice Provisions for Stockholder Nominations and Proposals....  140
  Amendment of Certificate of Incorporation..............................  140
  Amendment of Bylaws....................................................  140
  Indemnification of Directors and Officers; Limitation of Liability.....  141
PROPOSED AMENDMENT TO MULTEX.COM'S CERTIFICATE OF INCORPORATION TO
 INCREASE THE AUTHORIZED NUMBER OF DIRECTORS.............................  142
PROPOSED AMENDMENT TO MULTEX.COM'S 1999 STOCK OPTION PLAN................  144
EXPERTS..................................................................  154
LEGAL MATTERS............................................................  154
WHERE YOU CAN FIND MORE INFORMATION......................................  154
INDEX TO MULTEX.COM FINANCIAL STATEMENTS.................................  F-1
INDEX TO MARKET GUIDE FINANCIAL STATEMENTS............................... F-24

APPENDICES
I-- Agreement and Plan of Merger and Reorganization......................   I-1
II-- Form of Multex.com Stockholder Agreement............................  II-1
III-- Form of Market Guide Stockholder Agreement......................... III-1
IV-- Opinion of BancBoston Robertson Stephens, financial advisor to
 Multex.com .............................................................  IV-1
V-- Opinion of Donaldson, Lufkin and Jenrette Securities Corporation,
      financial advisor to
      Market Guide  .....................................................   V-1
VI-- Sections 910 and 623 of the New York Business Corporation Law.......  VI-1

                    JOINT PROXY STATEMENT/PROSPECTUS SUMMARY

  The following summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, including the appendices, and the other documents we refer to for a more complete understanding of the merger.

The Companies

MULTEX.COM, INC.
33 Maiden Lane, 5th Floor
New York, New York 10038
www.multex.com
(212) 859-9800

  Multex.com is a leading provider of online investment research and financial information services designed to meet the needs of individual investors and institutional investors, including investment banks, brokerage firms and corporations. Multex.com services enable timely online access to over 1.5 million research reports and other investment information on over 20,000 companies from more than 500 investment banks, brokerage firms and third-party research providers worldwide. Multex.com offers research reports from 20 out of the 20 leading U.S. investment banks and brokerage firms according to institutional investor rankings, including Merrill Lynch, Morgan Stanley Dean Witter, Goldman Sachs and Salomon Smith Barney. In Europe, Multex.com offers research reports from 20 out of the 20 leading investment banks and brokerage firms as ranked by the Reuters Tempest survey, and in Asia, Multex.com offers research reports from 20 out of the 20 leading investment banks and brokerage firms as ranked by Asia Money. Through various arrangements, more than 1,500,000 individual investors, institutional investors and financial professionals, including mutual fund managers, portfolio managers, brokers and their clients, are able to use Multex.com services. In addition to making Multex.com services available through its own Web sites, Multex.com has established a number of strategic distribution relationships to reach both the individual investor market and the institutional investor market, including relationships with America Online, Bloomberg, Bridge, Dow Jones, Intuit, and Reuters.

MARKET GUIDE INC.
2001 Marcus Avenue, Suite South 200
Lake Success, New York 11042
www.marketguide.com
(516) 327-2400

  Market Guide is a leading online provider and publisher of value-added financial data and other information on publicly traded companies. Market Guide maintains one of the largest U.S. public company databases with over 11,000 companies traded on the New York Stock Exchange, American Stock Exchange, Nasdaq and Over-the-Counter Stock Markets, including foreign companies trading in the U.S. as American Depositary Receipts and American Depositary Shares. Company analysts regularly compile and process information filed with the Securities and Exchange Commission, issued in press releases or carried in other media reports. The analysts assess this raw data and update each company's information as soon as relevant information becomes available, at least four times and often more than eight times per year. Market Guide has also created widely used and well-regarded proprietary industry and sector groups and assigned companies to these industries and sectors. Market Guide then adds value by computing ratios, peer group comparisons, growth rates and other statistics, which are presented as field information in various time tested report formats that follow a recommended analytic process and are supported by extensive education content. Market Guide also has a historical daily pricing database going back to 1983 and is nearing introduction of an exciting new product with business descriptions, officer and director information and business and geographical segment information.

  Market Guide acquires, integrates, condenses and publishes accurate, timely and objective financial, descriptive and other information on publicly traded corporations. Market Guide markets this information along with proprietary software to the professional and individual investment communities, through the Internet and other distribution channels in a cost effective manner.

The Merger (See page 34)

  Market Guide and Multex.com have entered into a merger agreement that provides for the merger of Market Guide and a newly formed subsidiary of Multex.com. As a result, Market Guide will become a wholly owned subsidiary of Multex.com. Shareholders of Market Guide will become stockholders of Multex.com following the merger, and each share of Market Guide common stock will be exchanged for one share of Multex.com common stock. We urge you to read the merger agreement, which is included as Appendix I, carefully and in its entirety.

The Director Increase Proposal (See page 142)

  At the Multex.com special meeting, holders of Multex.com common stock will consider and vote upon an amendment to Multex.com's certificate of incorporation to increase the size of Multex.com's board of directors from a maximum of seven (7) directors to a maximum of eleven (11) directors (the "Director Increase Proposal").

The Plan Amendment Proposal (See page 144)

  At the Multex.com special meeting, holders of Multex.com common stock will consider and vote upon an amendment to the Multex.com 1999 Stock Option Plan to increase the number of shares of Multex.com common stock reserved for issuance under such plan by an additional 2,500,000 shares (the "Plan Amendment Proposal").

Shareholder Approvals (See page 31)

  Multex.com Stockholders

  The holders of a majority of the shares of Multex.com common stock entitled to vote and that are present or represented by proxy at the Multex.com meeting must approve the issuance of Multex.com common stock in the merger. The holders of 66.67% of the outstanding shares of Multex.com common stock must approve the Director Increase Proposal. The holders of a majority of the shares of Multex.com common stock entitled to vote and that are present or represented by proxy at the Multex.com meeting must approve the Plan Amendment Proposal. Multex.com stockholders are entitled to cast one vote per share of Multex.com common stock owned at the close of business on August 13, 1999. Neither the approval of the issuance of Multex.com common stock in the merger, the approval of the Director Increase Proposal nor the approval of the Plan Amendment Proposal is conditional on approval of the other proposals.

  Pursuant to a stockholder agreement in the form of Appendix II hereto, Multex.com stockholders owning beneficially approximately 39.9% of Multex.com's common stock outstanding as of August 13, 1999 have agreed to vote all of their shares of Multex.com common stock for approval of the issuance of the Multex.com common stock in connection with the merger; provided, however, that certain of such stockholders may sell up to 8.4% of the outstanding shares of Multex.com common stock at any time prior to such vote.

  Market Guide Shareholders

  The holders of two-thirds of the outstanding shares of Market Guide common stock must approve the merger agreement and the merger. Market Guide shareholders are entitled to cast one vote per share of Market Guide common stock owned at the close of business on August 13, 1999. Pursuant to a stockholder agreement in the form attached as Appendix III hereto, Market Guide shareholders owning beneficially approximately 43.2% of Market Guide's common stock outstanding as of August 13, 1999 have agreed to vote all of their shares of Market Guide common stock for approval of the merger agreement and the merger; provided, however, that certain of such shareholders may sell up to 0.2% of the outstanding shares of Market Guide common stock at any time prior to such vote.

Recommendations of the Boards of Directors (See page 32)

  The Market Guide and Multex.com boards of directors have determined that the terms and conditions of the merger are advisable and in the best interests of their respective shareholders. The Market Guide board unanimously recommends that Market Guide shareholders vote "FOR" approval of the merger agreement and the merger, and the Multex.com board unanimously recommends that Multex.com stockholders vote "FOR" issuing the shares of Multex.com common stock in connection with the merger. The Multex.com board also unanimously recommends that Multex.com stockholders vote "FOR" the Director Increase Proposal and "FOR" the Plan Amendment Proposal.

Opinions of Financial Advisors (See page 40)

  In deciding to approve the merger, each of the Market Guide and Multex.com boards of directors considered, among various other factors described below in "Reasons for the Merger; Recommendations of the Board of Directors," opinions from their respective financial advisors.

  On June 22, 1999, BancBoston Robertson Stephens, Multex.com's financial advisor, delivered its oral opinion to the Multex.com board that, as of that date, the exchange ratio in the merger was fair from a financial point of view to Multex.com. BancBoston Robertson Stephens subsequently confirmed its oral opinion by delivery of its written opinion dated June 22, 1999. The full text of the written opinion of BancBoston Robertson Stephens, dated June 22, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix IV. You should read this opinion in its entirety. The opinion of BancBoston Robertson Stephens does not constitute a recommendation as to how any Multex.com stockholder should vote with respect to the merger.

  On June 23, 1999, Donaldson Lufkin & Jenrette Securities Corporation, Market Guide's financial advisor, delivered its written opinion, dated June 22, 1999, to the Market Guide board to the effect that, as of such date and subject to the qualifications and limitations set forth in such written opinion, the consideration to be received by Market Guide shareholders was fair from a financial point of view to Market Guide shareholders. The full text of the written opinion of Donaldson Lufkin & Jenrette Securities Corporation, dated June 22, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix V. You should read this opinion in its entirety.

Conditions To Completion Of The Merger (See page 133)

  The respective obligations of the parties to complete the merger are subject to approval of the merger agreement and the merger by Market Guide's shareholders and approval of the issuance of Multex.com common stock in the merger by Multex.com's stockholders, as well as the prior satisfaction or waiver (if permitted by applicable law) of conditions specified in the merger agreement. The following conditions, among others, must be satisfied or waived before the merger can be completed:

  . all necessary consents, approvals and authorizations from governmental entities must be obtained except where a failure to obtain any such consent, approval or authorization could not be reasonably expected to have a material adverse effect on Multex.com or Market Guide;

  . no court of competent jurisdiction or governmental entity has issued or entered any order, writ, injunction or decree prohibiting or preventing its completion;

  . our respective representations and warranties in the merger agreement must have been materially true and correct at the date the merger agreement was executed and must remain materially true and correct;

  . we must perform and comply in all material respects with our respective covenants in the merger agreement;

  . Market Guide must have used its reasonable best efforts to obtain an opinion from its tax counsel stating that the merger will qualify as a tax-free reorganization;

  . we must each receive a letter from our respective independent auditors confirming that pooling-of-interests accounting is appropriate for the merger;

  . no event, change, condition or effect that is or is reasonably likely to be materially adverse to either company or its subsidiaries, taken as a whole, occurs; and

  . the shares of Multex.com common stock to be issued in the merger must be authorized for listing on the Nasdaq National Market.

Termination of the Merger Agreement (See page 134)

  The merger agreement may be terminated:

  . if Multex.com and Market Guide agree to terminate it; or

  . by either of us if the conditions to completion of the merger would not be satisfied because of a breach of a representation, warranty, covenant or agreement in the merger agreement by the other party, if the breaching party does not take reasonable steps within ten days to cure the breach.

  In addition, the merger agreement may be terminated by either of us under any of the following circumstances:

  . if the merger is not completed, without the fault of the terminating party, by November 30, 1999;

  . if a final court or governmental order prohibiting the merger is issued and is not appealable;

  . if the Multex.com stockholders do not approve the issuance of Multex.com common stock at the Multex.com special meeting; or

  . if the Market Guide shareholders do not approve the merger agreement and the merger at the Market Guide special meeting.

  Furthermore, the merger agreement may be terminated by Multex.com if any of the following occurs:

  . Market Guide's board withdraws or modifies in a manner adverse to Multex.com its recommendation as to the merger agreement or the merger, or resolves to do so;

  . Market Guide's board recommends a transaction alternative to the merger;
    or

  . following public announcement of an alternative transaction, Market Guide fails to recommend against such a transaction or fails to reconfirm its approval and recommendation of the merger.

  Finally, the merger agreement may be terminated by Market Guide if any of the following occurs:

  . Multex.com's board withdraws or modifies in a manner adverse to Market
    Guide its recommendation as to the merger agreement or the merger, or resolves to do so;

  . Multex.com's board recommends a transaction alternative to the merger; or

  . following public announcement of an alternative transaction, Multex.com fails to recommend against such a transaction or fails to reconfirm its approval and recommendation of the merger.

Termination Fee and Expenses (See page 135)

  Market Guide and Multex.com have each agreed, under certain circumstances, to pay the other party a termination fee of $4.5 million in addition to reimbursing the other party for its out-of-pocket expenses if the merger agreement terminates under the circumstances that are described on pages 135 and 136 under "The Merger Agreement and Related Agreements -- Payment of Fees and Expenses."

Restrictions on Alternative Transactions (See page 132)

  Subject to limited exceptions, the merger agreement prohibits each party from soliciting or participating in discussions with third parties about transactions that may prohibit consummation of the merger. In addition, each company is obligated to notify the other party of information of such transactions. The restrictions, however, do not prohibit the boards from taking such actions as are necessary to fulfill their respective fiduciary duties.

Interests of Certain Persons in the Merger (See page 50)

  When considering the recommendation of the Market Guide board, you should be aware that some directors and officers of Market Guide have the following interests in the merger that are different from, or in addition to, yours:

  . Upon consummation of the merger, it is anticipated that the directors and officers of Market Guide and their affiliates will beneficially own approximately 8.5% of the then outstanding shares of Multex.com common stock, calculated on the basis set forth under the heading "Principal Shareholders of Market Guide."

  . The officers and directors of Market Guide own stock options to purchase an aggregate of 326,500 shares of Market Guide common stock. Upon the signing of the merger agreement, all such options became fully exercisable.

  . Multex.com has agreed to cause the surviving corporation in the merger to indemnify each present and former Market Guide officer and director against liabilities arising out of such person's service as an officer or director. The surviving corporation in the merger will maintain officers' and directors' liability insurance to cover any such liabilities for the next five years.

  . Multex.com and Market Guide have agreed that Market Guide shall be entitled to designate one individual to Multex.com's board of directors.

  As a result, these directors and officers may be more likely to vote to approve the merger than Market Guide shareholders generally.

United States Federal Income Tax Consequences of the Merger (See page 51)

  The merger has been structured as a tax-free reorganization for United States federal income tax purposes. If the merger qualifies as a tax-free reorganization, Market Guide shareholders generally will not recognize gain or loss for United States federal income tax purposes in the merger. It is a condition to completion of the merger that Market Guide use its reasonable best efforts to obtain a legal opinion from outside counsel that the merger constitutes a reorganization within the meaning of the Internal Revenue Code.

Anticipated Accounting Treatment of the Merger (See page 52)

  We expect the merger to qualify for a pooling-of-interests accounting treatment. It is a condition to completion of the merger that Multex.com and Market Guide receive letters from their independent auditors confirming their opinion that the merger can properly be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, each of the parties' historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include both parties' operating results for the entire fiscal year in which the merger is completed, and the parties' historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

Restrictions on the Ability to Sell Multex.com Stock (See page 54)

  All shares of Multex.com common stock that Market Guide shareholders receive in connection with the merger will be freely transferable unless the holder is considered an "affiliate" of either Multex.com or Market Guide for purposes of the Securities Act of 1933. Shares of Multex.com common stock held by these affiliates may be sold only pursuant to a registration statement or exemption under the Securities Act. Each shareholder of Market Guide and Multex.com that could be deemed an "affiliate" of either company has entered into an affiliate agreement with Multex.com pursuant to which each such shareholder has agreed
(i) not to sell or transfer any shares held by such shareholder or acquired pursuant to the merger in violation of the Securities Act of 1933 and (ii) not to sell or transfer any such shares until such time as Multex.com has published financial results covering at least 30 days of combined operations of Multex.com and Market Guide after the merger, subject to certain very limited exceptions.

Dissenters' Rights (See page 52)

  Market Guide Shareholders

  You have the right to demand appraisal of your shares and to receive an amount that the New York Supreme Court decides is the "fair value" of your Market Guide shares. This amount may be more or less than the value of the Multex.com shares you would receive pursuant to the merger agreement. This right is known as your "dissenter's right."

  If you wish to exercise your dissenter's right, you must not vote in favor of the merger and must take a series of steps which are set out in full in Appendix VI to this joint proxy statement/prospectus. If you exercise your dissenter's right, you will be obliged to bear your own expenses, including attorneys' fees, if a court determines that you did not act in good faith in demanding payment of the fair value of your shares.

  We have been informed by our accountants that they may not be able to deliver letters confirming that the merger can properly be accounted for as a pooling of interests if holders of more than 10% of Market Guide's common stock exercise dissenters' rights. As the delivery of such letters is a condition to completion of the merger, the exercise of dissenters' rights by the holders of more than 10% of Market Guide's common stock may result in termination of the merger agreement.

  Multex.com Stockholders

  Multex.com stockholders, under Delaware law, are not entitled to dissenters' rights in the merger.

Forward-Looking Statements in this Joint Proxy Statement/Prospectus

  This joint proxy statement/prospectus contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Multex.com's and Market Guide's financial condition, results of operations and business and the expected impact of the merger on

Multex.com's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page 14.

Trademarks

  MultexNET(R) and the MultexNET logos are registered trademarks and service marks of Multex.com. Multex.com, the Multex.com logo, MultexEXPRESS, Multex Research-On-Demand, Multex Investor Network and The Online Investment Research Network are trademarks and service marks of Multex.com.

  Stockquest(R) and the Diamond logo are registered trademarks and service marks of Market Guide. Market Guide, Market Guide What's Hot/What's Not Report, Market Guide Snapshot Report, Market Guide Pro Vestor Plus Report, Market Guide Highlights Report, Market Guide Performance Report, Market Guide Comparison Report, Market Guide Financial Report, Market Guide DRIP Report, Market Guide Insider Trading and Institutional Report and Market Guide Detailed Financials Report are trademarks and service marks of Market Guide.

  This joint proxy statement/prospectus contains other trade names, trademarks and service marks of Multex.com, Market Guide and of other companies.

Dividend Information

  Neither Multex.com nor Market Guide has ever paid any cash dividends on its stock, and Multex.com anticipates that it will continue following the merger to retain any earnings for the foreseeable future for use in the operation of its business.

                       Summary Historical Financial Data

  The following tables show financial results actually achieved by each of Multex.com and Market Guide (the "historical figures").

  Multex.com historical figures as of and for the years ended December 31, 1996, 1997 and 1998 have been derived from its consolidated financial statements and related notes. Multex.com's financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 have been audited by Ernst & Young LLP. Market Guide historical figures as of and for the years ended February 28, 1997, 1998 and 1999 have been derived from Market Guide's consolidated financial statements and related notes. Market Guide's financial statements as of February 28, 1998 and for the years ended February 28, 1998 and 1997 have been audited by Zerbo, McKiernan & Zambito, L.L.C. Market Guide historical financial statements as of and for the year ended February 28, 1999 have been audited by Ernst & Young LLP.

  Multex.com's historical figures as of and for the six months ended June 30, 1998 and 1999 have been derived from, and should be read in conjunction with, Multex.com's unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of Multex.com's management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data for the periods presented. The financial data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

  Market Guide's historical figures as of and for the three months ended May 31, 1998 and 1999 have been derived from, and should be read in conjunction with, Market Guide's unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of Market Guide's management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data for the periods presented. The financial data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

  The historical figures that follow are qualified by reference to the financial statements of Multex.com and Market Guide and the related notes thereto set forth herein.

Multex.com

                                                             Six Months Ended
                             Year ended December 31,             June 30,
                          -------------------------------  ---------------------
                            1996       1997       1998       1998        1999
                          ---------  ---------  ---------  ---------  ----------
                                                               (Unaudited)
                            (In thousands, except share and per share data)
Statement of Operations
 Data:
Revenues................  $   2,647  $   6,014  $  13,182  $   5,829  $   11,141
Gross profit............      1,837      4,782     10,287      4,383       8,301
Loss from operations....     (6,470)    (8,162)    (8,901)    (3,451)     (7,908)
Net loss................     (6,410)    (8,037)    (9,743)    (3,466)     (6,928)
Basic and diluted net
 loss per common share..      (3.86)     (4.69)     (4.36)     (1.81)      (0.59)
Shares used in
 calculation of net loss
 per share--basic and
 diluted................  2,021,919  2,179,261  2,846,963  2,639,371  13,673,379

                                            As of December
                                                  31,             As of
                                           ------------------   June 30,
                                             1997      1998       1999
                                           --------  --------  -----------
                                                               (Unaudited)
                                                  (In thousands)
Balance Sheet Data:
Cash and cash equivalents, and marketable
 securities............................... $ 10,197  $ 22,332    $58,122
Working capital...........................    8,021    19,736     54,227
Total assets..............................   14,733    27,968     69,105
Deferred revenues.........................    1,447     2,683      4,746
Convertible preferred stock...............   37,234    59,860        --
Total stockholders' (deficit) equity......  (26,750)  (37,215)    58,457

Market Guide

                                                          Three Months Ended
                             Year ended February 28,            May 31,
                          ------------------------------ ---------------------
                            1997      1998       1999      1998       1999
                          --------- ---------  --------- --------- -----------
                                                                   (Unaudited)
                            (In thousands, except share and per share data)
Statement of Operations
 Data:
Revenues................. $   4,776 $   6,603  $   8,840 $   2,061  $   2,726
Costs of revenues........     1,850     2,294      3,062       676      1,050
Income from continuing
 operations..............       293     1,033      1,724       488        338
Net income (loss)........       178       (54)     1,510       219        338
Income from continuing
 operations per share--
 basic...................      0.07      0.22       0.36      0.10       0.07
Income from continuing
 operations per share--
 diluted.................      0.07      0.22       0.35      0.10       0.07
Net income (loss) per
 share--basic............      0.04     (0.01)      0.32      0.04       0.07
Net income (loss) per
 share--diluted..........      0.04     (0.01)      0.31      0.04       0.07
Shares used in
 calculation of income
 (loss) per share--
 basic................... 4,250,124 4,712,503  4,762,561 4,735,144  4,795,716
Shares used in
 calculation of income
 (loss) per share--
 diluted................. 4,408,378 4,755,905  4,914,647 4,977,787  5,148,730

                                                     As of
                                                 February 28,     As of
                                                 -------------   May 31,
                                                  1998   1999     1999
                                                 ------ ------ -----------
                                                               (Unaudited)
                                                      (In thousands)
Balance Sheet Data:
Cash and cash equivalents....................... $  810 $1,838   $2,184
Working capital.................................    861  2,222    2,576
Total assets....................................  6,072  8,013    8,729
Unearned revenues...............................    556    693      686
Long term debt and obligations under capital
 leases, excluding current maturities...........    762    403      512
Total stockholders' equity......................  3,832  5,890    6,283

        Summary Unaudited Pro Forma Combined Consolidated Financial Data

  The following tables show results as if Multex.com and Market Guide had been combined for the periods shown (the "pro forma combined" results).

  The merger is expected to be accounted for as a pooling-of-interests. It is a condition to completion of the merger that Multex.com and Market Guide receive letters from their independent auditors confirming their opinion that the merger can properly be accounted for as a pooling-of-interests.

  The pro forma combined statements of operations data presented below assumes the merger occurred at the beginning of the periods presented. The pro forma combined balance sheet data presented below assumes the merger occurred as of the respective balance sheet dates. In conjunction with Multex.com's initial public offering, all outstanding shares of Series A, B, C, D and E convertible preferred stock were automatically converted into 14,861,112 shares of Multex.com's common stock. Accordingly, the effect of the conversions have been reflected in the computation of pro forma net loss per common share for the years ended December 31, 1998 (Multex.com) and February 28, 1999 (Market Guide) and the six months ended June 30, 1998 (Multex.com) and May 31, 1998 (Market Guide) and the six months ended June 30, 1999 (Multex.com) and May 31, 1999 (Market Guide). You should not assume that Multex.com and Market Guide would have achieved the unaudited pro forma combined results if they had actually been combined during the periods shown.

  The unaudited pro forma combined results are based on estimates and assumptions, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma combined results are not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future.

  The unaudited pro forma combined results should be read in conjunction with the historical consolidated financial statements and notes thereto set forth herein, and other financial information pertaining to Multex.com and Market Guide including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors."

Pro Forma Combined Statements of Operations Data (unaudited):

                             Years Ended       Years Ended       Years Ended       Six Months        Six Months
                          December 31, 1996 December 31, 1997 December 31, 1998  Ended June 30,    Ended June 30,
                          (Multex.com) and  (Multex.com) and  (Multex.com) and  1998 (Multex.com) 1999 (Multex.com)
                          February 28, 1997 February 28, 1998 February 28, 1999 and May 31, 1998  and May 31, 1999
                           (Market Guide)    (Market Guide)    (Market Guide)    (Market Guide)    (Market Guide)
                          ----------------- ----------------- ----------------- ----------------- -----------------
                                               (In thousands, except share and per share data)
Total revenues..........      $   7,423         $  12,616        $   22,021         $   9,779        $   16,349
Gross profit............          4,764             9,091            16,065             7,023            11,593
Loss from operations....         (6,665)           (7,671)           (7,471)           (2,770)           (7,126)
Net loss................         (6,647)           (7,618)           (8,647)           (2,835)           (6,636)
Basic and diluted net
 loss per common share..          (1.28)            (1.42)            (1.49)            (0.56)            (0.42)
Shares used in
 calculation of net loss
 per share--basic and
 diluted................      6,272,043         6,891,764         7,609,524         7,366,255        18,465,263
Pro forma net loss per
 share..................            --                --              (0.38)              --              (0.20)
Shares used in
 calculation of pro
 forma net loss per
 share..................            --                --         22,470,636               --         33,326,375

Pro Forma Combined Balance Sheet Data (unaudited):

                          As of December 31, 1997   As of December 31, 1998    As of June 30, 1999
                         (Multex.com) and February (Multex.com) and February (Multex.com) and May 31,
                          28, 1998 (Market Guide)   28, 1999 (Market Guide)    1999 (Market Guide)
                         ------------------------- ------------------------- ------------------------
                                                        (In thousands)
Cash and cash
 equivalents, and
 marketable securities..          $11,006                   $24,171                  $60,306
Working capital.........            8,882                    21,958                   56,803
Total assets............           18,542                    33,183                   74,897
Deferred revenue........            2,002                     3,376                    5,432
Long-term debt and
 capital leases,
 excluding current
 maturities.............              762                       403                      512
Convertible preferred
 stock..................           37,234                    59,860                       --
Total shareholders'
 (deficit) equity.......          (25,182)                  (34,123)                  61,803

                           Comparative Per Share Data

  The following table sets forth unaudited data concerning the net loss, dividends and book value per share for Multex.com and Market Guide on a pro forma basis after giving effect to the merger:

                            Years Ended       Years Ended       Years Ended       Six Months       Six Months
                         December 31, 1996 December 31, 1997 December 31, 1998 ended June 1998   Ended June 30,
                         (Multex.com) and  (Multex.com) and  (Multex.com) and  (Multex.com) and 1999 (Multex.com)
                         February 28, 1997 February 28, 1998 February 28, 1999   May 31, 1998   and May 31, 1999
                          (Market Guide)    (Market Guide)    (Market Guide)    (Market Guide)   (Market Guide)
                         ----------------- ----------------- ----------------- ---------------- -----------------
Net loss per share
 (basic and diluted)....      $(1.28)           $(1.42)           $(1.49)           $(0.56)          $(0.42)
Dividends declared per
 share..................         --                --                --                --               --
Book value per share at
 end of period (1)......                                          $(4.24)                            $ 2.32

--------
(1) Book value per share information is based upon respective shares outstanding at the end of each period for Multex.com and Market Guide.

  The following tables set forth historical values per share data for Multex.com and Market Guide and equivalent values per share data for Market
Guide:

Multex.com:

                                                                  Six Months
                                           December 31,         Ended June 30,
                                       -----------------------  --------------
                                        1996    1997    1998         1999
                                       ------  ------  -------  --------------
                                                                 (Unaudited)
Historical Per Share Data:
Basic and diluted net loss per common
 share................................ $(3.86) $(4.69) $ (4.36)     $(0.59)
Dividends declared per share..........    --      --       --          --
Book value per share at end of
 period...............................                 $(11.45)     $ 2.68

Market Guide:

                                                                 Three Months
                                                 February 28,    Ended May 31,
                                               ----------------- -------------
                                               1997  1998  1999      1999
                                               ----- ----- ----- -------------
                                                                  (Unaudited)
Historical Per Share Data:
Income per share from continuing operations--
 basic........................................ $0.07 $0.22 $0.36     $0.07
Income per share from continuing operations--
 diluted...................................... $0.07 $0.22 $0.35     $0.07
Dividends declared per share..................   --    --    --        --
Book value per share at end of period.........             $1.23     $1.31

                                                                 Three Months
                                                 February 28,    Ended May 31,
                                               ----------------- -------------
                                               1997  1998  1999      1999
                                               ----- ----- ----- -------------
                                                                  (Unaudited)
Equivalent Per Share Data (1):
Income per share from continuing operations--
 basic........................................ $0.07 $0.22 $0.36     $0.07
Income per share from continuing operations--
 diluted...................................... $0.07 $0.22 $0.35     $0.07
Dividends declared per share..................   --    --    --        --
Book value per share at end of period.........             $1.23     $1.31

--------
(1) Equivalent per share data is based upon the application of an exchange ratio of one to one.

                            MARKET PRICE INFORMATION

Multex.com Market Price Data

  Multex.com's common stock has traded on the Nasdaq National Market under the symbol "MLTX" since March 17, 1999. The following table sets forth the range of high and low sales prices reported on the Nasdaq National Market for Multex.com common stock for the periods indicated.

                                                                 High     Low
                                                                ------- -------
     Calendar Year 1999
        First Quarter (commencing on March 17, 1999)........... $66.375 $25.625
        Second Quarter.........................................  71.50   22.125
        Third Quarter (through August 16, 1999)................  28.625  14.00

Market Guide Market Price Data

  Market Guide common stock is traded on the Nasdaq SmallCap Market under the symbol "MARG". The following table sets forth the high and low sales price as reported by the Nasdaq SmallCap Market for the Market Guide common stock for the periods indicated.

                                                                 High     Low
                                                                ------- -------
     Calendar Year 1997
        First Quarter.......................................... $ 4.75  $ 3.00
        Second Quarter.........................................   3.75    2.25
        Third Quarter..........................................   3.50    2.375
        Fourth Quarter.........................................   3.50    1.75

     Calendar Year 1998
        First Quarter.......................................... $ 3.125 $ 2.50
        Second Quarter.........................................  29.50    2.875
        Third Quarter..........................................  10.125   4.00
        Fourth Quarter.........................................  14.44    3.50

     Calendar Year 1999
        First Quarter.......................................... $21.00  $10.50
        Second Quarter.........................................  27.25   13.00
        Third Quarter (through August 16, 1999)................  24.25   13.00

Recent Closing Prices

  On June 22, 1999, the last trading day before announcement of the proposed merger, the closing price per share of Multex.com common stock on the Nasdaq National Market was $29.00, and the closing price per share of Market Guide common stock on the Nasdaq SmallCap Market was $23.00. On June 16, 1999, five business days before announcement of the proposed merger, the closing price per share of Multex.com common stock on the Nasdaq National Market was $27.00 and the closing price per share of Market Guide common stock on the Nasdaq SmallCap Market was $19.125. On August 16, 1999, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the closing prices per share of Multex.com common stock and Market Guide common stock on the Nasdaq National Market and Nasdaq SmallCap Market were $18.875 and $16.875, respectively.

  Because the market price of Multex.com common stock is subject to fluctuation, the market value of the shares of Multex.com common stock that holders of Market Guide common stock will receive in the merger may increase or decrease prior to and following the merger. We urge shareholders to obtain current market quotations for Multex.com common stock and Market Guide common stock. No assurance can be given as to the future prices or markets for Multex.com common stock or Market Guide common stock.

                                  RISK FACTORS

  By voting in favor of the merger, Market Guide shareholders will be choosing to invest in Multex.com common stock. An investment in Multex.com common stock involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger. If any of the following risks actually occur, the business and prospects of Market Guide or Multex.com may be seriously harmed. In such case, the trading price of Multex.com common stock would decline, and you may lose all or part of your investment.

                          Risks Related to the Merger

Market Guide shareholders will receive a fixed number of shares of Multex.com common stock despite changes in market value of Market Guide common stock or Multex.com common stock

  Upon the merger's completion, each share of Market Guide common stock will be exchanged for one share of Multex.com common stock. There will be no adjustment for changes in the market price of either Market Guide common stock or Multex.com common stock. In addition, neither Market Guide nor Multex.com may terminate the merger agreement or "walk away" from the merger or resolicit the vote of its shareholders solely because of changes in the market price of Multex.com common stock. Accordingly, the specific dollar value of Multex.com common stock that Market Guide shareholders will receive upon the merger's completion will depend on the market value of Multex.com common stock when the merger is completed and may decrease from the date you submit your proxy. The share price of Multex.com common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. We urge you to obtain recent market quotations for Multex.com common stock and Market Guide common stock. Multex.com cannot predict or give any assurances as to the market price of Multex.com common stock at any time before or after the completion of the merger.

Multex.com and Market Guide may not achieve the benefits they expect from the merger

  We entered into the merger agreement with the expectation that the merger will result in significant benefits. Achieving the benefits of the merger depends on the timely, efficient and successful execution of a number of post-merger events. Key events include:

  . integrating the operations and personnel of the two companies;

  . offering the existing services of each company to the other company's customers; and

  . developing new services that utilize the assets of both companies.

  We will need to overcome significant issues, however, in order to realize any benefits or synergies from the merger. The successful execution of these post-merger events will involve considerable risk and may not be successful.

  Operations and personnel. Market Guide is a provider and publisher of value-added financial data and other information on publicly traded companies. Multex.com is a provider of on-line investment research and information services to individual and institutional investors, and has limited experience in Market Guide's business. Furthermore, Market Guide's principal offices are located in Lake Success, New York, while Multex.com's principal offices are located in New York, New York. There are currently no plans to relocate either of these principal offices. In order for the merger to be successful, we must successfully integrate Market Guide's operations and personnel with Multex.com's operations and personnel. The failure of Multex.com to complete the integration successfully could result in the loss of key personnel and customers.

  Products and Services. Each company initially intends to offer its respective products and services to the customers of the other company. There can be no assurance that either company's customers will have any interest in the other company's products and services. The failure of such cross-marketing efforts would diminish the synergies expected to be realized by this merger.

  In addition, Multex.com intends after the merger to develop new services that combine the assets of both the Multex.com and Market Guide businesses. To date, the companies have not thoroughly investigated the obstacles, technological, market-driven or otherwise, in developing and marketing these new products and services in a timely and efficient way. There can be no assurance that Multex.com will be able to overcome the obstacles in developing new products and services, or that there will be a market for the new products or services developed by Multex.com after the merger.

  In general, we cannot offer any assurances that we can successfully integrate or realize the anticipated benefits of the merger. Our failure to do so could have a material adverse effect on the combined company's business, financial condition and operating results or could result in loss of key personnel. In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, and could seriously harm the combined company.

The merger could adversely affect combined financial results

  If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to Multex.com's stockholders resulting from the issuance of shares in connection with the merger, Multex.com's financial results, including earnings per share, could be adversely affected. Specifically, Multex.com expects to incur direct transaction costs of approximately $6.5 million in connection with the merger.

The market price of Multex.com common stock may decline as a result of the merger

  The market price of Multex.com common stock may decline as a result of the merger if:

  . the integration of Multex.com and Market Guide is unsuccessful;

  . Multex.com does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

  . the effect of the merger on Multex.com's financial results is not consistent with the expectations of financial or industry analysts.

Failure of the merger to qualify as a pooling of interests would negatively affect combined financial results

  The failure of the merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes for any reason would materially and adversely affect Multex.com's reported earnings and, likely, the price of Multex.com's common stock.

  The availability of pooling-of-interests accounting treatment for the merger depends upon circumstances and events occurring both before and after the merger's completion. For example, no significant changes in the business of the combined company may occur, including significant dispositions of assets, for a period of two years following the effective time of the merger. In addition, dissenters' rights must not be exercised by holders of more than 10% of Market Guide's common stock. See "The Merger -- Dissenters' Rights." Further, affiliates of Multex.com and Market Guide, with very limited exceptions, must not sell any shares of either Multex.com or Market Guide capital stock for a period beginning before the merger and ending on the day that Multex.com publicly announces financial results covering at least 30 days of combined operations of Multex.com and Market Guide after the merger. Each shareholder of Market Guide and Multex.com that could be deemed an affiliate of either company has entered into an affiliate agreement with Multex.com pursuant to which each such shareholder has agreed not to sell any shares held by such shareholder or acquired pursuant to the merger before Multex.com has announced such financial results, subject to certain very limited exceptions. Furthermore, Multex.com has agreed to publish such financial results as promptly as practicable and in any event within 60 days of consummation of the merger. If affiliates of Multex.com or Market Guide sell their shares of Multex.com common stock prior to that time, despite a contractual obligation restricting such sale, the merger may not qualify for accounting as a pooling of interests for financial reporting purposes.

Market Guide's officers and directors have conflicts of interest that may influence them to support or approve the merger

  The directors and officers of Market Guide participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours, including the following:

  . The officers and directors of Market Guide own stock options to purchase an aggregate of 326,500 shares of Market Guide common stock. Upon the signing of the merger agreement, all such options became fully exercisable.

  . Multex.com has agreed to cause the surviving corporation in the merger to indemnify each present and former Market Guide officer and director against liabilities arising out of such person's services as an officer or director. Multex.com will cause the surviving corporation to maintain officers' and directors' liability insurance to cover any such liabilities for the next five years.

  . Multex.com and Market Guide have agreed that Market Guide shall be entitled to designate one individual to Multex.com's board of directors.

  For the above reasons, the directors and officers of Market Guide could be more likely to vote to approve the merger agreement than if they did not hold these interests. Market Guide shareholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

Failure to complete the merger could negatively impact Market Guide's stock price and future business and operations

  If the merger is not completed for any reason, Market Guide may be subject to a number of material risks, including the following:

  . Market Guide may be required under certain circumstances to pay
    Multex.com a termination fee of $4.5 million and reimburse Multex.com for expenses;

  . the price of Market Guide common stock may decline to the extent that the current market price of Market Guide common stock reflects a market assumption that the merger will be completed; and

  . costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

  In addition, Market Guide customers and information sources, in response to the announcement of the merger, may delay or defer decisions concerning Market Guide. Any delay or deferral in those decisions by Market Guide customers or suppliers could have a material adverse effect on Market Guide's business, regardless of whether the merger is ultimately completed. Similarly, current and prospective Market Guide employees may experience uncertainty about their future roles with Multex.com until Multex.com's strategies with regard to Market Guide are announced or executed. This may adversely affect Market Guide's ability to attract and retain key management, sales, marketing and technical personnel.

  Further, if the merger is terminated and Market Guide's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, Market Guide is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than Multex.com.

Multex.com must manage the integration of acquired companies successfully in order to achieve desired results

  As a part of its business strategy, Multex.com expects to enter into additional business combinations and acquisitions. Acquisition transactions are accompanied by a number of risks, including:

  . the difficulty of assimilating the operations and personnel of the acquired companies;

  . the potential disruption of its ongoing business and distraction of management;

  . the difficulty of incorporating acquired technology and rights into its products and services;

  .  unanticipated expenses related to technology integration;

  .  the maintenance of uniform standards, controls, procedures and policies;

  . the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

  .  potential unknown liabilities associated with acquired businesses.

  The combined company may not succeed in addressing these risks or any other problems encountered in connection with such business combinations and acquisitions.

The fairness opinions obtained by Multex.com and Market Guide will not reflect changes in the relative values of the companies since the merger agreement was signed

  Multex.com does not intend to obtain an updated fairness opinion of BancBoston Robertson Stephens, and Market Guide does not intend to obtain an updated fairness opinion of Donaldson Lufkin & Jenrette Securities Corporation. Changes in the operations and prospects of Multex.com or Market Guide, general market and economic conditions and other factors which are beyond the control of Multex.com or Market Guide, on which the opinions of BancBoston Robertson Stephens and Donaldson Lufkin & Jenrette Securities Corporation are based, may have altered the relative values of the companies. Therefore, the opinions of BancBoston Robertson Stephens and Donaldson Lufkin & Jenrette Securities Corporation do not address the fairness of the merger consideration at the time the merger will be completed.

The rights of Multex.com shareholders differ from those of Market Guide

  The rights of shareholders of Market Guide currently are governed by New York law applicable to corporations formed under the laws of that state and by the Market Guide's charter and bylaws. Upon completion of the merger, shareholders of Market Guide will become stockholders of Multex.com and their rights will be governed by Delaware law applicable to corporations formed under the laws of that state and by Multex.com's charter and bylaws. The rights of the shareholders of Market Guide differ materially from the rights of stockholders of Multex.com and the rights of the former Market Guide shareholders in Multex.com may be less favorable than their former rights as shareholders of Market Guide.

                          Risks Related to Multex.com

Because we have a limited operating history, there is limited information upon which you can evaluate Multex.com's business

  Although Multex.com commenced operations in April 1993, all of our current services were launched since June 1996. Accordingly, we have a limited operating history upon which you can evaluate our business.

In order to be successful, we must increase our revenues from subscription fees for MultexNET and MultexEXPRESS, generate additional sales of investment research on a pay-per-view basis through Multex Research-On-Demand and attract more users to Multex Investor Network. However, as an early stage company in the new and rapidly evolving market for the distribution of investment research and other information over the Internet, we face numerous risks and uncertainties. Some of these risks relate to our ability to:

  .  anticipate and adapt to the changing Internet market;

  .  attract more subscribers;

  . continue to collect investment research and other financial information from our research and information providers;

  . implement our sales and marketing initiatives, both domestically and internationally;

  .  attract, retain and motivate qualified personnel;

  .  respond to actions taken by our competitors;

  . continue to build an infrastructure to effectively manage our growth and handle any future increased usage; and

  .  integrate acquired businesses, technologies, products and services.

  If we are unsuccessful in addressing these risks or in executing our business strategy, our business, results of operations and financial condition would be materially and adversely affected.

Multex.com has a history of losses and expect future losses

  Since our incorporation, we have not been profitable on an annual or quarterly basis. We incurred net losses of $6.4 million, $8.0 million and $9.7 million for the years ended December 31, 1996, 1997 and 1998 and a net loss of $6.9 million for the six months ended June 30, 1999. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to incur significant operating expenses and make capital investments in our business. We may not ever generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. At June 30, 1999, we had an accumulated deficit of $39.1 million. We have financed our operations to date primarily through the sale of equity securities.

Fluctuations in Multex.com's operating results may negatively impact our stock price

  Our revenues, margins and operating results have fluctuated significantly in the past and are expected to continue to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:

  .  demand for our services;

  .  the size and timing of both new and renewal subscriptions;

  . the number, timing and significance of new services introduced by both us and our competitors;

  . our ability to develop, market and introduce new and enhanced services on a timely basis;

  .  the level of service and price competition;

  .  changes in operating expenses;

  .  changes in the mix of services offered;

  .  changes in our sales incentive strategy;

  . sharp declines in the volume of securities transactions or the prices of securities generally; and

  .  general economic factors.

  Our cost of revenues consists principally of distribution fees and royalties which fluctuate depending upon the demand for our services, and fixed telecommunications costs. In addition, a substantial portion of our operating expenses is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenues on a quarterly basis. If actual revenues on a quarterly basis are below management's expectations, or if our expenses precede increased revenues, both gross margins and results of operations would be materially and adversely affected because a relatively small amount of our costs and expenses varies with our revenues in the short term.

  Due to all of the foregoing factors and the other risks discussed in this prospectus, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the market price of our common stock is likely to fall.

  We are dependent on research and information providers and our business would be materially and adversely affected if we lost one or more significant research or information providers.

The loss of a major research or information provider would harm Multex.com's business

  We are dependent upon the continued provision of high-quality investment research reports from investment banks, brokerage firms and third-party research providers. Some of these arrangements are not embodied in written contracts and many of these arrangements can be terminated by the provider on short notice. At present, approximately 60% of our over 500 information providers permit us to offer the research for sale after a specified embargo period, generally seven to 15 days. The remaining information providers do not permit these sales. Many of our providers of research reports and other information compete with one another and, to some extent, with us for subscribers. None of these information providers have arrangements to provide research or information exclusively to us. The loss of one or more significant information providers would decrease the research and other information which we can offer our users and would have a material and adverse effect on our business, results of operations and financial condition.

Royalty payments and distribution fees to research providers and strategic partners increase Multex.com's costs

  Royalties and distribution fees payable to our information providers and strategic partners to obtain distribution rights to research reports included in Multex Research-On-Demand constitute a significant portion of our cost of revenues. If we are required to increase the royalties or fees payable to these information providers or strategic partners, these increased payments could have a material and adverse effect on our business, results of operations and financial condition.

Because some of Multex.com's competitors are parties to exclusive distribution agreements, we may not be able to get content from important research providers

  A number of leading investment banks, brokerage firms and third-party research providers are parties to exclusive distribution arrangements with our competitors, including First Call Corporation and The Investext Group, both of which are subsidiaries of Thomson Financial Services, Inc., a leading worldwide provider of financial information services. Consequently, we cannot provide our users with the investment research and other information provided by these investment banks, brokerage firms and third-party research providers, which may put us at a competitive disadvantage. In the event that additional investment banks, brokerage firms and third-party research providers enter into exclusive distribution arrangements or that we are hindered in our ability to offer our own services due to the lack of content from these investment banks, brokerage firms and third-party research providers, our business, results of operations and financial condition would be materially and adversely affected.

The inadvertent distribution of research reports could result in a claim for damages against Multex.com or harm our reputation

  Our proprietary software technology enables us to distribute a particular research report or other financial information only to those users who have been authorized or entitled to access the report by the information provider. In particular, approximately 40% of our information providers currently supply us with research reports and other financial information that is made available to Multex.com only for distribution to those customers that have been specifically identified, authorized or entitled by the information provider. We might inadvertently distribute a particular report to a user who is not so authorized or entitled, which could subject us to a claim for damages by the information provider or which could harm our reputation in the marketplace, either of which could have a material and adverse effect on our business, results of operations and financial condition.

Multex.com's business would be materially and adversely affected if the emerging market for online investment research does not continue to grow

  The market for the distribution of investment research and other information over the Internet has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed electronic investment research distribution services by facsimile and over public and private networks, online services and the Internet. As is typical of a rapidly evolving market, demand and market acceptance for new services are subject to a high level of uncertainty.

  Because the market for our services is new and rapidly evolving, it is difficult to predict with any assurance the growth rate, if any, and the ultimate size of this market. We cannot assure you that the market for our services will develop or that our services will ever achieve market acceptance. If the market fails to develop, develops more slowly than expected, or becomes saturated with competitors, if our services do not achieve market acceptance, or if pricing becomes subject to significant competitive pressures, our business, results of operations and financial condition would be materially and adversely affected.

  Our future results of operations will depend, in substantial part, on our ability to increase the market acceptance of our services. The future viability of MultexNET will depend upon, among other factors, our ability to expand our direct and indirect sales and marketing channels, to attract and retain high-quality information providers and to deliver our services across multiple delivery platforms. The future viability of MultexEXPRESS will depend upon, among other factors, the continued desire of investment banks, brokerage firms and other information providers to distribute proprietary investment research and corporate documents over the Internet or through private networks to their employees and customers. The future viability of Multex Research-On-Demand will depend upon, among other factors, the acceptance of the Internet as a medium for the distribution and sale of investment research, as well as on our ability to build a direct and indirect sales force to sell our services, to attract and retain high-quality information providers, and to develop and increase our base of users. The future viability of Multex Investor Network will depend upon, among other factors, the acceptance of the Internet as a medium for the distribution and sale of investment research to individual investors, and our ability to attract and retain advertisers and sponsors, new members and additional distribution partners. In addition, in order to download research reports and other information from Multex Investor Network, users are required to first download the Adobe Acrobat reader, which may be difficult for some users to accomplish. If we are unable to increase the number of users of MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network, or to attract and retain information providers, our business, results of operations and financial condition would be materially and adversely affected.

Multex.com is dependent on strategic distribution relationships and our business would be materially and adversely affected if we were to lose one of our strategic distributors

  We have distribution arrangements for our services with a number of third-party distributors, including America Online, Inc., Bloomberg L.P., Dow Jones & Co. Inc. and Reuters Limited, all of which are currently generating revenues for us, and with Bridge Information Systems, Inc., which is not currently generating revenues for us. We are dependent on our strategic relationships for the marketing and distribution of investment research reports and other information. Our future results of operations will be affected by the extent to which customers of these third-party distributors choose to subscribe to our various services. We cannot assure you that the customers of these third-party distributors will continue to subscribe to our services or that these third-party distributors will continue to actively market our services. If we are unable to retain and increase the utilization of our services by these customers, our business, results of operations and financial condition would be materially and adversely affected.

  We cannot assure you that we will be successful in entering into additional strategic relationships, or that any additional relationships, if entered into, will be on terms favorable to us. Our receipt of revenues from our strategic relationships is directly affected by the levels of effort of these distributors. We cannot assure you that our strategic distributors will devote the resources necessary to successfully market our services. Each of these distributors offers services, either of their own or from our competitors, which are in one or more respects competitive with our service offerings. In addition, our strategic distributors have the right to terminate their agreements with us under various specified circumstances, in some circumstances on short notice. Furthermore, we cannot assure you that we will be able to renew these agreements when they expire on acceptable terms, if at all. If we are unable to maintain our existing strategic relationships or to enter into new strategic relationships, our business, results of operations and financial condition would be materially and adversely affected.

Multex.com's business would be materially and adversely affected if Multex.com is not successful in establishing brand awareness for Multex Investor Network

  The future success of the Multex Investor Network will depend, in part, on our ability to increase its brand awareness. In order to build our brand awareness we must succeed in our marketing efforts, provide high-quality services and increase traffic to the Multex Investor Network. We intend to increase our marketing budget substantially as part of our brand-building efforts. Our ability to increase advertising and sponsorship revenue from the Multex Investor Network will depend in part on our ability to increase the number of users of our Web sites. If our marketing efforts are unsuccessful or if we cannot increase our brand awareness, our business, financial condition and results of operations would be materially and adversely affected.

Multex.com's business could be materially and adversely affected by increased competition

  The market for the distribution of investment research and other information over the Internet is intensely competitive. We expect competition to continue to increase because our market poses no substantial barriers to entry. Competition also may increase as a result of industry consolidation. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which would have a material and adverse effect on our business, results of operations and financial condition.

  Other companies provide and distribute investment research

  We face direct and indirect competition for both providers of investment research and other reports, and for subscribers, with the following types of companies:

  . large and well-established distributors of financial information, including Thomson Financial Services, through its subsidiaries First Call and Investext, and Institutional Brokers Estimate System, a subsidiary of Primark Corp.;

  . companies that provide investment research, including investment banks and brokerage firms, many of whom have their own Web sites;

  . other providers of either free or subscription research services on the Internet;

  . services provided by some of our strategic distributors which are competitive in one or more respects with our service offerings;

  . numerous prospective competitors, including Standard & Poor's, Moody's and Zacks Investment Research, that offer investment research-based services;

  . various written publications, including traditional media, investment newsletters, personal financial magazines and industry research appearing in financial periodicals; and

  . services provided by in-house management information services personnel and independent systems integrators.

  Various public sources provide extensive company information for free

  We also face competition due to the fact that extensive company-specific information, as well as general investment research relating to particular industries, may be obtained, frequently without charge, from various public sources, including:

  . annual reports and other filings with the Securities and Exchange
    Commission;

  . Standard & Poor's company-specific reports; and

  . Value Line investment research reports.

These reports are all available from public libraries and from the companies about which these reports relate.

  We believe that our ability to compete successfully will depend upon many factors, many of which are outside of our control. These factors include our ability to sustain our relationships with leading providers of investment research, the timing and market acceptance of new services and enhancements to existing services developed by us and our competitors, ease of use, performance, price, reliability, customer service and support, and sales and marketing efforts. Our competitors vary in size and in the scope and breadth of services offered.

  Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may enable them to respond more quickly to new or emerging technologies and changes in investor requirements, or to devote greater resources to the development, promotion and sale of their services than we can. Our competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, subscribers, strategic partners and information providers. Our competitors may develop services that are equal or superior to the services offered by us or that achieve greater market acceptance than our services do. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to improve their ability to address the needs of our existing and prospective customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, which could materially and adversely affect our business, results of operations and financial condition.

Multex.com has a high level of customer concentration and our business could be materially and adversely affected if we were to lose a major subscriber or distributor

  Historically, a few of our subscribers and distributors have accounted for a substantial majority of our revenues. Specifically, 28% of our revenues in the year ended December 31, 1998 were generated by Bloomberg, Reuters, Merrill Lynch & Co. and Gruntal & Co. In addition, approximately 500,000 of the 600,000 end-users of MultexEXPRESS are generated from one MultexEXPRESS installation. The loss of any major subscriber or distributor, or any reduction or delay in subscriptions by any subscriber or distributor, or our failure to successfully market our services to new subscribers or distributors could have a material and adverse effect on our business, results of operations and financial condition.

Multex.com's business could be materially and adversely affected by a downturn in the financial services industry

  We are dependent upon the continued demand for the distribution of investment research and other information over the Internet, making our business susceptible to a downturn in the financial services industry. For example, a decrease in the number of analysts that prepare investment research reports or in the capital dedicated to the dissemination of this research could result in a decrease in the number of research reports and other financial information available for distribution and a concomitant decrease in demand by our subscribers for these reports and other information. In addition, U.S. financial institutions are continuing to consolidate, increasing the leverage of our information providers to negotiate price and decreasing the overall potential market for some of our services. These factors, as well as other changes occurring in the financial services industry, could have a material and adverse effect on our business, results of operations and financial condition.

Rapid growth in Multex.com's future operations could strain our managerial, operational and financial resources

  We have experienced rapid growth in our operations. At June 30, 1999, we had a total of 187 employees, as compared to 149 employees at December 31, 1998 and 107 employees at December 31, 1997. We expect that the number of our employees will continue to increase for the foreseeable future. This rapid growth has placed, and our anticipated future growth will continue to place, a significant strain on our managerial, operational and financial resources. As a result, we will need to continue to improve our operational and financial systems and managerial controls and procedures. In addition, our future success will also depend on our ability to expand, train and manage our workforce, in particular our sales and marketing organization, both domestically and internationally. We will also have to maintain close coordination among our technical, accounting, finance, marketing, sales and editorial personnel. If we are unable to accomplish any of these objectives, our business, results of operations and financial condition could be materially and adversely affected.

The loss of any of Multex.com's key personnel could have a material and adverse effect

  Our future success will depend, in substantial part, on the continued service of our senior management, including Mr. Isaak Karaev, our Chairman and Chief Executive Officer, and key technical and sales personnel, none of whom has entered into an employment agreement with us other than a non-competition/non-disclosure agreement. We maintain a key person life insurance policy in the amount of $2.0 million on the life of Mr. Karaev. The loss of the services of one or more of our key personnel could have a material and adverse effect on our business, results of operations and financial condition. Our future success will also depend on our continuing ability to attract, retain and motivate highly qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for this personnel, in particular information technology professionals, is intense, and we cannot assure you that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain other highly qualified personnel in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

Multex.com's international operations are new and may not be successful

  We have only limited business experience outside of the United States

  We have only recently commenced operations in a number of international markets and a key component of our strategy is to continue to expand our international operations. To date, we have only limited experience in developing and obtaining research and other financial information relating to companies whose securities are traded on foreign markets and in marketing, selling and distributing our services internationally. We cannot assure you that we will be able to successfully market, sell and deliver our services in these markets. In some markets, including Hong Kong, we intend to rely on the sales and marketing efforts of independent representatives. The failure of our independent representatives to successfully solicit information providers or market our services in these markets could have a material and adverse effect on our business, results of operations and financial condition.

  Doing business internationally subjects us to additional regulatory requirements, tax liabilities and other risks

  There are risks inherent in doing business in international markets, including unexpected changes in regulatory requirements, potentially adverse tax consequences, export restrictions and controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, and seasonal reductions in business activity during the summer months in Europe and various other parts of the world, any of which could have a material and adverse effect on the success of our international operations and, consequently, on our business, results of operations and financial condition. Furthermore, we cannot assure you that governmental regulatory agencies in one or more foreign countries will not determine that the services provided by us constitute the provision of investment advice, which could result in our having to register in these countries as an investment advisor or in our having to cease selling our services in these countries, either of which could have a material and adverse effect on our business, results of operations and financial condition.

If Multex.com cannot keep pace with the evolving standards of the industry and demands of customers, we may be unable to enhance our existing services or introduce new services

  The market in which we operate is characterized by rapidly changing technology, evolving industry standards, frequent new service announcements, introductions and enhancements, and evolving customer demands. These market characteristics are exacerbated by the emerging nature of the Internet and the electronic distribution of investment research. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies and industry standards, and our ability to continually improve the performance, features and reliability of our services in response to both evolving customer demands and competitive service offerings. Our inability to successfully adapt to these changes in a timely manner could have a material and adverse effect on our business, results of operations and financial condition. Furthermore, we cannot assure you that we will not experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of new services, or that any enhancements to existing services will adequately meet the requirements of our current and prospective customers and achieve any degree of significant market acceptance. If we are unable, for technological or other reasons, to develop and introduce new services or enhancements to existing services in a timely manner or in response to changing market conditions or customer requirements, or if our services or enhancements contain defects or do not achieve a significant degree of market acceptance, our business, results of operations and financial condition would be materially and adversely affected.

Because Multex.com's business is dependent upon one computer system, we are particularly susceptible to problems caused by system failures, security breaches or other damage to our system

  Our electronic distribution of investment research utilizes proprietary technology which resides principally on one computer system. The continued and uninterrupted performance of our computer system is critical to our success. Any system failure that causes interruptions in our ability to provide our services to our customers, including failures that affect our ability to collect research from our information providers or provide electronic investment research to our users, could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of our services. An increase in the volume of research reports handled by our computer system, or in the rate of requests for this research, could strain the capacity of our software or hardware, which could lead to slower response times or system failures. Furthermore, we face the risk of a security breach of our computer system which could disrupt the distribution of research and other reports. Our business, results of operations and financial condition could be materially and adversely affected if any of these problems occur.

  Our operations are dependent on our ability to protect our computer system against damage from computer viruses, fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, a failure of our telecommunications providers to provide the data communications capacity in the time frame required by us for any reason could cause interruptions in the delivery of our services. Despite precautions we have taken, unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, delays and interruptions in the delivery of our services. Although we carry general liability insurance, our insurance may not cover any claims by dissatisfied providers or subscribers or may not be adequate to indemnify us for any liability that may be imposed in the event that a claim were brought against us. Our business, results of operations and financial condition could be materially and adversely affected by any system failure, security breach or other damage that interrupts or delays our operations.

If Multex.com fails to adequately protect its intellectual property rights or faces a claim of intellectual property infringement by a third-party, it could lose its intellectual property rights or be liable for significant damages

  Our future success will depend, in substantial part, on our intellectual property rights. We seek to protect our intellectual property rights, but these actions may be inadequate to protect the rights covered by our patents, patent applications, trademarks or other proprietary rights or to prevent others from claiming violations of their proprietary rights. Our intellectual proprietary rights may not be viable or of value in the future since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

  Furthermore, we cannot assure you that third parties will not claim that we have infringed their patents or other proprietary rights. From time to time we have been, and we expect to continue to be, subject to claims by third parties in the ordinary course of our business, including claims of alleged infringement of the trademarks and other proprietary rights of third parties. Although there has not been any litigation relating to these claims to date, these claims and any resultant litigation, should they occur, could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. In addition, even if we prevail, this litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention, any of which could materially and adversely affect our business, results of operations and financial condition. Any claims or litigation from third parties may also result in limitations on our ability to use the trademarks and other intellectual property subject to these claims or litigation unless we enter into agreements with the third parties responsible for these claims or litigation which may be unavailable on commercially reasonable terms.

  Generally, we enter into confidentiality agreements with our employees, consultants and strategic partners, and generally control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary information from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our proprietary information which, if successful, could have a material and adverse effect on our business, results of operation and financial condition. The steps we have taken may not prevent misappropriation of our proprietary information.

Problems relating to the "Year 2000 Issue" could adversely affect Multex.com's business

  We performed a comprehensive Year 2000 simulation on our software during the first half of 1999. We have also contacted our third-party vendors, licensors and providers of software, hardware and services regarding their Year 2000 readiness. The results of testing showed that all of our internal software and databases will perform correctly through Year 2000. Due to the highly dynamic nature of our business, however, we will continue the testing process through Year 2000 and we will continue to confirm that third-party vendors, licensors and providers are Year 2000 ready. Our inability to correct a significant Year 2000 problem, if one exists, could result in an interruption in, or a failure of, certain of our normal business activities and operations. In addition, a significant Year 2000 problem concerning our database or the research reports and other information provided to us by our information providers could cause our users to consider seeking alternate providers of investment research or cause an unmanageable burden on our customer service and technical support capabilities. Any significant Year 2000 problem could require us to incur significant unanticipated expenses to remedy these problems and could divert management's time and attention, either of which could have a material and adverse effect on our business, results of operation and financial condition.

The market price of our shares may experience extreme price and volume fluctuations

  The stock market has, from time to time, experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile, including fluctuations that are often unrelated to the operating performance of the affected companies. Broad market fluctuations of this type may adversely affect the market price of our common stock.

  The market price of our common stock could be subject to significant fluctuations due to a variety of factors, including:

  . public announcements concerning us or our competitors, or the Internet industry;

  . fluctuations in operating results;

  . a downturn in the financial services industry generally or the market for securities trading in particular;

  . introductions of new products or services by us or our competitors;

  . changes in analysts' earnings estimates; and

  . announcements of technological innovations.

  In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources and have a material adverse effect on our business, results of operation and financial condition.

Our executive officers, directors and 5% or greater stockholders significantly influence all matters requiring a stockholder vote

  Our executive officers, directors and existing stockholders who each own greater than 5% of the outstanding common stock and their affiliates, in the aggregate, beneficially own approximately 39% of our outstanding common stock. As a result, our executive officers, directors and 5% or greater stockholders will be able to significantly influence the outcome of all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control.

A third party could be prevented from acquiring your shares of stock at a premium to the market price because of our anti-takeover provisions

  Various provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to you and our other stockholders. See "Description of Capital Stock of Multex.com."

The future sale of shares of our common stock may negatively affect our stock price

  If our stockholders sell substantial amounts of our common stock, including shares issuable upon the exercise of outstanding options and a warrant in the public market, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Persons who may be deemed to be affiliates of either Multex.com or Market Guide include individuals or entities that control, are controlled by, or are under common control of either

Multex.com or Market Guide and may include some of the officers, directors, or principal shareholders of Multex.com or Market Guide. Affiliates may not sell their shares of Multex.com common stock acquired in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  . an exemption under paragraph (d) of Rule 145 under the Securities Act; or

  . another applicable exemption under the Securities Act.

  Each shareholder of Multex.com or Market Guide that could be deemed an affiliate of either company has entered into an agreement not to transfer such shareholder's shares until Multex.com has published financial results covering at least 30 days of combined operations of Multex.com and Market Guide. Multex.com's registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of Multex.com common stock to be received by affiliates in the merger.

                     Risks Related to the Internet Industry

If Internet usage does not continue to grow, the combined business of Multex.com and Market Guide may not be successful

  The Internet is relatively new and is rapidly evolving. The combined business of Multex.com and Market Guide following consummation of the merger would be materially and adversely affected if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, including:

  . the Internet infrastructure may not be able to support the demands placed on it or its performance and reliability may decline as usage grows;

  . security and authentication concerns with respect to transmission over the Internet of confidential information, including credit card numbers, and attempts by unauthorized computer users to penetrate our network security; and

  . privacy concerns, including those related to the placement by Web sites of information on a user's hard drive without the user's knowledge or consent in order to gather user information.

  Our markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer demands. To be successful, we must adapt to our rapidly changing markets by continually enhancing our existing services and adding new services to address our customers' changing demands. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes. Our business, results of operation and financial condition would be materially and adversely affected if we incurred significant costs without generating additional revenues or if we cannot rapidly adapt to these changes.

If the Internet infrastructure is not adequately maintained, we may be unable to provide investment research and information services in a timely manner

  Our future success will depend, in substantial part, upon the maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security, and the timely development of enabling products, including high-speed modems, for providing reliability and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, we cannot assure you that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure or otherwise, and these outages or delays could adversely affect the Web sites of our contributors, subscribers or distributors. In addition, the Internet could lose its viability as a form of media due to delays in the development or adoption of new standards and protocols that can handle increased levels of activity. We cannot assure you that the infrastructure and complementary products and services necessary to maintain the Internet as a viable commercial medium will be developed or maintained. Moreover, critical issues concerning the commercial use of the Internet, including security, cost, ease of use and access, intellectual property ownership and other legal liability issues, remain unresolved and could materially and adversely affect both the growth of Internet usage generally and our business, results of operations and financial condition in particular.

We may be subject to legal claims in connection with the content we publish and distribute on the Internet

  As a publisher and distributor of online content, we face potential direct and indirect liability for claims of defamation, negligence, copyright, patent or trademark infringement, violation of the securities laws and other claims based upon the reports and data that we publish. For example, by distributing a negative investment research report, we may find ourselves subject to defamation claims, regardless of the merits of these claims. Computer failures may also result in incorrect data being published and distributed widely. In these and other instances, we may be required to engage in protracted and expensive litigation, which could have the effect of diverting management's attention and require us to expend significant financial resources. Our general liability insurance may not necessarily cover any of these claims or may not be adequate to protect us against all liability that may be imposed. Any claims or resulting litigation could have a material and adverse effect on our business, results of operations and financial condition.

We may become subject to burdensome government regulation and legal uncertainties

  The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, including those governing intellectual property, privacy, libel and taxation, apply to the Internet generally and the electronic distribution of investment research in particular. Legislation could dampen the growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium, which could have a material and adverse effect on our business, results of operations and financial condition. In addition, because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet usage have begun to experience interruptions in phone service, some local telephone carriers have petitioned governmental agencies to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on Internet service providers and online service providers. If any of these petitions or the relief that they seek is granted, the costs of communicating on the Internet could increase substantially, potentially adversely affecting the growth in the use of the Internet. Further, due to the global nature of the Internet, it is possible that, although transmissions relating to our services originate in the State of New York, governments of other states, the United States or foreign countries might attempt to regulate our services or levy sales or other taxes on our activities. We cannot assure you that violations of local or other laws will not be alleged or charged by local, state, federal or foreign governments, that we might not unintentionally violate these laws or that these laws will not be modified, or new laws enacted, in the future. Any of these developments could have a material and adverse effect on our business, results of operations and financial condition.

                              THE SPECIAL MEETING

General

  Multex.com

  We are furnishing this joint proxy statement/prospectus to holders of Multex.com common stock in connection with the solicitation of proxies by the Multex.com board of directors for use at the special meeting of stockholders of Multex.com to be held on September 22, 1999, and any adjournment or postponement thereof.

  This joint proxy statement/prospectus is first being furnished to Multex.com stockholders on or about August 20, 1999.

  Market Guide

  We are furnishing this joint proxy statement/prospectus to holders of Market Guide common stock in connection with the solicitation of proxies by the Market Guide board of directors for use at the special meeting of shareholders of Market Guide to be held on September 22, 1999, and any adjournment or postponement thereof.

  This joint proxy statement/prospectus is first being furnished to shareholders of Market Guide on or about August 20, 1999. This joint proxy statement/prospectus is also furnished to Market Guide shareholders as a prospectus in connection with the issuance by Multex.com of shares of Multex.com common stock as contemplated by the merger agreement.

Date, Time and Place

  Multex.com

  The special meeting will be held on September 22, 1999 at 10:00 a.m., local time, at the offices of Multex.com, Inc., 100 William Street, 6th Floor, New York, New York.

  Market Guide

  The special meeting will be held on September 22, 1999 at 10:00 a.m., local time, at the Adria Hotel and Conference Center, 220-33 Northern Boulevard, Bayside, New York.

Matters to be Considered at the Special Meeting

  Multex.com

  At the special meeting and any adjournment or postponement of the special meeting, Multex.com stockholders will be asked:

  . to consider and vote upon the approval of the issuance of Multex.com common stock as contemplated by the merger agreement;

  . to authorize an amendment to Multex.com's certificate of incorporation to increase the size of Multex.com's board of directors from a maximum of seven (7) directors to a maximum of eleven (11) directors;

  . to authorize an amendment to the Multex.com 1999 Stock Option Plan to increase the number of shares of Multex.com common stock reserved for issuance under such Plan by an additional 2,500,000 shares; and

  . to transact such other business as may properly come before the special meeting.

  Market Guide

  At the Market Guide special meeting and any adjournment or postponement of the special meeting, Market Guide shareholders will be asked:

  . to consider and vote upon the adoption of the merger agreement and related transactions in the merger agreement; and

  . to transact such other business as may properly come before the special meeting.

Record Date

  Multex.com

  Multex.com's board has fixed the close of business on August 13, 1999 as the record date for determination of Multex.com stockholders entitled to notice of and to vote at the special meeting.

  Market Guide

  Market Guide's board has fixed the close of business on August 13, 1999 as the record date for determination of Market Guide shareholders entitled to notice of and to vote at the special meeting.

Voting of Proxies

  Multex.com

  We request that Multex.com stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Multex.com. Brokers holding shares in "street name" may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly executed proxies that Multex.com receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the issuance of shares of Multex.com as contemplated by the merger agreement. Multex.com's board does not currently intend to bring any other business before the special meeting and, so far as Multex.com's board knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will vote in accordance with their own judgment.

  Stockholders may revoke their proxies at any time prior to its use

  . by delivering to the Secretary of Multex.com a signed notice of revocation or a later-dated, signed proxy; or

  . by attending the special meeting and voting in person.

  Attendance at the special meeting does not in itself constitute the revocation of a proxy.

  Market Guide

  We request that shareholders of Market Guide complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Market Guide. Brokers holding shares in "street name" may vote the shares only if the shareholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly executed proxies that Market Guide receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement and the merger. Market Guide's board does not currently intend to bring any other business before the special meeting and, so far as Market Guide's board knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will vote in accordance with their own judgment.

  Shareholders may revoke their proxies at any time prior to its use

  . by delivering to the Secretary of Market Guide a signed notice of revocation or a later-dated, signed proxy; or

  . by attending the special meeting and voting in person.

  Attendance at the special meeting does not in itself constitute the revocation of a proxy.

Votes Required

  Multex.com

  As of the close of business on August 13, 1999, there were 21,859,566 shares of Multex.com common stock outstanding and entitled to vote. The holders of a majority of the shares of Multex.com common stock entitled to vote and that are present or represented by proxy at the Multex.com meeting must approve the issuance of Multex.com common stock in the merger. The holders of 66.67% of the outstanding shares of Multex.com common stock must approve the Director Increase Proposal. The holders of a majority of the shares of Multex.com common stock entitled to vote and that are present or represented by proxy at the Multex.com meeting must approve the Plan Amendment Proposal. Multex.com stockholders have one vote per share of Multex.com common stock owned on the record date. Neither the approval of the issuance of Multex.com common stock in the merger, the approval of the Director Increase Proposal nor approval of the Plan Amendment Proposal is conditional on approval of the other proposals.

  As of August 13, 1999, directors and executive officers of Multex.com and their affiliates beneficially owned an aggregate of 6,869,730 shares of Multex.com common stock (exclusive of any shares issuable upon the exercise of options) or approximately 31.4% of the shares of Multex.com common stock outstanding on such date. The directors and executive officers of Multex.com have indicated their intention to vote their shares of Multex.com common stock in favor of the issuance of the Multex.com common stock in connection with the merger. Pursuant to a stockholder agreement in the form attached hereto as Appendix II, Multex.com stockholders owning approximately 39.9% of Multex.com's common stock outstanding as of August 13, 1999 have agreed to vote all of their shares of Multex.com common stock for approval of the issuance of the Multex.com common stock in connection with the merger; provided, however, that certain of such stockholders may sell up to 8.4% of the outstanding shares of Multex.com common stock at any time prior to such vote. As of August 13, 1999, directors and executive officers of Market Guide owned no shares of Multex.com common stock.

  Market Guide

  As of the close of business on August 13, 1999, there were 4,850,775 shares of Market Guide common stock outstanding and entitled to vote. The holders of two-thirds of the outstanding shares of Market Guide common stock entitled to vote thereon must approve the merger agreement and the merger. Market Guide shareholders have one vote per share of Market Guide common stock owned on the record date.

  As of August 13, 1999, directors and executive officers of Market Guide and their affiliates beneficially owned an aggregate of 2,026,969 shares of Market Guide common stock (exclusive of any shares issuable upon the exercise of options) or approximately 41.8% of the shares of Market Guide common stock outstanding on such date. The directors and executive officers of Market Guide have indicated their intention to vote their shares of Market Guide common stock in favor of the merger agreement. Pursuant to a stockholder agreement in the form attached hereto as Appendix III, Market Guide shareholders owning approximately 43.2% of Market Guide's common stock outstanding as of August 13, 1999 have agreed to vote all of their shares of Market Guide common stock for approval of the merger agreement and the merger; provided, however, that certain of such shareholders may sell up to 0.2% of the outstanding shares of Market Guide common stock at any time prior to such vote. As of August 13, 1999, directors and executive officers of Multex.com owned no shares of Market Guide common stock. See "The Merger--Interests of Certain Persons in the Merger."

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

Quorum; Abstentions and Broker Non-Votes

  Multex.com

  The required quorum for the transaction of business at the special meeting is holders, present or by proxy, of a majority of the shares of Multex.com common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this joint proxy statement/prospectus without the owners' specific instructions. Accordingly, Multex.com stockholders are urged to return the enclosed proxy card marked to indicate their vote. Broker non-votes will not be included in vote totals and will have no effect on the outcome of the votes on the issuance of the shares in the merger and the Plan Amendment Proposal. Abstentions, however, will have the same effect as a vote against issuing the shares in the merger and the Plan Amendment Proposal. Because approval of the Director Increase Proposal requires the vote of 66.67% of the outstanding shares of Multex.com common stock, broker non-votes and absentions will have the effect of a vote against the Director Increase Proposal.

  Market Guide

  The required quorum for the transaction of business at the special meeting is holders, present or by proxy, of a majority of the shares of Market Guide common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the merger agreement and the consummation of the merger requires the affirmative vote of two-thirds of the outstanding shares of Market Guide common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the merger agreement and the consummation of the merger. In addition, the failure of a Market Guide shareholder to return a proxy or vote in person will have the effect of a vote against the approval of the merger agreement and the merger. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this joint proxy statement/prospectus without the owners' specific instructions. Accordingly, Market Guide shareholders are urged to return the enclosed proxy card marked to indicate their vote.

Solicitation of Proxies and Expenses

  Multex.com and Market Guide have retained the services of Georgeson & Company Inc. and MacKenzie Partners, Inc., respectively, to assist in the solicitation of proxies from their respective shareholders. The fees to be paid to such firms for such services by Multex.com and Market Guide are not expected to exceed $25,000 and $15,000, respectively, plus, in each case, reasonable out-of-pocket expenses. Multex.com and Market Guide will each bear its own expenses in connection with the solicitation of proxies for its special meeting of shareholders, except that each will pay one-half of all printing and filing costs and expenses incurred in connection with the registration statement and this joint proxy statement/prospectus.

  In addition to solicitation by mail, the directors, officers and employees of Multex.com and Market Guide may solicit proxies from their respective shareholders by telephone, facsimile or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

Board Recommendations

  Multex.com

  The Multex.com board has determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Multex.com and its stockholders. Accordingly, the board unanimously has approved the merger agreement and unanimously recommends that stockholders vote for approval of the issuance of shares of Multex.com common stock as contemplated by the merger agreement. The

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

Bond also unanimously has approved the Director Increase Proposal and the Plan Amendment Proposal and unanimously recommends that stockholders vote for approval of each of these proposals.

  The matters to be considered at the special meeting are of great importance to Multex.com stockholders. Accordingly, Multex.com stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

  Multex.com stockholders should not send any stock certificates with their proxy cards.

  Market Guide

  The Market Guide board has determined that the merger agreement and the merger are advisable and in the best interests of Market Guide and its shareholders. Accordingly, the board unanimously has approved the merger agreement and unanimously recommends that shareholders vote for approval of the merger agreement and the merger. In considering such recommendation, Market Guide shareholders should be aware that some Market Guide directors and officers have interests in the merger that are different from, or in addition to, those of Market Guide shareholders, and that Multex.com has agreed to provide certain indemnification arrangements to some directors and officers of Market Guide. See "The Merger--Interests of Certain Persons in the Merger."

  The matters to be considered at the special meeting are of great importance to the shareholders of Market Guide. Accordingly, Market Guide shareholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

  Market Guide's shareholders should not send any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of Market Guide common stock certificates will be mailed to Market Guide shareholders promptly after completion of the merger. For more information regarding the procedures for exchanging Market Guide stock certificates for Multex.com stock certificates, see "The Merger Agreement and Related Agreements--Exchange of Market Guide Stock Certificates for Multex.com Stock Certificates."

                                   THE MERGER

  This section of the joint proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to Multex.com stockholders and Market Guide shareholders. Shareholders should read the entire merger agreement and the other documents we refer to carefully and in their entirety for a more complete understanding of the merger.

  The following discussion of the background of the merger and the parties' reasons for the merger and the potential benefits that could result from the merger contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements. The actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors."

Background of the Merger

  In early 1999, Homi Byramji of Market Guide and James Tousignant of Multex.com engaged in several discussions regarding potential strategic business ventures between the two companies. They discussed possible transactions ranging from licensing agreements to an acquisition of Market Guide by Multex.com. They settled on no particular transaction during such discussions.

  In late March 1999, Isaak Karaev of Multex.com and Mr. Byramji met, and Mr. Karaev suggested the possibility of Multex.com acquiring Market Guide. In response to this and other inquiries, Market Guide's management decided to explore opportunities for growth, including strategic business combinations. On March 29, 1999, Market Guide's board of directors held a meeting at which it authorized Market Guide to retain Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as its exclusive financial advisor to explore financial and structural alternatives or to determine the most appropriate method to maximize shareholder value.

  DLJ and Market Guide entered into an engagement letter, dated as of April 1, 1999, pursuant to which Market Guide engaged DLJ to act as its exclusive financial advisor to explore financial and structural alternatives as directed by Market Guide's board of directors through which shareholder value might be maximized. Thereafter, Market Guide retained Willkie Farr & Gallagher as its independent legal counsel.

  During April and May 1999, DLJ contacted a number of potential merger partners. Several of such candidates signed confidentiality agreements with Market Guide and received materials summarizing Market Guide's operations.

  On April 5, 1999, Mr. Byramji informed Mr. Tousignant by telephone that Market Guide had retained DLJ to consider strategic alternatives for the company and that Multex.com would be contacted by DLJ in order to pursue a potential transaction between Multex.com and Market Guide.

  On April 8, 1999, Multex.com's board of directors held a meeting at which it authorized Multex.com to retain BancBoston Robertson Stephens as its exclusive financial advisor in relation to a proposed Market Guide transaction.

  On April 20, 1999, Mr. Tousignant and members of DLJ spoke by phone and scheduled a meeting between the management of Multex.com and the management of Market Guide with the intent of introducing the two management teams to each other and to learn more about each other's respective businesses.

  On April 30, 1999, Multex.com entered into a confidentiality agreement with Market Guide pursuant to which Multex.com agreed to maintain the confidentiality of the non-public information provided to Multex.com in connection with Multex.com's due diligence and financial analysis of Market Guide. Following the signing of the agreement, members of the management of both Multex.com and Market Guide met at the offices of DLJ to introduce themselves to one another as well as to present general overviews of their respective businesses.

  On May 7, 1999, Mr. Karaev of Multex.com and Mr. Byramji of Market Guide met to discuss the terms of a possible merger or other business combination of the companies. Specifically, potential operating, management, product offering and revenue synergies were discussed in an attempt to evaluate the potential of a combined Market Guide and Multex.com entity.

  On May 13, 1999, Multex.com entered into an engagement letter with BancBoston Robertson Stephens pursuant to which Multex.com engaged BancBoston Robertson Stephens as its financial advisor in connection therewith.

  On May 18, 1999, Market Guide's board of directors held a special meeting in which its financial and legal advisors participated. The board was informed by DLJ of the status of its exploration of strategic alternatives for Market Guide. The Board then determined that it would be in the best interests of Market Guide to consider the possible merger or sale of Market Guide with or to another company.

  On May 25, 1999, Market Guide's board of directors held a special meeting in which its financial and legal advisors participated. The board was informed by DLJ of the status of its exploration of strategic alternatives for Market Guide, including an update on its negotiations with Multex.com. DLJ also informed the board of the request by Multex.com that Market Guide enter into an exclusivity agreement with Multex.com. Discussion then ensued and Market Guide's legal counsel addressed questions of the board regarding Market Guide's legal and fiduciary obligations in this process and under the exclusivity agreement.

  On May 27, 1999, Market Guide's board of directors held a special meeting in which its financial and legal advisors participated. The board was informed by its financial advisor of the status of its exploration of strategic alternatives for Market Guide, including an update on its negotiations with Multex.com. Management of Market Guide also informed the board of their negotiations with Multex.com as to a possible merger which included a fixed exchange ratio as well as one seat on the board of directors of the combined entity. Market Guide's legal counsel then addressed questions of the board regarding Market Guide's legal and fiduciary obligations. After a lengthy discussion, the board authorized Market Guide to enter into an exclusivity agreement with Multex.com in connection with a possible merger transaction, subject to Multex.com agreeing to certain modifications of the exclusivity provisions.

  On May 28, 1999, Market Guide and Multex.com entered into an exclusivity agreement pursuant to which, until June 21, 1999, Market Guide agreed not to solicit or participate in any negotiations with respect to any offer to acquire any part of Market Guide (except with regard to Multex.com), and to immediately cease all existing discussions with other parties relating to such an offer.

  On June 7, 1999, a data room containing Market Guide due diligence material was established at the offices of Market Guide's financial advisor. Representatives of Multex.com and its legal counsel visited the data room during the weeks of June 7, 1999 and June 14, 1999. During such period, members of Multex.com visited the corporate headquarters of Market Guide, and Market Guide's senior management presented outlines of Market Guide's long-term strategy to Multex.com's legal and financial advisors. A similar data room containing Multex.com due diligence material was established at the offices of Multex.com's legal counsel on June 8, 1999. Representatives of Market Guide and its legal counsel visited the data room during the weeks of June 7, 1999 and June 14, 1999. During such period, members of Market Guide visited the corporate headquarters of Multex.com, and Multex.com's senior management presented outlines of Multex.com's long-term strategy to Market Guide's management and its financial advisors. There were also numerous telephone conversations during these weeks between the legal advisors for the two companies regarding due diligence, as well as conversations between the companies' financial advisors regarding financial diligence and financial analysis of the companies.

  Between June 8, 1999 and June 18, 1999, Multex.com and Market Guide, through their respective attorneys and financial advisors, exchanged drafts of, and comments upon, a merger agreement and related documents and engaged in discussions and negotiations regarding the terms of a business combination.

  On June 16, 1999, Multex.com's board of directors held a special telephonic meeting in which its financial and legal advisors participated. The board was informed of the status of negotiations with respect to the exchange ratio and exclusivity issues. At the conclusion of the meeting, the board gave direction to management regarding the terms of the merger and the approach management should take in its negotiations.

  On June 18, 1999, Market Guide's board of directors held a special telephonic meeting in which its financial and legal advisors participated. The board was informed of the status of negotiations with regard to the exchange ratio and the merger agreement. At the conclusion of the meeting, the board gave direction to management regarding the terms of the merger and the approach management should take in its negotiations.

  From June 19, 1999 until the execution of the merger agreement, Multex.com and Market Guide and each of their respective legal counsel and financial advisors participated in negotiations as to the terms of the merger agreement and the agreements contemplated therein.

  On June 20, 1999, Market Guide's board of directors held a special meeting in which its financial and legal advisors also participated. The board was informed of the status of negotiations with regard to the merger and the merger agreement.

  On June 21, 1999, Market Guide's board of directors held a special meeting in which its financial and legal advisors participated. Representatives of Willkie Farr & Gallagher informed the board of the status of negotiations with regard to the merger agreement and made a presentation to the board in which they explained the material terms of the proposed merger agreement, including closing conditions, termination rights and related fees and expense reimbursement provisions. Representatives of Willkie Farr & Gallagher then reviewed with the board certain legal issues raised by the proposed merger and advised the Board of its fiduciary duties. Representatives of DLJ then made a presentation regarding the financial terms of the proposed merger and a summary of the methodology used by DLJ to evaluate the proposed merger. Representatives of DLJ then informed the board that, subject to the finalization of a definitive agreement, it expected to be in a position to deliver its written opinion to the Market Guide board as to the fairness from a financial point of view of the consideration to be received by holders of Market Guide common stock. Following such presentations, and after extensive discussions of the advantages and potential risks of the proposed merger as described herein under "Reasons for the Merger; Recommendations of the Board of Directors", the Board unanimously approved the merger and the merger agreement, with such changes or additions thereto as the president of Market Guide may approve, subject to receipt of the written fairness opinion of DLJ.

  On June 22, 1999 and June 23, 1999, Multex.com and Market Guide, in consultation with their legal and financial advisors, continued to negotiate the terms of the merger agreement and the agreements contemplated therein and finalized the terms of the merger. On June 23, 1999, DLJ delivered to the board of directors of Market Guide its written opinion, dated June 22, 1999, to the effect that, as of that date and subject to the qualifications and limitations set forth therein, the consideration to be received by Market Guide shareholders in the merger was fair from a financial point of view to Market Guide shareholders. See "Opinion of Donaldson, Lufkin & Jenrette Securities Corporation, financial advisor to Market Guide, set forth as Appendix V hereto.

  On June 22, 1999, Multex.com's board of directors held a special meeting in which its financial and legal advisors participated. Representatives of BancBoston Robertson Stephens explained the proposed terms of the merger and then made a presentation summarizing the methodology used by BancBoston Robertson Stephens to evaluate the proposed transaction. Representatives of BancBoston Robertson Stephens then informed the board of their opinion that, under the terms presented and described to the board and as of that date, the exchange ratio in the merger was fair to Multex.com from a financial point of view, which opinion was confirmed in writing to the board in an opinion dated June 22, 1999. See "Opinion of BancBoston Robertson Stephens" set forth as Appendix IV hereto. Representatives of Brobeck, Phleger & Harrison LLP, legal counsel to Multex.com, then briefed the board on certain legal issues raised by the proposed merger and the merger agreement and advised the board of its fiduciary duties. Following such presentations, and after extensive discussions of the advantages and potential risks of the proposed merger as described herein under "Reasons for the Merger; Recommendation of the Board of Directors," the board unanimously approved the merger and the merger agreement.

  The merger agreement, the stockholder agreements and related transaction documents were executed by the parties on June 23, 1999. Multex.com and Market Guide jointly announced the merger on the afternoon of June 23, 1999.

Reasons for the Merger; Recommendations of the Boards of Directors

  Multex.com

  The Multex.com board unanimously concluded that the merger was in the best interests of Multex.com and its stockholders and determined to recommend that the stockholders approve the issuance of the shares of Multex.com common stock in the merger.

  The decision by Multex.com's board was based on several potential benefits of the merger that it believes will contribute to the success of the combined company. These potential benefits include:

  . availability of unique value-added financial data not currently available from Multex.com;

  . increased distribution channels through Market Guide's distribution partnerships and Web site;

  . opportunities to sell products and services of each company to customers of both Market Guide and Multex.com;

  . increased product diversification and penetration of the existing customer base;

  . a well-known and respected brand for financial information;

  . potential cost reductions and operating synergies;

  . knowledgeable and experienced personnel in the financial information industry; and

  . an increase in the size of Multex.com's market.

  Multex.com's board reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

  . historical information concerning Multex.com's and Market Guide's respective businesses, financial performance and condition, operations, technology and management;

  . Multex.com's management's view of the financial condition, results of operations and businesses of Multex.com and Market Guide before and after giving effect to the merger and the Multex.com board's determination of the merger's effect on shareholder value;

  . current financial market conditions and historical market prices, volatility and trading information;

  . the consideration Market Guide shareholders will receive in the merger in light of comparable merger transactions;

  . the belief that the terms of the merger agreement are reasonable;

  . the impact of the merger on Multex.com's customers and employees;

  . results of the due diligence investigation conducted by Multex.com's management, accountants, financial advisors and counsel of Market Guide; and

  . the expectation that the merger will be accounted for as a pooling of interests.

  The Multex.com board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

  . the risk that the potential benefits of the merger may not be realized;

  . the possibility that the merger may not be consummated, even if approved by Multex.com's and Market Guide's shareholders;

  . the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company; and

  . other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

  Multex.com's board concluded, however, that, on balance, the merger's potential benefits to Multex.com and its stockholders outweighed the associated risks. The discussion of the information and factors considered by Multex.com's board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, Multex.com's board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

  In reaching its determination, Multex.com's board of directors also considered and evaluated, among other things, (i) the results and scope of the due diligence review conducted by members of the management of Multex.com and its legal counsel with respect to the business and operations of Market Guide,
(ii) information with respect to recent and historical trading prices and trading multiples of Multex.com common stock and Market Guide common stock,
(iii) information concerning the results of operations, performance, financial condition and prospects of Multex.com and Market Guide on a company-by-company basis and on a combined basis, (iv) the terms of the merger agreement and the other agreements contemplated thereby, (v) the structure of the merger and (vi) the tax consequences of the merger.

  FOR THE REASONS DISCUSSED ABOVE, MULTEX.COM'S BOARD OF DIRECTORS HAS DETERMINED THE MERGER AGREEMENT AND THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF MULTEX.COM'S STOCKHOLDERS. IN CONNECTION WITH THE MERGER, MULTEX.COM'S BOARD OF DIRECTORS RECOMMENDS THAT MULTEX.COM STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE OF SHARES OF MULTEX.COM COMMON STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT.

  Market Guide

  The Market Guide board unanimously has concluded that the merger is in the best interests of Market Guide and its shareholders and has approved the merger agreement and the merger by unanimous vote of all directors.

  The decision by Market Guide's board was based on a number of factors, including the following material factors, each of which the board viewed as indicating the potential benefits of the merger:

  . the number and quality of potential merger partners contacted;

  . the ability of Market Guide's shareholders to participate in the future prospects of Market Guide and Multex.com following the merger, and its belief that such prospects would be substantially enhanced by the merger, which would create a larger, better capitalized company;

  . the combined company should have better access to the U.S. capital markets than Market Guide as a stand-alone entity;

  . the consideration to be received by Market Guide shareholders represented a premium of (i) 26% over the closing sales price per share on the Nasdaq Small Cap Market on June 22, 1999, the last trading day prior to the public announcement of the merger and (ii) 86% over the closing sales price per share on the Nasdaq Small Cap Market on June 2, 1999; and

  . discussions with DLJ regarding the financial terms of the merger, and DLJ's opinion described below, to the effect that, subject to the qualifications and limitations set forth in DLJ's written opinion, the consideration to be received by Market Guide shareholders in the merger (one share of Multex.com common stock for one share of Market Guide common stock) was fair to Market Guide's shareholders from a financial point of view as of the date of the opinion.

  The Market Guide board also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

  . the significant costs involved in connection with consummating the merger and the substantial management time and effort required to effectuate the merger;

  . Market Guide shareholders will not maintain their current percentage ownership of Market Guide in the combined company;

  . because the exchange ratio of Multex.com common stock for Market Guide common stock is fixed at one share, the common stock that Market Guide shareholders will receive in the merger may have a lesser value than the value contemplated at the time the merger agreement was signed because of a decrease in the market price of Multex.com common stock;

  . the risk that the merger might not be completed based upon the failure to satisfy certain covenants or closing conditions; and

  . the risk that the anticipated benefits of the merger might not be fully realized.

  Market Guide's board concluded, however, that, on balance, the merger's potential benefits to Market Guide and its shareholders outweighed the associated risks. The discussion of the information and factors considered by Market Guide's board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, Market Guide's board did not find it practicable to, and did not qualify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

  In reaching its determination, Market Guide's board of directors also considered and evaluated, among other things, (i) the results and scope of the due diligence review conducted by members of the management of Market Guide and its legal counsel with respect to the business and operations of Multex.com,
(ii) information with respect to recent and historical trading prices and trading multiples of Market Guide common stock and Multex.com common stock,
(iii) information concerning the results of operations, performance, financial condition and prospects of Market Guide and Multex.com on a company-by-company basis and on a combined basis, (iv) the terms of the merger agreement and the other agreements contemplated thereby, (v) the structure of the merger and (vi) the tax consequences of the merger.

  FOR THE REASONS DISCUSSED ABOVE, MARKET GUIDE'S BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF MARKET GUIDE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT MARKET GUIDE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

  In considering the recommendation of Market Guide's board with respect to the merger agreement, Market Guide shareholders should be aware that certain directors and officers of Market Guide have interests in the merger that are different from, or are in addition to, the interests of Market Guide shareholders generally. Please see "The Merger--Interests of Certain Persons in the Merger."

Opinions of Financial Advisors

  Multex.com

  Pursuant to an engagement letter dated May 13, 1999, Multex.com engaged BancBoston Robertson Stephens Inc. to render an opinion as to the fairness of the exchange ratio, from a financial point of view, to Multex.com.

  On June 22, 1999, at a meeting of the Multex.com board held to evaluate the proposed merger, BancBoston Robertson Stephens delivered to the Multex.com board its written opinion that, as of June 22, 1999 and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the exchange ratio was fair from a financial point of view to Multex.com. No limitations were imposed by the Multex.com board on BancBoston Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The exchange ratio was determined through negotiations between the respective managements of Multex.com and Market Guide. Although BancBoston Robertson Stephens did assist the management of Multex.com in those negotiations, it was not asked by, and did not recommend to, Multex.com that any specific exchange ratio constituted the appropriate exchange ratio for the merger. BancBoston Robertson Stephens also assisted Multex.com's management in the negotiations leading to an agreement on the principal structural terms of the merger.

  The full text of the BancBoston Robertson Stephens opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix IV and is incorporated in this prospectus/proxy statement by reference. We urge Multex.com stockholders to read the BancBoston Robertson Stephens opinion in its entirety. The BancBoston Robertson Stephens opinion was prepared for the benefit and use of the Multex.com board in its consideration of the merger and does not constitute a recommendation to stockholders of Multex.com as to how they should vote upon, or take any other action with respect to, the merger.

  The BancBoston Robertson Stephens opinion does not address:

  . the relative merits of the merger and the other business strategies that the Multex.com board has considered or may be considering; or

  . the underlying business decision of the Multex.com board to proceed with the merger.

  The summary of the BancBoston Robertson Stephens opinion set forth in this prospectus/proxy statement is qualified in its entirety by reference to the full text of the BancBoston Robertson Stephens opinion.

  In connection with the preparation of the BancBoston Robertson Stephens opinion, BancBoston Robertson Stephens, among other things:

  . reviewed certain publicly available financial statements and other business and financial information of Market Guide and Multex.com, respectively;

  . reviewed certain internal financial statements and other financial and operating data concerning Market Guide and Multex.com, including information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Market Guide and Multex.com, respectively;

  . reviewed certain financial forecasts and other forward looking financial information prepared by the management of Market Guide and Multex.com, respectively;

  . held discussions with the respective managements of Market Guide and Multex.com concerning the businesses, past and current operations, financial condition and future prospects of both Market Guide and Multex.com, independently and combined, including discussions with the managements of Market Guide and Multex.com concerning cost savings and other synergies that are expected to result from the merger, as well as their views regarding the strategic rationale for the merger;

  . reviewed the financial terms and conditions set forth in the merger agreement;

  . reviewed the stock price and trading history of Market Guide common stock and Multex.com common stock;

  . compared the financial performance of Market Guide and Multex.com and the prices and trading activity of Market Guide common stock and Multex.com common stock with that of certain other publicly traded companies comparable with Market Guide and Multex.com, respectively;

  . compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions it deemed relevant;

  . reviewed the pro forma impact of the merger on Multex.com's revenues and earnings per share;

  . reviewed and considered in the analysis, information prepared by members of management of Market Guide and Multex.com, respectively, relating to the relative contributions of Market Guide and Multex.com to the combined company;

  . participated in discussions and negotiations among representatives of Market Guide and Multex.com and their financial and legal advisors; and

  . made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

  In its review and analysis, and in arriving at its opinion, BancBoston Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the management of Market Guide and Multex.com) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. BancBoston Robertson Stephens relied upon the assurances of management of Market Guide and Multex.com that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, BancBoston Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Market Guide or Multex.com, nor was BancBoston Robertson Stephens furnished with any such evaluation or appraisal.

  With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of Market Guide and Multex.com that BancBoston Robertson Stephens reviewed, upon the advice of the managements of Market Guide and Multex.com, BancBoston Robertson Stephens assumed that such forecasts and projections:

  . had been reasonably prepared in good faith on the basis of reasonable assumptions;

  . reflected the best available estimates and judgments as to the future financial condition and performance of Market Guide and Multex.com, respectively; and

  . will be realized in the amounts and in the time periods estimated.

  In this regard, BancBoston Robertson Stephens noted that each of Market Guide and Multex.com face exposure to the Year 2000 problem. BancBoston Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of Market Guide and Multex.com with respect to the potential effect that the Year 2000 problem might have on their respective forecasts.

  In addition, BancBoston Robertson Stephens assumed that:

  . the merger will be consummated upon the terms set forth in the merger agreement without material alteration thereof, including, among other things, that the merger will be accounted for as a "pooling of interests" business combination in accordance with U.S. generally accepted accounting principles ("U.S. GAAP");

  . the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

  . the historical financial statements of each of Market Guide and Multex.com reviewed by it had been prepared and fairly presented in accordance with U.S. GAAP consistently applied.

  BancBoston Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

  Although developments following the date of the BancBoston Robertson Stephens opinion may affect the opinion, BancBoston Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The BancBoston Robertson Stephens opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to BancBoston Robertson Stephens as of, the date of the BancBoston Robertson Stephens opinion. It should be understood that subsequent developments may affect the conclusion expressed in the BancBoston Robertson Stephens opinion and that BancBoston Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The BancBoston Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the exchange ratio to Multex.com. BancBoston Robertson Stephens does not express any opinion as to:

  . the value of any employee agreement or other arrangement entered into in connection with the merger;

  . any tax or other consequences that might result from the merger; or

  . what the value of Multex.com common stock will be when issued to Market
    Guide's shareholders pursuant to the merger or the price at which the shares of Multex.com common stock that are issued pursuant to the merger may be traded in the future.

  The following is a summary of the material financial analyses performed by BancBoston Robertson Stephens in connection with rendering the BancBoston Robertson Stephens opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by BancBoston Robertson Stephens. Certain of the information in this section is presented in a tabular form. In order to better understand the financial analyses performed by BancBoston Robertson Stephens, these tables must be read together with the text of each summary. The BancBoston Robertson Stephens opinion is based upon the totality of the various analyses performed by BancBoston Robertson Stephens and no particular portion of the analyses has any merit standing alone.

  Exchange Ratio and Implied Premium Analysis. BancBoston Robertson Stephens compared the historical ratios of the average closing price of Multex.com common stock to the average closing price of Market Guide common stock over various periods ending June 21, 1999. The following table sets forth the ratios of the average closing prices of Multex.com common stock compared to Market Guide common stock for the various periods ending June 21, 1999, and the implied premium of the exchange ratio to the average ratios:

                                       Ratio of
                                average closing prices
                                    of Multex.com           Premium of
                                common stock compared   Exchange Ratio in
       Period ending June 21,   to Market Guide common      Merger to
       1999                             stock          Period Average Ratio
       ----------------------   ---------------------- --------------------
        5 days.................         0.757x                32.06%
       10 days.................         0.693x                44.30%
       20 days.................         0.631x                58.36%
       30 days.................         0.596x                67.70%

  Relative Contribution Analysis. Based upon Multex.com management estimates for Multex.com and Market Guide management estimates for Market Guide, BancBoston Robertson Stephens analyzed the respective contributions of Multex.com and Market Guide to the revenues and estimated revenues of the combined company for calendar years 1999, 2000 and 2001. The table below sets forth the approximate relative contributions of Multex.com and Market Guide and the implied Market Guide equity values, equity values per share and exchange ratios, based on the closing price of Multex.com common stock on June 21, 1999 of $30.25:

                                        Implied Market Implied Market  Implied
                                         Guide Equity   Guide Equity   Exchange
                Multex.com Market Guide     Value      Value per Share  Ratio
                ---------- ------------ -------------- --------------- --------
Revenues:
1999...........    69.5%       30.5%    $273.5 million     $51.96       1.718
2000...........    73.4%       26.6%    $226.1 million     $42.96       1.420
2001...........    76.0%       24.0%    $197.3 million     $37.49       1.239

  In considering these analyses, BancBoston Robertson Stephens noted that Market Guide shareholders would own approximately 19.06% of the shares of Multex.com common stock to be outstanding after consummation of the merger using the treasury stock method and 20.15% based upon all Market Guide shares and options outstanding.

  Blended Revenue Multiple Analysis. Based upon the above relative contribution analysis, BancBoston Robertson Stephens also analyzed the post merger blended revenue multiples for the combined company and the premium/(discount) of such blended revenue multiples to the multiples of Multex.com's total capitalization to its projected revenues. The following table summarizes the results of such analysis:

                         Multiple of Total
                          Capitalization   Relative Revenue
                            to Revenue       Contribution               Post Merger Blended Revenue Multiple
                         ----------------- ----------------  ----------------------------------------------------------
                                                                      Premium             Premium            Premium
                                                                    (Discount)          (Discount)         (Discount)
                                    Market            Market  CY   to Multex.com  CY   to Multex.com  CY  to Multex.com
                         Multex.com Guide  Multex.com Guide  1999    Multiple    2000    Multiple    2001   Multiple
                         ---------- ------ ---------- ------ ----- ------------- ----- ------------- ---- -------------
CY 1999.................   23.2x    10.2x     69.5%    30.5% 19.2x    (17.1%)     9.7x    (14.3%)    6.2x    (11.9%)
CY 2000.................   11.3x     6.0x     73.4%    26.6% 19.7x    (14.9%)     9.9x    (12.5%)    6.3x    (10.4%)
CY 2001.................    7.1x     4.3x     76.0%    24.0% 20.1x    (13.5%)    10.1x    (11.3%)    6.4x    ( 9.4%)

  Comparable Companies Analysis. Using publicly available information, BancBoston Robertson Stephens analyzed, among other things, the total capitalization and trading multiples of Market Guide and selected publicly traded companies that have similar business and operating profiles, including:

  Financial Data Providers

  . Factset Research Systems, Inc.
  . PC Quote, Inc.
  . Omega Research
  . Telescan, Inc.

  Internet Financial Companies

  . About.com
  . Marketwatch.com
  . The Street.com
  . Edgar Online Inc.

  Multiples compared by BancBoston Robertson Stephens included total capitalization to revenues or estimated revenues for calendar years 1998, 1999 and 2000 and total capitalization to earnings before interest and taxes ("EBIT") or estimated EBIT for calendar years 1998, 1999 and 2000. All multiples were based on closing stock prices as of June 21, 1999.

  Using the ranges of multiples set forth in the table below that BancBoston Robertson Stephens derived from multiples for the comparable companies, the following Market Guide equity values, Market Guide equity values per share and exchange ratios are implied:

                                                         Implied
                                     Implied Market   Market Guide    Implied
                                      Guide equity    equity value   Exchange
                     Multiple Range       value         per share      ratio
                     -------------- ----------------- ------------- -----------
1999 Revenues.......  10.0x-20.0x   $119-$236 million $22.53-$44.85 0.745-1.483
2000 Revenues.......   6.0x-12.0x   $120-$239 million $22.83-$45.45 0.755-1.502
1999 EBIT...........  30.0x-60.0x   $ 92-$183 million $17.47-$34.73 0.578-1.148
2000 EBIT...........  15.0x-30.0x   $123-$245 million $23.37-$46.54 0.773-1.539

  BancBoston Robertson Stephens also applied a typical control premium of 25.0% --50.0% to the results of the foregoing analysis, which implied the following Market Guide equity values, equity values per share and exchange ratios:

                                                          Implied
                                      Implied Market   Market Guide    Implied
                          Multiple     Guide equity    equity value   Exchange
                            Range          value         per share      ratio
                         ----------- ----------------- ------------- -----------
1999 Revenues........... 25.0%-50.0% $148-$354 million $28.16-$67.28 0.931-2.224
2000 Revenues........... 25.0%-50.0% $150-$359 million $28.53-$68.18 0.943-2.254
1999 EBIT............... 25.0%-50.0% $115-$274 million $21.84-$52.10 0.722-1.722
2000 EBIT............... 25.0%-50.0% $154-$367 million $29.22-$69.81 0.966-2.308

  Precedent Transaction Analysis. Using publicly available information, BancBoston Robertson Stephens analyzed the consideration offered and the implied transaction value multiples paid or proposed to be paid in selected acquisition transactions in the financial data management industry and the Internet content and service industry, including:

  Financial Data Management Industry

  . BigCharts.com/MarketWatch.com (April 30, 1999)
  . INVESTools Inc./Telescan Inc. (April 27, 1999)
  . The Takeover Stock Report/Thomson Financial Services (April 12, 1999)
  . Extel Company Fundamental Data Business/Primark Corporation (February 22,
    1999)
  . A-T Financial Information/Primark Corporation (February 5, 1999)
  . NetRoadshow/Broadcast.com (January 28, 1999)
  . Porvenir, Inc./Thomson Financial Services (January 7, 1999)
  . Chase Global Data & Research/Thomson Financial Services (October 1, 1998)

  Internet Content and Service Industry

  . TeleB@nc Financial/E*Trade (June 1, 1999)
  . Broadcast.com/Yahoo! (April 1, 1999)
  . Geocities/Yahoo! (January 28, 1999)
  . Excite/@Home (January 19, 1999)
  . Netscape/AOL (November 24, 1998)
  . N2K/CDnow (October 23, 1998)
  . CKS Group, Inc./USWeb Corporation (September 2, 1998)

  In analyzing these "precedent transactions," BancBoston Robertson Stephens compared, among other things, the total consideration in such transactions as a multiple of the preceding twelve months ("LTM") revenues, next twelve months ("NTM") estimated revenues and estimated calendar year 2000 revenues. All multiples for the precedent transactions were based on public information available at the time of the announcement. Based on this information and other publicly available information, the following table illustrates the implied Market Guide equity valuations, Market Guide equity valuations per share and exchange ratios derived from applying a range of multiples that BancBoston Robertson Stephens derived from the precedent transactions:

                                                             Implied
                                         Implied Market   Market Guide    Implied
                                          Guide equity    equity value   exchange
                         Multiple range     valuation       per share      ratio
                         -------------- ----------------- ------------- -----------
Financial Data
 Management Industry:
  LTM revenues..........  16.0x-28.0x   $142-$248 million $27.01-$47.12 0.893-1.558
Internet Content and
 Services Industry:
  LTM revenues..........  10.0x-30.0x   $ 89-$266 million $16.96-$50.47 0.561-1.669
  NTM revenues..........   6.0x-22.0x   $ 72-$260 million $13.60-$49.32 0.450-1.630
  CY2000 revenues.......   4.0x-12.0x   $ 80-$239 million $15.29-$45.45 0.505-1.502

  No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to Market Guide or Multex.com. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

  Pro Forma Analyses. BancBoston Robertson Stephens analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected revenues per share of the combined company for fiscal years 1999 and 2000. The following table summarizes the results of such analysis:

      Fiscal Year 1999 estimated revenue per share accretion.............. 17.8%
      Fiscal Year 2000 estimated revenue per share accretion.............. 11.5%

  The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Other Factors and Comparative Analyses. In rendering its opinion, BancBoston Robertson Stephens considered certain other factors and conducted certain other comparative analyses, including, among other things a review of:

  . the history of trading prices and volume for Market Guide common stock for the period from June 19, 1998 to June 21, 1999 and for Multex.com common stock for the period from March 17, 1999 to June 21, 1999; and

  . selected published analysts' reports on Market Guide and Multex.com, including analysts' estimates as to the earnings growth potential of Market Guide and Multex.com.

  While the foregoing summary describes certain analyses and factors that BancBoston Robertson Stephens deemed material in its presentation to the Multex.com board, it is not a comprehensive description of all analyses and factors considered by BancBoston Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BancBoston Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BancBoston Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BancBoston Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by

BancBoston Robertson Stephens are based on all analyses and factors taken as a whole and also on application of BancBoston Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. BancBoston Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, BancBoston Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of Market Guide and Multex.com. The analyses performed by BancBoston Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Market Guide common stock or Multex.com common stock may be traded at any future time.

  The engagement letter between BancBoston Robertson Stephens and Multex.com provides that, for its services, BancBoston Robertson Stephens is entitled to receive a transaction fee equal to 1.25% of the aggregate transaction value payable upon completion of the merger and a fee of $250,000 payable upon delivery of the BancBoston Robertson Stephens opinion, which fee shall be credited against the transaction fee. Multex.com has also agreed to reimburse BancBoston Robertson Stephens for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless BancBoston Robertson Stephens and its affiliates and any director, employee or agent of BancBoston Robertson Stephens or any of its affiliates, or any person controlling BancBoston Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by BancBoston Robertson Stephens as financial advisor to Multex.com. The terms of the fee arrangement with BancBoston Robertson Stephens, which Multex.com and BancBoston Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between Multex.com and BancBoston Robertson Stephens, and the Multex.com board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to BancBoston Robertson Stephens is contingent upon completion of the merger. BancBoston Robertson Stephens has provided certain investment banking services to Multex.com for which it has been paid fees, including acting as lead manager for Multex.com's initial public offering. BancBoston Robertson Stephens maintains a market in the shares of Multex.com common stock and Market Guide common stock. In the ordinary course of its business, BancBoston Robertson Stephens may trade in Multex.com's securities and Market Guide's securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in Multex.com's securities or Market Guide's securities.

  BancBoston Robertson Stephens was retained based on BancBoston Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BancBoston Robertson Stephens' investment banking relationship and familiarity with Multex.com.

  BancBoston Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, BancBoston Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

  Market Guide

  Market Guide asked DLJ, in its role as financial advisor to Market Guide, to render an opinion to the Market Guide board as to the fairness, from a financial point of view, to the holders of Market Guide common stock of the consideration to be received by such holders in the merger. On June 23, 1999, DLJ delivered to the Market Guide board its written opinion, dated June 22, 1999, to the effect that, as of such date, based on and subject to the assumptions, limitations and qualifications set forth in such written opinion, the consideration to be received in the merger by the holders of Market Guide common stock was fair to such holders from a financial point of view.

  The full text of DLJ's opinion is attached as Appendix V to this joint proxy statement/prospectus. The summary of DLJ's opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of DLJ's opinion. Market Guide stockholders are urged to read DLJ's opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered and limits of the review by DLJ in connection with such opinion.

  DLJ's opinion was prepared for the Market Guide board and was directed only to the fairness to the holders of Market Guide common stock from a financial point of view, as of the date thereof, of the consideration to be received by such holders. DLJ expressed no opinion as to the prices at which Multex.com common stock or Market Guide common stock would actually trade at any time. DLJ's opinion did not address the relative merits of the merger and the other business strategies considered by the Market Guide board nor did it address the Market Guide board's decision to proceed with the merger. DLJ's opinion did not constitute a recommendation to any Market Guide stockholder as to how such stockholder should vote on the merger.

  Market Guide selected DLJ as its financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. DLJ was not retained as an advisor or agent to the stockholders of Market Guide or any other person. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Market Guide did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

  In arriving at its opinion, DLJ reviewed the draft dated June 22, 1999 of the merger agreement and assumed the final form of the merger agreement would not vary in any respect material to DLJ's analysis. DLJ also reviewed financial and other information that was publicly available or furnished to it by Market Guide and Multex.com, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Market Guide for the period beginning March 1, 1999 and ending February 28, 2002, together with certain growth assumptions of Market Guide for the period beginning March 1, 2002 and ending February 28, 2004, prepared by the management of Market Guide and certain financial projections of Multex.com for the period beginning January 1, 1999 and ending December 31, 2002 prepared by the management of Multex.com. In addition, DLJ reviewed the historical stock prices and trading volumes of Market Guide common stock and Multex.com common stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

  In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Market Guide, Multex.com, or their respective representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections and assumptions supplied to DLJ, DLJ assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Market Guide and Multex.com as to the future operating and financial performance of Market Guide and Multex.com, respectively. DLJ expressed no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they were based. DLJ did not assume responsibility for making any independent evaluation of the assets or liabilities, or for making any independent verification of the information reviewed by DLJ.

  DLJ's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. DLJ states in its opinion that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

  Summary of Financial Analyses Performed by DLJ. The following is a summary of the financial analyses presented by DLJ to the Market Guide board of directors on June 21, 1999 in connection with the preparation of DLJ's opinion.

  Common Stock Trading History. DLJ examined the historical closing prices of Market Guide common stock from June 19, 1998 to June 21, 1999. During this time period, Market Guide common stock reached a high of $27.25 per share and a low of $3.50 per share. DLJ also examined the historical closing prices of Multex.com common stock from March 18, 1999 to June 21, 1999. During this time period, Multex.com common stock reached a high of $71.50 per share and a low of $22.13 per share. This information was presented solely to provide the Market Guide board of directors with background information on the stock prices of Market Guide and Multex.com over the periods indicated.

  Comparable Publicly Traded Company Analysis. DLJ analyzed the market values and trading multiples of selected publicly traded financial information service providers. These comparable companies consisted of:

  1.Barra, Inc.

  2.The Dun & Bradstreet Corporation;

  3.FactSet Research Systems Inc.;

  4.Primark Corporation;

  5.Reuters Group plc;

  6.The Thomson Corporation; and

  7.Value Line, Inc.

  In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of its respective: (i) projected calendar year 1999 and 2000 revenue and (ii) projected calendar year 1999 and 2000 EBITDA. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. EBITDA means earnings before interest expense, income taxes, depreciation and amortization. Projected calendar year 1999 and 2000 revenue and EBITDA for the comparable companies were obtained from Wall Street research reports where available. DLJ's analysis of the comparable companies yielded the following: projected revenue multiples for the calendar year 1999 ranging from 1.6x to 8.5x; projected revenue multiples for the calendar year 2000 ranging from 1.5x to 6.8x; projected EBITDA multiples for the calendar year 1999 ranging from 7.4x to 21.1x; and projected EBITDA multiples for the calendar year 2000 ranging from 6.9x to 16.4x. Based on an analysis of this data and Market Guide's projected results for comparable periods, DLJ estimated a value per share of Market Guide common stock ranging from $20.00 to $25.00.

  Precedent Merger and Acquisition Transaction Analysis. DLJ reviewed ten selected acquisitions involving financial service information providers:

   1.Telescan, Inc./INVESTools, Inc.;

   2.United News & Media plc/CMP Media Inc.;

   3.New Generation Foods, Inc./CreditRisk Monitor division of Market Guide
     Inc.;

   4.Desktop Data, Inc./Individual, Inc.;

   5.MAID plc/Knight-Ridder, Inc.;

   6.Primark Corporation/WEFA Holdings, Inc.;

   7.Primark Corporation/Baseline Financial Services, Inc.;

   8.Primark Corporation/ICV Limited;

   9.Primark Corporation/Disclosure Incorporated, I/B/E/S Inc. and 50% stake in Worldscope; and

  10.Datastream International Limited/Vestek Systems, Inc.

  In examining these acquisitions, DLJ calculated the enterprise value of the acquired company implied by each of these transactions as a multiple of LTM revenue. LTM means last reported twelve months. DLJ's analysis of these comparable acquisitions yielded an LTM revenue multiple ranging from 1.0x to 16.4x. Based on an analysis of this data and Market Guide's historical and projected operating results, DLJ estimated a value per share of Market Guide common stock ranging from $22.00 to $29.00.

  Discounted Cash Flow Analysis. DLJ performed a DCF analysis of the projected cash flows of Market Guide for the fiscal years ending February 28, 2000 through February 23, 2004, using projections and growth assumptions provided by the management of Market Guide. DCF means discounted cash flow. The DCFs for Market Guide were estimated using discount rates ranging from 13% to 17%, based on estimates of and judgments related to the weighted average costs of capital of Market Guide, and terminal multiples of estimated earnings before interest and taxes for Market Guide's fiscal year ending February 28, 2004 ranging from 9.0x to 12.0x. Based on this analysis, DLJ estimated a value per share of Market Guide common stock ranging from $30.00 to $35.00.

  Premiums Paid Analysis. DLJ determined the premium over the common stock trading prices for one day, one week and four weeks prior to the announcement date in all merger and acquisition transactions of U.S. public companies ranging from $100 million to $200 million in size announced between June 1, 1997 and June 18, 1999. Premiums for these transactions were obtained from Securities Data Company. The median premiums for the selected transactions over the common stock trading prices for one day, one week and four weeks prior to the announcement date were 22.6%, 22.1% and 27.0%, respectively. Applying the above premiums to the closing price of Market Guide on comparable days, DLJ estimated a value per share of Market Guide common stock ranging from $20.00 to $26.00.

  No company or transaction used in the above analyses is directly comparable to Market Guide or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Pro Forma Financial Impact Analysis. Using projections provided by the management of Market Guide and Multex.com, DLJ compared the projected revenue per share, gross profit per share and EPS of Multex.com for 1999 and 2000 on a stand-alone basis to the projected pro forma revenue per share, gross profit per share and EPS for 1999 and 2000 of the combined company after the merger. EPS means earnings per share. This analysis showed that with or without synergies, the merger would be accretive to the revenue per share, gross profit per share and EPS of holders of Multex.com common stock in both 1999 and 2000.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation made by DLJ to the Market Guide board on June 21, 1999. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Market Guide that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Engagement Letter. Pursuant to the terms of an engagement agreement dated April 1, 1999, as amended on June 23, 1999, Market Guide (1) has paid DLJ (a) a retainer fee of $50,000 and (b) a fee of $500,000 when DLJ notified Market Guide that DLJ was prepared to deliver its opinion and (2) Market Guide will pay DLJ $2.875 million in connection with the consummation of the merger. The fees previously paid to DLJ pursuant to clause (1) of the first sentence of this paragraph will be deducted from any fee to which DLJ is entitled upon consummation of the merger. In addition, Market Guide agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement thereunder and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. DLJ and Market Guide negotiated the terms of the fee arrangement.

  Other Relationships. In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of Market Guide and Multex.com for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in Market Guide or Multex.com securities. An affiliate of DLJ currently has an indirect investment in Multex.com of approximately $160,000. In addition, DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Interests of Certain Persons in the Merger

  Upon consummation of the merger, it is anticipated that the directors and officers of Market Guide and their affiliates will beneficially own approximately 8.5% of the then outstanding shares of Multex.com common stock, calculated on the basis set forth under the heading "Principal Shareholders of Market Guide."

  Under the merger agreement, at the consummation of the merger, each Market Guide stock option which is outstanding and unexercised immediately prior to the effective time of the merger, will be assumed by Multex.com and converted into a Multex.com stock option to purchase shares of Multex.com common stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions (subject to certain exceptions) as in effect immediately prior to the effective time: (i) the number of shares of Multex.com common stock to be subject to the new Multex.com stock option shall be equal to the number of shares of Market Guide common stock subject to the original Market Guide stock option immediately prior to the effective time; and (ii) the exercise price per share of Multex.com common stock under the new Multex.com stock option shall be equal to the exercise price per share of Market Guide common stock in effect under the original Market Guide stock option immediately prior to the effective time. See "Principal Shareholders of Market Guide" for a description of the outstanding Market Guide stock options that will become Multex.com stock options upon consummation of the merger.

  The merger agreement provides that Market Guide shall be entitled to designate one individual to Multex.com's board of directors, who shall be entitled to serve from the effective time of the merger until his successor shall be duly elected and qualified. It is anticipated that Homi M. Byramji, President, Chief Executive Officer and Treasurer of Market Guide, will be elected to serve as a director of Multex.com following consummation of the merger.

  Multex.com has agreed to indemnify present and former officers and directors of Market Guide against any costs or expenses, judgments, fines, losses, claims, damages or liabilities arising out of or pertaining to matters relating to their service as such an officer or director existing or occurring at or prior to the effective time (including, without limitation, the transactions contemplated by the merger agreement) whether asserted or claimed prior to, at or after the effective time, to the fullest extent that Market Guide would have been permitted under applicable law and its charter documents to indemnify such persons. The merger agreement provides that all rights to indemnification for present and former officers and directors of Market Guide shall survive the merger and continue in full force and effect for a period of not less than six years from the effective time. Multex.com also has agreed to maintain insurance for Market Guide's directors and officers equivalent to Market Guide's current directors' and officers' liability insurance for not less than five years after the effective time, subject to certain limitations.

  As a result of the foregoing, the directors and executive officers of Market Guide may be more likely to approve the merger than Market Guide shareholders generally.

Certain Federal Income Tax Considerations

  The following discussion describes the material federal income tax considerations relevant to the exchange of shares of Market Guide common stock for Multex.com common stock pursuant to the merger that are generally applicable to holders of Market Guide common stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Market Guide shareholders as described herein.

  Market Guide shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Market Guide shareholders in light of their particular circumstances, such as shareholders who:

  . are dealers in securities;

  . are subject to the alternative minimum tax provisions of the Internal
    Revenue Code;

  . are foreign persons;

  . do not hold their Market Guide common stock as capital assets; or

  . acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

  In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), including without limitation any transaction in which shares of Market Guide common stock are acquired or shares of Multex.com common stock are disposed of, or the tax consequences of the assumption by Multex.com of Market Guide stock options or the tax consequences of the receipt of rights to acquire Multex.com common stock. Accordingly, Market Guide shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicable federal, state, local and foreign tax consequences.

  The merger is intended to constitute a reorganization within the meaning of the Internal Revenue Code. If the merger does qualify as a reorganization, then, subject to the limitations and qualifications referred to herein, the merger will generally result in the following federal income tax consequences to Market Guide shareholders:

  . No gain or loss will be recognized by holders of Market Guide common stock solely upon their receipt of Multex.com common stock in exchange for Market Guide common stock in the merger.

  . The aggregate tax basis of the Multex.com common stock received by Market
    Guide shareholders in the merger will be the same as the aggregate tax basis of the Market Guide common stock surrendered in exchange therefor.

  . The holding period of the Multex.com common stock received by each Market
    Guide shareholder in the merger will include the period for which the Market Guide common stock surrendered in exchange therefor was considered to be held, provided that the Market Guide common stock so surrendered is held as a capital asset at the time of the merger.

  The parties are not requesting and will not request a ruling from the Internal Revenue Service as to the tax consequences of the merger. It is a condition to completion of the merger that Market Guide use its reasonable best efforts to obtain an opinion from Willkie Farr & Gallagher to the effect that the merger will constitute a reorganization within the meaning of the Internal Revenue Code. Market Guide shareholders should be aware that this tax opinion does not bind the Internal Revenue Service and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary opinion. This tax opinion will be subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations made by Multex.com.

  A successful IRS challenge to the reorganization status of the merger would result in Market Guide shareholders recognizing taxable gain or loss with respect to each share of Market Guide common stock surrendered equal to the difference between each shareholder's basis in such share and the fair market value, as of the effective time, of the Multex.com common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Multex.com common stock so received would equal its fair market value as of the closing date of the merger, and the stockholder's holding period for such stock would begin the day after the merger.

  The acceleration of the vesting of options upon execution of the merger agreement for certain employees of Market Guide will result in "excess parachute payments" as defined in Section 280G of the Internal Revenue Code. Excess parachute payments are not deductible in accordance with Section 280G. As a result, Multex.com will not be entitled to a tax deduction for the amounts determined to be excess parachute payments.

Anticipated Accounting Treatment

  We intend to account for the merger as a pooling of interests, which means that Market Guide and Multex.com will be treated as if they had previously been combined for accounting and financial reporting purposes. It is a condition to completion of the merger that the independent auditors for Multex.com and Market Guide advise in writing that the combined company can account for the merger as a pooling of interests. Under the pooling-of-interests method of accounting, each of the parties' historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include both parties' operating results for the entire fiscal year in which the merger is completed and the parties' historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

Dissenters' Rights

  Sections 623 and 910 of the New York Business Corporation Law (NYBCL) provide that if the merger is consummated, Market Guide shareholders who object to the merger and who follow the procedures specified in Section 623 will have the right to receive cash payment of the fair value of their shares. A copy of each of Section 623 and Section 910 of the NYBCL is attached to this joint proxy statement/prospectus as Appendix VI. THE EXPRESS PROCEDURES OF NEW YORK LAW MUST BE FOLLOWED PRECISELY; IF THEY ARE NOT, SHAREHOLDERS MAY LOSE THEIR RIGHT TO APPRAISAL OF THEIR SHARES AND PAYMENT OF THE "FAIR VALUE" THEREOF. AS DESCRIBED MORE FULLY BELOW, SUCH "FAIR VALUE" WOULD POTENTIALLY BE DETERMINED IN JUDICIAL PROCEEDINGS, THE RESULT OF WHICH CANNOT BE PREDICTED. THERE CAN BE NO ASSURANCE THAT SHAREHOLDERS EXERCISING DISSENTERS' RIGHTS OF APPRAISAL WILL RECEIVE CONSIDERATION EQUAL TO OR GREATER THAN THE VALUE OF MULTEX.COM COMMON STOCK TO BE OWNED BY THEM FOLLOWING CONSUMMATION OF THE MERGER.

  THE STATUTORY PROCEDURES OUTLINED BELOW ARE COMPLEX. SHAREHOLDERS WISHING TO EXERCISE THEIR DISSENTERS' RIGHTS SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

  Any Market Guide shareholder who is entitled to vote on the merger will have the right to receive cash payment of the fair value of his or her shares and the other rights and benefits provided in Section 623 if such shareholder does not vote in favor of the merger and (before the applicable vote of shareholders on the merger) files with Market Guide written objection to the merger, including in that written objection notice of his or her election to dissent, his or her name and residence address, the number of shares as to which he or she dissents, and a demand for payment of the fair value of such shares if the merger is consummated. A vote against the merger will not satisfy the requirement of filing a written objection. Failure to vote against the merger will not waive a shareholder's right to payment if the shareholder has filed a written objection and has not voted in favor of the merger. If a shareholder abstains from voting on the merger, this will not waive dissenter's rights so long as the appropriate written objection to the merger is properly and timely filed. All notices of election to dissent should be addressed to Jeffrey S. Geisenheimer, Corporate Secretary, Market Guide Inc., 2001 Marcus Avenue, Suite South 200, Lake Success, NY 11042-1011.

  Within ten days after the vote of shareholders authorizing the merger, Market Guide must give written notice of such authorization to each such dissenting shareholder. Within 20 days after the giving of such notice, any shareholder from whom written objection was not required and who elects to dissent from the merger must file with Market Guide written notice of such election, stating (i) the shareholder's name and residence address, (ii) the number and class of shares of Market Guide common stock as to which dissent is made and (iii) a demand for payment of the fair value of such shares if the merger is consummated. A shareholder may not dissent as to less than all of his or her shares, held by him or her of record, that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of shares as to fewer than all of said shares of such owner held of record by such nominee or fiduciary.

  Upon consummation of the merger, a dissenting shareholder will cease to have any rights of a shareholder, except the right to be paid the fair value of his or her dissenting shares. A shareholder's notice of election may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting shares by Market Guide in accordance with the provisions set forth in the following paragraph, but in no case may such notice of election be withdrawn later than 60 days after the consummation of the merger except that if Market Guide fails to make a timely offer, the time for withdrawing a notice of election will be extended until 60 days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election will require the consent of Market Guide. At the time of filing of the notice of election to dissent or within one month thereafter, a dissenting shareholder must submit the certificates representing his or her dissenting shares to Market Guide, or its transfer agent, which shall note conspicuously on the certificates that such notice of election has been filed, and will then return the certificates to the shareholder. Any shareholder who fails to submit his or her certificates for such notation within 45 days from the date of filing such notice of election to dissent will lose his or her dissenter's rights unless a court, for good cause shown, otherwise directs.

  Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent, or within 15 days after the consummation of the merger, whichever is later (but in no case later than 90 days after the shareholders' vote authorizing the merger), Market Guide must make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his or her dissenting shares at a specified price which Market Guide considers to be the fair value and, if the merger has been consummated, must accompany such offer by advance payment to each shareholder who has submitted his or her certificates of an amount equal to 80% of the amount of such offer. Such offer must be made at the same price per share to all the dissenting shareholders of Market Guide. If, within 30 days after the making of such offer, Market Guide and any dissenting shareholders agree on the price to be paid for dissenting shares, the balance of payment therefor must be made within 60 days after the making of such offer or the consummation of the merger, whichever is later, and upon surrender of the certificates representing such shares.

  If Market Guide fails to make such offer within the 15 day period described above, or if it makes the offer and any dissenting shareholder fails to agree within the period of 30 days thereafter upon the price to be paid for his or her shares, Market Guide is required within 20 days after the expiration of whichever is the applicable of the two periods to institute a special proceeding in the Supreme Court of the State of New York, County of Nassau, to determine the rights of dissenting shareholders and to fix the fair value of their dissenting shares. If Market Guide fails to institute such proceeding within such 20 day period, any dissenting shareholder may institute a proceeding for the same purpose not later than 30 days after the expiration of such 20 day period. If the dissenting shareholder does not institute such a proceeding within such 30 day period, his or her dissenter's rights are lost unless the court, for good cause shown, otherwise directs.

  During each proceeding, the court will determine whether each dissenting shareholder is entitled to receive payment for his or her shares and, if so, will fix the value of such shares as of the close of business on the day prior to the shareholders vote authorizing the merger, taking into consideration the nature of the merger transaction giving rise to the shareholder's right to receive payment for his or her dissenting shares and other relevant factors. The court will also award interest on such amount to be paid from the consummation of the merger to the date of payment unless the court finds that a shareholder's refusal to accept an offer for payment was arbitrary, vexatious, or otherwise not in good faith. Each party to such proceeding will bear its own costs unless the court finds that such refusal by any shareholder was arbitrary, vexatious, or otherwise not in good faith, in which case Market Guide's costs will be assessed against such shareholder. The court, in its discretion, may also apportion or assess any part of the dissenting shareholder's costs against Market Guide if it finds that the fair value of the shares determined materially exceeds the amount which Market Guide offered to pay, or that no offer or advance payment was made by Market Guide, or that Market Guide failed to institute such special proceeding, or that the actions of Market Guide in complying with its obligations under Section 623 were arbitrary, vexatious, or otherwise not in good faith. Within 60 days following the final determination of the applicable proceeding, Market Guide shall pay to each dissenting shareholder the amount found to be due him or her upon the shareholder's surrender of all certificates representing dissenting shares.

  The enforcement by a shareholder of his or her right to receive payment for shares in accordance with Section 623 excludes the enforcement by such shareholder of any other right to which he or she might otherwise be entitled by virtue of his or her ownership of shares (unless such shareholder withdraws his or her notice of election as provided in Section 623 or the merger is abandoned), except that such shareholder will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the merger will be or is unlawful or fraudulent as to him or her.

  We have been informed by our accountants that they may not be able to deliver letters confirming that the merger can properly be accounted for as a pooling of interests if holders of more than 10% of Market Guide's common stock exercise dissenters' rights; as the delivery of such letters is a condition to completion of the merger, the exercise of dissenters' rights by the holders of more than 10% of Market Guide's common stock may result in termination of the merger agreement.

Listing of Multex.com Common Stock to be Issued in the Merger

  The filing of an application with the Nasdaq National Market for the listing of the shares of Multex.com common stock to be issued in the merger and the shares of Multex.com common stock to be reserved for issuance in connection with the assumption of outstanding Market Guide stock options is a condition to the consummation of the merger.

Restrictions on Sale of Shares By Affiliates of Multex.com and Market Guide

  The shares of Multex.com common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Multex.com common stock issued to any person who is deemed to be an affiliate of either Multex.com or Market Guide at the time of the special meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either Multex.com or Market Guide and may include some of the officers, directors, or principal shareholders of Multex.com or Market Guide. Affiliates may not sell their shares of Multex.com common stock acquired in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  . an exemption under paragraph (d) of Rule 145 under the Securities Act; or

  . another applicable exemption under the Securities Act.

  Each shareholder of Multex.com or Market Guide that could be deemed an affiliate of either company has entered into an agreement not to transfer such shareholder's shares until Multex.com has published financial results covering at least 30 days of combined operations of Multex.com and Market Guide. Multex.com's registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of Multex.com common stock to be received by affiliates in the merger.

Operations Following the Merger

  Following the merger, Market Guide will operate as a wholly owned subsidiary of Multex.com. Upon consummation of the merger, it is anticipated that the sole member of Market Guide's board will be Isaak Karaev. Multex.com and Market Guide have agreed that Market Guide shall be entitled to designate one member of Multex.com's board of directors. The shareholders of Market Guide will become stockholders of Multex.com, and their rights as stockholders will be governed by Multex.com's certificate of incorporation, Multex.com's bylaws and the laws of the State of Delaware.

                           PRICE RANGES OF SECURITIES

Multex.com Market Price Data

  Multex.com's common stock has traded on the Nasdaq National Market under the symbol "MLTX" since March 17, 1999. The following table sets forth the range of high and low sales prices reported on the Nasdaq National Market for Multex.com common stock for the periods indicated.

                                                                  High     Low
                                                                 ------- -------
     Calendar Year 1999
        First Quarter (commencing on March 17, 1999)............ $66.375 $25.625
        Second Quarter..........................................  71.50   22.125
        Third Quarter (through August 16, 1999).................  28.625  14.00

Market Guide Market Price Data

  Market Guide common stock is traded on the Nasdaq SmallCap Market under the symbol "MARG". The following table sets forth the high and low sales price as reported by the Nasdaq SmallCap Market for the Market Guide common stock for the periods indicated.

                                                                  High     Low
                                                                 ------- -------
     Calendar Year 1997
        First Quarter..........................................  $ 4.75  $ 3.00
        Second Quarter.........................................    3.75    2.25
        Third Quarter..........................................    3.50    2.375
        Fourth Quarter.........................................    3.50    1.75
     Calendar Year 1998
        First Quarter..........................................  $ 3.125 $ 2.50
        Second Quarter.........................................   29.50    2.875
        Third Quarter..........................................   10.125   4.00
        Fourth Quarter.........................................   14.44    3.50
     Calendar Year 1999
        First Quarter..........................................  $21.00  $10.50
        Second Quarter.........................................   27.25   13.00
        Third Quarter (through August 16, 1999)................   24.25   13.00

Recent Closing Prices

  On June 22, 1999, the last trading day before announcement of the proposed merger, the closing price per share of Multex.com common stock on the Nasdaq National Market was $29.00, and the closing price per share of Market Guide common stock on the Nasdaq SmallCap Market was $23.00. On June 16, 1999, five business days before announcement of the proposed merger, the closing price per share of Multex.com common stock on the Nasdaq National Market was $27.00, and the closing price per share of Market Guide common stock on the Nasdaq SmallCap Market was $19.125. On August 16, 1999, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the closing prices per share of Multex.com common stock and Market Guide common stock on the Nasdaq National Market and Nasdaq SmallCap Market were $18.875 and $16.875, respectively.

  Because the market price of Multex.com common stock is subject to fluctuation, the market value of the shares of Multex.com common stock that holders of Market Guide common stock will receive in the merger may increase or decrease prior to and following the merger. We urge shareholders to obtain current market quotations for Multex.com common stock and Market Guide common stock. No assurance can be given as to the future prices or markets for Multex.com common stock or Market Guide common stock.

                SELECTED HISTORICAL FINANCIAL DATA OF MULTEX.COM

  The following selected historical financial data is qualified by reference to, and should be read in conjunction with, the historical financial statements of Multex.com and the notes thereto beginning on page F-1 to this joint proxy statement/prospectus. The selected financial data of Multex.com as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 have been derived from the financial statements of Multex.com which have been audited by Ernst & Young LLP, independent auditors. The data as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 have been derived from Multex.com's unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of Multex.com's management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data for the periods presented. The financial data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                                                                                   Six Months Ended
                                       Year ended December 31,                         June 30,
                          -----------------------------------------------------  ---------------------
                            1994       1995       1996       1997       1998       1998        1999
                          ---------  ---------  ---------  ---------  ---------  ---------  ----------
Statement of Operations
Data:                                                                                (unaudited)
                                     (in thousands, except share and per share data)
Revenues................  $   2,155  $   1,005  $   2,647  $   6,014  $  13,182  $   5,829  $   11,141
Costs of revenues.......        752        404        810      1,232      2,895      1,446       2,840
                          ---------  ---------  ---------  ---------  ---------  ---------  ----------
Gross profit............      1,403        601      1,837      4,782     10,287      4,383       8,301
Operating expenses
 Sales and marketing....        943      1,892      2,339      3,507      7,622      2,498       8,396
 Research and
  development...........        975      1,520      1,415      1,601      2,180        953       1,599
 General and
  administrative........      1,553      2,709      4,553      7,836      9,386      4,383       6,214
                          ---------  ---------  ---------  ---------  ---------  ---------  ----------
   Total operating
    expenses............      3,471      6,121      8,307     12,944     19,188      7,834      16,209
                          ---------  ---------  ---------  ---------  ---------  ---------  ----------
Loss from operations....     (2,068)    (5,520)    (6,470)    (8,162)    (8,901)    (3,451)     (7,908)
Net interest income
 (expense)..............         52         26         60        125       (126)      (140)        980
Other income (expense)..         23        --         --         --        (716)       125         --
                          ---------  ---------  ---------  ---------  ---------  ---------  ----------
Net loss................     (1,993)    (5,494)    (6,410)    (8,037)    (9,743)    (3,466)     (6,928)
                          =========  =========  =========  =========  =========  =========  ==========
Basic and diluted net
 loss per share.........      (1.18)     (3.13)     (3.86)     (4.69)     (4.36)     (1.81)      (0.59)
                          =========  =========  =========  =========  =========  =========  ==========
Shares used in
 calculating net loss
 per share--basic and
 diluted................  1,884,794  1,961,141  2,021,919  2,179,261  2,846,963  2,639,371  13,673,379

                                     As of December 31,                     As of
                         ----------------------------------------------   June 30,
                          1994     1995      1996      1997      1998       1999
                         -------  -------  --------  --------  --------  -----------
Balance Sheet Data:                                                      (unaudited)
                                             (in thousands)
Cash and cash
 equivalents, and
 marketable securities.. $ 4,975  $   255  $  8,730  $ 10,197  $ 22,332    $58,122
Working capital
 (deficit)..............   4,803   (1,487)    7,249     8,021    19,736     54,227
Total assets............   6,295    2,799    12,548    14,733    27,968     69,105
Deferred revenues.......     --       286     1,085     1,447     2,683      4,746
Long-term debt..........     340      717     1,384     1,053       --         --
Convertible preferred
 stock..................   8,146    8,798    25,066    37,234    59,860        --
Total stockholders'
 (deficit) equity.......  (2,657)  (8,791)  (16,601)  (26,750)  (37,215)    58,457

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF MULTEX.COM

  The following discussion of the Financial Condition and Results of Operations of Multex.com contains forward-looking statements within the meaning of Section 27a of the Securities Act of 1993 and Section 21e of the Securities Exchange Act of 1934. Multex.com's actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this joint proxy statement/prospectus.

Overview

  Multex.com is a leading provider of online investment research and information services designed to meet the needs of individual and institutional investors, including investment banks, brokerage firms and corporations. We offer four main services as follows:

  . MultexNET, which was launched in June 1996;

  . MultexEXPRESS, which was launched in January 1997;

  . Multex Research-On-Demand, which was launched in April 1997; and

  . Multex Investor Network, which was launched in November 1998.

  MultexNET, typically offered as a one to three year subscription, allows entitled institutional investors to access full-text investment research reports on a real-time basis from investment banks, brokerage firms and other third-party research providers over the Internet or through other distribution channels. MultexEXPRESS, also provided pursuant to one to three year subscriptions, enables financial institutions to distribute their proprietary financial research, as well as other corporate documents, over the Internet, through intranets and other private networks. Multex Research-On-Demand gives corporations, financial institutions and advisors, and institutional investors the ability to access research reports on a pay-per-view basis from a majority of the contributors to MultexNET, over the Internet or through other distribution channels. Multex Investor Network gives individual investors who register as members access to a range of financial reports and services, including research reports on a pay-per-view basis, over the Internet from a majority of the contributors to MultexNET. Multex Investor Network also includes banner advertising and sponsorship advertising throughout the site. Sponsors to Multex Investor Network include full-service brokerage firms and other financial institutions interested in attracting individual investors to their products, services and brands.

  Revenues from subscriptions to MultexNET and MultexEXPRESS are recognized in equal installments over the term of the subscription. Revenues from Multex Research-On-Demand and pay-per-view transactions on Multex Investor Network are recognized upon sale. Revenues from sponsorships to Multex Investor Network are recognized in equal installments over the term of the sponsorship. Some of the users of Multex Research-On-Demand pay a flat annual fee for the service, which entitles them to receive research and other reports at a discounted rate. Revenues from these users are recognized in equal installments over the term of the subscription. All costs associated with revenues from MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network are expensed as and when incurred. We pay distribution fees to our distributors and, with respect to Multex Research-On-Demand and pay-per-view transactions on Multex Investor Network, royalties to the investment banks, brokerage firms or third-party research providers that authored the research.

  On March 17, 1999, we completed our initial public offering of 3,450,000 shares of common stock, of which 3,283,500 shares were issued and sold by Multex.com, at a price of $14.00 per share. The net proceeds of approximately $41.6 million from the initial public offering were added to our working capital. Pending use of the proceeds, we have invested the funds in short term, interest bearing investment grade obligations.

  We continue to expand our operations and have grown from 149 employees at December 31, 1998 to 187 employees at June 30, 1999. We expect to add additional personnel both in the United States and abroad as our operations expand. We currently expect to significantly increase our operating expenses both on an absolute basis and as a percentage of revenues in order to expand our sales and marketing operations, to continue to expand internationally and to continuously upgrade and enhance our services and technologies. As a result of these and other factors, there can be no assurance that we will not incur significant losses on a quarterly and annual basis for the foreseeable future.

  We have incurred significant losses since our inception, and as of June 30, 1999 had an accumulated deficit of $39.1 million. In addition, we have recorded cumulative deferred compensation of $1.9 million, which represents the difference between the exercise price of stock options for shares of common stock granted to some of our employees and the fair market value of our common stock at the date of grant. Of the total deferred compensation amount, $465,000 was amortized prior to December 31,1998 and $240,000 was amortized during the six months ended June 30, 1999. The remaining deferred compensation amount will be amortized over the remaining vesting periods of the related options. We believe that period-to-period comparisons of our operating results are not necessarily meaningful and that the results for any period should not be relied upon as an indication of future performance.

  Historically, a few of our subscribers and distributors have accounted for a substantial majority of our revenues. For the year ended December 31, 1998, Merrill Lynch accounted for 9.7% of our consolidated revenues, and for the six months ended June 30, 1999, Merrill Lynch accounted for 13.4% of our consolidated revenues. The loss of Merrill Lynch, or any of our other subscribers or distributors, could have a material and adverse effect on our business, results of operations and financial condition.

Recent Developments

  Market Guide Acquisition

  On June 23, 1999, Multex.com announced that it had signed a definitive agreement with Market Guide Inc. for Multex.com to acquire Market Guide, a leading provider of financial information on the Internet. The transaction is structured as a merger of a newly formed subsidiary with and into Market Guide, with Market Guide shareholders receiving approximately 5.6 million shares of Multex.com stock.

  Market Guide is an industry-leading Internet provider of value-added financial content for both individual investors and institutional investors, covering over 12,000 publicly traded companies. Following the consummation of the acquisition, Market Guide expects to make Multex.com's investment research and earnings estimates available through its Web site, http://www.marketguide.com, as well as through its over 100 leading Internet distribution partners, which include leading brands such as America Online, Ameritrade, Bridge Information Systems, CBS MarketWatch, Charles Schwab & Co., CNNfn, E-Trade, FactSet Research Systems, Reuters, The Motley Fool, The Street.com, Wall Street Journal Interactive, Waterhouse Securities and Yahoo!.

  The acquisition will enable Multex.com to leverage Market Guide's extensive Internet distribution network, unique financial content and brand. In addition, the acquisition will allow Multex.com to substantially increase the quantity and scope of its proprietary financial content and analysis, strengthening the Company's position as a leading online investment research network for individual and institutional investors. Multex.com expects to integrate Market Guide's proprietary financial databases into all its Internet research services, including MultexNET, MultexEXPRESS, Multex Research-on-Demand and Multex Investor Network.

  Under the terms of the merger agreement, Market Guide shareholders will receive one share of Multex.com stock for each outstanding share of Market Guide stock. The acquisition, which is expected to close during the fourth quarter of 1999, has been approved by both companies' Boards of Directors and is subject to customary conditions including approval by the stockholders of Multex.com and Market Guide. Multex.com, Inc. expects to account for this transaction under the pooling method of accounting. Market Guide, Inc. will retain its key management and be operated as a wholly owned subsidiary of Multex.com, Inc.

In addition to continuing to serve as Market Guide's President and CEO, Homi Byramji is expected to join Multex.com's Board of Directors.

  Intuit Transaction

  In April 1999, Multex.com entered into an agreement with Intuit, Inc. Pursuant to this agreement, for a period of two years, Multex.com will be the exclusive provider of commingled broker research to Intuit's Quicken.com Web site and Quicken.com's partner Web sites--Excite, AOL.com, Webcrawler and Prodigy Internet.

  Yahoo! Transaction

  In August 1999, Multex.com entered into an agreement with Yahoo! Inc. Pursuant to this agreement, Multex.com will become the premier provider of access to brokerage research on the Yahoo! Finance Web site through February 2000, with the possibility of extension.

Results of Operations

  The following table sets forth the consolidated statement of operations data for the periods indicated as a percentage of revenues:

                                                                 Six Months
                                                                  Ended June
                                  Year Ended December 31,            30,
                                 -----------------------------   -------------
                                   1996       1997      1998     1998    1999
                                 --------   --------   -------   -----   -----
Revenues.......................     100.0%     100.0%    100.0%  100.0%  100.0%
Cost of revenues...............      30.6       20.5      22.0    24.8    25.5
                                 --------   --------   -------   -----   -----
Gross profit...................      69.4       79.5      78.0    75.2    74.5
Operating expenses:
  Sales and marketing..........      88.4       58.3      57.8    42.8    75.4
  Research and development.....      53.5       26.6      16.5    16.4    14.3
  General and administrative...     172.0      130.3      71.2    75.2    55.8
                                 --------   --------   -------   -----   -----
  Total operating expenses.....     313.9      215.2     145.5   134.4   145.5
                                 --------   --------   -------   -----   -----
Loss from operations...........    (244.5)    (135.7)    (67.5)  (59.2)  (71.0)
Net interest income (expense)..       2.3        2.1      (1.0)   (2.4)    8.8
Other income (expense).........       --         --       (5.4)    2.1     --
                                 --------   --------   -------   -----   -----
Net loss.......................    (242.2)%   (133.6)%   (73.9)% (59.5)% (62.2)%
                                 ========   ========   =======   =====   =====

Three and Six Months Ended June 30, 1999 and 1998

  Revenues

  Multex.com's revenues consist of subscription fees for MultexNET and MultexEXPRESS, and sales of investment research on a pay-per-view basis through Multex Research-On-Demand and sales of sponsorships, advertising and investment research through the Multex Investor Network. We also provide professional services to select MultexEXPRESS clients, including software development, customization and integration services. These services are typically billed to clients on a time and material basis. On occasion, as a service to our clients, we have acquired equipment for resale.

  Revenues increased 96.4% to $6.1 million in the three months ended June 30, 1999 from $3.1 million in the equivalent period in 1998. Revenues increased 91.1% to $11.1 million in the six months ended June 30, 1999 from $5.8 million in the equivalent period in 1998. The increase in revenues in this period was due to an increase in demand for all of our products and from revenues generated by the Multex Investor Network, which was launched in November 1998.

  Cost of Revenues

  Cost of revenues consists of fees payable to distributors of MultexNet and Multex Research-On-Demand, royalties payable to the authors of investment research offered through Multex Research-On-Demand and Multex Investor Network, fees payable to web sites for making the Multex Investor Network available to their users, web site development costs of MultexEXPRESS customers, telecommunications costs, and, on occasion, the cost of equipment purchased and resold to our clients.

  Cost of revenues increased 101.5% to $1.5 million in the three months ended June 30, 1999 from $752,000 in the equivalent period in 1998. Cost of revenues increased 96.4% to $2.8 million in the six months ended June 30, 1999 from $1.4 million in the equivalent period in 1998. As a percentage of revenues, cost of revenues increased to 24.8% in the three months ended June 30, 1999 from 24.1% in the equivalent period in 1998. As a percentage of revenues, cost of revenues increased to 25.5% in the six months ended June 30, 1999 from 24.8% in the equivalent period in 1998. The increase in cost of revenues in dollar terms in the six months ended June 30, 1999 was primarily due to the increased demand for all of our products and from fees payable as a result of revenues generated by the Multex Investor Network. The gross margin for the three and the six months ended June 30, 1999 was slightly less than that achieved for the equivalent period in 1998 due to lower margins being achieved on the distribution of certain of our services, specifically the distribution of MultexNET through Reuters, offset by the fact that no sales of equipment occurred in the first six months of 1999, unlike the equivalent period in 1998. Such equipment sales are conducted at relatively low gross margins.

  Operating Expenses

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, advertising, public relations, tradeshow expenses and costs of marketing materials. Sales and marketing expenses increased 246% to $4.6 million in the three months ended June 30, 1999 from $1.3 million in the equivalent period in 1998. As a percentage of revenues, sales and marketing expenses increased to 75.5% in the three months ended June 30, 1999 from 42.8% in the equivalent period in 1998. Sales and marketing expenses increased 236% to $8.4 million in the six months ended June 30, 1999 from $2.5 million in the equivalent period in 1998. As a percentage of revenues, sales and marketing expenses increased to 75.4% in the six months ended June 30, 1999 from 42.9% in the equivalent period in 1998. The increase in sales and marketing expenses in dollar terms in both the three and six months ended June 30, 1999 was due to an expansion of our sales force, both domestically and internationally, increased marketing activities, including the complete redesign of our marketing materials, and in particular, significant expenditure to increase the brand awareness of the Multex Investor Network. We expect sales and marketing expenses to increase significantly in dollar terms as we continue to expand the Multex Investor Network, increase brand awareness, hire additional sales and marketing personnel, and expand internationally.

  Research and Development. Research and development expenses consist primarily of salaries and benefits. Research and development expenses increased to $867,000 in the three months ended June 30, 1999 from $513,000 in the equivalent period in 1998, representing an increase of 69.1%. As a percentage of revenues, research and development expenses decreased to 14.2% in the three months ended June 30, 1999 from 16.5% in the equivalent period in 1998. Research and development expenses increased to $1.6 million in the six months ended June 30, 1999 from $953,000 in the equivalent period in 1998, representing an increase of 67.9%. As a percentage of revenues, research and development expenses decreased to 14.3% in the six months ended June 30, 1999 from 16.4% in the equivalent period in 1998. The increase in research and development expenses in dollar terms was primarily due to an increase in the number of developers employed. We believe that continued investment in product development is critical to attaining our strategic objectives and, as a result, expect research and development expenses to increase significantly in dollar terms in future periods.

  General and Administrative. General and administrative expenses consist primarily of salaries and benefits, fees for professional services and facility expenses, including depreciation of assets. General and administrative expenses increased 31.1% to $3.1 million in the three months ended June 30, 1999 from $2.4 million in the equivalent period in 1998. As a percentage of revenues, general and administrative expenses decreased to 51.0% in the three months ended June 30, 1999 from 76.4% in the equivalent period in 1998. General and administrative expenses increased 41.8% to $6.2 million in the six months ended June 30, 1999 from $4.4 million in the equivalent period in 1998. As a percentage of revenues, general and administrative expenses decreased to 55.8% in the six months ended June 30, 1999 from 75.2% in the equivalent period in 1998. The increase in general and administrative expenses in dollar terms in both the three and six months ended June 30, 1999 was primarily due to increased personnel, professional service fees and facility expenses necessary to support our domestic and international growth. We expect that general and administrative expenses will increase in future periods as we hire additional personnel and incur additional costs related to the growth of our business and our operations as a public company.

  Loss from Operations

  As described above, we have invested heavily in establishing a brand name for our services, expanding internationally, continuing to develop new services and maintaining our technological advantage, and increasing the number of our employees as we seek to increase our market share. For the foregoing reasons, loss from operations increased 115% to $4.0 million in the three months ended June 30, 1999 from $1.9 million in the equivalent period in 1998. As a percentage of revenues, loss from operations was 65.4% in the three months ended June 30, 1999 and 59.8% in the equivalent period in 1998. For the same foregoing reasons, loss from operations increased 129% to $7.9 million in the six months ended June 30, 1999 from $3.5 million in the equivalent period in 1998. As a percentage of revenues, loss from operations was 71% in the six months ended June 30, 1999 and 59.2% in the equivalent period in 1998.

  Interest Income (Expense) and Other Income

  Net interest income was $712,000 in the three months ended June 30, 1999 as compared to net interest income of $56,000 in the equivalent period in 1998. Net interest income was $980,000 in the six months ended June 30, 1999 as compared to net interest expense of $140,000 in the equivalent period in 1998. The changes in net interest income/expense are attributable to the changes in cash available for investing and fluctuations in borrowings. In the six months ended June 30, 1998, a gain on the sale of leased equipment of $125,000 was realized. There was no comparable transaction in the equivalent period in 1999.

  Net Loss

  The Company recorded a net loss of $3.3 million and $1.8 million for the three months ended June 30, 1999 and 1998, respectively, or $0.15 and $0.88 per share, respectively. The Company recorded a net loss of $6.9 million and $3.5 million for the six months ended June 30, 1999 and 1998, respectively, or $0.59 and $1.81 per share, respectively. The increase in the net loss was primarily due to our investing heavily in establishing a brand name for our services, expanding internationally, continuing to develop new services and maintaining our technological advantage, and increasing the number of our employees as we seek to increase our market share.

  The Company computed a pro forma loss per share that assumes that all shares of common stock outstanding at June 30, 1999 and 1998 were outstanding from January 1, 1999 and 1998, respectively, and also assumes that all stock options outstanding at June 30, 1999 and 1998 were exercised on January 1, 1999 and 1998, respectively, and assumes the conversion of all redeemable preferred stock into 14,861,112 shares of the Company's common stock at January 1, 1998.

Years Ended December 31, 1998, 1997 and 1996

  Revenues

  Multex.com's revenues consist of subscription fees for MultexNET and MultexEXPRESS, and sales of investment research on a pay-per-view basis through Multex Research-On-Demand. We also provide professional services to select MultexEXPRESS clients, including software development, customization and integration services. These services are typically billed to clients on a time and material basis. On occasion, as a service to our clients, we have acquired equipment for resale. To date, we have not derived significant revenues from international operations.

  Total revenues increased 119.2% to $13.2 million in 1998 from $6.0 million in 1997, and increased 127.2% in 1997 from $2.6 million in 1996. The increase in revenues in 1998 was primarily due to several factors: a significant increase in the number of institutions and individuals using our pay-per-view service, Multex Research-On-Demand, and the availability of that service for all of 1998, as compared to 1997, when the availability commenced in April; an increase in the number of installations utilizing MultexEXPRESS to distribute their proprietary research to their employees and customers, combined with the fact that 18 of these installations were revenue-producing for all of 1998, as compared to only four that were revenue-producing for all of 1997; an increase in the number of MultexNET users, primarily as a result of the addition of Reuters as a distribution channel; and the launch of Multex Investor Network in November 1998. The increase in revenues in 1997 was primarily due to increased demand for MultexNET, and the introduction of MultexEXPRESS and Multex Research-On-Demand.

  Cost of Revenues

  Cost of revenues consists primarily of fees payable to distributors of MultexNet and Multex Research-On-Demand, royalties payable to the authors of investment research offered through Multex Research-On-Demand and Multex Investor Network, Web site development costs of MultexEXPRESS customers, purchases of equipment for resale and telecommunications costs.

  Cost of revenues increased 135.0% to $2.9 million in 1998 from $1.2 million in 1997, and increased 52.2% in 1997 from $809,000 in 1996. As a percentage of revenues, cost of revenues increased to 22.0% in 1998 from 20.5% in 1997 and increased to 30.6% in 1996. The increase in cost of revenues in dollar terms in each period was primarily due to royalty and distribution fee payments as a result of increased sales of Multex Research-On-Demand, the increased cost of equipment purchased for resale, increased Web site development costs resulting from the increased number of MultexEXPRESS installations, and additional telecommunications charges resulting from increased sales of subscriptions for MultexNET and MultexEXPRESS. We incurred approximately $1.7 million of royalty and distribution expense in the year ended December 31, 1998 as compared to approximately $450,000 in the year ended December 31, 1997. The gross margin for the year ended December 31, 1998 was slightly less than that achieved for the year ended December 31, 1997 due to higher margins achieved on the sale of our services due to raising the prices of various services and improved operating efficiencies, which was more than offset by the lower margins associated with Multex Research-On-Demand sales and equipment resales. Cost of revenues as a percentage of revenues decreased from 1996 to 1997 as we have been able to raise the prices of our services and improve operating efficiencies. We have also reduced the proportion of our revenues resulting from equipment resales, which have significantly lower margins as compared to revenues generated by our services.

  Operating Expenses

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, advertising, public relations, tradeshow expenses and costs of marketing materials. Sales and marketing expenses increased 117.4% to $7.6 million in 1998 from $3.5 million in 1997, and increased 49.9% in 1997 from $2.3 million in 1996. As a percentage of revenues, sales and marketing expenses decreased to 57.8% in 1998 from 58.3% in 1997 and 88.4% in 1996. The increase in sales and marketing expenses in dollar terms in each period was due to an expansion of our sales force both domestically and internationally, and increased marketing activities, including the complete redesign of our marketing materials and additional costs resulting from commencing and expanding our international marketing efforts. We expect sales and marketing expenses to increase significantly in dollar terms as we continue to expand the Multex Investor Network, increase brand awareness, hire additional sales and marketing personnel, and expand internationally.

  Research and Development. Research and development expenses consist primarily of salaries and benefits. Research and development expenses increased to $2.2 million in 1998 from $1.6 million in 1997, and increased from $1.4 million in 1996, representing an increase of 36.2% in 1998 and a decrease of 13.1% in 1997. As a percentage of revenues, research and development expenses decreased to 16.5% in 1998 from 26.6% in 1997 and 53.5% in 1996. The increase in research and development expenses in dollar terms was primarily due to an increase in the number of developers employed by us, salary increases and, following the acquisition of our Multex Data Group subsidiary in March 1998, approximately $234,000 of expenses in 1998 incurred by developers based at Multex Data Group. We believe that continued investment in product development is critical to attaining our strategic objectives and, as a result, expect research and development expenses to increase significantly in dollar terms in future periods.

  General and Administrative. General and administrative expenses consist primarily of salaries and benefits, fees for professional services and facility expenses, including depreciation of assets. General and administrative expenses increased 19.8% to $9.4 million in 1998 from $7.8 million in 1997, and increased 72.1% in 1997 from $4.6 million in 1996. As a percentage of revenues, general and administrative expenses decreased to 71.2% in 1998 from 130.3% and 172.0% in 1997 and 1996, respectively. The increase in general and administrative expenses in dollar terms in each period was primarily due to increased personnel, professional service fees and facility expenses necessary to support our domestic and international growth, including costs associated with our London and Multex Data Group offices of approximately $800,000 and $680,000, respectively, in the year ended December 31, 1998, as compared to approximately $600,000 and $0, respectively, in the year ended December 31, 1997. We expect that general and administrative expenses will increase in future periods as we hire additional personnel and incur additional costs related to the growth of our business and our operations as a public company.

  Loss from Operations

  As described above, we have invested heavily in establishing a brand name for our services, expanding internationally, continuing to develop new services and maintaining our technological advantage, and increasing the number of our employees and offices as we seek to increase our market share. For the foregoing reasons, loss from operations increased 9.0% to $8.9 million in 1998 from $8.2 million in 1997 and 26.2% in 1997 from $6.5 million in 1996. As a percentage of revenues, loss from operations was (67.5)%, (135.7)% and (244.5)% for 1998, 1997 and 1996, respectively.

  Interest Income (Expense) and Other Income

  Net interest expense was $126,000 in 1998 as compared to net interest income of $125,000 in 1997, which was 108% higher than net interest income of $60,000 in 1996. The changes in net interest income/expense are attributable to the changes in cash available for investing and fluctuations in borrowings.

Income Taxes

  At December 31, 1998, we had net operating loss carryforwards of approximately $26,200,000 and research and development credits of approximately $700,000 for income tax purposes that expire in 2009 through 2013. The utilization of approximately $15,600,000 and $400,000 of these loss carryforwards and credits, respectively, are subject to an annual limitations of approximately $1,900,000, pursuant to Section 382 of the Internal Revenue Code of 1986.

Selected Unaudited Quarterly Results of Operations
  The following table sets forth unaudited quarterly statement of operations data for each of the ten quarters ended June 30, 1999. In the opinion of management, the unaudited financial results include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our consolidated results of operations for those periods. The consolidated quarterly data should be read in conjunction with the audited Consolidated Financial Statements and the Notes thereto appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                            Three Months Ended
                        -------------------------------------------------------------------------------------------------
                        Mar. 31,   June 30,   Sept. 30,  Dec. 31,   Mar. 31,   June 30,   Sept. 30,  Dec. 31,   Mar. 31,
                          1997       1997       1997       1997       1998       1998       1998       1998       1999
                        --------   --------   ---------  --------   --------   --------   ---------  --------   --------
                                                     (in thousands)
Revenues..............  $   950    $ 1,212     $ 1,404   $ 2,448    $ 2,714    $ 3,115     $ 3,492    $3,861    $ 5,025
Cost of revenues......      242        284         302       404        694        752         684       765      1,325
                        -------    -------     -------   -------    -------    -------     -------   -------    -------
Gross profit..........      708        928       1,102     2,044      2,020      2,363       2,808     3,096      3,700
Operating expenses:
 Sales and marketing..      652        943         733     1,179      1,164      1,334       1,819     3,305      3,780
 Research and
  development.........      370        393         423       415        440        513         573       654        733
 General and
  administrative......    1,932      1,849       1,875     2,180      2,004      2,379       2,380     2,623      3,095
                        -------    -------     -------   -------    -------    -------     -------   -------    -------
  Total operating
   expenses...........    2,954      3,185       3,031     3,774      3,608      4,226       4,772     6,582      7,608
                        -------    -------     -------   -------    -------    -------     -------   -------    -------
Loss from operations..   (2,246)    (2,257)     (1,929)   (1,730)    (1,588)    (1,863)     (1,964)   (3,486)    (3,908)
Net interest income
 (expense)............       23         (5)         39        68       (196)        56          54       (40)       268
Other income
 (expense)............      --         --          --        --         125        --         (841)      --         --
                        -------    -------     -------   -------    -------    -------     -------   -------    -------
Net loss..............  $(2,223)   $(2,262)    $(1,890)  $(1,662)   $(1,659)   $(1,807)    $(2,751)  $(3,526)   $(3,640)
                        =======    =======     =======   =======    =======    =======     =======   =======    =======
                                                       Percentage of Total Revenues
                        -------------------------------------------------------------------------------------------------
Revenues..............    100.0%     100.0%      100.0%    100.0%     100.0%     100.0%      100.0%    100.0%     100.0%
Cost of revenues......     25.5       23.4        21.5      16.5       25.6       24.1        19.6      19.8       26.4
                        -------    -------     -------   -------    -------    -------     -------   -------    -------
Gross profit..........     74.5       76.6        78.5      83.5       74.4       75.9        80.4      80.2       73.6
Operating expenses:
 Sales and marketing..     68.7       77.8        52.2      48.2       42.9       42.8        52.1      85.6       75.2
 Research and
  development.........     38.9       32.4        30.1      16.9       16.2       16.5        16.4      16.9       14.6
 General and
  administrative......    203.3      152.6       133.6      89.1       73.8       76.4        68.1      68.0       61.6
                        -------    -------     -------   -------    -------    -------     -------   -------    -------
  Total operating
   expenses...........    310.9      262.8       215.9     154.2      132.9      135.7       136.6     170.5      151.4
                        -------    -------     -------   -------    -------    -------     -------   -------    -------
Loss from operations..   (236.4)    (186.2)     (137.4)    (70.7)     (58.5)     (59.8)      (56.2)    (90.3)     (77.8)
Net interest income
 (expense)............      2.5       (0.4)        2.8       2.7       (7.2)       1.8         1.5      (1.0)       5.3
Other income
 (expense)............      --         --          --        --         4.6        --        (24.1)      --         --
                        -------    -------     -------   -------    -------    -------     -------   -------    -------
Net loss..............   (233.9)%   (186.6)%    (134.6)%   (68.0)%    (61.1)%    (58.0)%     (78.8)%   (91.3)%    (72.5)%
                        =======    =======     =======   =======    =======    =======     =======   =======    =======
                        June 30,
                          1999
                        ----------
Revenues..............   $6,116
Cost of revenues......    1,515
                        ----------
Gross profit..........    4,601
Operating expenses:
 Sales and marketing..    4,615
 Research and
  development.........      867
 General and
  administrative......    3,119
                        ----------
  Total operating
   expenses...........    8,601
                        ----------
Loss from operations..   (4,000)
Net interest income
 (expense)............      712
Other income
 (expense)............      --
                        ----------
Net loss..............  $(3,288)
                        ==========
Revenues..............   100.0%
Cost of revenues......     24.8
                        ----------
Gross profit..........     75.2
Operating expenses:
 Sales and marketing..     75.5
 Research and
  development.........     14.2
 General and
  administrative......     50.9
                        ----------
  Total operating
   expenses...........    140.6
                        ----------
Loss from operations..    (65.4)
Net interest income
 (expense)............     11.6
Other income
 (expense)............      --
                        ----------
Net loss..............    (53.8)%
                        ==========

  Our revenues have increased in all quarters presented as a result of increased acceptance of MultexNET, which was launched in June 1996, MultexEXPRESS, which was launched in January 1997, and increased purchases of the Multex Research-On-Demand service, which was launched in April 1997. Our gross margins fluctuate due to several factors. Increased prices and improved operating efficiencies lead to an increase in gross margin, which is also enhanced when significant volumes of professional services are supplied, as in the three months ended December 31, 1997. In other quarters, when we have significant amounts of equipment resale transactions, including, for example, in the three months ended March 31, 1998, gross margin tends to decrease. Operating expenses have increased in dollar terms during the quarters presented. Sales and marketing expenses have increased in dollar terms as a result of increased personnel and increased marketing, advertising and promotional activity. Research and development expenses increased in dollar terms as a result of expanded technological development efforts to support the launch of new services and to enhance the features and functionality of its services.

  Our quarterly revenues, margins and results of operations have fluctuated significantly in the past and are expected to continue to fluctuate significantly in the future. Causes of these fluctuations have included and may include, among other factors, demand for our services, the size and timing of both new and renewal subscriptions, the number, timing and significance of new services introduced by us and our competitors, our ability to develop, market and introduce new and enhanced services on a timely basis, the level of service and price competition, changes in operating expenses, changes in the mix of services offered, changes in our sales incentive strategy, sharp declines in the volume or price levels of securities transactions and general economic factors. Any one or more of these factors could have a material and adverse effect on our business, results of operation and financial condition, and makes the prediction of results of operations on a quarterly basis unreliable. See "Risk Factors--Fluctuations in Multex.com's operating results may negatively impact our stock price".

Liquidity And Capital Resources

  We have financed our operations primarily through the sale of equity securities as we have not generated cash flow from operations since our inception. Through June 30, 1999, we have received an aggregate of $94.3 million in net proceeds from the sale of five series of convertible preferred stock and our initial public offering. At June 30, 1999, we had $21.6 million of cash and cash equivalents. Our principal commitments consist of obligations under operating leases.

  Net cash used in operating activities was $4.9 million in the six months ended June 30, 1999, and $1.8 million in the equivalent period in 1998. The principal use of cash for all periods was to fund our losses from operations.

  Net cash used in investing activities was $18.3 million in the six months ended June 30, 1999, as compared to net cash provided by investing activities of $6 million in the equivalent period in 1998. Cash used in investing activities was primarily related to purchases of marketable securities and cash generated by investing activities was primarily related to the sale of marketable securities and equipment.

  Net cash provided by financing activities was $42.5 million in the six months ended June 30, 1999, and net cash used by financing activities was $1.4 million for the equivalent period in 1998. Net cash provided by and used by financing activities primarily consisted of net proceeds from the sale of equity securities in 1999 and borrowings under bank lines of credit, which were offset in part by repayments of bank debt and lease obligations in 1998.

  Although we have no material commitments for capital expenditures, we anticipate that we will experience a substantial increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel, including the implementation of an off-site backup computer system and various capital expenditures associated with expanding our facilities. We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future and that our operating expenses will be a material use of our cash resources. We believe that our existing cash, cash equivalents and marketable securities, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures at least for the next twelve months.

Impact of the Year 2000

  Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

  State of Readiness. We have completed an assessment of the Year 2000 readiness of our information technology systems, including the hardware and software that enable us to provide and deliver our MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services, and our non-information technology systems. Our assessment plan consisted of the following:

  . quality assurance testing of our internally developed proprietary software incorporated in our MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services;

  . contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services;

  . contacting providers of material non-information technology systems;

  . assessment of repair or replacement requirements;

  . repair or replacement;

  . implementation; and

  . creation of contingency plans in the event of Year 2000 failures.

  We have performed a more comprehensive Year 2000 simulation on our software incorporated in our MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services. The results of testing showed that all of our internal software and databases will perform correctly through Year 2000. In addition, we have been informed by a vast majority of the third-party vendors of material hardware and software components of our information technology systems that the products used by us are currently Year 2000 compliant. Vendors of our other material hardware and software components of our information technology systems have provided assurances of their Year 2000 compliance. We are currently assessing the materiality of our non-information technology systems and all seeking assurances of Year 2000 compliance from providers of material non-information technology systems. We intend to continue testing for Year 2000 compliance through the remainder of 1999 and into Year 2000 to ensure that ongoing operations will not jeopardize our Year 2000 compliance.

  Costs. To date, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. Although we do not anticipate that additional expenses of continued testing will be material, these expenses, if higher than anticipated, could have a material and adverse effect on our business, results of operations and financial condition.

  Risks. We are not currently aware of any significant Year 2000 compliance problems relating to our software for our product offerings or our information technology or non-information technology systems that would have a material and adverse effect on our business, results of operations and financial condition, without taking into account our efforts to avoid or fix these problems. However, because the nature of our business is highly dynamic, there can be no assurance that we will not discover Year 2000 compliance problems in our software for our product offerings that will require substantial revisions or replacements. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material information technology and non-information technology systems will not need to be revised or replaced, which could be time-consuming and expensive. Our inability to fix our software for our product offerings or to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could have a material and adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our information technology and non-information technology systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

  In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, including, for example, a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services, decrease the use of the Internet or prevent users from accessing our MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services, any of which would have a material and adverse effect on our business, results of operations and financial condition.

  Contingency Plan. As discussed above and based on the results of our Year 2000 simulation testing and the responses received from third-party vendors and service providers, we are engaged in an ongoing Year 2000 assessment and have not developed any contingency plans.

  Our inability to correct a significant Year 2000 problem, if one develops, could result in an interruption in, or a failure of, certain of our normal business activities or operations. In addition, a significant Year 2000 problem concerning our database or the research reports and other information provided to us by our research and information providers could cause our customers to seek alternate providers of investment research or cause an unmanageable burden on our customer service and technical support capabilities. Any material Year 2000 problem could require us to incur significant unanticipated expenses to remedy and could divert our management's time and attention, either of which could have a material and adverse effect on our business, results of operation and financial condition.

               SELECTED HISTORICAL FINANCIAL DATA OF MARKET GUIDE

  The following selected historical financial data is qualified by reference to, and should be read in conjunction with, the historical financial statements of Market Guide and the notes thereto beginning on page F-24 to this joint proxy statement/prospectus. The selected financial data of Market Guide as of February 28, 1999 and for the year then ended have been derived from the financial statements of Market Guide which have been audited by Ernst & Young LLP, independent auditors. The selected financial data as of February 28, 1998 and the years ended February 28, 1998 and 1997 have been audited by Zerbo, McKiernan & Zambito, L.L.C., independent auditors. The data as of May 31, 1999 and for the three months ended May 31, 1998 and 1999 have been derived from Market Guide's unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of Market Guide's management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data for the periods presented. The financial data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                                                                                  Three Months Ended
                                       Year ended February 28 (29),                     May 31,
                          ------------------------------------------------------ ---------------------
                             1995       1996       1997       1998       1999       1998       1999
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                                                      (unaudited)
                                        (in thousands, except share and per share data)
Statement of Income
 Data:
Total revenues..........  $    2,688 $    4,000 $    4,776 $    6,603 $    8,840 $    2,061 $    2,726
Income from continuing
 operations.............         204        352        293      1,033      1,724        488        338
Income per share from
 continuing operations--
 diluted................        0.05       0.08       0.07       0.22       0.35       0.10       0.07
Shares used in
 calculation of income
 per share--diluted.....   4,256,999  4,401,135  4,408,378  4,755,905  4,914,647  4,977,787  5,148,730

                                 As of February 28 (29),
                            ---------------------------------- As of May 31,
                             1995   1996   1997   1998   1999      1999
                            ------ ------ ------ ------ ------ -------------
                                                                (unaudited)
                                             (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents..............  $  695 $  681 $1,231 $  810 $1,838    $2,184
Working capital...........   7,867    974  1,448    861  2,222     2,576
Total assets..............   2,603  3,472  5,229  6,072  8,013     8,729
Unearned revenues.........     203    163    249    556    693       686
Long-term debt and
 obligations under capital
 leases, excluding current
 maturities...............     183    291    564    762    403       512
Stockholder's equity......   1,709  2,159  3,848  3,832  5,890     6,283

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS OF MARKET GUIDE

  The following discussion and analysis of Market Guide's fiscal quarter ended May 31, 1999 and May 31, 1998 and fiscal years ended February 28, 1999, February 28, 1998, and February 28, 1997 should be read in conjunction with the historical financial statements of Market Guide and the notes thereto beginning on page F-24 to this joint proxy statement/prospectus.

Results of Operations

For the three months ended May 31, 1999 compared to restated May 31, 1998

  Total revenues for the first quarter ended May 31, 1999 increased 32% to $2,725,657 compared to a restated $2,060,930 for the same period ended May 31, 1998. The growth in revenues reflects increases of 29% in database vendor sales to $2,027,973 and 43% in Market Guide product sales to $685,962. Revenue gains reflect increased business activity in all of Market Guide's distribution channels. Traditional and Internet distribution arrangements increased 62% from 65 vendors in May 1998 to 105 vendors in May 1999. The majority of these new agreements involve licensing of Market Guide's proprietary financial and company content to Internet portals and financial web sites. Internet advertising revenues increased 175% in response to a sharp rise in traffic on the marketguide.com web site. Market Guide's advertising base currently consists primarily of discount brokers and Internet financial web sites. In future quarters, Market Guide plans to increase Internet advertising by expanding its reach to non-financial advertisers as well. Print product revenues, consisting mainly of the Market Guide--Select OTC Stock Edition, increased 8% to $11,722, however Market Guide continues to de-emphasize this product.

  Total operating expenses increased 40% to $2,160,187 from $1,548,170 for the same period ended May 31, 1998 reflecting higher costs of revenues and selling, general, and administrative expenses.

  Cost of revenues increased 55% to $1,050,356 compared to $675,515 in the same period ended May 31, 1998. This increase reflects an increase in the number of employees in Research, Product Development, and MIS, and higher third party royalty payments for content displayed on the www.marketguide.com web site. Data collection expense was also impacted by the effect of an approximate $50,000 non-recurring research charge related to transitioning Market Guide's internal data collection platform to a new database structure.

  Selling, general and administrative expenses rose 24% to $784,125 compared to $631,623 in the same period ended May 31, 1998. This increase is attributable to higher selling expenses and increased overhead costs. Market Guide continues to expand its sales and marketing effort to capture the increased demand for Market Guide's products.

  Depreciation and amortization expense increased 34% to $258,892 compared to $192,761 in the same period ended May 31, 1998. Higher depreciation expense reflects the acquisition of equipment to support Market Guide's expanding Internet infrastructure and the purchase of additional computer equipment to support a larger employee base. The increase in amortization expense reflects Market Guide's completion at the end of April 1999 of its internal database conversion project which is now being amortized over is estimated useful life.

  Advertising and promotion costs increased 38% to $66,814 compared to $48,271 in the same period ended May 31, 1998. The rise in advertising and promotion expenses is due to increased marketing literature, trade shows, travel, and meals and entertainment costs.

  Interest income rose 336% to $21,227 compared to $4,864 in the same period ended May 31, 1998 due to higher cash balances. The majority of the increase in cash and marketable securities was attributable to the sale of the CreditRisk Monitor division in January 1999.

  Interest expense decreased 9% to $22,894 compared to $25,206 in the same period ended May 31, 1998.

  Income from continuing operations before income taxes increased 14% to $563,803 compared to a restated $492,418 in the same period ended May 31, 1998.

  Income tax expense increased from $4,719 in the quarter ended May 31, 1998 to $225,521 in the quarter ended May 31, 1999. Market Guide's effective tax rate rose to 40% in the first quarter ended May 31, 1999 compared to 1.0% in the same period ended May 31, 1998.

  As a result of the higher tax expenses, income from continuing operations decreased 31% to $338,282 compared to $487,699 in the same period ended May 31, 1998.

  Net income increased 54% to $338,282 compared to $219,169 in the same period ended May 31, 1998. The increase in net income reflects the absence of losses from any discontinued operations in the quarter ended May 31, 1999 compared to losses from discontinued operations of $268,530 in the quarter ended May 31, 1998. As previously reported, Market Guide sold its CreditRisk Monitor division to New Generation Foods, Inc. in January 1999 (In May 1999, New Generation Foods, Inc. changed its name to CreditRiskMonitor.com, Inc.).

For the fiscal year ended February 28, 1999 compared to restated fiscal year ended February 28, 1998

  Total revenues for the fiscal year ended February 28, 1999 increased 34% to $8,839,521. The growth in revenues reflects increases of 26% in database vendor sales to $6,886,761 and of 73% in Market Guide product sales to $1,906,201. The growth in revenue reflects the addition of 35 new vendors in the 1999 fiscal year (95 vs. 60) primarily related to Internet redistribution and co-branded relationships, growth in sales from several of Market Guide's institutional and brokerage vendors, a 40% increase in Market Guide for Windows sales reflecting greater market penetration, and an increase of more than 116% in direct Internet revenue. Internet revenue benefited from a full year of advertising revenues. Advertising revenue increased thirty-five fold and strong page view growth was achieved at Market Guide's Internet site--www.marketguide.com. Print product revenues, consisting mainly of the Market Guide--Select OTC Stock Edition, decreased 9% to $46,559 as this product segment has been de-emphasized.

  Costs of revenue increased 33% to $3,061,807 reflecting additional costs related to covering an increased number of companies in the Market Guide Database as well as increased royalty payments to third party content providers.

  Selling, general and administrative expenses increased by a more moderate 16% to $2,723,357. This increase was attributable to additional sales personnel and recruitment costs, increased facilities expenses, additional costs related to a four-fold increase in the number of current stockholders, and higher accounting and professional fees.

  Depreciation and amortization expense increased 22% to $845,719 reflecting the acquisition of additional computer hardware, software and ancillary equipment to support Market Guide's expanding Internet infrastructure and the purchase of additional computer equipment to support a larger employee base.

  Advertising and promotion costs decreased 6% to $151,005 reflecting Market Guide's ability to transact more business via email as opposed to the historical sales process of frequent visits to existing and potential customers.

  Interest income rose 52% to $32,161 reflecting a more than doubling of Market Guide's year end cash and marketable securities position. The majority of the cash and marketable securities increase was attributable to the January 1999 sale of the CreditRisk Monitor division to New Generation Foods, Inc.

  Interest expense increased a moderate 5% to $90,002 reflecting a reduction in capital lease obligations outstanding offset by the conversion of the Fleet Bank line of credit to a three-year term loan effective September 1, 1998.

  For the reasons described above, income before income taxes and discontinued operations increased 92% to $1,999,792 from $1,040,252 in fiscal 1998.

  Income tax expense increased from $7,274 to $275,846 in the fiscal year ended February 28, 1999. Effective in the fourth quarter of fiscal 1999, Market Guide had fully utilized all its net operating loss carryforwards. Market Guide's effective tax rate rose to 41% in the fourth quarter and 14% for the fiscal year ended February 28, 1999.

  For the reasons described above, income from continuing operations expanded 67% to $1,723,946 from $1,032,978 in fiscal 1998.

  Loss from discontinued operations reflected the sale of Market Guide's CreditRisk Monitor ("CRM") division in January 1999. Losses incurred in this division declined 60% to $439,849 reflecting a growing number of customers for the CRM service and a cost containment program instituted in the middle of the 1999 fiscal year. Additionally, Market Guide recognized a gain of $225,572, net of $162,876 in income taxes, related to receipt of $1,233,187 upon consummation of the sale of CRM to New Generation Foods, Inc.

  Net income totaled $1,509,669 for the fiscal year ended February 28, 1999 versus a restated net loss of $54,043 in the fiscal year ended February 28, 1998.

Restated results for the fiscal year ended February 28, 1998 compared to restated fiscal year ended February 28, 1997

  Total revenues for the fiscal year ended February 28, 1998 increased 38% to a restated $6,602,733 from a restated $4,776,418 in fiscal year 1997. Revenues have been restated to exclude sales from discontinued operations (CRM). The increase in revenues reflects a 30% increase in database vendor sales to $5,452,484 and Market Guide product sales growth of 117% to $1,099,257. Revenue growth was attributable to continued sales to Market Guide's traditional core of vendors that sell to the institutional, retail, and individual investor marketplaces, new revenue from the addition of more than thirty Internet related vendors, growth in subscription sales at Market Guide's web site (www.marketguide.com), and incremental sales of Market Guide for Windows. Print product revenues, consisting mainly of the Market Guide--Select OTC Stock Edition, decreased 18% to $50,992 from $61,853 in fiscal year 1997. The decline in print product sales reflects lower sales to public libraries due to Market Guide's decision to concentrate on marketing electronic products and services.

  Total operating expenses for the fiscal year ended February 28, 1998 increased 24% to a restated $5,497,777 from a restated $4,441,562 in fiscal year 1997. Higher operating expenses principally reflected costs associated with increased staffing levels, higher depreciation and amortization charges, and increased sales and marketing activities.

  Income from operations for the fiscal year ended February 28, 1998 increased 230% to a restated $1,104,956 from a restated $334,856 in fiscal year 1997. Results benefited from strong vendor revenues and a reduction in operating expenses as a percentage of sales.

  Interest income for the fiscal year ended February 28, 1998 decreased 32% to $21,173 from $31,128 in fiscal 1997. The decrease reflects lower cash balances throughout the fiscal year primarily related to funding continued operating losses at the CRM division.

  Interest expense for the fiscal year ended February 28, 1998 increased 14% to $85,877 from $75,592 in fiscal year 1997. Higher interest expenses included additional capital lease service requirements to fund equipment acquisitions in fiscal year 1998.

  Income tax provision for the fiscal year ended February 28, 1998 totaled $7,274 compared with income tax benefit of $2,351 in fiscal year 1997.

  Income from continuing operations for the fiscal year ended February 28, 1998 increased 253% to $1,032,978 from $292,743 in fiscal year 1997.

  Loss from discontinued operations increased from $114,971 to $1,087,021 reflecting inclusion of a full year of operating losses attributable to the CRM division.

  A restated net loss for the fiscal year ended February 28, 1998 totaled $54,043 versus a restated net income of $177,772 in fiscal year 1997.

Liquidity and Capital Resources

  As of May 31, 1999, Market Guide's working capital (current assets less current liabilities) increased 16% to $2,576,133 when compared to $2,221,755 at February 28, 1999. The increase of $354,378 in working capital resulted principally from an increase in cash and cash equivalents. Market Guide's cash and cash equivalents increased 19% to $2,183,807 when compared to $1,838,408 at February 28, 1999.

  For the first quarter ended May 31, 1999, net cash provided by operating activities from continuing operations decreased 16% to $528,522 when compared to a restated $625,674 for the quarter ended May 31, 1998. This decrease reflects a reduction in income from continuing operations due to higher taxes and an increase in accounts receivable balances, partially offset by higher depreciation and amortization expense.

  For the first quarter ended May 31, 1999, net cash used in investing activities increased 77% to $402,892 when compared to a restated $377,033 in the first quarter ended May 31, 1998. Results reflect an increase in capitalized project costs related primarily to the Business Information Database project.

  For the first quarter ended May 31, 1999, net cash provided by financing activities rose 204% to $219,769 when compared to a restated $72,408 in the first quarter ended May 31, 1998. Financing activities reflect $280,000 in proceeds from a capital lease.

  Market Guide believes its current working capital, cash to be generated from operating activities and accounts receivable under its existing credit facilities will be sufficient to meet its obligations during the next twelve months.

Year 2000 Compliance

  Market Guide has completed its inventory and assessment of its internal systems, proprietary software, and products. Indications are Market Guide is ready for the change occurring January 1, 2000. All systems are being thoroughly tested before being put into production.

  Impact of the Year 2000 Issue

  The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the particular year. Computer programs that have date-sensitive software may recognize a date use "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to accurately compute financial ratio and/or deliver our products, process transactions, send invoices, or engage in similar normal business activities.

  Currently, Market Guide is in the process of comprehensive, systematic testing of all aspects of its business. Market Guide is communicating with all of its significant suppliers and customers to determine the extent to which Market Guide is vulnerable to those third parties' failure to remediate their own Year 2000 Issues. Market Guide's current assessment, based on presently available information, is detailed below. However there can be no guarantee that the systems of other companies on which Market Guide's system relies will be converted on a timely basis, or that a failure to convert by another company, or a conversion is incompatible with the Market Guide systems, would not have a material adverse effect on Market Guide.

  As of July 1999, the following states of readiness are believed to exist for the following subject areas:

  Products

  Market Guide's products will not be changed as a result of the Year 2000 readiness program. Formats for all date elements in each of our products will not change. Most of Market Guide's current files already include only four-digit years. Any two-digit years will continue to be represented by two digits. All calculations involving dates as well as the production and dissemination of these files are being rigorously tested. Testing has shown Market Guide products to be compliant for operation in the year 2000 and beyond.

  Production Processes and Application Software

  Market Guide has built a separate, clean test production environment to mirror its daily production environment. This test environment is being used to insure in-house systems are Y2K ready as well as enabling Market Guide to identify those third party information providers who are also Year 2000 ready. Testing will be completed by August 31, 1999. The test environment will not be dismantled until well into the year 2000, allowing Market Guide to address any unanticipated problems as they arise.

  Market Guide is committed to having a Year 2000 compliant environment in place by August 31, 1999. Market Guide will maintain compliance by using "clean management" to ensure all new processes introduced into its production environment are thoroughly tested beforehand.

  Internal Administrative Systems

  All hardware, systems software, third party application software, and outside services are being examined for Year 2000 readiness. Market Guide is currently reviewing its office systems (telephone, security, workstations, accounting systems, etc.) in order to reprogram or replace incompatible hardware or software.

  Contingency Planning

  All departments at Market Guide are in the process of drafting contingency plans for Market Guide's mission critical systems in the event of an unforeseen Y2K failure. An experienced Y2K contingency planner, who previously created Y2K contingency plans for a major Fortune 500 company, is leading Market Guide's planning. Contingency plans will be completed by September 1999, with rehearsals scheduled during the fourth calendar quarter of 1999.

  Worst Case Scenario

  The total cost of the Year 2000 project was estimated at $200,000 for the Market Guide's critical systems and is being funded through operating cash flows. To date, Market Guide has expended $40,000 towards the purchase of new hardware and software. The remaining $160,000 is to cover personnel and non-capital expenses which will be expensed as incurred and is not expected to have a material effect on the results of operations. To date, Market Guide has expended $20,000 to cover personnel and non-capital expenses. The costs of the project and date on which Market Guide plans to complete the Year 2000 modifications and conversions are based on management's best estimates which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, failure of third parties on which Market Guide relies and similar uncertainties. However, Market Guide will not be able to function in the event of an extended power failure or a failure of the telecommunications services provided by the local telephone company and/or Market Guide's Internet service providers.

  Due to general uncertainty inherent in the Year 2000 problem, including the uncertainty associated with suppliers and customers, the potential effect on the financial results and the condition of the company has not been measured. Market Guide intends for the Year 2000 program to be completed on a timely basis so as to significantly reduce the level of uncertainty and the impact on business operations and financial results.

Quantitative and Qualitative Disclosures About Market Risk

  Market Guide is exposed to market risk related to changes in interest rates. All of Market Guide's long-term debt (approximately $353,800 at May 31, 1999) is at a variable rate of interest and is not hedged by any derivative instruments. If market interest rates increase by five percent from levels at May 31, 1999, the effect on Market Guide's results of operations would be approximately $20,000.

Changes in and Disagreement with Accountants on Accounting and Financial Disclosure

  Market Guide has selected Ernst & Young LLP as its independent auditors for the fiscal year ended February 28, 1999. Market Guide's Board of Directors approved the selection of Ernst & Young LLP at a regular meeting on March 29, 1999. The decision to change independent auditors was based on Market Guide's rapid growth.

  Market Guide's prior independent auditors, Zerbo, McKiernan & Zambito, have served as Market Guide's auditors for the past nine years and played an important role in assisting Market Guide in its growth from a small OTC Bulletin Board company to its status today on the Nasdaq Small Cap Market. Zerbo, McKiernan & Zambito LLC, will serve as consultants over the next several months to ensure a smooth transition. There were no disagreements on accounting and financial disclosure.

                          MULTEX.COM AND MARKET GUIDE

    UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Introduction to Pro Forma Financial Statements

  On June 23, 1999, Multex.com entered into the merger agreement pursuant to which Market Guide will be merged with and into Merengue Acquisition Corp. in a transaction to be accounted for as a pooling-of-interests. Under the terms of the merger agreement, each issued and outstanding share of Market Guide common stock will be exchanged for one share of Multex.com common stock. Additionally, Multex.com will convert all outstanding Market Guide stock options (672,130) into an equivalent number of Multex.com stock options.

  The merger is expected to be accounted for as a pooling-of-interests. It is a condition to completion of the merger that Multex.com and Market Guide receive letters from their independent auditors confirming their opinion that the merger can properly be accounted for as a pooling-of-interests.

  The accompanying unaudited pro forma condensed combined balance sheets present the financial position of Multex.com and Market Guide as of June 30, 1999 and May 31, 1999, respectively, as of December 31, 1998 and February 28, 1999, respectively, as of December 31, 1997 and February 28, 1998, respectively, assuming that the merger has been completed as of the respective balance sheet dates. The unaudited pro forma condensed combined statements of operations of Multex.com and Market Guide for the six months ended June 30, 1999 and May 31, 1999, respectively, for the six months ended June 30, 1998 and May 31, 1998, respectively, for the year ended December 31, 1998 and February 28, 1999, respectively, and for the year ended December 31, 1997 and February 28, 1998, respectively, and for the year ended December 31, 1996 and February 28, 1997, respectively, reflect the merger, as if the merger had occurred at the beginning of the periods presented.

  The unaudited pro forma combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma combined financial statements are not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future.

  Multex.com and Market Guide estimate that they will incur direct transaction costs of approximately $6.5 million in connection with the merger, which will be charged to operations in the quarter in which the merger is consummated. This amount is a preliminary estimate and is therefore subject to change. There can be no assurance that Multex.com will not incur additional charges in subsequent quarters to reflect costs associated with the proposed merger.

  These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto set forth herein and other financial information pertaining to Multex.com and Market Guide including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risks Factors."

                                MULTEX.COM, INC.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                                  (UNAUDITED)
        AS OF JUNE 30, 1999 (MULTEX.COM) AND MAY 31, 1999 (MARKET GUIDE)

                                            Market
                              Multex.com    Guide
                              Historical  Historical Adjustments      Pro Forma
                              ----------- ---------- -----------     -----------
ASSETS
Current assets:
  Cash & cash equivalents...  $21,596,882 $2,183,807 $       --      $23,780,689
  Marketable securities.....   36,525,216        --          --       36,525,216
  Accounts receivable, net..    4,849,990  1,515,441         --        6,365,431
  Prepaid and other current
   assets...................    1,858,409    394,861         --        2,253,270
                              ----------- ---------- -----------     -----------
Total current assets........   64,830,497  4,094,109         --       68,924,606
Property and equipment,
 net........................    3,672,091  1,631,854         --        5,303,945
Notes receivable, net.......          --         --          --              --
Computer software and
 database expansion, net              --   2,936,705  (2,936,705)(A)         --
Deposits and other..........      602,594     66,057         --          668,651
                              ----------- ---------- -----------     -----------
                              $69,105,182 $8,728,725 $(2,936,705)    $74,897,202
                              =========== ========== ===========     ===========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and
   accrued expenses.........  $ 5,857,707 $  417,209 $       --      $ 6,274,916
  Current portion of long-
   term debt................          --     157,250         --          157,250
  Current portion of capital
   lease obligations........          --     257,187         --          257,187
  Deferred revenue..........    4,745,913    686,330         --        5,432,243
                              ----------- ---------- -----------     -----------
Total current liabilities...   10,603,620  1,517,976         --       12,121,596
Long-term debt..............          --     196,563         --          196,563
Capital lease obligations...          --     315,785         --          315,785
Other.......................       44,721    415,195         --          459,916
Total stockholders' equity..   58,456,841  6,283,206  (2,936,705)(A)  61,803,342
                              ----------- ---------- -----------     -----------
Total liabilities and
 stockholders' equity.......  $69,105,182 $8,728,725 $(2,936,705)    $74,897,202
                              =========== ========== ===========     ===========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                MULTEX.COM, INC.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                                  (UNAUDITED)
   AS OF DECEMBER 31, 1998 (MULTEX.COM) AND FEBRUARY 28, 1999 (MARKET GUIDE)

                          Multex.com   Market Guide
                          Historical    Historical  Adjustments      Pro Forma
                          -----------  ------------ -----------     -----------
ASSETS
Current assets:
  Cash & cash
   equivalents..........  $ 2,317,675   $1,838,408  $       --      $ 4,156,083
  Marketable
   securities...........   20,014,680          --           --       20,014,680
  Accounts receivable,
   net..................    2,447,299    1,220,869          --        3,668,168
  Prepaid and other
   current assets.......      221,184      463,046          --          684,230
                          -----------   ----------  -----------     -----------
Total current assets....   25,000,838    3,522,323          --       28,523,161
Property and equipment,
 net....................    2,843,477    1,626,214          --        4,469,691
Notes receivable, net...          --           --           --              --
Computer software and
 database expansion, net          --     2,798,345   (2,798,345)(A)         --
Deposits and other......      124,078       66,057          --          190,135
                          -----------   ----------  -----------     -----------
                          $27,968,393   $8,012,939  $(2,798,345)    $33,182,987
                          ===========   ==========  ===========     ===========
LIABILITIES AND
 STOCKHOLDERS' (DEFICIT)
 EQUITY
Current liabilities:
  Accounts payable and
   accrued expenses.....  $ 2,581,514   $  248,620  $       --      $ 2,830,134
  Current portion of
   long-term debt.......          --       157,250          --          157,250
  Current portion of
   capital lease
   obligations..........          --       201,625          --          201,625
  Deferred revenue......    2,682,939      693,073          --        3,376,012
                          -----------   ----------  -----------     -----------
Total current
 liabilities............    5,264,453    1,300,568          --        6,565,021
Long-term debt..........          --       235,875          --          235,875
Capital lease
 obligations............          --       167,232          --          167,232
Other...................       58,619      419,306          --          477,925
Convertible preferred
 stock..................   59,860,038          --           --       59,860,038
Total stockholders'
 (deficit) equity.......  (37,214,717)   5,889,958   (2,798,345)(A) (34,123,104)
                          -----------   ----------  -----------     -----------
Total liabilities and
 stockholders' (deficit)
 equity.................  $27,968,393   $8,012,939  $(2,798,345)    $33,182,987
                          ===========   ==========  ===========     ===========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                MULTEX.COM, INC.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                                  (UNAUDITED)
   AS OF DECEMBER 31, 1997 (MULTEX.COM) AND FEBRUARY 28, 1998 (MARKET GUIDE)

                          Multex.com   Market Guide
                          Historical    Historical  Adjustments      Pro Forma
                          -----------  ------------ -----------     -----------
ASSETS
Current assets:
  Cash & cash
   equivalents..........  $ 2,532,983   $  809,618  $       --      $ 3,342,601
  Marketable
   securities...........    7,663,585          --           --        7,663,585
  Accounts receivable,
   net..................    1,813,570      827,409          --        2,640,979
  Prepaid and other
   current assets.......      259,606      272,223          --          531,829
                          -----------   ----------  -----------     -----------
Total current assets....   12,269,744    1,909,250          --       14,178,994
Property and equipment,
 net....................    2,161,315    1,335,417          --        3,496,732
Notes receivable, net...          --           --           --              --
Computer software and
 database expansion,
 net....................          --     2,263,868   (2,263,868)(A)         --
Deposits and other......      302,341       78,084          --          380,425
Net assets of
 discontinued
 operations.............          --       485,874          --          485,874
                          -----------   ----------  -----------     -----------
                          $14,733,400   $6,072,493  $(2,263,868)    $18,542,025
                          ===========   ==========  ===========     ===========
LIABILITIES AND
 STOCKHOLDERS' (DEFICIT)
 EQUITY
Current liabilities:
  Accounts payable and
   accrued expenses.....  $ 1,436,225   $  218,618  $       --      $ 1,654,843
  Current portion of
   long-term debt.......    1,053,188       78,625          --        1,131,813
  Current portion of
   capital lease
   obligations..........          --       195,406          --          195,406
  Deferred revenue......    1,446,699      555,670          --        2,002,369
  Other current
   liabilities..........      312,783          --           --          312,783
                          -----------   ----------  -----------     -----------
Total current
 liabilities............    4,248,895    1,048,319          --        5,297,214
Long-term debt..........          --       393,125          --          393,125
Capital lease
 obligations............          --       368,856          --          368,856
Other...................          --       430,492          --          430,492
Convertible preferred
 stock..................   37,234,024          --           --       37,234,024
Total stockholders'
 (deficit) equity.......  (26,749,519)   3,831,701   (2,263,868)(A) (25,181,686)
                          -----------   ----------  -----------     -----------
Total liabilities and
 stockholders' (deficit)
 equity.................  $14,733,400   $6,072,493  $(2,263,868)    $18,542,025
                          ===========   ==========  ===========     ===========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                MULTEX.COM, INC.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
              FOR THE SIX MONTHS ENDED JUNE 30, 1999 (MULTEX.COM)
                        AND MAY 31, 1999 (MARKET GUIDE)

                                         Market
                          Multex.com     Guide
                          Historical   Historical  Adjustments         Pro Forma
                          -----------  ----------  ------------       -----------
Revenues................  $11,141,161  $5,207,916  $        --        $16,349,077
Costs of revenues.......    2,840,128   1,916,086           --          4,756,214
                          -----------  ----------  ------------       -----------
Gross profit............    8,301,033   3,291,830           --         11,592,863
Operating expenses:
  Sales and marketing...    8,395,782     101,828      412,211 (C)      8,909,821
  Research and
   development..........    1,599,952                  633,361 (A)      2,233,313
  General and
   administrative,
   including
   depreciation and
   amortization.........    6,213,773   1,989,429     (627,266)(B)(C)   7,575,936
                          -----------  ----------  ------------       -----------
Total operating
 expenses...............   16,209,507   2,091,257      418,306         18,719,070
Income (loss) from
 operations.............   (7,908,474)  1,200,573     (418,306)        (7,126,207)
Other income (expenses):
  Interest expense......      (22,247)    (41,721)          --            (63,968)
  Interest and
   investment income....    1,002,264      33,672           --          1,035,936
                          -----------  ----------  ------------       -----------
Income (loss) before
 income taxes...........   (6,928,457)  1,192,524     (418,306)        (6,154,239)
Income tax expense......          --      482,247           --            482,247
                          -----------  ----------  ------------       -----------
Income (loss) from
 continuing operations..   (6,928,457)    710,277     (418,306)        (6,636,486)
Income from discontinued
 operations, net of
 taxes..................          --      317,598     (317,598)(F)            --
Gain on sale of
 discontinued
 operations, net of
 taxes..................          --      225,572     (225,572)(F)            --
                          -----------  ----------  ------------       -----------
Net income (loss).......   (6,928,457)  1,253,447     (961,476)        (6,636,486)
Redeemable preferred
 stock dividends........    1,188,165         --            --          1,188,165
                          -----------  ----------  ------------       -----------
Net loss (income)
 available (applicable)
 to common
 stockholders...........  $(8,116,622) $1,253,447  $  (961,476)       $(7,824,651)
                          ===========  ==========  ============       ===========
Income (loss) from
 continuing operations
 per share--basic (G)...  $     (0.59) $     0.15           --        $     (0.42)
                          ===========  ==========  ============       ===========
Income (loss) from
 continuing operations
 per share--diluted
 (G)....................  $     (0.59) $     0.14           --        $     (0.42)
                          ===========  ==========  ============       ===========
Net income (loss) per
 share common share--
 basic..................  $     (0.59) $     0.26           --        $     (0.42)
                          ===========  ==========  ============       ===========
Net income (loss) per
 share common share--
 diluted................  $     (0.59) $     0.25           --        $     (0.42)
                          ===========  ==========  ============       ===========
Shares used in
 calculation of income
 (loss) per share--
 basic..................   13,673,379   4,791,884           --         18,465,263 (D)
                          ===========  ==========  ============       ===========
Shares used in
 calculation of income
 (loss) per share--
 diluted................   13,673,379   5,101,307     (309,423)(H)     18,465,263 (D)
                          ===========  ==========  ============       ===========
Pro forma basic and
 diluted net loss
 per share (E)..........          --          --            --        $     (0.20)
                          ===========  ==========  ============       ===========
Shares used in
 calculation of pro
 forma net loss per
 share--basic and
 diluted (E)............          --          --    14,861,112         33,326,375
                          ===========  ==========  ============       ===========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                MULTEX.COM, INC.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
              FOR THE SIX MONTHS ENDED JUNE 30, 1998 (MULTEX.COM)
                        AND MAY 31, 1998 (MARKET GUIDE)

                                         Market
                          Multex.com     Guide
                          Historical   Historical  Adjustments       Pro Forma
                          -----------  ----------  -----------      -----------
Revenues................  $ 5,828,885  $3,950,163   $     --        $ 9,779,048
Costs of revenues.......    1,446,051   1,309,650         --          2,755,701
                          -----------  ----------   ---------       -----------
Gross profit............    4,382,834   2,640,513         --          7,023,347
Operating expenses:
  Sales and marketing...    2,497,742      91,931    451,275 (C)      3,040,948
  Research and
   development..........      953,048                487,103 (A)      1,440,151
  General and
   administrative,
   including
   depreciation and
   amortization.........    4,383,006   1,566,170   (637,362)(B)(C)   5,311,814
                          -----------  ----------   ---------       -----------
Total operating
 expenses...............    7,833,796   1,658,101    301,016          9,792,913
Income (loss) from
 operations.............   (3,450,962)    982,412   (301,016)        (2,769,566)
Other income (expenses):
  Gain on sale of
   equipment............      124,796         --          --            124,796
  Offering expenses.....          --          --          --                --
  Interest expense......     (348,083)    (49,856)        --           (397,939)
  Interest and
   investment income....      208,493       9,100         --            217,593
                          -----------  ----------   ---------       -----------
Income (loss) from
 continuing operations
 before income taxes....   (3,465,756)    941,656   (301,016)        (2,825,116)
Income tax expense......          --        9,993                         9,993
                          -----------  ----------   ---------       -----------
Income (loss) from
 continuing operations..   (3,465,756)    931,663   (301,016)        (2,835,109)
Loss from discontinued
 operations, net of
 taxes..................          --     (598,980)   598,980(F)             --
                          -----------  ----------   ---------       -----------
Net income (loss).......   (3,465,756)    332,683    297,964         (2,835,109)
Redeemable preferred
 stock dividends........    1,309,146         --          --          1,309,146
                          -----------  ----------   ---------       -----------
Net loss available
 (applicable) to common
 stockholders...........  $(4,774,902) $  332,683   $297,964        $(4,144,255)
                          ===========  ==========   =========       ===========
Income (loss) from
 continuing operations
 per share--basic (G)...  $     (1.81) $     0.20         --        $     (0.56)
                          ===========  ==========   =========       ===========
Income (loss) from
 continuing operations
 per share--diluted
 (G)....................  $     (1.81) $     0.19         --        $     (0.56)
                          ===========  ==========   =========       ===========
Net income (loss) per
 common share--
 basic..................  $     (1.81) $     0.07         --        $     (0.56)
                          ===========  ==========   =========       ===========
Net income (loss) per
 common share--diluted..  $     (1.81) $     0.07         --        $     (0.56)
                          ===========  ==========   =========       ===========
Shares used in
 calculation of income
 (loss) per share--
 basic..................    2,639,371   4,726,884         --          7,366,255 (D)
                          ===========  ==========   =========       ===========
Shares used in
 calculation of income
 (loss) per share--
 diluted................    2,639,371   4,889,180   (162,296)(H)      7,366,255 (D)
                          ===========  ==========   =========       ===========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                MULTEX.COM, INC.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
               FOR THE YEAR ENDED DECEMBER 31, 1998 (MULTEX.COM)
                      AND FEBRUARY 28, 1999 (MARKET GUIDE)

                                          Market
                           Multex.com     Guide
                           Historical   Historical  Adjustments         Pro Forma
                          ------------  ----------  -----------        ------------
Revenues................  $ 13,181,589  $8,839,521  $      --          $ 22,021,110
Costs of revenues.......     2,894,563   3,061,807         --             5,956,370
                          ------------  ----------  ----------         ------------
Gross profit............    10,287,026   5,777,714         --            16,064,740
Operating expenses:
 Sales and marketing....     7,622,348     151,005     893,964 (C)        8,667,317
 Research and
  development...........     2,180,244         --    1,014,584 (A)        3,194,828
 General and
  administrative,
  including
  depreciation and
  amortization..........     9,385,418   3,569,076  (1,280,430)(B)(C)    11,674,064
                          ------------  ----------  ----------         ------------
Total operating
 expenses...............    19,188,010   3,720,081     628,118           23,536,209
                          ------------  ----------  ----------         ------------
Income (loss) from
 operations.............    (8,900,984)  2,057,633    (628,118)          (7,471,469)
Other income (expenses):
 Gain on sale of
  equipment.............       124,796         --          --               124,796
 Offering expenses......      (840,781)        --          --              (840,781)
 Interest expense.......      (481,997)    (90,002)        --              (571,999)
 Interest and investment
  income................       356,242      32,161         --               388,403
                          ------------  ----------  ----------         ------------
Income (loss) from
 continuing operations
 before income taxes....    (9,742,724)  1,999,792    (628,118)          (8,371,050)
Income tax expense......           --      275,846         --               275,846
                          ------------  ----------  ----------         ------------
Income (loss) from
 continuing operations..    (9,742,724)  1,723,946    (628,118)          (8,646,896)
Loss from discontinued
 operations, net of
 taxes..................           --     (439,849)    439,849 (F)              --
Gain on sale of
 discontinued
 operations, net of
 taxes..................           --      225,572    (225,572)(F)              --
                          ------------  ----------  ----------         ------------
Net income (loss).......    (9,742,724)  1,509,669    (413,841)          (8,646,896)
Redeemable preferred
 stock dividends........     2,679,445         --          --             2,679,445
                          ------------  ----------  ----------         ------------
Net income (loss)
 available (applicable)
 to common
 stockholders...........  $(12,422,169) $1,509,669  $ (413,841)        $(11,326,341)
                          ============  ==========  ==========         ============
Income (loss) from
 continuing operations
 per share--basic (G)...  $      (4.36) $     0.36         --                $(1.49)
                          ============  ==========  ==========         ============
Income (loss) from
 continuing operations
 per share--diluted
 (G)....................  $      (4.36) $     0.35         --          $      (1.49)
                          ============  ==========  ==========         ============
Net income (loss) per
 common share--basic....  $      (4.36) $     0.32         --          $      (1.49)
                          ============  ==========  ==========         ============
Net income (loss) per
 common share--diluted..  $      (4.36) $     0.31         --          $      (1.49)
                          ============  ==========  ==========         ============
Shares used in
 calculation of income
 (loss) per share--
 basic..................     2,846,963   4,762,561         --             7,609,524(D)
                          ============  ==========  ==========         ============
Shares used in
 calculation of income
 (loss) per share--
 diluted................     2,846,963   4,914,647    (152,086)(H)        7,609,524(D)
                          ============  ==========  ==========         ============
Pro forma basic and
 diluted net loss per
 share (E)..............           --          --          --          $      (0.38)
                          ============  ==========  ==========         ============
Shares used in
 calculation of pro
 forma net loss per
 share--basic and
 diluted (E)............           --          --   14,861,112           22,470,636
                          ============  ==========  ==========         ============

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                MULTEX.COM, INC.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
               FOR THE YEAR ENDED DECEMBER 31, 1997 (MULTEX.COM)
                      AND FEBRUARY 28, 1998 (MARKET GUIDE)

                           Multex.com   Market Guide
                           Historical    Historical  Adjustments          Pro Forma
                          ------------  ------------ -----------         -----------
Revenues................  $  6,013,766   $6,602,733  $      --           $12,616,499
Costs of revenues.......     1,231,692    2,294,189         --             3,525,881
                          ------------   ----------  ----------          -----------
Gross profit............     4,782,074    4,308,544         --             9,090,618
 Operating expenses:
 Sales and marketing....     3,506,935      160,304     901,146 (C)        4,568,385
 Research and
  development...........     1,600,893          --      971,651 (A)        2,572,544
 General and
  administrative,
  including
  depreciation and
  amortization..........     7,836,639    3,043,284  (1,259,006) (B)(C)    9,620,917
                          ------------   ----------  ----------          -----------
Total operating
 expenses...............    12,944,467    3,203,588     613,791           16,761,846
                          ------------   ----------  ----------          -----------
Income (loss) from
 operations.............    (8,162,393)   1,104,956    (613,791)          (7,671,228)
Other income (expenses):
Interest expense........      (309,769)     (85,877)        --              (395,646)
Interest and investment
 income.................       434,986       21,173         --               456,159
                          ------------   ----------  ----------          -----------
Income (loss) from
 continuing operations
 before income taxes....    (8,037,176)   1,040,252    (613,791)          (7,610,715)
Income tax expense......           --         7,274         --                 7,274
                          ------------   ----------  ----------          -----------
Income (loss) from
 continuing operations..    (8,037,176)   1,032,978    (613,791)          (7,617,989)
Loss from discontinued
 operations, net of
 taxes                             --    (1,087,021)  1,087,021 (F)              --
                          ------------   ----------  ----------          -----------
Net loss................    (8,037,176)     (54,043)    473,230           (7,617,989)
Redeemable preferred
 stock dividends........     2,181,472          --          --             2,181,472
                          ------------   ----------  ----------          -----------
Net loss applicable to
 common stockholders....  $(10,218,648)  $  (54,043)   $473,230          $(9,799,461)
                          ============   ==========  ==========          ===========
Income (loss) from
 continuing operations
 per share--basic and
 diluted (G)............  $      (4.69)  $     0.22         --           $     (1.42)
                          ============   ==========  ==========          ===========
Net loss per common
 share--basic and
 diluted................  $      (4.69)  $    (0.01)        --           $     (1.42)
                          ============   ==========  ==========          ===========
Shares used in
 calculation of loss per
 share--basic...........     2,179,261    4,712,503         --             6,891,764(D)
                          ============   ==========  ==========          ===========
Shares used in
 calculation of loss per
 share--diluted.........     2,179,261    4,755,905     (43,402)(H)        6,891,764(D)
                          ============   ==========  ==========          ===========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                MULTEX.COM, INC.
             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
               FOR THE YEAR ENDED DECEMBER 31, 1996 (MULTEX.COM)
                      AND FEBRUARY 28, 1997 (MARKET GUIDE)

                          Multex.com   Market Guide
                          Historical    Historical  Adjustments         Pro Forma
                          -----------  ------------ -----------        -----------
Revenues................  $ 2,646,527   $4,776,418  $      --          $ 7,422,945
Costs of revenues.......      809,380    1,849,674         --            2,659,054
                          -----------   ----------  ----------         -----------
Gross profit............    1,837,147    2,926,744         --            4,763,891
Operating expenses:
 Sales and marketing....    2,339,110      105,173     828,324 (C)       3,272,607
 Research and
  development...........    1,414,908          --      818,121 (A)       2,233,029
 General and
  administrative,
  including
  depreciation and
  amortization .........    4,552,936    2,486,715  (1,116,396)(B)(C)    5,923,255
                          -----------   ----------  ----------         -----------
Total operating
 expenses...............    8,306,954    2,591,888     530,049          11,428,891
                          -----------   ----------  ----------         -----------
Income (loss) from
 operations.............   (6,469,807)     334,856    (530,049)         (6,665,000)
Other income (expenses):
 Interest expense.......     (250,175)     (75,592)        --             (325,767)
 Interest and investment
  income................      310,177       31,128         --              341,305
                          -----------   ----------  ----------         -----------
Income (loss) from
 continuing operations
 before income taxes....   (6,409,805)     290,392    (530,049)         (6,649,462)
Income tax benefit......          --         2,351         --                2,351
                          -----------   ----------  ----------         -----------
Income (loss) from
 continuing operations..   (6,409,805)     292,743    (530,049)         (6,647,111)
Loss from discontinued
 operations, net of
 taxes                            --      (114,971)    114,971 (F)             --
                          -----------   ----------  ----------         -----------
Net income (loss).......   (6,409,805)     177,772    (415,078)         (6,647,111)
Redeemable preferred
 stock dividends........    1,402,788          --          --            1,402,788
                          -----------   ----------  ----------         -----------
Net income (loss)
 available (applicable)
 to common
 stockholders...........  $(7,812,593)  $  177,772  $ (415,078)        $(8,049,899)
                          ===========   ==========  ==========         ===========
Income (loss) from
 continuing operations
 per share--basic and
 diluted (G)............  $     (3.86)  $     0.07         --          $     (1.28)
                          ===========   ==========  ==========         ===========
Net income (loss) per
 common share--basic and
 diluted................  $     (3.86)  $     0.04         --          $     (1.28)
                          ===========   ==========  ==========         ===========
Shares used in
 calculation of income
 (loss) per share--
 basic..................    2,021,919    4,250,124         --            6,272,043(D)
                          ===========   ==========  ==========         ===========
Shares used in
 calculation of income
 (loss) per share--
 diluted................    2,021,919    4,408,378    (158,254)(H)       6,272,043(D)
                          ===========   ==========  ==========         ===========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  (1)Basis of Presentation

     The merger is expected to be accounted for as pooling-of-interests. It is a condition to completion of the merger that Multex.com and Market Guide receive letters from their independent auditors confirming their opinion that the merger can properly be accounted for as a pooling of interests.

     The unaudited pro forma condensed combined balance sheets combine the balance sheets of Multex.com and Market Guide as of June 30, 1999 and May 31, 1999, respectively, as of December 31, 1998 and February 28, 1999, respectively, and as of December 31, 1997 and February 28, 1998, respectively, assuming that the merger has been completed as of the respective balance sheet dates. The unaudited pro forma condensed combined statements of operations combine the statements of operations of Multex.com and Market Guide for the six months ended June 30, 1999 and May 31, 1999, respectively, for the six months ended June 30, 1998 and May 31, 1998, respectively, for the year ended December 31, 1998 and February 28, 1999, respectively, and for the year ended December 31, 1997 and February 28, 1998, respectively, and for the year ended December 31, 1996 and February 28, 1997, respectively, assuming that the merger had occurred at the beginning of the periods presented.

     The historical balance sheets used in the preparation of the unaudited pro forma financial statements have been derived from Multex.com's and Market Guide's unaudited financial statements as of June 30, 1999 and May 31, 1999, respectively, the audited financial statements as of December 31, 1998 and February 28, 1999, respectively, and the audited financial statements as of December 31, 1997 and February 28, 1998, respectively. The historical statements of operations used in the preparation of the unaudited pro forma condensed combined financial statements have been derived from Multex.com's and Markets Guide's unaudited financial statements for the six months ended June 30, 1999 and May 31, 1999, respectively, the audited financial statements for the years ended December 31, 1998 and February 28, 1999, respectively, the audited financial statements for the years ended December 31, 1997 and February 28, 1998, respectively, and the audited financial statements for the years ended December 31, 1997 and February 28, 1998, respectively.

  (2)Unaudited Pro Forma Adjustments

  A description of the adjustments included in the unaudited pro forma financial statements are as follows:

    (A) Management of Market Guide had elected to capitalize certain computer software costs incurred for new product development and database expansion. The adjustment reflects the retroactive adjustment to expense such computer software costs in order to conform to Multex.com's accounting policy.

    (B) Reflects the reversal of amortization expense related to the capitalization of certain computer software costs. As noted in adjustment (A), such costs had been expensed in accordance with Multex.com's accounting policy.

    (C) Reflects the reclassification of selling expenses recognized by Market Guide to sales and marketing expenses to conform to Multex.com's presentation.

    (D) The computation of pro forma shares used in calculation of income
        (loss) per share--basic and diluted is based on the aggregate weighted average shares of the combined business, adjusted to equivalent shares of the surviving business for all periods presented.

    (E) In conjunction with Multex.com's initial public offering, all outstanding shares of Series A, B, C, D and E redeemable preferred stock automatically converted into 14,861,112 shares of Multex.com's common stock. Accordingly, the effect of the conversions have been reflected in the computation of pro forma basic and diluted loss from continuing operations per share for the years ended December 31, 1998 (Multex.com) and February 28, 1999 (Market Guide) and the six months ended June 30, 1999 (Multex.com) and May 31, 1999 (Market Guide).

    (F) Reflects the elimination of loss from discontinued operations, net of taxes, the adjustment to expense certain capitalized computer software costs related to the discontinued operations net of taxes, and the gain on sale of discontinued operations, net of taxes, since Multex.com did not acquire the discontinued operations of Market Guide.

    (G) For Multex.com historical, the calculation of income (loss) from continuing operations per share--basic and diluted includes redeemable preferred stock dividends.

    (H) In computing shares used in calculation of income (loss) per share-diluted, potential shares of common stock have been excluded because the result would be anti-dilutive.

                             BUSINESS OF MULTEX.COM

  The following section contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in "Risk Factors" and elsewhere in this joint proxy statement/prospectus.

  Multex.com is a leading provider of online investment research and financial information services designed to meet the needs of individual and institutional investors, including investment banks, brokerage firms and corporations. Our services enable timely online access to over 1.5 million research reports and other investment information on over 20,000 companies. These reports are published by more than 500 investment banks, brokerage firms and third-party research providers worldwide. In the United States, we offer research reports from 20 out of the 20 leading investment banks and brokerage firms, according to the Institutional Investor rankings, including Merrill Lynch, Morgan Stanley Dean Witter, Goldman Sachs and Salomon Smith Barney. In Europe, we offer research reports from 20 out of the 20 leading investment banks and brokerage firms, as ranked by the Reuters Tempest survey, and in Asia, we offer research reports from 20 out of the 20 leading investment banks and brokerage firms, as ranked by Asia Money. Through various arrangements, more than 1,500,000 individual investors, institutional investors and financial professionals, including mutual funds managers, portfolio managers, brokers and their clients, are able to use our services. In addition to making our services available through our own Web sites, we have established a number of strategic distribution relationships to reach both the institutional market and the individual investor market. For the institutional market, we have established a number of strategic distribution relationships, including America Online, Bloomberg, Bridge, Dow Jones, Intuit and Reuters.

  For the individual investor market, we recently launched the Multex Investor Network, an Internet service targeting the rapidly growing individual investor market. Multex Investor Network is an interactive community for individual investors. Visitors to Multex Investor Network can join as a "member" at no cost. Members of Multex Investor Network have free access to a range of member services, investment research reports and other financial information from Multex.com, sponsoring brokerage firms and investment banks, as well as member generated content. We have established a number of strategic distribution relationships to promote the Multex Investor Network, including a strategic distribution relationship with America Online to serve as the anchor tenant for brokerage research on the AOL Personal Finance channel. America Online is also a recent investor in Multex.com. In addition, we have established distribution relationships for the Multex Investor Network with other Internet portals and financial sites, including The Wall Street Journal Interactive, CNNfn, CBS MarketWatch, Yahoo!, Intuit, Quote.com, Hoover's and EDGAR Online.

Industry Overview

  In recent years, there has been substantial growth in the ownership of equity and fixed income securities worldwide. According to the Investment Company Institute, total financial assets of U.S. households were $14.0 trillion at the end of 1995, and are expected to grow to over $22.5 trillion by the year 2000. These assets are invested in, among other things, over 8,500 publicly traded companies in the United States, including over 2,900 companies that have completed initial public offerings in the last five years, and thousands more internationally. The growth in financial assets has resulted from a number of factors, including an increase in the number of mutual funds and increased cash flows into those mutual funds, households allocating more of their assets to equity investments, sustained high returns in the equity markets over a number of years, and lower trading costs as a result of regulatory changes and improved technologies. The proliferation in equity ownership and associated trading activity has created a need for more investment research and market information on the part of investors who seek higher returns on their portfolios.

  The emergence of the Internet as a tool for communications and commerce is changing the markets for financial transactions and information services. Individuals are rapidly embracing the Internet because it is simple to access and it makes vast amounts of information quickly available. According to International Data Corporation, the number of users of the Internet grew to 34 million users worldwide by the end of 1996, and is expected to reach approximately 139 million users by the end of 2000.

  Individuals are showing strong preferences for transacting various types of business, including trading securities, via the Internet, rather than in person or over the telephone. These transactions are being streamlined and can now be performed directly virtually anywhere at any time. Individual investors have accepted and even welcomed self-directed online transactions because these transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary. We believe that these trends evidence a fundamental change in the way many individual investors manage their financial assets. As individual investors seek to independently manage their financial assets, these investors are increasingly looking for investment research and other financial reports online.

  Investment research is one of the primary tools individual and institutional investors use to assist them in deciding whether to invest in a company or industry and when to buy and sell a particular security. Investment banks and brokerage firms, as the primary providers of investment research, have invested billions of dollars developing their research capabilities, which they use to build their brand name recognition, enhance customer loyalty and generate investment banking and trading revenues. Many of these firms are expanding the breadth and scope of their research by hiring additional analysts and increasing the number of companies and industries covered by their research and providing research on international markets. The ability to offer investment research to investors who traditionally have not had timely access to investment research is increasingly becoming a competitive advantage and a key distinguishing feature for brokerage firms. As the industry becomes more competitive, investment banks and brokerage firms want to distribute their research in the fastest and most efficient manner possible in order to meet increasing investor demand for better access to investment research and market information.

  Individual and institutional investors are increasingly demanding access to investment research and other market information--including Securities and Exchange Commission filings, business and financial news, stock quotes, stock price graphs and annual reports--on a "real-time" or near "real-time" basis. Investment research traditionally has been mailed to investors, which results in a delay in the receipt of the research and significant printing, duplicating and mailing costs. In order to distribute research reports on a more timely basis, some reports are increasingly being sent by facsimile transmission to investors. However, these conventional distribution methods do not allow investment banks or brokerage firms to control which investors access and view their research. Moreover, large institutional investors often receive hundreds of paper reports, totaling thousands of pages, each week. These paper-based reports must be manually sorted, distributed, stored, reviewed and prioritized, which can be time consuming and expensive. Likewise, large users of investment research and other financial information also include investment banks and brokerage firms, which utilize their proprietary research and other corporate documents, as well as research purchased from other sources, to support their own banking, sales, trading and marketing functions. These firms seek to quickly and efficiently distribute research and other documents to their investment bankers, brokers and traders in geographically dispersed locations.

  In response to the shortcomings of the traditional research distribution methods, investment banks and brokerage firms have tried new distribution methods, including e-mail and distribution through their Web sites, with varying degrees of success. Distribution by e-mail is inefficient because it not only requires the recipient to open and view the e-mail messages, but it also lacks a way for the recipient to differentiate one message from another. Also, e-mail messages cannot be searched on a full-text basis and are not easily archived or retrieved by others. Web-site distribution by investment banks and brokerage firms requires the investor to visit and search numerous Web sites that provide research, which is time-consuming and inefficient. Investment banks and brokerage firms need a solution to their internal and client investment research distribution needs. Institutional investors need a real-time, commingled source for their investment research needs. Individual investors need access to research from investment banks, brokerage firms and other third-party providers.

The Multex.com Solution

  Our investment research services provide users with online access to a wide range of research and other investment information from leading investment banks, brokerage firms and third-party research providers worldwide. Our Internet-based technology solution ensures timely receipt of information for critical investment decisions and enables research providers to target their research more efficiently. At the same time, recipients of the information can use our proprietary search tools to locate and retrieve the desired information, saving the time and expense of manually searching through printed reports. Online availability also eliminates costs otherwise incurred in printing, mailing, sorting and filing printed reports. Finally, we enable research and information providers to market more efficiently, not only by reaching their target customers more effectively, but also by providing feedback regarding their access and usage patterns. Our services provide the following key benefits:

  Extensive Research Database. We provide entitled investors access to an online database of research reports and other investment information on over 20,000 companies. We typically add reports to our database at the rate of more than 15,000 new reports each week. Research reports in our database include all text, charts, graphs, tables, color and document formatting contained in the original report. For some of our customers, we also provide access to delayed stock quotes through Quote.com and real-time Securities and Exchange Commission filings through EDGAR Online as part of their subscription.

  Efficient, Cost-Effective Research Distribution. We enable investment banks, brokerage firms and third-party research providers to electronically distribute their research reports to their brokers, bankers and traders and their customers via the Internet or intranets on a real-time basis. Our services permit research to be distributed to multiple locations simultaneously. By using these services, research providers can target investors worldwide, monitor investor requests for research reports and determine who has accessed their reports. Because our services are distributed over the Internet or intranets, research providers save printing and mailing costs and can more easily target their research to their customers. Our services are password protected and research included in our database can be accessed only by authorized users.

  Comprehensive Search Capabilities. We have incorporated extensive search capabilities into our services, thereby enabling users to rapidly and easily locate relevant commingled research from hundreds of sources and to reduce the costs of indexing, organizing and distributing research reports. Users can search for a particular research report by a number of criteria, including company name, industry, ticker symbol or analyst. Additionally, users can search on a full text basis for words or phrases. We also enable users to create searchable, customized research profiles and portfolios, to further facilitate finding and retrieving the document.

  Ease and Efficiency of Use. Our services are designed to facilitate the electronic contribution and online distribution of investment research. Our proprietary software allows sell-side research departments and third-party information providers to easily contribute research reports, financial models, graphic presentations and other documents in real-time directly to our database. Research providers can use existing word processing and desktop publishing software, including Microsoft Word, Excel, PowerPoint, WordPerfect, HTML and multimedia creation software, and are not required to modify their method of document creation. For users accessing research, our proprietary technology incorporates a graphical user interface and provides access through leading browser technologies to simplify finding, retrieving, viewing and printing research reports.

Strategy

  Our objective is to be the leading provider of online investment research services for the individual and institutional investment community. We use leading Internet technologies to provide a unique, integrated platform for the efficient distribution of investment research and financial information worldwide. The following are the key elements of our strategy:

  Provide Extensive Investment Research and Information. We intend to continue to leverage our success as an investment research and information source for institutional investors. We continuously target leading investment banks and brokerage firms in an effort to add their research to our research database. By establishing relationships with other third-party providers of investment and financial information, including EDGAR Online, Standard & Poor's, ValueLine and others, we can offer extensive third-party investment research and information. Through our Multex Data Group subsidiary we are also developing the ability to provide proprietary earnings estimates and related financial reports. We believe that by continually incorporating additional sources of investment and financial information into our database, we will be well positioned to become the premier source of high-value investment information.

  Expand Distribution Channels. We employ a broad array of distribution channels for our services and are continuously identifying and developing new channels. For the institutional investor market, we have entered into agreements with leading distributors of financial information, including ADP, Bloomberg, Bridge, Disclosure, Dow Jones and Reuters. In order to enhance the distribution of investment research to individual investors, we have entered into an agreement with America Online to be an anchor tenant on the investment research area within the AOL Personal Finance channel, and have also entered into agreements to distribute our services with a number of leading Internet-based financial Web sites and distributors, including CNNfn, Data Broadcasting Corporation, which includes CBS MarketWatch and Disclosure.

  Increase Multex Brand Awareness. We believe that increasing the brand name awareness of Multex.com and our services in the financial community will contribute to our future success. We have successfully built a brand name among institutional investors and research providers and are targeting our marketing efforts to expand the recognition of our corporate and service names through advertising, direct mail, trade shows, seminars and conferences as well as joint marketing initiatives with information providers and distributors. We seek to incorporate our branded logo on each Web site that utilizes our technology to increase the brand name awareness of Multex.com and our services.

  Target Individual Investor Market. Through our Multex Investor Network, we are targeting the expanding individual investor market. We intend to expand our related sales and marketing efforts in order to increase traffic on the Multex Investor Network and expand our member base. In addition, to address the individual investor market, we intend to capitalize on our arrangements with America Online, The Wall Street Journal Interactive, CNNfn, CBS MarketWatch, Yahoo!, Intuit, Quote.com, Hoover's and EDGAR Online, and to develop links to the Multex Investor Network from other leading Internet portals and personal finance Web sites. We are also seeking to expand the amount of research available to individual investors on the Multex Investor Network from leading investment banks and brokerage firms. We believe that the Multex Investor Network will significantly increase individual investors' access to institutional quality research and enhance our position as a leading online provider of this research.

  Extend Global Presence. To provide U.S. and foreign investors with access to investment research prepared by leading investment banks and brokerage firms throughout the world, we target international contributors and subscribers from our headquarters in New York, from an office in London and through independent representatives in Hong Kong. We intend to open offices in other leading financial centers. We believe that institutional investors in Europe, the Pacific Rim and numerous emerging markets require access to high quality online investment research and information. Since many investors are investing in markets throughout the world, they also require research and information from investment banks and brokerage firms in local markets. In addition, many investment banks and brokerage firms in U.S. and foreign markets are seeking to distribute their research worldwide.

  Maintain Technology Leadership. We intend to continuously develop and incorporate new technologies to enhance our services. We intend to maintain our leadership position by continuing to improve our technology through investment in research and development activities, use of new Internet, intranet and extranet technologies and integration of each of our services. In particular, we are extending the available document formats to support spreadsheets, presentation applications, HTML-based pages, URL references, and audio and video files. We are also developing integrated and directed user alerts and e-mail and fax capabilities. Using our technological capabilities and expertise, we focus on enhancing our scalable and open architecture.

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  Focus on Multiple Revenue Opportunities. We are pursuing multiple revenue opportunities for future growth with a particular focus on establishing a recurring revenue stream from subscriptions. We believe that subscriptions, professional service fees, pay-per-view transactions and advertising represent key opportunities. By expanding the number of research providers and the amount and formats of information available, we believe that we can generate additional revenue from new and enhanced services. In addition, we believe that by targeting individual investors and corporations, we may be able to increase the pay-per-view revenues from Multex Research-On-Demand and the Multex Investor Network. We also expect to generate advertising and sponsorship revenue from the Multex Investor Network and our other Web sites.

Services

  The following table sets forth information concerning our principal service offerings:

                          Multex.com Service Offerings

       Name of                                                                              Revenue
       Service              Description                    Target Market                     Model
   ----------------  ------------------------- -------------------------------------- -------------------
   MultexNET         Access to real-time,      Buyside institutions                   Annual subscription
                     commingled research       and corporations
   MultexEXPRESS     Real-time distribution of Sellside investment                    Annual subscription
                     proprietary research to a banks and brokerage firms
                     provider's employees and
                     clients
   Multex Research-  Access to commingled,     Corporations, financial institutions   Pay-per-view
    On-Demand        pay-per-view research on  and advisors, institutional investors,
                     a delayed basis           other professional service firms
                                               and libraries
   Multex Investor   Access to free and        Individual investors                   Advertising,
    Network          pay-per-view research                                            sponsorship and
                     on a delayed basis                                               pay-per-view

  MultexNET

  MultexNET enables subscribers to access, on a real-time basis over the Internet, commingled full-text investment research reports supplied by leading investment banks, brokerage firms and third-party research providers. Over 11,000 mutual fund managers, portfolio managers and other institutional investors, as well as research analysts and other financial services professionals, are able to use MultexNET, which offers timely online access to over 1,500,000 research reports and other investment information from more than 500 information providers. Subscribers to MultexNET are offered advanced searching and filtering capabilities, and the ability to retrieve investment research reports over the Internet. Our proprietary software enables us to distribute a particular research or other financial report only to those users who have been authorized or entitled to access the report by the firm that authored the report. MultexNET enables research and other information providers to monitor requests for their research reports and determine who has accessed and viewed the report. Subscribers whose subscription does not entitle them to access particular embargoed research and third-party research information may be able to access these reports through Multex Research-On-Demand on a pay-per-view basis after the typical 15-day embargo period has ended.

  Features of MultexNET include real-time access to high-quality multimedia and rich text research reports, the ability to utilize advanced searching features which permit searches by company name, ticker symbol, brokerage firm, analyst, industry/subject codes and date, the ability to create and modify customized portfolios and profiles in order to ensure the delivery of updated research information about those companies in a particular user's portfolio or profile, and easy-to-use document viewing, printing, faxing and e-mail options. We also provide access to delayed stock quotes through Quote.com and real-time filings with the Securities and Exchange Commission filings through EDGAR Online as part of the MultexNET subscription. In addition, features currently under development will enable subscribers to arrange for automated fax and/or e-mail distribution of research reports to the subscriber's end-users.

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

  Research reports and other financial information available through MultexNET are stored on our servers and made available through the Internet. MultexNET requires subscribers to have an Internet connection, or a connection to an extranet maintained by us, Microsoft Internet Explorer or Netscape Navigator Web browsers, and the Adobe Acrobat viewer installed on their workstation, desktop or laptop computer.

  The annual subscription fee for MultexNET typically ranges from $1,000 to $3,540 per subscriber depending upon the number of users at the particular buyside institution or corporation who have access to the service. As of December 31, 1998, we had approximately 2,580 paying subscribers to MultexNET, as compared to approximately 2,040 paying subscribers on December 31, 1997. In addition, pursuant to our agreement with Reuters, approximately 6,000 Reuters' customers obtained MultexNET user passwords to use MultexNET as of December 31, 1998, whereas no Reuters' customers had obtained passwords as of December 31, 1997.

  MultexEXPRESS

  MultexEXPRESS enables investment banks, brokerage firms and other financial institutions to distribute their own proprietary financial research, as well as corporate documents, forms, news and other proprietary content, over the Internet or through intranets and other private networks. Using MultexEXPRESS, investment banks, brokerage firms and other financial institutions are able to reduce the cost of printing and distributing research reports and other internal information and can disseminate more timely information to their employees and customers. Like MultexNET, MultexEXPRESS offers the contributing firm the ability to identify which users actually access research through the usage reporting system incorporated into MultexEXPRESS. MultexEXPRESS can be implemented as a unique Internet site or seamlessly integrated into a firm's existing online presence to target information to employees and key clients on a real-time basis. MultexEXPRESS is built on the same technology platform and provides users with the same core functionality found in MultexNET. MultexEXPRESS also offers additional features and integration options targeted to the internal distribution needs of investment banks, brokerage firms and other financial institutions.

  MultexEXPRESS has been installed at 31 investment banking and brokerage firms, with more than 600,000 users, approximately 500,000 of which are generated from one MultexEXPRESS installation, at June 30, 1999. This compares to 18 MultexEXPRESS installations, with more than 500,000 users, approximately 450,000 of which are generated from one MultexEXPRESS installation, at December 31, 1997. MultexEXPRESS is generally contracted for a one to three year period at a fixed rate dependent upon the scale of the enterprise-wide solution offered to the customer. Currently, the average price per installation is approximately $150,000 for each year of the contract.

  Multex Research-On-Demand

  Multex Research-On-Demand gives corporations, financial institutions and advisors, institutional investors, other professional service firms and libraries, the ability to access more than 600,000 research reports and other information from over 350 MultexNET research providers. Each report can be purchased on a pay-per-view basis after an embargo period during which the research providers make the report available on a proprietary basis only to their own employees and customers. A growing subset of the content in our database, approximately 50% as of December 31, 1998, is available on Multex Research-On-Demand. This service is available either on a stand-alone basis, through strategic distribution channels or as a part of MultexNET, MultexEXPRESS or Multex Investor Network. While the majority of the reports available on Multex Research-On-Demand relate to U.S. equities and investment opportunities, we are adding information relating to foreign equities and investment opportunities.

  Multex Research-On-Demand customers can purchase and download the research reports to their own computer using advanced searching and filtering technology that locates documents by symbol, industry, brokerage firm, full-text words and phrases, or user-defined portfolios and profiles. Users can receive e-mail alerts throughout the day, which may be keyed to their portfolios or other user-provided criteria. The financial research reports available to Multex Research-On-Demand customers include both those relating to a particular

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company and those relating to an industry as a whole. Research from independent research providers, including Standard & Poor's, Disclosure and Value Line Mutual Fund Survey, is also available for purchase. An online purchase history provides a specific list of all of the reports purchased by an individual user.

  Prices per document available through Multex Research-On-Demand generally range from $10.00 to $150.00, based on the length and type of document. We share the pay-per-view fees generated from the sale of documents with the investment bank, brokerage firm or third-party research provider that authored the original research report, and the distributor through which the purchase was initiated. There is no registration or subscription fee for use of this service. Some of our users have purchased an annual subscription which enables them to purchase individual research reports at a discounted price. We are also adding analysis from leading third-party advisory services.

  Multex Investor Network

  Multex Investor Network is an Internet service targeting the rapidly growing individual investor market. Multex Investor Network is an interactive community for individual investors. Visitors to Multex Investor Network can join as a "member" at no cost. Members of Multex Investor Network can download, view and print at no cost a wide range of investment research reports and investment content from us, sponsoring brokerage firms and investment banks, as well as member-generated content. Members also have access to over 250,000 premium "pay-per-view" investment and brokerage research reports from over 250 brokerage firms, investment banks and third-party information providers. We have established a number of strategic distribution relationships to promote the Multex Investor Network, including a strategic distribution relationship with America Online to serve as the anchor tenant for brokerage research on the AOL Personal Finance channel. In addition, we have established distribution relationships for the Multex Investor Network with other Internet portals and financial sites, including The Wall Street Journal Interactive, CNNfn, CBS MarketWatch, Quote.com, Hoover's and EDGAR Online.

  We generate revenue from our Multex Investor Network through the sale of sponsorships to investment banks and brokerage firms, the sale of banner advertisements that allow interested users to link directly to the advertisers' own Web sites, and pay-per-view sales of investment research and other financial reports. To date, we have signed sponsorship agreements with Merrill Lynch, Salomon Smith Barney and Gruntal & Co.

  In connection with the Merrill Lynch sponsorship, we recently assisted Merrill Lynch in the launch of www.askmerrill.com, a four-month trial Web site that makes Merrill Lynch's award-winning research available to individual investors with access to the Internet. Specifically, the trial Web site, developed by us and co-branded in partnership with Merrill Lynch, gives registered users access to:

  . Merrill Lynch Research reports on specific companies, including analyst reports and earnings estimates;

  . an at-a-glance listing of the latest research reports available from Merrill Lynch analysts; and

  . a research tracker feature that automatically displays reports for up to ten companies specified by the user.

  Other Services

  Through Multex Data Group, we maintain an earnings estimate database and generate related, proprietary financial reports, which are resold through various distributors. These reports, which combine information from our earnings estimates database with other fundamental data obtained from a variety of sources, are sold on a pay-per-view basis through Multex Research-On-Demand and Multex Investor Network, and may be offered in the future on a subscription basis.

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Research and Information Providers

  We have dedicated substantial resources to develop relationships with an extensive range of domestic and international investment banks, brokerage firms and third-party research providers, and we have a dedicated sales force which is continually recruiting research providers. We manage our relationship with each major research provider through our staff of account representatives.

  Set forth below is a representative list of our research and information providers:

Selected North American Information Providers

ABN Amro Chicago             J.P. Morgan Securities     Raymond James &
Corporation                  J.C. Bradford & Co.*       Associates*
BancBoston Robertson         Janney Montgomery Scott*   Robinson-Humphrey*
Stephens*                    Jefferies & Co. *          Salomon Smith Barney*
Bear Stearns & Co. Inc.      Keefe, Bruyette & Woods*   Sanford Bernstein
Brown Brothers Harriman*     Legg Mason Wood Walker*    Schroder & Co., Inc.
BT Alex. Brown*              Merrill Lynch*             SG Cowen*
CIBC World Markets*          Morgan Keegan & Company*   Soundview Financial
CS First Boston              Morgan Stanley Dean        Group*
Dain Rauscher Wessels*       Witter                     U.S. Bancorp Piper
Goldman Sachs & Co.          NationsBanc Montgomery     Jaffray*
Gruntal & Co.*               Securities                 Volpe Brown Whelan
Hambrecht & Quist*           PaineWebber                Warburg Dillon Read*

ING Barings                  Prudential Securities*
Interstate/Johnson Lane*     Ragen McKenzie*

Selected International Information Providers

ABN Amro                     Dresdner Kleinwort Benson  PaineWebber
Alfred Berg                  Fox Pitt, Kelton*          International*
Auerbach Grayson*            Goldman Sachs              Paribas*
Bankers Trust Australia      International              RBC Dominion
Limited                      HSBC James Capel           Securities Inc.
Cazenove & Co.               Indosuez WI Carr*          Robert Fleming & Co.
Clarion Securities           ING Barings                Salomon Smith Barney
Commerzbank AG               Jardine Fleming Holdings   Santander Investment
Credit Lyonnais Europe*      Ltd.                       Securities*
Credit Suisse First          JP Morgan Securities Ltd.  SBC Warburg Dillon
Boston                       Merrill Lynch              Read
Daiwa Institute of           International*             Schroder Securities
Research Ltd.*               Morgan Stanley             Limited*
Deutsche Morgan Grenfell     International              SG Securities PTE
                             Nomura Securities          Union Bank of
                             International              Switzerland

Selected Third-Party Information Providers
                                                        Yorktown Securities*

Baseline*                    Instinet Research*         Standard & Poor's*
CNBC/Dow Jones*              IPO Maven*                 The Red Chip Review*
Duff & Phelps Credit         Renaissance Capital*       Value Line*
Rating*                      SNL Securities*            Wall Street
Gartner Group*                                          Transcript*

--------
* Also provides research and information for Multex Research-On-Demand

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

Customers

  Multex.com has dedicated substantial resources to developing relationships with an extensive range of buyside institutions, investment banks, brokerage firms, libraries, corporations and other professional service firms. As a result, MultexNET is used at over 4,000 financial institutions and corporations, MultexEXPRESS is used by 31 of the world's leading brokerage firms, and thousands of users access Multex Research-On-Demand. Multex Investor Network, which was launched in November 1998, had more than 500,000 registered members on July 22, 1999.

  Set forth below is a representative list of our institutional customers:

AIM Advisors                         Gabelli Asset Management        Morgan Stanley Asset
Alliance Capital Management          GE Capital                         Management
Arthur Andersen & Company            Goldman Sachs & Co.             Oppenheimer Funds
BancBoston Robertson Stephens        Gruntal & Co.                   PaineWebber
Barclays Global Investors            Heidrick & Struggles            Piper Jaffray
BT Alex. Brown                       Hewlett-Packard                 Putnam Investments
Citibank Global Asset Management     Invesco Asset Management        T. Rowe Price
Dain Rauscher Wessels                J.C. Bradford & Co.             Ragen McKenzie
Delaware Management                  Jefferies & Co.                 Salomon Smith Barney
Dresdner/RCM Global Investors        John Hancock Advisors           Asset  Management
Ernst & Young                        Kleinwort Benson Investment     SBC Warburg Dillon Read
Fidelity Capital Markets               Management                    SG Cowen
Fleet Investment Advisors--          Legg Mason Wood Walker          Soundview Financial Group
  Equity Partners                    McKinsey & Co.                  UBS Securities
Franklin Research and Development    Merrill Lynch Asset Management  Vanguard

Strategic Distribution Relationships

  Multex.com has established a number of strategic distribution relationships to provide marketing and additional distribution for its services, to build traffic on our Web sites and to increase investor awareness of our services and the Multex.com brand name. These strategic relationships target both institutional investors and individual investors.

  We have entered into agreements and strategic relationships with ADP, Bloomberg, Bridge, Disclosure, Dow Jones and Reuters to assist us in marketing our services to institutional investors, although in the case of ADP and Bridge, the services are not expected to become available until the third quarter of 1999. In each case, we share in revenues generated from sales to end-users through the strategic partners' distribution networks. The principal services distributed by these strategic partners are MultexNET, which is made available as a service through the partners' distribution network on similar terms to those available to subscribers to MultexNET over the Internet, and Multex Research-On-Demand. We recently renegotiated our strategic relationship with Reuters for the five-year term beginning on January 1, 1999. See "Certain Transactions of Multex.com."

  In order to enhance the distribution of investment research to the individual investor market, we have entered into an agreement with America Online. This agreement is for an initial two-year term and is automatically renewable unless either party gives advance notice of its intention not to renew. Under our agreement with AOL, we have secured a position as an anchor tenant for brokerage research on the AOL Personal Finance channel as well as a integrated links on other screens within the AOL service, with links from those locations back to Multex Investor Network.

  In addition to the strategic relationships described above, we have entered into agreements with numerous other distributors, including Big Charts, CBS Marketwatch, CNNfn, Data Broadcasting Corp., EDGAR Online, Hoover's, MediaOne, Quote.com, Stock Smart and Ziff Davis Interactive Investor, to further attract traffic to the Multex Investor Network and our other Web sites.

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Sales and Marketing

  Multex.com sells its services through a sales and marketing organization, which consisted of an aggregate of 77 employees at June 30, 1999. Our sales force is organized into geographic teams focused on sales of subscriptions to MultexNET, sales of subscriptions to MultexEXPRESS and sales of Multex Research-On-Demand on a pay-per-view or subscription basis. Furthermore, sponsorships on the Multex Investor Network are sold directly by our sales staff. In addition, we sell sponsorship and banner advertising, pursuant to an agreement with DoubleClick.

  Our sales force develops sales presentations, demonstrates our services and manages the complete sales cycle. We currently have sales personnel in New York and London, as well as two independent representatives in Hong Kong, who are responsible for specific geographic territories as well as named accounts and prospects around the world. We recently opened a sales office in San Francisco and plan to add additional sales personnel from time to time as necessary.

  In addition to our direct sales efforts, our services are also sold over a growing number of third-party channels, including Bloomberg, Disclosure and Reuters, which reach individual and institutional investors around the world. We believe that our presence on these channels also serves as a significant and continuous source of marketing for our services and the Multex.com brand name. See "--Strategic Distribution Relationships."

  To support our sales efforts, we employ a variety of methods to market and promote our services and the Multex.com brand name. These methods include direct mail, print advertisements, Internet advertisements, trade shows and conferences, and telemarketing. We also utilize our Web sites, which are continually updated with corporate and industry news, new information about our services and other financial information, to provide links and other registration opportunities, all designed to create awareness, generate leads and sell services.

Research and Development

  Our future success will depend upon our ability to maintain and develop competitive technologies, to continue to enhance our current services and to develop and introduce new services in a timely and cost-effective manner that meets changing conditions, including evolving customer needs, new competitive service offerings, emerging industry standards and rapidly changing technology. We have a dedicated research and development organization that develops new features and functionality for our existing services as well as the software that supports new services. The research and development team has expertise in network development and maintenance, Internet and intranet protocols, software development, database maintenance and development and a variety of programming tools and languages and operating systems. At June 30, 1999, we had 26 employees engaged in research and development. Research and development expenses were $1.4 million in 1996, $1.6 million in 1997, $2.2 million in 1998 and $1.6 million in the six months ended June 30, 1999. We expect to continue making substantial expenditures on research and development in the future.

  The market for the electronic distribution of investment research and related services is characterized by rapidly changing technology, evolving industry standards in computer hardware, programming tools, programming languages, operating systems, database technology and information delivery systems, changes in customer requirements and frequent new product introductions and enhancements. There can be no assurance that we will be able to develop and market, on a timely basis, if at all, service enhancements or new services that respond to changing market conditions or that will be accepted by individual and institutional investors. Any failure by us to anticipate or to respond quickly to changing market conditions, or any significant delays in service development or introduction, could cause users to delay or decide against purchases of our services and would have a material and adverse effect on our business, results of operations and financial condition. See "Risk Factors-- Multex.com's business would be materially and adversely affected if the emerging market for online investment research does not continue to grow."

Customer Service and Network Support

  Multex.com is committed to providing a high level of service and support to its customers. Because our services are available to users 24 hours-a-day, 7 days-a-week, our network support services are likewise

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continuously available. Customer service is generally available weekdays from 8
a.m. to 6 p.m. (New York time). Inquiries come in through our Web sites and via e-mail and telephone. At June 30, 1999, we had 28 employees engaged in customer service and network support.

System Architecture and Technology

  We believe that our system architecture and proprietary technology provide us with an important competitive advantage. We use only open standard components, including Microsoft Windows NT, Microsoft Internet Information Server, Microsoft SQL Server and Fulcrum Server. The infrastructure of our production site is built to provide continuous availability of service to both contributors and users over Internet and intranet channels. All the critical components of the system are redundant, which allows continuous service in case of unexpected component failure, maintenance and upgrades. Our infrastructure is scalable, allowing us to quickly adjust to our expanding client and research information database.

  Our operations are dependent on our ability to maintain our computer and telecommunications systems in effective working order and to protect our systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Although we are currently in the planning stages of acquiring and implementing a redundant back-up, off-site computer system, this measure will not eliminate the significant risk to our operations from a natural disaster or system failure at our principal site. In addition, any failure or delay in the timely transmission or receipt of feeds and computer downloads from our information providers, due to system failure of the information providers, the public network or other failures, could disrupt our operations. See "Risk Factors--Because Multex.com's business is dependent upon one computer system, we are particularly susceptible to problems caused by system failures, security breaches or other damage to our system."

Competition

  The market for the electronic distribution of investment research and related services is intensely competitive and this competition is expected to continue to increase. We believe that our ability to compete will depend upon many factors both within and beyond our control, including continuing relationships with leading providers of investment research, the timing and market acceptance of new services and enhancements to existing services developed by us and our competitors, ease of use, performance, price, reliability, customer service and support, and sales and marketing efforts. Our competitors vary in size and in the scope and breadth of services offered. Further, we encounter direct and indirect competition from a number of sources, including traditional media, companies that provide investment research, including investment banks and brokerage firms, many of whom have their own Web sites, investment newsletters, personal financial magazines and other Internet providers of either free or subscription research services. In addition, extensive company-specific information, as well as general investment research relating to particular industries, may be obtained, frequently without charge, from public sources, including annual reports, Standard & Poor's company-specific reports and Value Line investment research reports, all of which are available from public libraries and from the companies to which these reports relate, and industry research appearing in financial periodicals.

  We believe that the principal competitive factors in attracting and retaining information providers include the ability to provide full-text, publication-quality research reports electronically on a real-time basis, relationships with institutional investors interested in receiving this research and the flexibility of open architecture systems which enable any computer user with access to a browser to receive research reports regardless of which operating system controls the information provider's computer. We believe that the principal competitive factors in attracting and retaining subscribers include price of the service, the depth, breadth and timeliness of content, the full-text search features available and the ease of use. We believe that the principal competitive factors in attracting advertisers will include the number of subscribers, the demographics of these subscribers and the "pre-qualification" features that can be offered to investment banks and brokerage firms. There can be no assurance that we will be able to compete favorably with respect to these or any other competitive factors.

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  Our MultexNET and Multex Research-On-Demand services compete with large and well-established distributors of financial information, including First Call, Investext and I/B/E/S. Our MultexEXPRESS service competes with services provided by in-house management information services personnel and independent systems integrators. Our Multex Investor Network service competes with Web sites that offer personal finance information, including Microsoft Investor and Yahoo! Finance, and Web sites hosted by investment banks and brokerage firms, such as DLJ Direct and Prudential Securities, offer a particular firm's research reports online either exclusively to their customers or more generally to the public. Numerous other competitors, including Market Guide, Standard & Poor's, Moody's and others, offer similar investment research-based services that compete, or may in the future compete, directly and indirectly with our services. Many of our existing and prospective competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in investor requirements, or devote greater resources to the development, promotion and sale of their services than we can. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, subscribers, strategic partners and providers of investment research information. See "Risk Factors--Multex.com's business could be materially and adversely affected by increased competition."

Intellectual Property

  Our future success will depend, in substantial part, on our intellectual property, and we rely upon copyright, patent, trade secret and trademark laws in the United States and other jurisdictions to protect our proprietary rights. We own copyrights in the computer software and online materials that we have developed or acquired, and currently hold limited licenses to use and distribute software in which third parties own copyrights, including software for electronic document and database management. We have also entered into limited license agreements with some of the investment banks, brokerage firms and other third-party research providers that own the copyrights in research reports that we distribute electronically. We distribute other research reports without the benefit of written licenses with the providers of those reports, solely on the basis of implied licenses that we believe these providers have granted. There can be no assurance that we will be able to maintain our licenses of research content or of third-party software, that we will be able to obtain these licenses in the future on commercially reasonable terms, if at all, that we will be able to continue to distribute those research reports for which we do not have written licenses or that our competitors will not be able to independently develop competing software or on-line materials so as to avoid infringing upon our copyrights. Also, because none of our licenses of third-party software and research content are exclusive, this software and content is and will be available to our current and future competitors. Our failure to protect or secure ownership of, or to maintain licensed rights to use and distribute software and content of others, or the ability of our competitors to obtain rights to distribute the same research reports that we distribute, could have a material and adverse effect on our business, results of operations and financial condition.

  We own three U.S. patents which claim certain aspects of an information delivery system that provides electronic distribution of research documents over the Internet. These patents expire on June 4, 2016. We have also filed patent applications in Canada and the United Kingdom corresponding to all three patents. There can be no assurance that any of our pending patent applications will be allowed, that any patents will be issued to us even if the respective applications have been or will be allowed, or that any patents that are issued to us will not be successfully challenged by others and invalidated through agreements with employees, representatives, advisors and others. We also rely on trade secrets and proprietary know-how for certain unpatented aspects of our business information and technology. To protect such information, we generally require all employees, consultants and licensees to enter into confidentiality agreements limiting the disclosure and use of such information. There can be no assurance that these agreements provide meaningful protection or that they will not be breached, that we will have adequate remedies for any such breach, or that our trade secrets, proprietary know-how, and technological advances will not otherwise become known to others. In addition, there can be no assurance that, despite precautions we have taken, others have not and will not obtain access to our proprietary technology. Further, there can be no assurance that third parties will not independently develop substantially equivalent or better technology or accrue equivalent business information.

  We rely upon and seek to protect the trademarks and service marks that we currently use, and those that we intend to use in the future, through registration in the United States and other jurisdictions. We have been granted United States federal and German registrations for MultexNET, and two MultexNET logos, as trademarks and service marks, and have applied for registration of the same marks in Japan, Taiwan, Hong Kong, the United Kingdom and the European Union. There can be no assurance that any of our pending trademark applications will be allowed or granted and, if they are allowed or granted, that they, or any of the registrations that have already been granted to us, will not be successfully challenged by others and invalidated through administrative process or litigation. We also use the following trademarks and service marks:
Multex.com, the Multex.com logo, MultexEXPRESS, Multex Research-On-Demand, Multex Investor Network and The Online Investment Research Network. There can be no assurance that our use of and interest in these trademarks and service marks will be subject to any legal protection in any of the jurisdictions in which we now do business or might do business in the future. As our business is dependent on brand recognition in the marketplace, any failure to maintain and protect our trademarks and service marks could have a material and adverse effect on our business, results of operations and financial condition.

  We expect to license some of our proprietary technology to third parties, including in connection with the establishment of our international business operations, which may be controlled by these third parties. While we will attempt to ensure that our proprietary rights will be protected by our business partners, no assurances can be given that these partners will not take actions that could materially and adversely affect the value of our proprietary rights or the reputation of our services and technologies. We currently license some aspects of our text search functionality and relational database technologies from third parties. Our failure to maintain these licenses, or to find a replacement for these technologies in a timely and cost-effective manner, could have a material adverse effect on our business, results of operations and financial condition.

  Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any of our proprietary rights or other companies within the industry. See "Risk Factors--If Multex.com fails to adequately protect its intellectual property rights or faces a claim of intellectual property infringement by a third party, it could lose its intellectual property rights or be liable for significant damages."

Government Regulation

  We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. There are currently few laws or regulations directly applicable to commercial online services or the Internet. However, due to the increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted with respect to commercial online services and the Internet. These laws and regulations may cover issues including, for example, user privacy, pricing and characteristics and quality of products and services. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues including, for example, property ownership, libel and personal privacy is uncertain and could expose us to substantial liability. Any new legislation or regulation or the application of existing laws and regulations to the Internet could have a material and adverse effect on our business, results of operations and financial condition.

  As our services are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our Web sites or prosecute us for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that we might not unintentionally violate these laws or that these laws will not be modified, or new laws enacted, in the future.

Employees

  At June 30, 1999, we employed 187 persons, compared to 149 persons at December 31, 1998. Our future success will depend in substantial part upon our ability to attract and retain highly qualified employees. Competition for this personnel, in particular information technology professionals, is intense, and there can be no assurance that we will be able to retain our senior management or other key employees, or that we will be able to attract and retain additional qualified personnel in the future. Our employees are not represented by any collective bargaining organization and we consider our relations with our employees to be good. See "Risk Factors--The loss of any of Multex.com's key personnel could have a material and adverse effect."

Facilities

  Our corporate headquarters are located in New York, New York. We lease approximately 20,000 square feet, under a lease which expires in December 2000. We also lease additional space in New York City and lease space for our sales and marketing efforts in San Francisco and London. We currently are seeking additional facilities and believe that we will be able to obtain additional space as needed on commercially reasonable terms.

Legal Proceedings

  We are not a party to any material legal proceedings.

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

                            MANAGEMENT OF MULTEX.COM

Executive Officers, Other Key Employees and Directors

  Executive officers, other key employees and directors of Multex.com, and their ages as of August 16, 1999, are as follows:

                                Age                  Position
Executive Officers:             ---                  --------
Isaak Karaev(1)................  52 Chairman and Chief Executive Officer
James M. Tousignant............  38 President and Director
Gregg B. Amonette..............  46 Senior Vice President, Sales and Marketing
John J. Mahoney................  39 Senior Vice President, Product Development
Key Employees:
Mikhail Akselrod...............  44 Vice President, Operations
Malcolm Draper, Jr.............  47 Vice President, Multex Data Group, Inc.
William Ferguson...............  51 Managing Director, International Operations
Eduard Kitain..................  33 Vice President, Software Engineering
Philip Scheps..................  52 Vice President, Finance and Controller
Directors:
George F. Rick Adam, Jr.(2)....  52 Director
I. Robert Greene(1)(2).........  39 Director
Lennert J. Leader(3)...........  43 Director
Herbert L. Skeete(3)...........  47 Director
John Tugwell(1)(2).............  58 Director

--------
(1) Member of the Executive Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

  Isaak Karaev co-founded Multex.com in April 1993 and has served as Chief Executive Officer and a director of Multex.com since that time. In addition, Mr. Karaev served as Chairman of the board of directors from Multex.com's inception to October 1996 and has served as Chairman of the board of directors since April 1998. Before founding Multex.com, Mr. Karaev was the Senior Vice President for Advanced Systems Development in the Brokerage Services Information Group of ADP, a provider of front-office market data services and back-office processing to the financial services industry, from 1989 to April 1993.

  James M. Tousignant co-founded Multex.com in April 1993 and has served as Multex.com's President and a Director since June 1999. Mr. Tousignant served as Multex.com's Executive Vice President from December 1998 to June 1999 and as Multex.com's Senior Vice President from April 1993 to December 1998. Before founding Multex.com, Mr. Tousignant was Senior Director of Sales in the Brokerage Services Information Group of ADP from 1989 to April 1993.

  Gregg B. Amonette has served as Multex.com's Senior Vice President, Sales and Marketing since December 1998, and also served as Multex.com's Vice President, Sales and Marketing from August 1996 to December 1998. From January 1995 to July 1996, Mr. Amonette was Vice President and General Manager of Micrognosis, Inc., a division of CSK Software, Inc. and a provider of bank and brokerage trading-room software and technology. From 1984 to December 1994, Mr. Amonette served in various capacities in the Brokerage Services Information Group of ADP, including most recently as Vice President of Retail Sales.

  John J. Mahoney has served as Multex.com's Senior Vice President, Product Development since December 1998, and also served as Multex.com's Vice President, Product Development from August 1994 to December 1998. Prior to joining Multex.com, Mr. Mahoney was Vice President of Workstation Products in the Brokerage Services Information Group of ADP from 1987 to March 1993.

  Mikhail Akselrod joined Multex.com in April 1993 and has served as Multex.com's Vice President, Operations since April 1997. Prior to joining Multex.com, Mr. Akselrod was an independent software consultant from 1991 to March 1993 and previously was Chief Engineer at R.H. Lytle Co., an independent systems integration consulting firm, from 1989 to 1991.

  Malcolm Draper, Jr. has served as Multex.com's Vice President, Multex Data Group, Inc. since April 1998, and served as Multex.com's Vice President, International Operations from April 1997 to April 1998 and as its Vice President, Operations from May 1995 to April 1997. From March 1994 to April 1995, Mr. Draper was Chief Financial and Administrative Officer of Paresco, Inc., an asset management company. From 1991 to February 1994, he was Manager of Software Development at Quies Corp., a software company.

  William Ferguson has served as Multex.com's Managing Director, International Operations since February 1998. From September 1997 to January 1998, Mr. Ferguson was an independent consultant. From 1989 to September 1997, Mr. Ferguson served as President of Thomson Technical Data Corporation, a division of Thomson Financial Services, Inc. delivering real time fundamental and technical analysis to bond, foreign exchange and derivative professionals.

  Eduard Kitain has served as Multex.com's Vice President, Software Engineering since January 1997 and has held various positions with Multex.com since November 1993. From 1992 to October 1993, Mr. Kitain was a programmer analyst for Cashflow Software, Inc., a software development company.

  Philip Scheps has served as Multex.com's Vice President, Finance and Controller since December 1993. From 1990 to November 1993, Mr. Scheps served as Controller of Harve Benard Ltd., a wholesale and retail apparel company.

  George F. Adam, Jr. has served as a director of Multex.com since July 1999. Mr. Adam is the founder, Chairman and Chief Executive Officer of New Era of Networks Inc., a provider of enterprise application integrating software solutions. From 1987 to 1993, Mr. Adam was a general partner of Goldman Sachs & Co. where he was responsible for information technology, back office operations and general services. Prior to joining Goldman Sachs, Mr. Adam served as the Chief Information Officer and Vice President of Personnel at Baxter Healthcare Corp. from 1980 to 1987.

  I. Robert Greene has served as a director of Multex.com since July 1996. Since January 1999, Mr. Greene has been a General Partner of Chase Capital Partners, a global private equity organization. From August 1994 to December 1998, he was a Principal with Chase Capital Partners. From 1988 to July 1994, Mr. Greene was an Associate, a Director and a Principal of Prudential Equity Investors. Chase Capital Partners is a significant stockholder of Multex.com.

  Lennert J. Leader has served as a director of Multex.com since December 1998. Mr. Leader is President of America Online, Inc. Investments. Mr. Leader served as Senior Vice President, Chief Financial Officer and Treasurer of America Online, Inc. from September 1989 until July 1998 and was Chief Accounting Officer from October 1993 until July 1998. Prior to joining America Online, Mr. Leader was Vice President, Finance, of LEGENT Corporation, a computer software and services company, from March 1989 to September 1989. He also served as Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989 and as its Director of Finance from 1984 to 1986. Prior to joining Morino, Inc. in 1984, he was an audit manager at Price Waterhouse. America Online, Inc., which is an affiliate of America Online, Inc. Investments, is a significant stockholder of Multex.com.

  Herbert L. Skeete became a director of Multex.com in March 1999. Since 1978, Mr. Skeete has held various positions with Reuters Limited. Since January 1999, Mr. Skeete has served as Director, Product Management--Real Time Information, in the Equities Business Unit of Reuters Limited. From April 1998 to December 1998, Mr. Skeete was Director, Real-Time Information of Reuters Limited. From November 1996 to April 1998, Mr. Skeete was Head of the Information Management Group of Reuters Limited. Reuters America Inc., which is an affiliate of Reuters Limited, is a significant stockholder of Multex.com.

  John Tugwell has served as a director of Multex.com since July 1999. Since October 1997, Mr. Tugwell has provided consulting services on strategic and financial issues to family-owned and middle market companies in the metropolitan New York region. From April 1996 to April 1997, Mr. Tugwell served as President and Chief Executive Officer of Fleet Bank N.A. after its acquisition of NatWest Bancorp Inc. in

1996. Prior to this acquisition, Mr. Tugwell served as President and Chief Executive Officer of NatWest Bancorp, a 400-branch financial services company.

Composition of the Board of Directors

  Our board of directors is divided into three classes, each of whose members will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Our board of directors has resolved that Messrs. Adam, Greene and Tousignant will be Class I Directors whose terms expire at the 2000 annual meeting of stockholders. Messrs. Leader and Skeete will be Class II Directors whose terms expire at the 2001 annual meeting of stockholders. Messrs. Karaev and Tugwell will be Class III Directors whose terms expire at the 2002 annual meeting of stockholders. With respect to each class, a director's term will be subject to the election and qualification of their successors, or their earlier death, resignation or removal.

  Mr. Skeete was appointed by the board of directors to fill a vacancy created by Davis Gaynes in March 1999, when Mr. Gaynes resigned from the board of directors.

Board Committees

  The audit committee of the board of directors reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The members of the audit committee are Messrs. Leader and Skeete.

  The compensation committee of the board of directors determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our various incentive compensation, stock and benefit plans. The members of the compensation committee are Messrs. Adam, Greene and Tugwell.

  The executive committee of the board of directors meets periodically with management to advise upon and approve the details of the execution of strategy decided at board meetings, and to consider strategic developments that may arise between the regularly scheduled board meetings. The members of the executive committee are Messrs. Greene, Karaev and Tugwell.

Director Compensation

  We do not currently compensate directors for attending meetings of the board of directors or committee meetings of the board of directors, but we do reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings.

  Under the Automatic Option Grant Program of the 1999 Stock Option Plan, which is described below under "--1999 Stock Option Plan", and subject to the last sentence of this paragraph, each individual who served as a non-employee member of the board of directors on the date the underwriting agreement entered into in connection with our initial public offering was executed and who was not previously in our employ received at that time an option to purchase 12,000 shares of common stock with an exercise price equal to $14.00 per share. Each individual who first joins the board of directors after the completion of our initial public offering as a non-employee member of the board of directors will also receive an option grant for 12,000 shares of common stock at the time of his or her commencement of service on the board of directors, provided such individual has not otherwise been in our prior employ. In addition, at each annual meeting of stockholders, beginning with the 2000 annual meeting, each individual who is to continue to serve as a non-employee member of the board of directors will receive an option to purchase 3,750 shares of common stock, whether or not such individual has been in our prior employ. However, any non-employee member of the board of directors who, directly or indirectly, is a 5% or greater stockholder or is affiliated with or a representative of a 5% or greater stockholder, will not be eligible to receive any options under the Automatic Option Grant Program.

Executive Compensation

  The following table sets forth all compensation earned during the fiscal year ended December 31, 1998 by our Chief Executive Officer and our other four most highly compensated executive officers of whose salaries and bonuses exceeded $100,000 in 1998.

                           Summary Compensation Table

                                                                     Long-Term
                                                        Annual      Compensation
                                                   Compensation(1)     Awards
                                                   ---------------- ------------
                                                                     Securities
                                                                     Underlying
Name and Principal Position                         Salary   Bonus    Options
---------------------------                        -------- ------- ------------
Isaak Karaev...................................... $200,000     --    250,000
 Chief Executive Officer
James M. Tousignant...............................  129,942 $90,000    92,500
 President
Philip Callaghan(2)...............................  130,769  90,000    25,000
 Chief Financial Officer
Gregg B. Amonette.................................  130,000  90,000    67,500
 Senior Vice President, Sales and Marketing
John J. Mahoney...................................  126,730  75,000    17,500
 Senior Vice President, Product Development

--------
(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in that column. The aggregate amount of perquisites and other personal benefits provided to each executive officer above is less than 10% of the total annual salary and bonus of that officer.
(2) Mr. Callaghan resigned on August 16, 1999.

                       Option Grants in Last Fiscal Year

  The following table sets forth information regarding options granted to our executive officers during the fiscal year ended December 31, 1998. We have never granted any stock appreciation rights.

                                      Individual Grants(1)
                         -------------------------------------------------
                                                                           Potential Realizable
                                                                             Value at Assumed
                                                                               Annual Rates
                         Number of    Percent of Total                        Of Stock Price
                         Securities       Options      Exercise                Appreciation
                         Underlying      Granted to     Price               For Option Term(3)
                          Options        Employees       Per    Expiration ---------------------
Name                      Granted        In 1998(2)    Share($)    Date       5%         10%
----                     ----------   ---------------- -------- ---------- --------- -----------
Isaak Karaev............  250,000(4)        25.3%       $5.00    11/29/08  $ 786,118 $ 1,992,178

James M. Tousignant.....   17,500            1.8         7.50     4/23/08     82,542     209,179
                           75,000(4)         7.6         5.00    11/29/08    235,835     597,653

Philip Callaghan(5).....   17,500            1.8         7.50     4/23/08     82,542     209,179
                            7,500            0.8         5.00    12/15/08     23,584      59,765

Gregg B. Amonette.......   17,500            1.8         7.50     4/23/08     82,542     209,179
                           50,000(4)         5.1         5.00    12/15/08    157,224     398,436

John J. Mahoney.........   17,500            1.8         7.50     4/23/08     82,542     209,179

--------
(1) Each option represents the right to purchase one share of common stock. The options shown in this column were all granted pursuant to our 1993 Stock Incentive Plan. The options shown in this table, except as otherwise indicated below, become exercisable at a rate of 25% annually over four years from the date of grant. The options with an exercise price of $7.50 per share were granted on April 24, 1998. The options with an exercise price of $5.00 were granted to Messrs. Karaev and Tousignant on November 30, 1998, and to Messrs. Callaghan and Amonette on December 16, 1998. In addition, the options will vest in the event we are acquired by merger or asset sale or if any person, other than Mr. Karaev, becomes the owner of more than 50% of our common stock.
(2) In the year ended December 31, 1998, we granted options to employees to purchase an aggregate of 989,000 shares of common stock.
(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent an estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.
(4) These options vest on the date which is six years following the date of their grant, but may vest earlier if we achieve certain milestones. Specifically, the options will vest earlier with respect to 50% of the shares when total gross revenues in any 12-month period exceed $25.0 million and, the other 50% of the shares when total gross revenues in any 12-month period exceed $40.0 million and we achieve positive earnings before interest, taxes, depreciation and amortization.
(5)  Mr. Callaghan resigned on August 16, 1999.

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

   Aggregated Option Exercises In The Year Ended December 31, 1998 And Fiscal
                             Year-End Option Values

  The following table sets forth information concerning options to purchase common stock exercised by our executive officers during the year ended December 31, 1998 and the number and value of unexercised options held by each of the executive officers at December 31, 1998.

                                             Number of Securities
                                            Underlying Unexercised     Value of Unexercised
                          Shares                  Options at           In-the-Money Options
                         Acquired              December 31, 1998      at December 31, 1998(1)
                            on     Value   ------------------------- -------------------------
Name                     Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     -------- -------- ----------- ------------- ----------- -------------
Isaak Karaev............ 100,000  $492,000   375,000      250,000    $1,668,750         --
James M. Tousignant.....  18,750     9,000     6,250      117,500        28,125    $115,500
Philip Callaghan(2).....  43,750   241,125       --        81,250           --      253,125
Gregg B. Amonette.......  37,500   193,875       --       130,000           --      281,250
John J. Mahoney.........  75,000    36,000    34,375       45,625       166,688     126,563

--------
(1) There was no public market for the common stock on December 31, 1998. The fair market value on December 31, 1998 was determined by the board of directors to be $5.00 per share.
(2) Mr. Callaghan resigned on August 16, 1999.

Employment and Non-Competition Agreements

  None of our executive officers has an employment agreement, although all of our executive officers have entered into agreements that contain non-competition, non-disclosure and non-solicitation restrictions and covenants, including a provision prohibiting these officers from competing with Multex.com during their employment with us and for a period of nine months after termination of their employment with us.

1999 Stock Option Plan

  Multex.com's 1999 Stock Option Plan is the successor equity incentive program to Multex.com's existing 1993 Stock Incentive Plan and became effective in January 1999. We have reserved for issuance 3,411,375 shares of common stock under the 1999 Stock Option Plan. This initial share reserve is comprised of the shares issuable upon exercise of outstanding stock options granted under the 1993 Stock Incentive Plan plus the remaining share reserve available for option grants under that plan. In addition, the share reserve will automatically be increased on the first trading day of January each calendar year, beginning in January 2000, by a number of shares equal to three percent (3%) of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but no such annual increase shall exceed 750,000 shares. However, in no event may any one participant in the 1999 Stock Option Plan receive option grants or direct stock issuances for more than 375,000 shares in the aggregate per calendar year.

  Outstanding options under the 1993 Stock Incentive Plan were incorporated into the 1999 Stock Option Plan at the time of our initial public offering, and no further option grants will be made under the 1993 Stock Incentive Plan thereafter. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1999 Stock Option Plan to those options. However, except as otherwise noted below, the outstanding options under the 1993 Stock Incentive Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the 1999 Stock Option Plan.

  The 1999 Stock Option Plan is divided into four separate components:

  . the Discretionary Option Grant Program under which eligible individuals, including officers, non-employee members of the board of directors and consultants, may, at the discretion of the Plan Administrator, be granted options to purchase shares of common stock at an exercise price determined by the Plan Administrator;

  . the Stock Issuance Program under which eligible individuals may, in the Plan Administrator's discretion, be issued shares of common stock directly, through the purchase of shares at a price determined by the Plan Administrator or as a bonus tied to the performance of services;

  . the Salary Investment Option Grant Program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants; and

  . the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date.

  The Discretionary Option Grant Program and the Stock Issuance Program are administered by the compensation committee of the board of directors. The compensation committee, as Plan Administrator, has complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when option grants or stock issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee also has the authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but neither the compensation committee nor the board of directors exercises any administrative discretion with respect to option grants made under the Salary Investment Option Grant Program or under the Automatic Option Grant Program for the non-employee members of the board of directors. All grants under those two latter programs are made in compliance with the express provisions of these programs.

  The exercise price for the shares of common stock subject to option grants made under the 1999 Stock Option Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more participants in the 1999 Stock Option Plan in connection with their acquisition of shares, by allowing individuals to deliver a full-recourse, interest-bearing promissory note in payment of the option exercise price and or direct issue price any associated withholding taxes incurred in connection with that acquisition.

  In the event of an acquisition of Multex.com, whether by merger or asset sale or a sale by the stockholders of more than 50% of the total combined voting power of Multex.com recommended by the board of directors, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The Plan Administrator has the authority under the Discretionary Option Grant Program to provide that the shares subject to options granted under that program will automatically vest as follows:

  . upon an acquisition of Multex.com, whether or not those options are assumed or continued;

  . upon a hostile change in control of Multex.com effected through a successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of members of the board of directors; or

  . in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a designated period, not to exceed eighteen (18) months, following an acquisition in which those options are assumed or otherwise continued in effect or a hostile change in control. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. Options currently outstanding under the 1993 Stock Incentive Plan will vest in the event of an acquisition of Multex.com whether by merger or asset sale or, if any person other than Mr. Karaev becomes the owner of more than 50% of the common stock of Multex.com.

  Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the excess of the fair market value of the vested shares of common stock subject to the surrendered option over the aggregate exercise price payable for those shares. This appreciation distribution may be made in cash or in shares of common stock. There are currently no outstanding stock appreciation rights under the Predecessor Plan.

  The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program, including options incorporated from the 1993 Stock Incentive Plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

  In the event the compensation committee elects to activate the Salary Investment Option Grant Program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. In return, the individual will automatically be granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant will be equal to the salary reduction amount. The option will become exercisable in a series of twelve (12) equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon specified changes in the ownership or control of Multex.com.

  Under the Automatic Option Grant Program, and subject to the last sentence of this paragraph, each individual who served as a non-employee member of the board of directors on the date the underwriting agreement entered into in connection with our initial public offering was executed and who was not previously in our employ received at that time an option grant for 12,000 shares of common stock with an exercise price equal to $14.00 per share. Each individual who first joins the board of directors after the completion of our initial public offering as a non-employee member of the board of directors will also receive an option grant for 12,000 shares of common stock at the time of his or her commencement of service on the board of directors, provided that the individual has not otherwise been in our prior employ. In addition, at each annual meeting of stockholders, beginning with the 2000 annual meeting, each individual who is to continue to serve as a non-employee member on the board of directors will receive an option grant to purchase 3,750 shares of common stock, whether or not that individual has been in our prior employ. However, any non-employee member of the board of directors who, directly or indirectly, is a 5% or greater stockholder or is affiliated with or a representative of a 5% or greater stockholder, will not be eligible to receive any option grants under the Automatic Option Grant Program.

  Each automatic grant will have an exercise price equal to the fair market value per share of common stock on the grant date and will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service on the board of directors. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee member of the board of directors cease prior to vesting in the shares. The 12,000-share grant will vest in four equal and successive annual installments over the optionee's period of service on the board of directors. Each additional 3,750-share grant will vest upon the optionee's completion of one year of service on the board of directors measured from the grant date. However, each outstanding option will immediately vest upon specified changes in the ownership or control of Multex.com or, the death or disability of the optionee while serving as a member of the board of directors.

  Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant and Salary Investment Option Grant Programs and may be granted to one or more of our officers as part of their option grants under the Discretionary Option Grant Program. Options with this limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the excess of the highest price per share of common stock paid in connection with the tender offer over the exercise price payable for that share.

  Our board of directors may amend or modify the 1999 Stock Option Plan at any time, subject to any required stockholder approval. The 1999 Stock Option Plan will terminate on the earliest of ten years after the date that the board of directors adopts the 1999 Stock Option Plan, the date on which all shares available for issuance under the 1999 Stock Option Plan have been issued as fully-vested shares, or the termination of all outstanding options in connection with specified changes in control or ownership of Multex.com.

  Pursuant to the Plan Amendment Proposal, Multex.com is seeking stockholder approval to increase the shares reserved for issuance under the 1999 Stock Option Plan by 2,500,000 shares. See "Proposed Amendment to Multex.com's 1999 Stock Option Plan."

1999 Employee Stock Purchase Plan

  Multex.com has reserved for issuance 750,000 shares of common stock under Multex.com's 1999 Employee Stock Purchase Plan, which became effective in January 1999. The Employee Stock Purchase Plan is designed to allow eligible employees of Multex.com and participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions under the Employee Stock Purchase Plan.

  The Employee Stock Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period began on the date of our initial public offering and will end on or about the last business day in April 2001. The next offering period will commence on the first business day in May 2001, and subsequent offering periods will commence as designated by the Plan Administrator.

  Individuals who are eligible employees on the start date of any offering period may enter the Employee Stock Purchase Plan on that start date or on any subsequent semi-annual entry date, May 1 or November 1 each year. Individuals who become eligible employees after the start date of the offering period may join the Employee Stock Purchase Plan on any subsequent semi-annual entry date within that period.

  Payroll deductions may not exceed 10% of the participant's total cash compensation for each semi-annual period of participation, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date, which is the last business day in April and October each year, at a purchase price per share not less than eighty-five percent (85%) of the lower of the fair market value of the common stock on the participant's entry date into the offering period or, the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 1,500 shares, nor may all participants in the aggregate purchase more than 187,500 shares on any one semi-annual purchase date. Should the fair market value of the common stock on any semi-annual purchase date be less than the fair market value of the common stock on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

  Our board of directors may amend or modify the Employee Stock Purchase Plan following any semi-annual purchase date. The Employee Stock Purchase Plan will terminate on the last business day in April 2009, unless sooner terminated by the board of directors.

Compensation Committee Interlocks and Insider Participation

  The compensation committee of the board of directors consists of Messrs. Adam, Greene and Tugwell, none of whom has been an officer or employee of Multex.com at any time since our inception. No executive officer of Multex.com serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee, the board of directors as a whole made decisions relating to the compensation of our executive officers.

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

                       CERTAIN TRANSACTIONS OF MULTEX.COM

Reuters Agreements

  Reuters Limited entered into a strategic distribution relationship with Multex.com in June 1995. An affiliate of Reuters, Reuters America Inc., is one of our significant stockholders. Under the terms of a Software and Reciprocal Data License Agreement, dated June 1, 1995, as amended on September 1, 1996, November 14, 1996 and December 18, 1997, we granted to Reuters a limited, non-exclusive license to use and distribute some of our technology for production and delivery of research reports to Reuters' customers, to market and distribute MultexNET research reports to up to 15,000 Reuters' customers, and to market Multex Research-on-Demand service to Reuters' customers. In 1998, Reuters made aggregate payments to us of approximately $1.2 million, which consisted of a $500,000 license fee and payments for consulting and maintenance services.

  On July 15, 1998, we and Reuters entered into a revised agreement, pursuant to which we renegotiated the terms of our relationship described above. The new agreement, which took effect on January 1, 1999, is for a five-year term and is automatically renewable for one-year periods thereafter, unless terminated by either party. Under the terms of this agreement, Multex.com supplies subscribers of the Reuters 3000 product with the ability to access the Multex database via the Reuters Web, an intranet controlled by Reuters that uses Internet technology to retrieve and display data. MultexNET and Multex Research-On-Demand are available to Reuters 3000 subscribers on both a subscription and pay-per-view basis. Revenues generated from the use of Multex.com products via the Reuters Web are shared in accordance with the terms of this agreement. Specifically, Reuters is required to pay us 50% of all revenues generated from the first 20,000 Reuters' customers who subscribe to MultexNET, and 40% of all revenues generated from subscribers in excess of 20,000. In addition, Reuters is required to pay us a royalty payment of 75% of all purchases by Reuters' customers of research reports and information from Multex Research-on-Demand. Over the five year term, Reuters may terminate the agreement if certain subscriber minimums are not met. Beginning on January 1, 2000, Reuters may terminate the agreement if the number of subscribers does not exceed 1,000. Over the remaining four year period, this minimum number of subscribers increases from 2,500 to 5,000 by December 31, 2003.

  We believe that the terms of the initial agreement with Reuters were no less favorable than the terms we would have otherwise negotiated with an unaffiliated third party as we entered into this agreement before Reuters America Inc. became a stockholder of Multex.com in June 1996. In addition, we believe that the terms of the revised agreement with Reuters, which became effective on January 1, 1999, are no less favorable than the terms we would have otherwise negotiated with an unaffiliated third party.

  Mr. Skeete, who became a director of Multex.com in March 1999, is an officer of Reuters.

America Online Agreements

  In March 1998, Multex.com entered into an agreement, which was amended in February 1999, with America Online, Inc., one of our significant stockholders. Pursuant to the terms of the initial agreement, we secured a position as an anchor tenant for brokerage research on the America Online Personal Finance channel as well as a programming presence on other screens within the America Online service, with links from those locations back to Multex Investor Network. Under the revised agreement, our anchor tenancy for brokerage research on the America Online Personal Finance channel became "exclusive" so that we receive continuous and permanent placement on the channel. America Online has the right to cancel this "exclusive" tenancy if we do not remain one of the top three providers of commingled investment and brokerage research, or if it determines that our content is not commensurate with that of a top three provider. The revised agreement also provides for additional tenancies, including placements on international and other screens within the America Online service and on CompuServe's personal finance channel. The initial and revised agreements expire in February 2001 and are automatically renewable unless either party gives advance notice of its intention not to renew. In consideration of the anchor tenant position, we paid America Online a carriage fee of $100,000 in

1998 and under the revised agreement, we are obliged to pay an aggregate carriage fee of $1.8 million in eight equal installments, which began in February 1999 and end in November 2000. In addition, America Online receives 10% to 25% of both advertising and merchandising revenues from advertisements and sales generated from the Multex Investor Network, with links back to the America Online network. This revenue share is based on an advertising minimum of $30.00 for each thousand times an advertisement is delivered to a user.

  We believe that the terms of the agreement with America Online are no less favorable than the terms we would have otherwise negotiated with an unaffiliated third party as the parties entered into the agreement before America Online became one of our stockholders in December 1998. In addition, we believe that the terms of the revised agreement with America Online, which became effective on February 25, 1999, are no less favorable than the terms we would have otherwise negotiated with an unaffiliated third party.

  Mr. Leader, who is one of our directors, is the President of America Online, Inc. Investments, an affiliate of America Online.

Preferred Stock Financings

  In November 1993 and March 1994, Multex.com sold 25,000 shares of Series A convertible preferred stock to Euclid Partners III, L.P., Isaak Karaev and other investors for an aggregate offering amount of $2,500,000. In November 1994, we sold 36,666 shares of Series B convertible preferred stock to Euclid Partners III, L.P., 77 Capital Partners, L.P., Venture Fund I, L.P. and other investors for an aggregate offering amount of $5,500,000. In 1996, we sold 100,000 shares of Series C convertible preferred stock in various tranches to Chase Venture Capital Associates, L.P., Euclid Partners III and IV, L.P., Reuters America Inc., Softbank Ventures, Inc., 77 Capital Partners, L.P., Venture Fund I, L.P. and other investors for an aggregate offering amount of $15,000,000. In July and August 1997, we sold 55,556 shares of Series D convertible preferred stock to Chase Venture Capital Associates, L.P., Euclid Partners IV, L.P., FGIC Services, Inc., The Fl@tiron Fund, LLC and Reuters America Inc. for an aggregate offering amount of $10,000,000. In December 1998, we sold 80,000 shares of Series E convertible preferred stock to Chase Venture Capital Associates, L.P., Flatiron Associates LLC, The Flatiron Fund 1998/99 LLC, Rader Reinfrank Investors, L.P., America Online, Inc., Prospect Street NYC Discovery Fund, L.P. and Mellon Ventures, L.P. for an aggregate offering amount of $20,000,000. Mr. Karaev is a limited partner of Flatiron Associates LLC. Upon the completion of Multex.com's initial public offering, all of these outstanding shares of preferred stock were converted into an aggregate of approximately 14,861,112 shares of common stock.

Stock Options Granted to Executive Officers

  For additional information regarding the grant of stock options to executive officers and directors, see "Management--Director Compensation," "--Executive Compensation," "--1999 Stock Option Plan" and "Principal Stockholders."

Employment of Michael Gavronsky

  In February 1999, Michael Gavronsky became an employee of Multex.com, and serves as Multex.com's Vice President, Application Development. Mr. Gavronsky is the son-in-law of Isaak Karaev, Multex.com's Chief Executive Officer. Pursuant to an offer letter dated February 1999, Multex.com granted Mr. Gavronsky a stock option to purchase 30,000 shares of common stock at an exercise price of $9.00 per share. In addition, six months after the commencement of his employment, Mr. Gavronsky may receive an option to purchase an additional 20,000 shares of common stock, subject to satisfactory work performance.

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

                            PRINCIPAL STOCKHOLDERS
                                 OF MULTEX.COM

  The following table sets forth information with respect to the beneficial ownership of the common stock as of June 30, 1999 by each stockholder whom we know to beneficially own 5% or more of the outstanding shares of common stock, each of our directors and executive officers and all of our directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Multex.com, Inc., 33 Maiden Lane, 5th Floor, New York, New York 10038.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 21,852,691 shares of common stock outstanding as of June 30, 1999. In computing the number of shares of common stock subject to options held by that person that are exercisable within 60 days of June 30, 1999, these shares are deemed outstanding for the purpose of determining the percentage ownership of the optionee. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other stockholder.

                                                           Number     Percent
                                                             of     Beneficially
Name of Beneficial Owner                                   Shares      Owned
------------------------                                  --------- ------------
Executive Officers and Directors:
 Isaak Karaev (1)........................................ 1,269,668      5.7%
 James M. Tousignant (2).................................   211,625      1.0
 Philip Callaghan (3)....................................    66,875        *
 Gregg B. Amonette (4)...................................    60,625        *
 John J. Mahoney (5).....................................   190,625        *
 George F. Rick Adam, Jr.................................         0        *
 I. Robert Greene (6).................................... 3,042,118     13.9
 Lennert J. Leader (7)...................................   400,000      1.8
 Herbert L. Skeete (8)................................... 1,944,444      8.9
 John Tugwell............................................       150        *
 All directors and executive officers as a group
  (10 persons) (9)....................................... 7,185,980     32.3
Other 5% Stockholders:
 Chase Venture Capital Associates, L.P. (10)............. 3,042,118     13.9
 Euclid Partners Corporation (11)........................ 1,840,278      8.4
 Reuters America Inc. (12)............................... 1,944,444      8.9

-------
 *Less than one percent.

 (1) Includes 375,000 shares of common stock issuable upon the exercise of stock options which are exercisable within 60 days of June 30, 1999. Does not include 8,000 shares of common stock held by Flatiron Associates LLC, of which Mr. Karaev is a limited partner.

 (2) Includes 4,375 shares of common stock issuable upon the exercise of stock options which are exercisable within 60 days of June 30, 1999.

 (3) Mr. Callaghan resigned on August 16, 1999.

 (4) Includes 12,500 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of June 30, 1999.

 (5) Includes 4,375 shares of common stock issuable upon the exercise of stock options which are exercisable within 60 days of June 30, 1999.

 (6) Consists of 3,042,118 shares of common stock held by Chase Venture Capital Associates, L.P., of which Chase Capital Partners is a General Partner. Mr. Greene is a limited partner of Chase Capital Partners. In this capacity,

   Mr. Greene may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any. Does not include 8,000 shares of common stock held by Flatiron Associates LLC, of which Mr. Greene is managing partner.

 (7) Consists of 400,000 shares of common stock held by America Online, Inc. Mr. Leader serves as the President of an affiliate of America Online, Inc., America Online, Inc. Investments. In this capacity, Mr. Leader may be deemed to be a beneficial owner of these shares, although he disclaims beneficial ownership of these shares to the extent of his pecuniary interest, if any.

 (8) Consists of 1,944,444 shares of common stock held by Reuters America Inc. Mr. Skeete serves as Director, Product Management--Real Time Information of Reuters Limited, an affiliate of Reuters America Inc. In this capacity, Mr. Skeete may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any.
 (9) Includes 396,250 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of June 30, 1999. See Notes 1 through 5.

(10) Consists of 3,042,118 shares of common stock held by Chase Venture Capital Associates, L.P., of which Chase Capital Partners is the General Partner. Mr. Greene is a limited partner of Chase Capital Partners. In this capacity, Mr. Greene may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any. The address for Chase Venture Capital Associates, L.P. is 380 Madison Avenue, 12th Floor, New York, New York 10017.

(11) Consists of 1,000,000 shares of common stock held by Euclid Partners III, L.P. and 840,278 shares of common stock held by Euclid Partners IV, L.P. The address of Euclid Partners Corporation is 45 Rockefeller Plaza, Suite 907, New York, New York 10111.

(12) Consists of 1,944,444 shares of common stock held by Reuters America Inc. Mr. Skeete serves as Director, Product Management--Real Time Information of Reuters Limited, an affiliate of Reuters America Inc. In this capacity, Mr. Skeete may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any. The address for Reuters America Inc. is 1700 Broadway, 40th Floor, New York, New York 10019.

                             DESCRIPTION OF CAPITAL
                              STOCK OF MULTEX.COM

  The following description of our securities and various provisions of our revised certificate of incorporation and our revised bylaws are summaries. Statements contained in this joint proxy statement/prospectus relating to such provisions are not necessarily complete, and reference is made to the revised certificate of incorporation and the revised bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to our registration statement of which this joint proxy statement/prospectus constitutes a part.

  Our authorized capital stock will consist of 50,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

  As of August 13, 1999, there were 21,859,566 shares of common stock outstanding and held of record by 131 stockholders. After the consummation of the merger, there will be approximately 26,700,000 shares of common stock outstanding.

  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of funds legally available for dividends, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of Multex.com, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding shares of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable, and the shares offered by us in this offering will be fully paid and nonassessable upon receipt of payment. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

  The board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption which may include sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of that series. We have no present plans to issue any shares of preferred stock. See "--Anti-Takeover Effects of Various Provisions of Delaware Law and Multex.com's Revised Certificate of Incorporation and Revised Bylaws."

Options

  As of August 13, 1999, (i) 3,121,675 shares of common stock were subject to outstanding options under the 1999 Stock Option Plan, (ii) 2,450,875 shares remained available for future issuance, assuming stockholder approval of the 2,500,000 share increase which is the subject of this Proposal, and (iii) 338,025 shares have been issued in connection with option exercises. See "Management--1999 Stock Option Plan."

Warrant

  As of August 13, 1999, a warrant to purchase 318,050 shares of common stock at an exercise price of $4.80 per share was outstanding. The warrant contains anti-dilution provisions providing for adjustments of the exercise price and the number of shares of common stock underlying the warrant upon the occurrence of specified events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The common stock issuable upon exercise of the warrant have registration rights, which are described below. See "Shares Eligible for Future Sale."

Registration Rights

  Pursuant to the terms of a registration rights agreement entered into between us and some of our stockholders, the holders of 16,111,112 shares of common stock are entitled to demand registration rights concerning the registration of these shares under the Securities Act. The holders of 33% or more of these shares are entitled to demand that we register their shares under the Securities Act, subject to various limitations. We are not required to effect more than two registrations pursuant to these demand registration rights. In addition, pursuant to the terms of the stockholders agreement, the holders of 16,111,112 shares of common stock are entitled to piggyback registration rights concerning the registration of shares of common stock under the Securities Act. In the event that we propose to register any shares of common stock under the Securities Act, either for our own account or for the account of other security holders, the stockholders having piggyback rights are entitled to receive notice of that registration and are entitled to include their shares in the registration, subject to various limitations described below. In addition, at any time after we become eligible to file a registration statement on Form S-3, the stockholders may require us to file one or more registration statements under the Securities Act on Form S-3 concerning their shares of common stock. The above registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in that registration. We are generally required to bear all of the expenses of all these registrations, except underwriting discounts and commissions. The registration of any of the shares of common stock held by stockholders with registration rights would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of that registration statement.

Anti-Takeover Effects of Various Provisions of Delaware Law and Multex.com's Revised Certificate of Incorporation and Revised Bylaws

  We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to various exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts affecting us and, accordingly, may discourage attempts to acquire us.

  In addition, various provisions of our revised certificate of incorporation and revised bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Classified Board of Directors. Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of the revised certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from voting to remove incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by that removal with its own nominees.

  Stockholder Action; Special Meeting of Stockholders. The revised certificate of incorporation provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The revised certificate of incorporation further provides that special meetings of stockholders may be called only by the Chairman of the board of directors or a majority of the board of directors.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations. The revised bylaws provide that stockholders who wish to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices, not less than 120 days nor more than 150 days prior to the first anniversary of the date of our notice of annual meeting for the previous year's annual meeting of stockholders. However, if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than or 60 calendar days after the anniversary, notice by the stockholder, to be timely, must be received by us not more than 90 days after the later of 60 days before the annual meeting of stockholders, or the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever occurs first. The revised bylaws also specify various requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters for a vote before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Authorized But Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without further stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

  The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage, or unless the bylaw provision being amended was originally adopted by the board of directors, in which case the amendment requires only the affirmative vote of a majority of the members of the board of directors.

Limitation of Liability and Indemnification Matters

  Our revised certificate of incorporation provides that, except to the extent prohibited by Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as directors of Multex.com. Under the Delaware General Corporation Law, the directors have a fiduciary duty to us which is not eliminated by this provision of the revised certificate of incorporation and, in appropriate circumstances, equitable remedies including injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the Delaware General Corporation Law for breach of the director's duty of loyalty, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware General Corporation Law. This provision does not affect the directors' responsibilities under any other laws, including the federal securities laws or state or federal environmental laws.

  Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance for liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director as follows:

  . for any breach of the director's duty of loyalty to the corporation or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . arising under Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

  The Delaware General Corporation Law also states that the indemnification it provides for shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our revised certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that we will fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding--whether civil, criminal, administrative or investigative--by reason of the fact that the person is or was a director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with that action, suit or proceeding.

  We have obtained liability insurance for our officers and directors. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company, New York, New York.

                            BUSINESS OF MARKET GUIDE

  The following section contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in "Risk Factors" and elsewhere in this joint proxy statement/prospectus.

  Market Guide was incorporated in the State of New York on March 23, 1983 as "The Unlisted Market Service Corporation." On September 3, 1986, the current corporate name was adopted.

  Market Guide is a leading online provider and publisher of value-added financial data and other information on publicly traded companies. Market Guide maintains one of the largest U.S. public company databases with over 11,000 companies traded on the New York Stock Exchange, American Stock Exchange, Nasdaq and Over-the-Counter Stock Markets, including foreign companies trading in the U.S. as American Depositary Receipts and American Depositary Shares. Market Guide analysts regularly compile and process information filed with the SEC, issued in press releases or carried in other media reports. The analysts assess this raw data and update each company's information as soon as relevant information becomes available, at least four times and often more than eight times per year. Market Guide has also created widely used and well-regarded proprietary industry and sector groups and assigned companies to these industries and sectors. Market Guide then adds value by computing ratios, peer group comparisons, growth rates and other statistics, which are presented as field information in various time tested report formats that follow a recommended analytic process and are supported by extensive education content. Market Guide also has a historical daily pricing database going back to 1983 and is nearing introduction of an exciting new product with business description, officer and director information and business and geographical segment information.

  Market Guide acquires, integrates, condenses and publishes accurate, timely, and objective financial, descriptive and other information on publicly traded corporations. Market Guide markets this information along with proprietary software to the professional and individual investment communities, through the Internet (www.marketguide.com) and other distribution channels in a cost effective manner.

  Market Guide receives in excess of 95% of its revenue from the sale of this information and attendant software through Internet and on-line distribution channels. The balance of revenue is derived from sales of CD/Rom and printed products.

  Market Guide adds value, distinguishes itself from competition, and serves its clients through its:

  . flexible database design which presents financial statements in the same detail as issued by each company. This gives users important insights not available in competitive databases, thereby enabling them to make better informed investment decisions;

  . mapping the financials into standardized formats to allow consistent calculations and cross company comparisons;

  . inclusion of auxiliary information such as earnings estimates, price performance, relative price performance, (summary) insider and institutional ownership statistics, bond ratings, corporate profile information and short interest statistics giving users a complete perspective on each company;

  . calculation of over 500 popular financial ratios, growth rates, and averages computed for the user's convenience;

  . carefully planned, market tested display formats, including company to industry and sector comparisons, that allow users to quickly and efficiently make carefully considered investment decisions; and

  . development of efficient, timely, cost-effective and easy to use software delivery systems such as Market Guide for Windows and Market Guide's Internet site (www.marketguide.com).

  The targeted markets for Market Guide's data and related products include investment managers, investment research departments, financial planners, investment counselors, investment bankers, banks, stockbrokers and brokerage firms, traders, libraries, publications, corporations, law firms, individual investors, discount brokerage firms, financial websites and other Internet sites. Market Guide sells its information through three channels: the database vendors (through Internet, online information vendors), Market Guide for Windows (its proprietary analytic software) and print publications.

Internet

  Market Guide has created a dynamic, comprehensive and extremely useful Internet site. The site contains advertising supported content and will soon be expanded to include subscription based services. Advertising supported content is free to the user and Market Guide expects to cover its costs and generate profits through the sale of advertising and in the future, receipt of subscription revenues. As of February 28, 1999, advertising supported content included:

  . real time price quotes;

  . Market Guide's Company Snapshot Report;

  . Market Guide's Performance Report;

  . Market Guide's Financial Highlights Report;

  . the Market Guide Ratio Comparison Report;

  . the Market Guide Select Financial Statements Report;

  . Market Guide's What's Hot/What's Not service that identifies the price performance leaders and laggards by sector, industry and company over various time periods;

  . NetScreen (an online stock screen application);

  . market commentary (in partnership with Briefing.com);

  . news (in partnership with News Alert); and

  . price charts (in partnership with Neural Applications Corp.).

  In addition to providing direct access to users of www.marketguide.com, Market Guide also hosts private label and co-branded sites for various customers of vendors including Charles Schwab, Ameritrade, Yahoo! and America Online. Private label sites generally have the look and feel of the vendor's site, do not contain advertising and are restricted to registered users of the vendor. Co-branded sites are often advertising supported and will have a subscription component when Market Guide introduces subscription-based services.

Significant Customers

  Reuters America, Inc., OneSource Information Services, Inc. and Bridge Information Systems, Inc. accounted for 14.9%, 14.2% and 13.4% of Market Guide's total revenues, respectively, during its 1999 fiscal year. The loss of any one of these customers would have a material adverse effect on Market Guide.

Vendors

  Market Guide works in partnership with financial information service vendors, discount brokerage firms and financial and other websites. The financial information service vendors combine data from various real-time and historical information sources with their own analytic software and data delivery capability. Their sales forces sell the product and they also provide customer training and support services. Market Guide focuses on developing the highest quality and timely information content and leveraging off the information vendor's sales force, software, information dissemination infrastructure and customer base. The amount of data presented, its display format, and the software's analytic capabilities vary depending upon the way each information provider defines its customers' needs, software capabilities, distribution technologies and preferred pricing strategies.

  Market Guide currently has relationships with over 100 information service vendors that currently distribute the Market Guide Database and/or Internet products including: Accutrade; AltaVista; America Online; American Association of Individual Investors; Ameritrade; Argus Research; ADP; AIQ Systems, Inc.; Bridge Information Systems Inc.; Business Wire, Inc.; Charles Schwab and Company; Charter Media; CNNfn; Data Broadcasting Corporation; Data Downlink; Dow Jones Markets; FactSet Research Systems, Inc.; The Financial Post Company; First Call Corporation; Go2Net, Inc.; Holt Value Associates; Horsesmouth LLC; ILX Systems Inc.; Individual Investor Group; InfoSpace Inc.; Instinet Analytics; Interactive Data Corporation; The Investext Group; Investools Inc.; Motley Fool; National Discount Brokers; News Alert, Inc; OneSource Information Services, Inc.; P.C. Quote, Inc.; Pointcast; Prodigy Services Company; Quote.com; Quotes Plus; Quotron Systems, Inc.; Real Time Quotes, Inc.; Reality Online; Reuters PLC; Securities Data Corporation; Siebel Systems, Inc.; Telemet America, Inc.; Telescan, Inc.; TheStreet.com; Track Data Corporation; Vickers Stock Research Corporation; Wall Street Research Net, LLC; Wall Street Source; Waterhouse Securities, Inc.; Windows on Wall Street; and Yahoo!.

Market Guide for Windows and StockQuest

  Market Guide for Windows is a CD/Rom based analytic and reference product targeted principally at institutional investors and high end individual investors. Market Guide for Windows contains comprehensive reports of Market Guide information as well as earnings estimates from First Call Corporation. It has powerful yet easy to use screening, reporting and spreadsheet downloading capabilities. Market Guide for Windows is available through weekly, biweekly, monthly or quarterly subscription arrangements.

  The same Market Guide for Windows' software with a subset of approximately 60 screening items and no reports is called StockQuest and is marketed to individual investors from our website. Users download the StockQuest program and weekly updates from our website and run the application locally.

Publications

  Market Guide's quarterly print product, The Market Guide--Select Over the Counter Stock Edition, is a single volume of 800 one-page reports on fast growing, profitable over-the-counter companies. Each quarterly book features a somewhat different set of 800 companies. The book also has a detailed company index listing 15 key statistics on each company in a tabular format. This index is very useful to investors searching for attractive investment opportunities.

  Market Guide attempts to provide continuity of coverage enabling subscribers to continue following companies in which they have an interest. However, from time-to-time companies covered in this publication do change. The most common reasons for deletion of coverage are:

  . The company has been acquired in a merger, leveraged buyout or a similar transaction;

  . The company has not filed financial statements with the Securities and Exchange Commission for two or more consecutive reporting periods;

  . The company has exhibited significant deterioration in its financial condition;

  . The company has been deleted from the National Association of Security
    Dealers Automatic Quotation System ("Nasdaq") and has fewer than three Market Makers;

  . The company now trades on the New York or American Stock Exchange, and no longer qualifies for the OTC edition.

  Companies dropped from the book are replaced by companies which are selected by using proprietary Market Guide selection criteria.

Discontinued Operations--CreditRisk Monitor

  On January 15, 1999, Market Guide concluded an agreement to sell its CreditRisk Monitor division to New Generations Foods, Inc. (OTCBB symbol:
NGNF). Subsequent to consummation of the transaction, New

Generation Foods changed its name to CreditRisk Monitor.com Inc. (new OTCBB symbol: CRMZ). The purchase price of approximately $2.3 million was payable to Market Guide as follows: An initial payment, after adjustments, totaling $1.2 million paid on January 15, 1999 and the balance consisting of two notes totaling $1.1 million to be paid in equal monthly installments, beginning in July 2001 and ending in June 2003.

Competition

  The investment and financial information industry is highly competitive with many different firms serving the industry's needs. There are numerous print and electronic publishers of information for the investment community, most of whom have been in business longer, are better known and whose financial resources exceed those of Market Guide. Among the better known competitors are: Standard & Poor's (McGraw Hill), Moody's, Value Line, Media General Financial Services and Disclosure (Primark).

  Market Guide believes that it is distinguished from much of its competition as it compiles, maintains, and publishes one of the largest and most timely databases of investment quality information. Market Guide also competes by providing database structure and content that help users make better informed decisions and through the effective use of technology that enables Market Guide to be a price leader.

  One of the most significant distinctions is that Market Guide stores and displays company financials in the same "company specific line item description" format used by the subject company in its SEC filings. "Company specific line item description" means that the line item terminology assigned to income statement, balance sheet and statement of cash flow values is the same as that used by the company in its official reports. For example, "Aircraft Fuel" and "Landing Fees" may be shown for an airline company; and "Newsprint" and "Postage" for a newspaper publisher. This allows users to project the impact of external events such as changes in the price of oil, paper or postage on the profitability of a company. Competitive databases might consolidate these items under general headings such as "Costs of Goods Sold."

  Principal methods of competition between companies engaged in the historical financial information business include but are not limited to: accuracy of data; timeliness of database updating; size of the universe presented; depth of coverage of each company in the universe; number of years of coverage; methods of delivery to the end user; the inclusion of analysis or opinion; customer/vendor support; and price.

Personnel

  As of February 28, 1999, Market Guide had a staff of 97 full-time employees.

Euro Compliance

  Market Guide has worked with its vendor partners to create a comprehensive strategy for dealing with the new Euro currency which went into effect on January 1, 1999. Market Guide has revised its systems to be fully Euro compliant.

Properties

  Market Guide currently leases a total of approximately 19,000 square feet at 2001 Marcus Avenue, Lake Success, New York 11042-1011.

Legal Proceedings

  Market Guide is involved in various routine legal proceedings incidental to the conduct of its business. Management does not believe that any of these legal proceeds will have a material adverse effect on the financial condition, operations or cash flows of Market Guide.

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

                           MANAGEMENT OF MARKET GUIDE

Summary Compensation of Certain Market Guide Officers

  The following table sets forth the total compensation paid or accrued for services rendered during each of the last three fiscal years by Market Guide to Homi M. Byramji, the only officer or director of Market Guide who will serve in such capacity for either Multex.com or Market Guide after the consummation of the merger. All of such compensation was paid to Mr. Byramji for his services as an executive officer of Market Guide. Directors of Market Guide who are also employees of Market Guide receive no compensation for serving as directors or as members of board committees.

                           Summary Compensation Table

                                                                     Long-Term
                                                                    Compensation
                                               Annual Compensation     Awards
                                              --------------------- ------------
                                                                     Securities
                                                                     Underlying
                                                                       Stock
             Name and Principal               Fiscal                  Options
                  Position                     Year   Salary  Bonus  Granted (#)
             ------------------               ------ -------- ----- ------------
Homi M. Byramji..............................  1999  $200,000    0     50,000
 President, Chief Executive Officer            1998   200,000    0          0
  and Treasurer                                1997   170,000    0          0

  The following table provides information on option grants in fiscal 1999, 1998 and 1997 by Market Guide to Mr. Byramji.

                     Option/SAR Grants in Last Fiscal Year

                 Number of  Percentage of                      Potential Realizable Value of Assumed
                 Securities Total Options Exercise            Annual Rates of Stock Appreciation for
                 Underlying  Granted to    Price                            Option Term
                  Options   Employees in    per    Expiration ----------------------------------------
Name              Granted      FY 1999     Share      Date         5%            10%          10%
---------------- ---------- ------------- -------- ---------- ------------  --------------------------
Homi M.
 Byramji........   50,000       18.87%    $5.5688  09/24/2003 ($     3,437) $     72,540 $     164,453

  The following table sets forth, as of February 28, 1999, the number of options for Market Guide common stock and the value of the unexercised options and SARs held by Mr. Byramji. Mr. Byramji did not exercise any stock options in fiscal 1999.

       Aggregated Option/SAR Exercises and FY-End Option/SAR Value Table

                      Number of Unexercised   Value of Unexercised In-the-
                       Options at 7/28/99       Money Options at 02/28/99(1)
                    ------------------------- ------------------------------
Name                Exercisable Unexercisable  Exercisable   Unexercisable
------------------- ----------- ------------- ------------- ----------------
Homi M. Byramji....       0        50,000         $         0 $        259,063

(1) As of February 28, 1999, the market value of Market Guide's common stock was $10.75 per share.

Employment Agreements

  Mr. Byramji does not currently have an employment contract with Market Guide.

Certain Relationships

  Since the commencement of Market Guide's 1999 fiscal year, neither Mr. Byramji nor any other executive officer or director of Market Guide has not had any material interest, direct or indirect, in any transaction (other than the proposed merger) which has or will materially affect Market Guide.

Biographical Information

  Homi M. Byramji, 46, is President, Chief Executive Officer, Treasurer and a Director of Market Guide. Prior to becoming a director of Market Guide in 1988, Mr. Byramji had previously consulted in computerized equity research for nine years. He holds a Masters Degree in Business Administration, Rutgers University
(1975) and became Secretary and Treasurer of Market Guide on February 23, 1989. Mr. Byramji remained Treasurer and assumed the duties of President and CEO on March 1, 1992.

Report of Market Guide's Board of Directors and Compensation Committee on Executive Compensation

  Market Guide's board of directors' responsibilities include establishing Market Guide's policies governing the compensation of executive officers of Market Guide. The board of directors approves all elements of compensation for executive officers. The compensation committee is responsible for the administration of the 1995 Key Employee Incentive Plan.

  Executive Compensation. Market Guide's compensation program consists of base salary, incentive programs, stock options and employee benefits. The goal of Market Guide's compensation program is to motivate and reward its executive officers and other key employees to improve long-term shareholder value and to attract and retain the highest quality executive and key employee talent available. Market Guide's executive compensation program is designed to align executive compensation practices with increasing the value of Market Guide's business mission, values, strategic goals and annual objectives. The compensation levels for the executive officers of Market Guide was determined pursuant to the criteria set forth below.

  The board of directors annually reviews salary increases for the current year and incentive payments to be made in connection with the previous year's performance. The board of directors will consider an executive's scope of responsibilities, level of experience, individual performance and attainment of pre-established goals as well as Market Guide's business plan and general economic factors. In making its decisions, and to maintain the desired levels of competitiveness and congruity with the Market Guide's long-term performance goals, the board of directors will receive input from Market Guide's Chief Executive Officer and Chief Financial Officer and from Market Guide's Human Resources Department.

  Base Salary and Bonus. The salary levels for executive officers are determined by such officer's level of job responsibility and experience, job performance and attainment of pre-established goals. Additional consideration is given to salaries for a comparable position within the industry and Market Guide's ability to pay. Bonus payouts to executive officers and other key employees of Market Guide are based on attainment of general or specific corporate goals. No bonuses were paid for fiscal 1999 services to any executive officer.

  Options. The compensation committee believes strongly that the interests of senior management must be closely aligned with those of the shareholders. Long-term incentives in the form of stock options provide a vehicle to reward executive officers only if there is an increase in shareholder value. Stock options are granted on a discretionary basis within a guideline range that takes into account the position responsibilities of executive officers and key employees of Market Guide whose contributions and skills are important to the long-term success of Market Guide. Stock options to purchase common stock providing long-term incentives may be granted to executive officers or key employees of Market Guide with a maximum term of ten years.

  In fiscal 1999, the compensation committee granted 240,000 options to purchase common stock to officers or key employees of Market Guide pursuant to the 1995 Key Employee Incentive Plan. Such options were granted at exercise prices ranging from $4.75 to $5.57 per share, which price represents the closing price of the common stock on the date of grant. Twenty percent of the options granted in fiscal 1999 will vest each year beginning one year after the date of the grant of the option.

  Chief Executive Officer. In fiscal 1999, Mr. Byramji received $200,000 in compensation from Market Guide. Mr. Byramji's salary was approved based upon a review of market data for similar positions. Mr. Byramji did not receive a bonus for fiscal 1999.

         BOARD OF DIRECTORS                      COMPENSATION COMMITTEE


   Thomas A. Prendergast, Chairman                   Mark B. Burka
            Mark B. Burka                          Raymond B. Dooley
           Homi M. Byramji                          Steven A. Hirsch
            John D. Case                         Thomas A. Prendergast
          Raymond B. Dooley
          Steven A. Hirsch

Compensation Committee Interlocks and Insider Participation

  Market Guide's compensation committee is comprised of Raymond B. Dooley, Mark
B. Burka, Steven A. Hirsch and Thomas A. Prendergast, each of whom is an outside director. No employee of Market Guide serves on the compensation committee. Market Guide is not aware of any other corporation in which both (i) an executive officer of Market Guide serves on the board of directors and/or compensation committee and (ii) a director of Market Guide serves as an executive officer.

                     PRINCIPAL SHAREHOLDERS OF MARKET GUIDE

  The following table sets forth certain information regarding the beneficial ownership of Market Guide's Common Stock as of May 17, 1999 with respect to (i) each of Market Guide's directors and executive officers, (ii) each person who is known to Market Guide to beneficially own more than 5% of Market Guide common stock and (iii) all current directors and executive officers of Market Guide as a group. For purposes of calculating the amount of beneficial ownership and the respective percentages, the number of shares of Market Guide common stock which may be acquired by a person upon the exercise of outstanding warrants and options are considered outstanding, but shall not be deemed to be outstanding for the purpose of computing the percentage of Market Guide common stock owned by any other person.

                                                       Number of   Percent
Name and Address of                                      Shares  Beneficially
Beneficial Owner                                           (1)    Owned (2)
-------------------                                    --------- ------------
Mark B. Burka (3) (4).................................   816,000     16.9%
 618 Washington Avenue
 Willamette, IL 60091
Homi M. Byramji (5)...................................   593,489     12.1%
 One Sheep Hill Road
 Boonton Township, NJ 07005
John D. Case (6)......................................   696,343     14.4%
 12 Timberland Lane
 Old Brookville, NY 11545
Raymond B. Dooley (7).................................    19,687      0.4%
 98 Eighth Avenue
 Sea Cliff, NY 11579
Jeffrey S. Geisenheimer (8)...........................    58,500      1.2%
 81 Joyce Road
 Tenafly, NJ 07670
Steven A. Hirsh (9)...................................     7,500      0.2%
 1895 Lake Avenue
 Highland Park, IL 60035
Thomas A. Prendergast (10)............................    98,450      2.0%
 46-95 North Mesa, Suite 200
 El Paso, TX 79912
All directors and executive officers as a group (7
 persons)............................................. 2,289,969     45.3%

--------
 (1) Unless otherwise indicated, all shares are directly owned and the sole voting and investment power is held by the persons named.
 (2) Based upon 4,796,963 shares of Market Guide common stock issued and outstanding as of May 17, 1999.
 (3) Includes options for the purchase of 10,000 shares of Market Guide common stock at $2.50 per share, 10,000 shares of Market Guide common stock at $3.00 per share, and 10,000 shares of Market Guide common stock at $12.00 per share.
 (4) Shares owned directly and owned by Mark B. Burka, Trustee FBO Mark B. Burka Trust.
 (5) Includes options for the purchase of 12,500 shares of Market Guide common stock at $2.68 per share, 50,000 shares of Market Guide common stock at $5.57 per share and 50,000 shares of Market Guide common stock at $13.20 per share.
 (6) Includes options for the purchase of 12,500 shares of Market Guide common stock at $2.68 per share and 10,000 shares of Market Guide common stock at $5.23 per share.
 (7) Includes options for the purchase of 5,000 shares of Market Guide common stock at $2.50 per share, 5,000 shares of Market Guide common stock at $3.00 per share and 7,500 shares of Market Guide common stock at $12.00 per share.

 (8) Includes options for the purchase of 13,000 shares of Market Guide common stock at $3.00 per share, 30,000 shares of Market Guide common stock at $5.06 per share, and 10,000 shares of Market Guide common stock at $12.00 per share.
 (9) Includes options for the purchase of 7,500 shares at $12.00 per share.
(10) Include options for the purchase of 5,000 shares of Market Guide common stock at $3.00 per share and 10,000 shares of Market Guide common stock at $4.75.


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                              THE MERGER AGREEMENT
                             AND RELATED AGREEMENTS

  The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Appendix I to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety for a more complete description of the merger. In the event of any discrepancy between the terms of the merger agreement or other agreements and the following summary, the agreement will control.

The Merger

  Merengue Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Multex.com will merge with and into Market Guide following

  . the approval and adoption of the merger agreement and the merger by the Market Guide shareholders;

  . the approval of the issuance of Multex.com common stock in the merger by the Multex.com stockholders; and

  . and the satisfaction or waiver of the other conditions to the merger.

  Market Guide will be the surviving corporation and become a wholly owned subsidiary of Multex.com following the merger.

Effective Time

  At the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Secretary of State of the State of New York. Multex.com and Market Guide are working toward completing the merger as soon as possible and hope to complete the merger by the fall of 1999. Because the merger is subject to a number of conditions, however, we cannot predict the exact timing.

Directors and Officers of Market Guide After the Merger

  Unless otherwise agreed by Multex.com and Market Guide prior to the effective time, the directors and officers of Merengue Acquisition Corp. will become the new directors and officers, respectively, of Market Guide at the effective time. Isaak Karaev is Chief Executive Officer and President of Merengue Acquisition Corp. and is currently the only director of Merengue Acquisition Corp.

Conversion of Market Guide Shares in the Merger

  At the effective time, each outstanding share of Market Guide common stock will automatically be converted into the right to receive one share of Multex.com common stock. The number of shares of Multex.com common stock issuable in the merger will be proportionately adjusted as appropriate

  . for any stock split, stock dividend or similar event with respect to Market Guide common stock or Multex.com common stock effected between the date of this joint proxy statement/prospectus and the completion of the merger; or

  . if prior to the completion of the merger, the number of shares of Market
    Guide common stock on a fully diluted basis exceeds the number disclosed by Market Guide to Multex.com as of the date of the merger agreement and such excess number of shares exceeds 1% of the number disclosed to Multex.com in the merger agreement.

Market Guide Stock Incentive Plans

  At the effective time, each outstanding option to purchase shares of Market Guide common stock issued under Market Guide's 1995 Key Employee Incentive Plan and 1995 Independent Directors' Stock Incentive

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Plan and all other options to purchase Market Guides common stock disclosed to
Multex.com as of the date of the merger agreement will be assumed by Multex.com regardless of whether the options are exercisable and converted into options to purchase Multex.com common stock. Each Market Guide stock option, which will be assumed by Multex.com, will continue to have the same terms, and be subject to the same conditions, that were applicable to the option immediately prior to the effective time.

  The parties intend for the Market Guide stock options assumed by Multex.com to qualify as incentive stock options to the extent the stock options qualified as incentive stock options prior to the effective time.

The Exchange Agent

  Promptly after the effective time, Multex.com is required to deposit with a bank or trust company certificates representing the shares of Multex.com common stock to be exchanged for shares of Market Guide common stock and cash to pay for any dividends or distributions that holders of Market Guide common stock may be entitled to receive under the merger agreement.

Exchange of Market Guide Stock Certificates for Multex.com Stock Certificates

  Promptly after the effective time, the exchange agent will mail to Market Guide shareholders a letter of transmittal and instructions for surrendering their Market Guide stock certificates in exchange for Multex.com stock certificates.

  Market Guide shareholders should not submit their stock certificates for exchange until they have received the letter of transmittal and instructions referred to above.

Transfer of Ownership; Distributions with Respect to Unexchanged Shares

  Multex.com will issue a Multex.com stock certificate in a name other than the name registered for the surrendered Market Guide stock certificate only if the exchange agent is given all documents required

  . to show and effect the unrecorded transfer of ownership; and

  . to show that any applicable stock transfer taxes have been paid.

  Market Guide shareholders are not entitled to receive any dividends or other distributions on Multex.com common stock with a record date after the merger is completed until they have surrendered their Market Guide stock certificates in exchange for Multex.com stock certificates.

  If there is any dividend or other distribution on Multex.com common stock with a record date after the merger, former Market Guide shareholders will receive, only following surrender of their Market Guide stock certificates, the dividend or other distribution payable with respect to the whole shares of Multex.com common stock issued in exchange for their Market Guide stock certificates.

Representations and Warranties

  Multex.com and Market Guide each made a number of representations and warranties in the merger agreement about their authority to enter into the merger agreement and to consummate the other transactions contemplated by the merger agreement and about aspects of their business, financial condition, structure and other facts pertinent to the merger.

  Market Guide made representations about the following topics:

  . Market Guide's organization, qualification to do business and good standing;

  . validity of Market Guide's organizational documents;


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

  . Market Guide's capitalization;

  . Market Guide's corporate power to enter into and its authorization of the merger agreement and the transactions contemplated by the merger agreement;

  . the effect of the merger agreement and the merger on obligations of Market Guide;

  . inapplicability of governmental consents and approvals in connection with the merger;

  . possession of and compliance with permits required to conduct Market
    Guide's business;

  . Market Guide's compliance with applicable laws, rules and regulations of governmental entities;

  . Market Guide's filings and reports with the Securities and Exchange
    Commission;

  . Market Guide's financial statements;

  . changes in Market Guide's business since February 28, 1999;

  . Market Guide's employee benefit plans;

  . matters relating to Market Guide's employees;

  . the treatment of the merger as a pooling of interests and as a tax-free reorganization;

  . Market Guide's material contracts and obligations;

  . litigation involving Market Guide;

  . environmental laws that apply to Market Guide;

  . intellectual property used or owned by Market Guide;

  . Year 2000 compatability of Market Guide's software programs;

  . Market Guide's taxes;

  . Market Guide's insurance;

  . Market Guide's title to the properties it owns and leases;

  . Market Guide's affiliates;

  . Market Guide's financial advisors;

  . Market Guide's brokers' and finders' fees in connection with the merger;

  . Market Guide's political contributions;

  . the inapplicability of state anti-takeover statutes to the merger; and

  . restrictions on Market Guide's business.

  Multex.com made representations about the following topics:

  . Multex.com's organization, qualification to do business and good standing;

  . validity of Multex.com's organizational documents;

  . Multex.com's capitalization;

  . Multex.com's corporate power to enter into and its authorization of the merger agreement and the transactions contemplated by the merger agreement;

  . the effect of the merger agreement and the merger on obligations of Multex.com;

  . inapplicabilty of governmental consents and approvals in connection with the merger;


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

  . possession of and compliance with permits required to conduct
    Multex.com's business;

  . Multex.com's compliance with applicable laws, rules and regulations of governmental entities;

  . changes in Multex.com's business since March 17, 1999;

  . Multex.com's filings and reports with the Securities and Exchange
    Commission;

  . Multex.com's financial statements;

  . the treatment of the merger as a pooling of interests and a tax-free reorganization;

  . litigation involving Multex.com

  . Multex.com's taxes;

  . Multex.com's brokers' and finders' fees in connection with the merger;

  . Multex.com's political contributions;

  . the inapplicability of state anti-takeover statutes to the merger;

  . absence of prior activities of Merengue Acquisition Corp.;

  . Multex.com's employee benefit plans;

  . matters relating to Multex.com's employees; and

  . intellectual property used or owned by Multex.com.

  The representations and warranties in the merger agreement are complicated and not easily summarized. We urge shareholders to read carefully the articles in the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent."

Market Guide's Conduct of Business Before Completion of the Merger

  Market Guide has agreed that, until the completion of the merger or unless Multex.com consents in writing, Market Guide and its subsidiaries will conduct their businesses in the ordinary course of business consistent with past practices and shall use reasonable efforts:

  . to keep available the services of their current officers, significant employees and consultants; and

  . to preserve their relationships with corporate partners, customers, suppliers and other persons with which they have significant business relations in order to preserve substantially intact their business organization.

  Market Guide has also agreed that, until the completion of the merger or unless Multex.com consents in writing, Market Guide and its subsidiaries will conduct their business in compliance with the following specific restrictions:

  . no modification of Market Guide's certificate of incorporation or bylaws;

  . no issuance, sale, pledge or encumbrance of shares of Market Guide capital stock or securities convertible into Market Guide capital stock, except for limited issuances of securities in connection with stock options already outstanding or the exercise of outstanding stock options under Market Guide's stock option plans;

  . no disposition of any material properties or assets other than performing transactions in connection with existing contracts or providing products and services in the ordinary course of business consistent with past practice;

  . no acquisition of interests in other entities;

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

  . no incurrence of any material indebtedness;

  . no assumption of any material indebtedness of any person other than a subsidiary;

  . no making of any material loan or advance;

  . no modification or termination of material contracts;

  . no making of capital expenditures, other than those that have been made in the ordinary course, that have been budgeted for fiscal year 2000 and disclosed to Multex.com and that do not exceed in the aggregate a specified amount for Market Guide and its subsidiaries;

  . no declaration, setting aside or issuance of dividends or other distributions, except by Market Guide's subsidiaries to Market Guide or other subsidiaries;

  . no reclassification or other modification of any of its capital stock except for repurchases of unvested shares in connection with Market Guide's stock option or purchase agreements;

  . no modification of exercisability of any stock options or authorization of cash payments in exchange for stock options;

  . no amendment, repurchase, or redemption of any securities of Market Guide or its subsidiaries by Market Guide or Market Guide's subsidiaries;

  . no increase of compensation payable to directors, officers, consultants or employees;

  . no granting of any severance arrangements or entering into of any agreement providing benefits upon a change of control that would be triggered by the merger;

  . no adoption, entering into or amendment of any plan, agreement, policy or arrangement for the benefit of any director, officer, consultant or employee except to the extent required by applicable law or an existing collective-bargaining agreement;

  . no entering into or amendment of any contract, commitment or arrangement with any of Market Guide's directors, officers, consultants or employees except for increases in compensation paid to persons who are not directors or officers of Market Guide in the ordinary course of business consistent with past practice;

  . no payment of indebtedness other than in the ordinary course consistent with past practice, reserved against on Market Guide's consolidated balance sheet or as disclosed to Multex.com;

  . no material modifications to accounting policies and procedures;

  . no making of material tax elections or settlements or compromises of any material tax liability; and

  . no authorizing or taking any action that would make untrue any of the representations or warranties of Market Guide in the merger agreement.

  Market Guide has also agreed to provide certain tax information to Multex.com, and Multex.com has agreed not to take any action that would have a principal purpose of and would reasonably be likely to result in delaying or interfering with the consummation of the merger. Multex.com has also agreed to deliver an officer's certificate setting forth representations and covenants that will serve as the basis for the tax opinion to be obtained by Market Guide from its counsel. Each of Market Guide and Multex.com has also agreed:

  . to notify the other promptly of certain events;

  . to provide reasonable access to the other to its facilities and records;

  . to use its reasonable efforts to cause the merger to qualify as a reorganization and to be treated as a pooling of interests;

  . to make all necessary filings and obtain any consents and approvals as may be required in connection with the merger agreement and the merger;

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

  . to provide the other copies of its filings with the Securities Exchange
    Commission.

  The agreements related to the conduct of Market Guide's business in the merger agreement are complicated and not easily summarized. We urge shareholders to carefully read the article in the merger agreement entitled "Conduct Prior to the Effective Time."

No Solicitation of Transactions

  Until the merger is completed or the merger agreement is terminated, each party has agreed not to take any of the following actions, directly or indirectly:

  . solicit, initiate, encourage or agree to any inquiry or proposal constituting a "competing transaction" by a third party; or

  . negotiate with, or disclose any nonpublic information relating to such party or any of its subsidiaries to, any person that has advised such party that it may consider making, or that has made, such a "competing transaction" proposal.

   A "competing transaction" as it relates to Market Guide, includes:

  . a merger, consolidation or similar transaction;

  . a sale or other disposition of 33% or more of its assets;

  . a tender or exchange offer for 33% or more of its outstanding capital stock;

  . any person or group having acquired securities equal to or the right to purchase 33% or more of the outstanding capital stock;

  . any solicitation in opposition to shareholder approval of the merger agreement and the merger; or

  . any public announcement of a proposal to do any of the above.

  A "competing transaction" as it relates to Multex.com includes any merger, consolidation, business combination or other similar transaction involving Multex.com in which the other party to the transaction requires, as a condition to such transaction being effected, that Multex.com not consummate the merger with Market Guide.

  The Market Guide and Multex.com boards are not prohibited, however, from taking and disclosing to their respective shareholders a position with respect to a tender or exchange offer pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act not made in violation of the merger agreement.

  In addition, each company may provide information in connection with and negotiate in connection with a competing transaction proposal, if:

  . the board of directors concludes in good faith after advice from outside legal counsel that such action is necessary to prevent the board from violating its fiduciary duties under applicable law;

  . any cash consideration is involved, and such consideration is not subject to a financing contingency, and the board determines based upon advice of its independent financial advisors in the exercise of its fiduciary duties that the acquiring party is capable of consummating the competing transaction as proposed; and

  . the board has determined in the exercise of its fiduciary duties that the competing transaction provides greater value (based on a written opinion from its financial advisors) to its shareholders than the merger.

  Market Guide and Multex.com have each agreed to provide the other party prompt notice and detailed information of any competing transaction proposal it receives.


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Director and Officer Indemnification and Insurance

  The merger agreement provides that, after the completion of the merger, all rights of indemnification, advancement of expenses, exculpation, limitation of liability and similar rights existing in favor of present and former officers, directors, employees and agents of Market Guide shall survive the merger and shall continue for six years from the effective time. The merger agreement also provides that, for five years after the completion of the merger, Multex.com will maintain the directors' and officers' liability insurance currently maintained by Market Guide, provided that Multex.com is not required to pay premiums in excess of 150% of the annual amount Market Guide currently pays for such insurance.

Conditions to Completion of the Merger

  Multex.com's and Market Guide's respective obligations to complete the merger and the related transactions are subject to approval of the merger agreement and the merger by Market Guide's shareholders and the approval of the issuance of Multex.com common stock in the merger by Multex.com's stockholders, as well as the prior satisfaction or waiver (if permitted by applicable law) of each of the following conditions before completion of the merger:

  . the registration statement relating to the issuance of shares of Multex.com common stock as contemplated by the merger agreement must be declared effective by the SEC;

  . no order, writ, injunction or decree prohibits or prevents completion of the merger;

  . any waiting period under the antitrust laws that applies to the consummation of the merger must have expired or been terminated;

  . all consents, approvals and authorization legally required to consummate the merger must have been obtained from all governmental entities, except where no material adverse effect could reasonably be expected to occur;

  . Market Guide's board of directors must not have revoked, amended or modified its approval of the merger or recommendation to Market Guide's shareholders;

  . the shares of Multex.com common stock to be issued in connection with the merger must be approved for listing with the Nasdaq National Market;

  . Multex.com's board of directors must not have revoked, amended or modified its approval of the merger and the issuance of the shares of Multex.com in connection with the merger or recommendation to Multex.com's stockholders; and

  . Each of Market Guide and Multex.com shall have been advised in writing by Ernst & Young LLP that the merger can properly be accounted for as a "pooling of interests" business combination.

  Multex.com's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

  . Market Guide's representations and warranties must be true and correct in all material respects when made and as of the completion of the merger;

  . Market Guide must have performed or complied in all material respects with all of its covenants in the merger agreement; and

  . no change in or effect on the business of Market Guide exists that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Market Guide, taken as a whole.


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

  Market Guide's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

  . Multex.com's representations and warranties must be true and correct in all material respects when made and as of the completion of the merger;

  . Multex.com must have performed or complied in all material respects with all of its covenants in the merger agreement;

  . Market Guide must have used its reasonable best efforts to obtain the opinion of its tax counsel, Willkie Farr & Gallagher, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

  . no change in or effect on the business of Multex.com and its subsidiaries exists that individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Multex.com and its subsidiaries, taken as a whole.

Termination of the Merger Agreement

  The merger agreement may be terminated under certain circumstances at any time before the completion of the merger, as summarized below:

  . the merger agreement may be terminated by our mutual consent; or

  . the merger agreement may also be terminated by either of us if the conditions to completion of the merger would not be satisfied because of a breach of a representation, warranty, covenant or agreement of the other party in the merger agreement, and the breaching party does not take reasonable steps within ten days to cure the breach.

  In addition, the merger agreement may be terminated by either of us under any of the following circumstances:

  . if the merger is not completed, without the fault of the terminating party, by November 30, 1999;

  . if a final court order prohibiting the merger is issued and is not appealable;

  . if the Multex.com stockholders do not approve the issuance of Multex.com common stock at the Multex.com special meeting; or

  . if the Market Guide shareholders do not approve the merger agreement and the merger at the Market Guide special meeting.

  Furthermore, the merger agreement may be terminated by Multex.com if any of the following occur:

  . Market Guide's board withdraws or modifies in a manner adverse to Multex.com its recommendation as to the merger agreement or the merger;

  . with respect to a competing transaction relating to Market Guide as described in more detail in "--No Solicitation of Transactions" on page 132, Market Guide's board recommends such competing transaction to its shareholders;

  . a competing transaction has been publicly announced or otherwise publicly known and Market Guide's board fails to recommend against its acceptance by its shareholders, fails to reconfirm its approval and recommendation of the merger with Multex.com within 15 days of the public announcement or determines that such competing transaction is superior and takes certain permitted actions in furtherance of negotiating such transaction; or

  . Market Guide's board resolves to do any of the above.


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  Finally, the merger agreement may be terminated by Market Guide if any of the following occur:

  . Multex.com's board withdraws or modifies in a manner adverse to Market
    Guide its recommendation as to the merger agreement or the merger;

  . with respect to a competing transaction relating to Multex.com as described in more detail in "--No Solicitation of Transactions" on page 132, Multex.com's board recommends such competing transaction to its stockholders;

  . a competing transaction has been publicly announced or otherwise publicly known and Multex.com's board fails to recommend against such a transaction, fails to reconfirm its approval and recommendation of the merger with Market Guide within 15 days of a written request by Market Guide following public announcement of an offer for a competing transaction or a "combination transaction," or determines that a competing transaction is superior and takes certain permitted actions in furtherance of negotiating such transaction; or

  . Multex.com's board resolves to do any of the above.

  A "combination transaction" as it relates to Multex.com for purposes of the foregoing paragraph, includes:

  . a merger, consolidation or similar transaction;

  . a sale or other disposition of 33% or more of its assets or the purchase of assets by Multex.com in a single transaction where the consideration exceeds $150 million;

  . a tender offer or exchange offer for 33% or more of its oustanding capital stock;

  . any person or group having acquired securities equal to or the right to purchase 33% or more of the outstanding capital stock;

  . any solicitation in opposition to stockholder approval of the merger agreement and the merger; or

  . any public announcement of a proposal to do any of the above.

Payment of Fees and Expenses

  Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expense, except that expenses incurred in connection with printing, filing and mailing the joint proxy statement/prospectus and the registration statement shall be shared equally.

  Market Guide has agreed to pay Multex.com a cash termination fee of $4.5 million in addition to reimbursing Multex.com for its out-of-pocket expenses in the following circumstances:

  . Multex.com terminates the merger agreement as a result of Market Guide board's withdrawing, modifying or changing its recommendation in favor of the merger in a manner adverse to Multex.com;

  . Multex.com terminates the merger agreement as a result of Market Guide's board's recommendation of a competing transaction;

  . Multex.com terminates the merger agreement as a result of a competing transaction's being publicly announced or otherwise publicly known and the Market Guide board either:

   . fails to recommend against the competing transaction;

   . fails to reconfirm its approval and recommendation of the merger agreement and the transactions contemplated by the merger agreement within fifteen days of the first announcement or other public knowledge of the competing transaction; or


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

   . determines that the competing transaction is a superior proposal and takes certain permitted actions in furtherance of negotiating such competing transaction;

  . Multex.com terminates the merger agreement as a result of Market Guide's board's resolving to take any of the actions described above; or

  . Multex.com terminates the merger agreement as a result of an intentional breach by Market Guide of a representation, warranty, covenant or agreement.

  Multex.com has agreed to pay Market Guide a cash termination fee of $4.5 million in addition to reimbursing Market Guide for its out-of-pocket expenses in the following circumstances:

  . Market Guide terminates the merger agreement as a result of Multex.com board's withdrawing, modifying or changing its recommendation in favor of the merger in a manner adverse to Market Guide;

  . Market Guide terminates the merger agreement as a result of Multex.com's board's recommendation of a competing transaction;

  . Market Guide terminates the merger agreement as a result of a competing transaction's being publicly announced or otherwise publicly known and the Multex.com board either:

   . fails to recommend against the competing transaction;

   . fails to reconfirm its approval and recommendation of the merger agreement and the transactions contemplated by the merger agreement within fifteen days of Market Guide's written request to do so following public announcement of a competing transaction or a combination transaction (as defined above); or

   . determines that the competing transaction is a superior proposal and takes certain permitted actions in furtherance of negotiating such competing transaction;

  . Market Guide terminates the merger agreement as a result of Multex.com's board's resolving to take any of the actions described above;

  . Market Guide terminates the merger agreement as a result of an intentional breach by Multex.com of a representation, warranty, covenant or agreement.

Extension, Waiver and Amendment of the Merger Agreement

  Multex.com and Market Guide may amend the merger agreement before completion of the merger; provided, however, after the Market Guide shareholders adopt the merger agreement, no change may be made the amount or type of consideration into which Market Guide common stock will be converted.

  Either Multex.com or Market Guide may, in writing, extend the other's time for or waive compliance with the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

Related Agreements

  Stockholder Agreements

  In connection with the merger, the executive officers, directors and each holder of 10% or more of the outstanding capital stock of Multex.com and Market Guide (as well as certain other shareholders who own less than 10% of the outstanding capital stock of either company) have entered into stockholder agreements with Multex.com or Market Guide, as the case may be. The terms of the stockholder agreements provide that the shareholders will vote all shares of Multex.com or Market Guide common stock beneficially owned by them, subject to certain exceptions, or any new shares of Multex.com or Market Guide stock they may acquire, in

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

favor of the approval of the merger and the merger agreement, and the transactions contemplated thereby. In connection with the stockholder agreements, each of the shareholders has executed an irrevocable proxy to vote their shares in favor of the approval of the merger agreement and the merger, and the transactions contemplated thereby. As of August 13, 1999, the Market Guide shareholders who entered into the stockholder agreements collectively held approximately 2,095,969 shares of Market Guide common stock which represented approximately 43.2% of the outstanding Market Guide common stock; provided, however, that certain of such shareholders may sell up to 0.2% of the outstanding shares of Market Guide common stock at any time prior to the special meeting relating to the approval of the merger agreement. As of August 13, 1999, the Multex.com stockholders who entered into the stockholder agreement collectively held approximately 8,710,008 shares of Multex.com common stock which represented approximately 39.9% of the outstanding Multex.com common stock; provided, however, that certain of such stockholders may sell up to 8.4% of the outstanding shares of Multex.com common stock at any time prior to the special meeting relating to the approval of the merger agreement. None of the stockholders who are parties to the stockholder agreement was paid additional consideration in connection with the stockholder agreement.

  Affiliate Agreements

  Each shareholder of Market Guide and Multex.com that could be deemed an affiliate of either company has entered into an affiliate agreement with Multex.com pursuant to which each such shareholder has agreed (i) not to sell or transfer any shares held by them or acquired pursuant to the merger in violation of the Securities Act of 1933 and (ii) not to sell or transfer any such shares until such time as Multex.com has published financial results covering at least 30 days of combined operations of Multex.com and Market Guide after merger, subject to certain very limited exceptions.

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                       COMPARISON OF RIGHTS OF HOLDERS OF
                         MARKET GUIDE COMMON STOCK AND
                            MULTEX.COM COMMON STOCK

  This section of the joint proxy statement/prospectus describes certain differences between the rights of holders of Market Guide common stock and Multex.com common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a shareholder of Market Guide and being a stockholder of Multex.com.

  The rights of the shareholders of Market Guide are governed by the New York Business Corporation Law, Market Guide's Certificate of Incorporation, as currently in effect, and Market Guide's Amended and Restated Bylaws. After completion of the merger, Market Guide shareholders will become stockholders of Multex.com and their rights will be governed by Multex.com's Second Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws. Multex.com is incorporated under the laws of the State of Delaware and, accordingly, Market Guide shareholders rights will be governed by the Delaware General Corporation Law after completion of the merger.

Classes of Common Stock of Market Guide and Multex.com

  Both Multex.com and Market Guide have one class of common stock issued and outstanding. Holders of Multex.com common stock and Market Guide common stock are each entitled to one vote for each share held.

Voting Requirements; Acting by Written Consent; Quorum Requirements

  Multex.com shareholders may act by a majority of votes cast at a meeting of shareholders. Delaware law requires that mergers be approved by the vote of the holders of a majority of the outstanding stock entitled to vote.

  Multex.com's shareholders may not act by written consent of the holders of all outstanding shares entitled to vote.

  Under Delaware law, a quorum at a meeting of shareholders for the transaction of business consists of the holders of no less than one-third of the shares entitled to vote at the meeting of shareholders. Under the bylaws of Multex.com, a quorum at a meeting of shareholders consists of at least 50% of the shares entitled to vote.

  Market Guide's shareholders may act by a majority of votes cast at a meeting of shareholders, except that directors are elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election and that New York law requires that the merger be approved by the vote of the holders of two-thirds of the outstanding stock entitled to vote.

  Market Guide's shareholders may act by written consent of the holders of all the outstanding shares entitled to vote.

  Under New York law, a quorum at a meeting of shareholders for the transaction of business consists of the holders of a majority of the votes of shares entitled to vote at the meeting of shareholders.

Classified Board of Directors

  Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. Multex.com's board of directors is divided into three classes, as nearly equal in size

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as possible, with one class being elected annually for a three-year term.
Multex.com directors are elected for a term of three years and until their successors are elected and qualified.

  New York law provides that a corporation's board of directors may be divided into as many as four classes. Market Guide's board is not divided into classes. Market Guide's directors are elected at the annual meeting of the shareholders and hold office until the next annual meeting and until their successors are elected and qualified.

Number of Directors

  Multex.com's board of directors may consist of not fewer than three nor more than seven directors, and currently consists of seven directors. The range of directors on Multex.com's board of directors may be changed only by a vote of 66.67% of the outstanding shares of the capital stock of Multex.com at a special meeting of the stockholders called for that purpose.

  Market Guide's board of directors may consist of not fewer than three nor more than nine directors, and currently consists of six directors. The number of directors is determined by resolution of the board of directors.

Removal of Directors

  Multex.com directors, or the entire Multex.com board, may be removed, at any time, but only for cause and only by the affirmative vote of the holders of at least 66.67% of the outstanding shares of capital stock of Multex.com entitled to vote generally in the election of directors, voting together as a single class, cast at a special meeting of the stockholders called for that purpose.

  Market Guide directors, or the entire Market Guide board, may be removed, at any time, for cause, by a majority of votes cast at a meeting of shareholders or by a majority of the board present at the time of the vote. Directors may be removed without cause only by a majority of votes cast at a meeting of shareholders.

Filling Vacancies on the Board of Directors

  Any newly created directorships in either of our boards of directors, resulting from any increase in the number of authorized directors or any vacancies, may be filled by a majority of the remaining members of the board of directors, even though less than a quorum. However, in the case of Market Guide, vacancies resulting from the removal of directors without cause can only be filled by a majority of votes cast at a meeting of shareholders. In the case of Multex.com, any director chosen in this manner to fill a vacancy holds office until the annual meeting of stockholders at which the term of the class to which that director has been chosen expires and that director's successor is elected and qualified. In the case of Market Guide, any director chosen in this manner to fill a vacancy holds office until the next annual election of directors in which that director's successor is elected and qualified.

Ability to Call Special Meetings

  Special meetings of stockholders of Multex.com may be called by the board of directors.

  Special meetings of Market Guide shareholders may be called by

  . its President or

  . its board,

and will be called by the president or secretary, at the request in writing by

  . a majority of the board of directors, or

  . shareholders holding a majority of shares issued and outstanding.

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Advance Notice Provisions for Stockholder Nominations and Proposals

  Nominations of persons for election to the board of directors of Multex.com may be made at a meeting of stockholders at which directors are to be elected pursuant to Multex.com's notice of meeting (A) by or at the direction of the board of directors or (B) provided that the board of directors has determined that directors will be elected at the meeting, by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with Multex.com's notice procedures. These nominations, other than those made by or at the direction of the board of directors, must be made pursuant to timely notice in writing to the secretary of Multex.com. If Multex.com calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any stockholder may nominate a person or persons for election to the position(s) as specified in Multex.com's notice of meeting, if the stockholder's notice is delivered to the secretary not earlier than the 150th day prior to the special meeting and not later than the close of business of the 120th day prior to the special meeting.

  Market Guide's bylaws are silent as to the matter of shareholder proposals.

Amendment of Certificate of Incorporation

  Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment.

  Multex.com's certificate of incorporation provides that the affirmative vote of the holders of at least 66.67% of the outstanding shares of capital stock of Multex.com entitled to vote generally in the election of directors, voting together as a single class, are required to alter, change, amend, repeal or adopt any provision inconsistent with the provisions of Multex.com's certificate of incorporation that deal with the following:

  . matters relating to the board of directors, including the number of members, board classification. vacancies and removal;

  . the manner in which stockholder action may be effected;

  . limitation of the liability of Multex.com's directors;

  . indemnification of Multex.com's directors and officers;

  . amendments to Multex.com's bylaws; and

  . amendments to Multex.com's certificate of incorporation.

  Under New York law, an amendment to Market Guide's certificate of incorporation requires the authorization of the board of directors followed by approval of the holders of a majority of all outstanding shares entitled to vote. In addition, New York law provides that specified amendments to the certificate of incorporation may be made by the board of directors without shareholder approval.

Amendment of Bylaws

  Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated this power.

  Multex.com's bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the affirmative vote of (A) at least a majority of the board of directors or (B) the holders of at least a majority of the outstanding shares of capital stock of Multex.com entitled to vote.


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  Under New York law, bylaws may be adopted, amended or repealed by a majority of the votes cast by the shares at the time entitled to vote in the election of directors. In addition, a corporation may, in its certificate of incorporation or in a bylaw adopted by the stockholders, confer this power upon the board of directors. However, the shareholders have the power to amend or repeal any bylaw adopted by the board of directors.

  Market Guide's bylaws may be amended or repealed, or new bylaws may be adopted, by a majority of the votes cast by the holders of the shares at the time entitled to vote in the election of directors or a majority of the directors present at the time of the vote. However, any bylaws adopted, amended or repealed by the board of directors may be amended by the shareholders.

Indemnification of Directors and Officers; Limitation of Liability

  Delaware law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action that they had no reasonable cause to believe was unlawful.

  Multex.com's certificate of incorporation and bylaws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of Multex.com as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred by the indemnified person or on his behalf in connection with the action, suit or proceeding and any appeal therefrom, and held harmless by Multex.com to the fullest extent permitted by Delaware law. The indemnification rights conferred by Multex.com are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, the certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

  Additionally, Multex.com may pay expenses incurred by its directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. These payments will be made however only if Multex.com receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by Multex.com, as authorized by Delaware law.

  New York law permits a corporation to indemnify its directors and officers for actions taken in good faith and in a manner they reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action that they had no reasonable cause to believe was unlawful. In the case of actions brought by or in the right of a corporation (a "derivative action") no indemnification may be made in respect to a threatened action, or a pending action which is settled or otherwise disposed of and no indemnification may be made in a derivative action where the director or officer is adjudged to be liable to the corporation unless a court determines that in view of all the circumstances such director or officer is fairly and reasonably entitled to such indemnification. In the case of persons who have been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding, New York law provides that they are entitled to indemnification.

  New York law also provides that the indemnification and advancement of expenses is not exclusive of any other rights to which a director of officer may be entitled. Additionally, no indemnification may be made to or on behalf of any director or officer for liability arising from actions taken in bad faith, intentional wrongdoing, or where an improper personal benefit is derived.

  Market Guide's bylaws provide that officers and directors of Market Guide are entitled to indemnification to the maximum extent permitted by New York law.

  Under New York law, a corporation may limit the liability of the directors of the corporation to the corporation and to stockholders for certain breaches of fiduciary duty. Market Guide does not limit the liability of its directors in this way.

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PROPOSED AMENDMENT TO MULTEX.COM'S CERTIFICATE OF INCORPORATION TO INCREASE THE
                         AUTHORIZED NUMBER OF DIRECTORS

  Article V, Paragraph A of the Second Amended and Restated Certificate of Incorporation of Multex.com, Inc. provides, in part, that the number of directors of the corporation shall be fixed from time to time by, or in the manner provided in the Bylaws or by resolution duly adopted by, the Board of Directors, provided that no action shall be taken to decrease or increase the number of directors unless at least 66.67% of the outstanding shares of capital stock of the corporation entitled to vote general in the election of directors h approve such decrease or increase. On November 21, 1994, Multex.com's board of directors unanimously adopted a resolution setting the size of the board of directors at seven (7).

  On August 16, 1999, the board of directors of Multex.com adopted, subject to stockholder approval, an amendment to Multex.com's Second Amended and Restated Certificate of Incorporation to increase the size of Multex.com's board of directors from a maximum of seven (7) directors to a maximum of eleven (11) directors and, specifically, to amend the first sentence Article V, Paragraph A of the Second Amended and Restated Certificate of Incorporation of Multex.com, Inc. to read as follows:

    A. Number. The number of directors of the Corporation shall be such number, not greater than eleven (11), as shall be fixed from time to time by, or in the manner provided in the Bylaws or by resolution duly adopted by, the Board of Directors, provided that no action shall be taken to decrease or increase the number of directors unless at least 66.67% of the outstanding shares of capital stock of the corporation entitled to vote general in the election of directors cast at a meeting of the stockholders called for that purpose approve such increase or decrease.

Accordingly, in the event of stockholder approval of the amendment to Multex.com's Second Amended and Restated Certificate of Incorporation contained in this proposal, the maximum size of the Board of Directors will be increased to eleven (11) members and the current Board of Directors will be permitted, by a majority action, to appoint up to four (4) additional directors.

  Under Multex.com's Second Amended and Restated Certificate of Incorporation, as it is currently in effect, the maximum number of directors is set at seven. As of the date of this joint proxy statement/prospectus, there are seven directors in office. Pursuant to the terms of the merger agreement, Multex.com agreed that Market Guide shall be entitled to designate one individual (the "Market Guide Designee") to Multex.com's Board of Directors, who shall be entitled to serve from the Effective Time until his successor shall be duly elected and qualified. Market Guide has designated Homi M. Byramji to serve as the Market Guide Designee.

  Furthermore, Multex.com would like to give its Board of Directors the flexibility to appoint up to three (3) additional directors during the period from the date of this joint proxy statement/prospectus through the date of Multex.com's Annual Meeting of Stockholders in the year 2000 or thereafter should suitable candidate(s) come to the attention of the Board of Directors or be required as part of a subsequent merger transaction or strategic joint venture. Any such appointee(s) would stand for re-election by the stockholders at the end of their term of office (which would occur at one of the next three Annual Meetings of Stockholders, dependent upon to which Class of directors the particular appointee was appointed). Except as described above with respect to the Market Guide Designee, the Board of Directors has not identified any person(s) that it currently intends to nominate to fill the vacancies that will be created pursuant to the Director Increase Proposal.

  In the event that the stockholders of Multex.com do not approve the Director Increase Proposal, Multex.com's Board of Directors will remain at a maximum of seven directors and, in the absence of the resignation or other departure of any current director, Multex.com would be unable to satisfy its obligations under the merger agreement to appoint a designee of Market Guide to Multex.com's Board of Directors. Although Multex.com intends to comply with its obligations under the merger agreement, failure to do so, including the failure to appoint the Market Guide Designee to Multex.com's Board of Directors, would constitute a breach by Multex.com of its obligations under the merger agreement and could, in the event that Market Guide were to pursue legal remedies against Multex.com for breaching the merger agreement, result in material adverse effects to Multex.com's business, results of operations and financial condition.

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  The proposed amendment is in accordance with the Delaware General Corporation
Law which states that the number of directors may be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by amendment of the certificate of incorporation and that vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office.

  While increasing the size of Multex.com's Board of Directors may have an anti-takeover effect, Multex.com's Board of Directors is not aware of any efforts to obtain control of Multex.com, and the proposed amendment to the Second Amended and Restated Certificate of Incorporation set forth in this proposal is not in response to any such efforts.

Vote Required

  The affirmative vote of 66.67% of the outstanding shares of Multex.com common stock is required for approval of this proposal to authorize an amendment to Multex.com's Second Amended and Restated Certificate of Incorporation to increase the size of Multex.com's board of directors from a maximum of seven
(7) directors to a maximum of eleven (11) directors. Should such stockholder approval not be obtained, then the increase in the maximum number of directors will not be implemented and, in the absence of the resignation or other departure of any current director, would result in Multex.com being in breach of its obligations under the merger agreement to appoint the Market Guide Designee to Multex.com's Board of Directors. The approval of the proposal to authorize the amendment to increase the size of Multex.com's board of directors is not conditional on the approval of the issuance of Multex.com common stock in the merger or on the approval of the amendment to the Multex.com 1999 Stock Option Plan.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS DEEMS THIS PROPOSAL TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF SUCH PROPOSAL. UNLESS AUTHORITY TO DO SO IS WITHHELD, THE PERSON(S) NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED THEREBY "FOR" THE APPROVAL OF THE DIRECTOR INCREASE PROPOSAL.

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                       PROPOSED AMENDMENT TO MULTEX.COM'S
                             1999 STOCK OPTION PLAN

  The Company's stockholders are being asked to approve an amendment to the Company's 1999 Stock Option Plan (the "1999 Stock Option Plan") which will increase the number of shares of the Company's common stock reserved for issuance under such plan by an additional 2,500,000 shares. The Board of Directors adopted the amendment on August 16 , 1999, subject to stockholder approval at this special meeting.

  The share increase will assure that a sufficient reserve of common stock remains available under the 1999 Stock Option Plan in order to allow the Company to continue to utilize equity incentives to attract and retain the services of key individuals essential to the Company's long-term growth and financial success. The Company relies significantly on equity incentives in the form of stock option grants in order to attract and retain key employees and believes that such equity incentives are necessary for the Company to remain competitive in the marketplace for executive talent and other key employees. Option grants made to newly-hired or continuing employees will be based on both competitive market conditions and individual performance.

  The following is a summary of the principal features of the 1999 Stock Option Plan, as most recently amended. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company at 33 Maiden Lane, 5th Floor, New York, New York, 10038, Attn: Philip Scheps. The 1999 Stock Option Plan serves as the successor to the Company's 1993 Stock Incentive Plan (the "Predecessor Plan") which terminated in connection with the initial public offering of the Company's common stock. All outstanding options under the Predecessor Plan at the time of such termination were transferred to the 1999 Stock Option Plan.

Equity Incentive Programs

  The 1999 Stock Option Plan consists of four (4) separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program, (iii) the Salary Investment Option Grant Program and (iv) the Automatic Option Grant Program for non-employee Board members. The principal features of each program are described below. The Compensation Committee of the Board will have the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to the Company's executive officers and non-employee Board members and will also have the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, the Board may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make option grants and stock issuances under those two programs to individuals other than the Company's executive officers and non-employee Board members. The Compensation Committee will also have complete discretion to select the individuals who are to participate in the Salary Investment Option Grant Program, but all grants made to the selected individuals will be governed by the express terms of that program.

  The term Plan Administrator, as used in this summary, will mean the Compensation Committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the 1999 Stock Option Plan. However, neither the Compensation Committee nor any secondary committee will exercise any administrative discretion under the Automatic Option Grant Program. All grants under that program will be made in strict compliance with the express provisions of such program.

Share Reserve

  Subject to stockholder approval, there are presently 5,911,375 shares of common stock reserved for issuance under the 1999 Stock Option Plan. Such share reserve consists of (i) the 3,411,375 shares of common stock initially reserved for issuance under the 1999 Stock Option Plan (including the shares of common stock subject to the outstanding options under the Predecessor Plan which have been transferred to the 1999 Stock Option Plan) plus (ii) the 2,500,000 share increase which is the subject of this Proposal. In addition, the share reserve under the 1999 Stock Option Plan will automatically increase on the first trading day of each calendar

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year, beginning in calendar year 2000, by an amount equal to three percent (3%)
of the total number of shares of common stock outstanding on the last trading day of the preceding calendar year, but in no event will any such annual increase exceed 750,000 shares, subject to adjustment for subsequent stock splits, stock dividends and similar transactions.

  No participant in the 1999 Stock Option Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 375,000 shares of common stock in the aggregate per calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. Stockholder approval of this Proposal will also constitute a reapproval of the 375,000-share limitation for purposes of Internal Revenue Code Section 162(m).

  The shares of common stock issuable under the 1999 Stock Option Plan may be drawn from shares of the Company's authorized but unissued common stock or from shares of common stock reacquired by the Company, including shares repurchased on the open market.

  Shares subject to any outstanding options under the 1999 Stock Option Plan (including options transferred from the Predecessor Plan) which expire or otherwise terminate prior to exercise will be available for subsequent issuance. Unvested shares issued under the 1999 Stock Option Plan and subsequently repurchased by the Company, at the option exercise or direct issue price paid per share, pursuant to the Company's repurchase rights under the 1999 Stock Option Plan will be added back to the number of shares reserved for issuance under the 1999 Stock Option Plan and will accordingly be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the 1999 Stock Option Plan will not be available for reissuance.

Eligibility

  Officers and employees, non-employee Board members and independent consultants in the service of the Company or its parent and subsidiaries (whether now existing or subsequently established) will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The Company's executive officers and other highly paid employees will also be eligible to participate in the Salary Investment Option Grant Program, and non-employee members of the Board will also be eligible to participate in the Automatic Option Grant Program.

  As of July 31, 1999, 5 executive officers, 5 non-employee Board members and approximately 182 other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The 5 executive officers and approximately 182 other individuals were eligible to participate in the Salary Investment Option Grant Program, and the 5 non-employee Board members were also eligible to participate in the Automatic Option Grant Program.

Valuation

  The fair market value per share of common stock on any relevant date under the 1999 Stock Option Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq National Market.

Discretionary Option Grant Program

  The Plan Administrator will have complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

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  Each granted option will have an exercise price per share determined by the
Plan Administrator, but the exercise price for each incentive stock option will not be less than one hundred percent (100%) of the fair market value of the option shares on the grant date, and no granted option will have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. However, the shares acquired under those options will be subject to repurchase by the Company, at the exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares.

  Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

  The Plan Administrator is authorized to issue tandem stock appreciation rights under the Discretionary Option Grant Program which will provide the holders with the right to surrender their options for an appreciation distribution from the Company. The amount of such distribution will be equal to the excess of (a) the fair market value of the vested shares of common stock subject to the surrendered option over (b) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of common stock.

Salary Investment Option Grant Program

  The Compensation Committee will have complete discretion in implementing the Salary Investment Option Grant Program for one or more calendar years and in selecting the executive officers and other eligible individuals who are to participate in the program for those years. As a condition to such participation, each selected individual must, prior to the start of the calendar year of participation, file with the Compensation Committee an irrevocable authorization directing the Company to reduce his or her base salary for the upcoming calendar year by a specified dollar amount not less than $10,000 nor more than $50,000 and to apply that amount to the acquisition of a special option grant under the program.

  Each selected individual who files such a timely election will automatically be granted a non-statutory option on the first trading day in January of the calendar year for which that salary reduction is to be in effect. Stockholder approval of the 2,500,000 share increase which is the subject of this Proposal will also constitute pre-approval of each option granted under the Salary Investment Option Grant Program on the basis of such increase and the subsequent exercise of that option in accordance with the terms of the program summarized below.

  The number of shares subject to each such option will be determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date, and the exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the salary reduction amount. The option will become exercisable in a series of twelve (12) equal monthly installments upon the optionee's completion of each calendar month of service in the calendar year for which the salary reduction is in effect and will become immediately exercisable in all the option shares on an accelerated basis upon certain changes in ownership or control of the Company. Each option will remain exercisable for any vested shares until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the end of the three (3)- year period measured from the date of the optionee's cessation of service.

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Stock Issuance Program

  Shares of common stock may be issued under the Stock Issuance Program for such valid consideration under the Delaware General Corporation Law as the Plan Administrator deems appropriate. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. In addition, shares of common stock may be issued under the Stock Issuance Program pursuant to share right awards which entitle the recipients to receive those shares upon the attainment of designated performance goals. The Plan Administrator will have complete discretion under the program to determine which eligible individuals are to receive such stock issuances or share right awards, the time or times when those issuances or awards are to be made, the number of shares subject to each such issuance or award and the vesting schedule to be in effect for the stock issuance or share rights award.

  The shares issued may be fully and immediately vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

  Outstanding share right awards under the Stock Issuance Program will automatically terminate, and no shares of common stock will actually be issued in satisfaction of those awards, if the performance goals established for such awards are not attained. The Plan Administrator, however, will have the discretionary authority to issue shares of common stock in satisfaction of one or more outstanding share right awards as to which the designated performance goals are not attained.

Automatic Option Grant Program

 Grants

  Under the Automatic Option Grant Program, eligible non-employee Board members will receive a series of option grants over their period of Board service. Each non-employee Board member will, at the time of his or her initial election or appointment to the Board, receive an option grant for 12,000 shares of common stock, provided such individual has not previously been in the Company's employ. In addition, on the date of each Annual Stockholders Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 3,750 shares of common stock, provided he or she has served as a non-employee Board member for at least six
(6) months. There will be no limit on the number of such 3,750-share option grants any one eligible non-employee Board member may receive over his or her period of continued Board service, and non-employee Board members who have previously been in the Company's employ will be eligible to receive one or more such annual option grants over their period of Board service. However, non-employee Board members who are, directly or indirectly, the beneficial owners of securities possessing five percent (5%) or more of the total combined voting power of the Company's outstanding voting securities or who are affiliated with such five percent (5%) or greater owners will not be eligible to receive any option grants under the Automatic Option Grant Program.

  Stockholder approval of the 2,500,000 share increase which is the subject of this Proposal will also constitute pre-approval of each option granted under the Automatic Option Grant Program on the basis of such increase and the subsequent exercise of that option in accordance with the terms of the program summarized below.

 Option Terms

  Each automatic grant will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under such option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 12,000-share automatic option grant will vest in a series of four (4) successive equal annual installments upon the optionee's completion of each year of Board service over the four (4)-year period measured from the grant date. The shares subject to each annual 3,750-share automatic grant will vest upon the optionee's completion of one (1)-year of Board service measured from the grant date. However, the shares subject to each outstanding automatic option grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member. Following the optionee's cessation of Board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of Board service.

Limited Stock Appreciation Rights

  Each option granted under the Salary Investment Option Grant and Automatic Option Grant Program will include a limited stock appreciation right. Upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding voting securities or a change in a majority of the Board as a result of one or more contested elections for Board membership, each outstanding option under the Salary Investment Option Grant or Automatic Option Grant Program may be surrendered to the Company in return for a cash distribution from the Company. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under such option.

  Stockholder approval of the 2,500,000 share increase which is the subject of this Proposal will also constitute pre-approval of each limited stock appreciation right granted under the Salary Investment Option Grant or Automatic Option Grant Program on the basis of such increase and the subsequent exercise of that right in accordance with the foregoing terms.

Predecessor Plan

  All outstanding options under the Predecessor Plan which were transferred to the 1999 Stock Option Plan will continue to be governed by the terms of the agreements evidencing those options, and no provision of the 1999 Stock Option Plan will affect or otherwise modify the rights or obligations of the holders of the transferred options with respect to their acquisition of common stock. However, the Plan Administrator has complete discretion to extend one or more provisions of the 1999 Stock Option Plan to the transferred options, to the extent those options do not otherwise contain such provisions.

Stock Awards

  The table below shows, as to Company's Chief Executive Officer ("CEO"), the four other most highly compensated executive officers of the Company (with base salary and bonus for the past fiscal year in excess of $100,000) and the other individuals and groups indicated, the number of shares of common stock subject to option grants made under the 1999 Stock Option Plan from the January 27, 1999 effective date of the 1999 Stock Option Plan through July 31, 1999, together with the weighted average exercise price payable per share. The Company has not made any direct stock issuances to date under the 1999 Stock Option Plan.

                              OPTION TRANSACTIONS

                                                                    Weighted
                                              Number of Shares      Average
                                                 Underlying      Exercise Price
             Name and Position               Options Granted (#) Per Share ($)
             -----------------               ------------------- --------------
Isaak Karaev ...............................           --            $  --
 Chairman and Chief Executive Officer
James Tousignant............................       300,000           $15.06
 President
Phillip Callaghan (1).......................           --               --
 Chief Financial Officer
Gregg B. Amonette...........................       100,000           $15.06
 Senior Vice President, Sales and Marketing
John J. Mahoney.............................       100,000           $15.06
 Senior Vice President, Product Development
All current executive officers as a group
 (5)........................................       500,000           $15.06
All current non-employee directors as a
 group (5)..................................        24,000           $15.06
All employees, including current officers
 who are not
 executive officers, as a group.............       633,750           $12.18

--------
(1) Mr. Callaghan resigned on August 16, 1999.

  As of July 31, 1999, (i) 3,121,675 shares of common stock were subject to outstanding options under the 1999 Stock Option Plan, (ii) 2,450,875 shares remained available for future issuance, assuming stockholder approval of the 2,500,000 share increase which is the subject of this Proposal, and (iii) 338,025 shares have been issued in connection with option exercises.

New Plan Benefits

  The following table lists, as of July 31, 1999, the number of shares of common stock subject to the options granted to the CEO, the four other most highly compensated executive officers of the Company (with base salary and bonus for the last fiscal year in excess of $100,000) and the other indicated groups on the basis of the share increase which is the subject of this Proposal. Those options will not become exercisable for any of the option shares unless the stockholders approve this Proposal.

                               NEW PLAN BENEFITS
                             1999 STOCK OPTION PLAN

                                                               Weighted Average
                                                 Number of      Exercise Price
             Name and Position               Option Shares (#)       ($)
             -----------------               ----------------- ----------------
Isaak Karaev ..............................          --             $  --
 Chairman and Chief Executive Officer
James Tousignant ..........................          --             $  --
 President
Philip Callaghan (1) ......................          --             $  --
 Chief Financial Officer
Gregg B. Amonette..........................          --             $  --
 Senior Vice President, Sales and Marketing
John J. Mahoney............................          --             $  --
 Senior Vice President, Product Development
All current executive officers as a group
 (5).......................................          --             $  --
All current non-employee directors as a
 group (5).................................          --             $  --
All employees, including current officers
 who are not executive officers, as a
 group.....................................       49,125            $15.06

--------
(1) Mr. Callaghan resigned on August 16, 1999.

General Provisions

Acceleration

  In the event there should occur a change in control of the Company, each outstanding option under the Discretionary Option Grant Program will automatically accelerate in full, unless assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule in effect for those option shares. In addition, all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become exercisable for all the option shares in the event the optionee's service with the Company or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options are assumed or otherwise continued in effect. The vesting of outstanding shares under the Stock Issuance Program may also be structured to accelerate upon similar terms and conditions.

  The Plan Administrator will have the discretion to structure one or more option grants under the Discretionary Option Grant Program so that those options will vest immediately vest upon a change in control, whether or not the options are to be assumed or otherwise continued in effect. The Plan Administrator may also structure stock issuances under the Stock Issuance Program so that those issuances will immediately vest upon a change in control. The shares subject to each option under the Salary Investment Option Grant and Automatic Option Grant Programs will immediately vest upon any change in control transaction.

  A change in control will be deemed to occur upon (i) an acquisition of the Company by merger or asset sale, (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or (iii) a change in the majority of the Board effected through one or more contested elections for Board membership.

  The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Stockholder Rights and Option Transferability

  No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following optionee's death, and during the optionee's lifetime, the option may only be exercised by the optionee. However, non-statutory options may be transferred or assigned during optionee's lifetime to one or more members of the optionee's family or to a trust established for one or more such family members or to one or more other persons, to the extent such transfer is in connection with the optionee's estate or pursuant to a domestic relations order.

Changes in Capitalization

  In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1999 Stock Option Plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the 1999 Stock Option Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the Automatic Option Grant Program to new and continuing non-employee Board members, (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option, (v) the number and/or class of securities and the exercise price per share in effect under each outstanding option transferred from the Predecessor Plan to the 1999 Stock Option Plan and (vi) the maximum number and/or class of securities by which the share reserve under the 1999 Stock Option Plan is to increase automatically each year. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the Plan or the outstanding options thereunder.

Financial Assistance

  The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

Special Tax Election

  The Plan Administrator may provide one or more holders of options or unvested share issuances under the 1999 Stock Option Plan with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

Amendment and Termination

  The Board may amend or modify the 1999 Stock Option Plan at any time, subject to any required shareholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board, the 1999 Stock Option Plan will terminate on the earliest of (i) January 26, 2009, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

Federal Income Tax Consequences

 Option Grants

  Options granted under the 1999 Stock Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

  Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

  Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over
(ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

  If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, the Company will not be entitled to any income tax deduction.

  Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

  If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

  The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights

  No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income.

  The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Direct Stock Issuances

  The tax principles applicable to direct stock issuances under the 1999 Stock Option Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Deductibility of Executive Compensation

  The Company anticipates that any compensation deemed paid by it in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code
Section 162(m).

Accounting Treatment

  Option grants under the Discretionary Option Grant and Automatic Option Grant Programs with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to the Company's reported earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in footnotes to the Company's financial statements, the pro-forma impact those options would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

  Option grants or stock issuances made under the 1999 Stock Option Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to the Company in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against the Company's earnings over the period that the option shares or issued shares are to vest.

  On March 31, 1999, the Financial Accounting Standards Board issued an exposure draft of a proposed interpretation of APB Opinion No. 25 governing the accounting principles applicable to equity incentive plans. Under the proposed interpretation, option grants made to non-employee Board members or consultants after December 15, 1998 will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final interpretation) and the vesting date of each installment of the option shares.

  Should one or more individuals be granted tandem stock appreciation rights under the 1999 Stock Option Plan, then such rights would result in a compensation expense to be charged against the Company's reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

Vote Required

  The affirmative vote of at least a majority of the shares of common stock present in person or by proxy at the Special Meeting and entitled to vote is required for approval of the amendment to the 1999 Stock Option Plan. Should such stockholder approval not be obtained, then the 2,500,000 share increase to the share reserve under the 1999 Stock Option Plan will not be implemented, any stock options granted under the 1999 Stock Option Plan on the basis of that increase will immediately terminate without ever becoming exercisable for the shares of common stock subject to those options, and no additional options or stock issuances will be made on the basis of such share increase. The 1999 Stock Option Plan will, however, continue in effect, and option grants and direct stock issuances may continue to be made under the 1999 Stock Option Plan until all the shares of common stock available for issuance under the 1999 Stock Option Plan has been issued pursuant to such option grants and direct stock issuances. The approval of the proposal to amend the 1999 Stock Option Plan is not conditional on the approval of the issuance of Multex.com common stock in the merger or on the approval of the proposal to increase the size of Multex.com's board of directors.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS DEEMS THIS PROPOSAL TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF SUCH PROPOSAL. UNLESS AUTHORITY TO DO SO IS WITHHELD, THE PERSON(S) NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED THEREBY "FOR" THE APPROVAL OF THE AMENDMENT TO THE MULTEX.COM, INC. 1999 STOCK OPTION PLAN.

                                    EXPERTS

  The consolidated financial statements of Multex.com, Inc. at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, included in the joint proxy statement/prospectus of Multex.com, Inc. and Market Guide Inc., which is referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

  The financial statements of Market Guide Inc. at February 28, 1999 and the year then ended included in the joint proxy statement/prospectus of Multex.com, Inc. and Market Guide Inc., which is referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, and at February 28, 1998, and for each of the two years in the period ended February 28, 1998, by Zerbo, McKiernan & Zambito, L.L.C, independent auditors, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the shares of Multex.com common stock offered by this joint proxy statement/prospectus and the federal income tax consequences in connection with the merger will be passed upon for Multex.com by Brobeck, Phleger & Harrison LLP, New York, New York. Certain legal matters with respect to federal income tax consequences in connection with the merger will be passed upon for Market Guide by Willkie Farr & Gallagher, New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION

  Multex.com and Market Guide file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Shareholders may read and copy any reports, statements or other information filed by Multex.com or Market Guide at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Multex.com's and Market Guide's filings with the Commission are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

  Multex.com has filed a registration statement with the Commission to register the Multex.com common stock to be issued to Market Guide shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a proxy statement and prospectus of Multex.com in addition to being a proxy statement of Market Guide for use at its special meeting.

  Multex.com has supplied all information contained in this joint proxy statement/prospectus relating to Multex.com, and Market Guide has supplied all information contained in this joint proxy statement/prospectus relating to Market Guide. Neither Multex.com nor Market Guide warrants the accuracy or completeness of information relating to the other.

  Shareholders can obtain any of the reports referenced above through Multex.com, Market Guide or the Commission. Documents are available from Multex.com or Market Guide without charge, excluding all exhibits. Shareholders may obtain such documents by requesting them orally or in writing to the following addresses or by telephone:

     For Multex.com Inc.:             For Market Guide Inc.:
     Joseph Jaffoni                   Market Guide Inc.
     Jaffoni & Collins                Investor Relations
     104 5th Avenue, 14th Floor       2001 Marcus Avenue, Suite South 200
     New York, New York 10011         Lake Success, New York 11042
     (212) 835-8500                   (516) 327-2400


  If you would like to request documents, please do so by September 15, 1999 in order to receive them before the Multex.com special meeting and by September 15, 1999 in order to receive them before the Market Guide special meeting.

  Multex.com stockholders should rely only on the information contained in this joint proxy statement/prospectus to vote on the issuance of Multex.com common stock as contemplated by the merger agreement. Market Guide shareholders should rely only on the information contained in this joint proxy statement/prospectus to vote on the merger agreement and the merger. Neither Multex.com nor Market Guide has authorized anyone to provide information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 19, 1999. Shareholders should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of Multex.com common stock in the merger shall create any implication to the contrary.

                                MULTEX.COM, INC.

                   INDEX OF CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Report of Independent Auditors.............................................  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998...............  F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1996, 1997 and 1998.......................................................  F-4
Consolidated Statements of Stockholders' Deficit for the Years Ended
 December 31, 1996, 1997
 and 1998..................................................................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1996, 1997 and 1998.......................................................  F-6
Notes to Consolidated Financial Statements--Years Ended December 31, 1996,
 1997 and 1998.............................................................  F-7
Condensed Consolidated Balance Sheet as of June 30, 1999 (Unaudited)....... F-19
Condensed Consolidated Statements of Operations for the Three and Six
 Months Ended June 30, 1998 and 1999 (Unaudited)........................... F-20
Condensed Consolidated Statements of Cash Flows for the Six Months Ended
 June 30, 1998 and 1999 (Unaudited)........................................ F-21
Notes to Condensed Consolidated Financial Statements--June 30, 1999
 (Unaudited)............................................................... F-22

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Multex.com, Inc.

  We have audited the accompanying consolidated balance sheets of Multex.com, Inc. (the "Company") as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Multex.com, Inc. as of December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
January 29, 1999, except for
   Note 14, as to which the
   date is March 9, 1999

                                MULTEX.COM, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    Pro Forma
                                             December 31,          December 31,
                                       --------------------------  ------------
                                           1997          1998          1998
                                       ------------  ------------  ------------
                                                                    (Unaudited)
                                                                    (Note 14)
ASSETS
Current assets:
 Cash and cash equivalents...........  $  2,532,983  $  2,317,675  $  2,317,675
 Marketable securities...............     7,663,585    20,014,680    20,014,680
 Accounts receivable, less allowance
  of $240,000 and $138,000
  in 1997 and 1998, respectively.....     1,813,570     2,447,299     2,447,299
 Other current assets................       259,606       221,184       221,184
                                       ------------  ------------  ------------
 Total current assets................    12,269,744    25,000,838    25,000,838
Property and equipment, net..........     2,161,315     2,843,477     2,843,477
Other................................       302,341       124,078       124,078
                                       ------------  ------------  ------------
 Total assets........................  $ 14,733,400  $ 27,968,393  $ 27,968,393
                                       ============  ============  ============
LIABILITIES AND STOCKHOLDERS'
 (DEFICIT) EQUITY
Current liabilities:
 Accounts payable....................  $    344,901  $    981,905  $    981,905
 Accrued expenses....................     1,091,324     1,599,609     1,599,609
 Deferred revenues...................     1,446,699     2,682,939     2,682,939
 Current portion of long-term debt...     1,053,188           --            --
 Other current liabilities...........       312,783           --            --
                                       ------------  ------------  ------------
 Total current liabilities...........     4,248,895     5,264,453     5,264,453
Other................................           --         58,619        58,619
Commitments (Note 11)
Redeemable preferred stock authorized
 2,000,000 shares:
 Series A redeemable preferred
  stock; $.01 par value,
  $2,500,000 aggregate liquidation
  preference:
  Issued and outstanding--25,000
   shares at December 31, 1997 and
   1998..............................     3,251,303     3,459,696           --
 Series B redeemable preferred
  stock; $.01 par value,
  $5,500,000 aggregate liquidation
  preference:
  Issued and outstanding--36,666
   shares at December 31, 1997 and
   1998..............................     6,850,679     7,294,411           --
 Series C redeemable preferred
  stock; $.01 par value,
  $15,000,000 aggregate liquidation
  preference:
  Issued and outstanding--100,000
   shares at December 31, 1997 and
   1998..............................    16,840,299    18,064,794           --
 Series D redeemable preferred
  stock; $.01 par value,
  $10,000,000 aggregate liquidation
  preference:
  Issued and outstanding--55,556
   shares at December 31, 1997 and
   1998..............................    10,291,743    11,101,685           --
 Series E redeemable preferred
  stock; $.01 par value,
  $20,000,000 aggregate liquidation
  reference:
  Issued and outstanding--80,000
   shares at December 31, 1998.......           --     19,939,452           --
Stockholders' (deficit) equity:
 Preferred stock--$.01 par value:
  Authorized--5,000,000 shares; none
   issued and outstanding
   at December 31, 1997 and 1998.....           --            --            --
 Common stock--$.01 par value:
  Authorized--50,000,000 shares;
   issued and outstanding--
   2,445,000 shares and 3,251,125
   shares at December 31, 1997 and
   1998, respectively, and
   18,112,237 shares on a pro forma
   basis.............................        24,450        32,511       181,122
 Additional paid-in capital..........    (3,313,260)   (3,634,083)   56,077,344
 Accumulated deficit.................   (22,394,473)  (32,137,197)  (32,137,197)
 Deferred compensation...............    (1,052,112)   (1,460,000)   (1,460,000)
 Translation adjustment..............       (14,124)      (15,948)      (15,948)
                                       ------------  ------------  ------------
   Total stockholders' (deficit)
    equity...........................   (26,749,519)  (37,214,717)   22,645,321
                                       ------------  ------------  ------------
   Total liabilities and
    stockholders' (deficit) equity...  $ 14,733,400  $ 27,968,393  $ 27,968,393
                                       ============  ============  ============

          See accompanying notes to consolidated financial statements.

                                MULTEX.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             Year ended December 31,
                                      ----------------------------------------
                                          1996          1997          1998
                                      ------------  ------------  ------------
Revenues............................. $  2,646,527  $  6,013,766  $ 13,181,589
Cost of revenues.....................      809,380     1,231,692     2,894,563
                                      ------------  ------------  ------------
Gross profit.........................    1,837,147     4,782,074    10,287,026
Operating expenses:
  Sales and marketing................    2,339,110     3,506,935     7,622,348
  Research and development...........    1,414,908     1,600,893     2,180,244
  General and administrative.........    4,552,936     7,836,639     9,385,418
                                      ------------  ------------  ------------
Total operating expenses.............    8,306,954    12,944,467    19,188,010
                                      ------------  ------------  ------------
Loss from operations.................   (6,469,807)   (8,162,393)   (8,900,984)
Other income (expense):
  Gain on sale of equipment..........          --            --        124,796
  Offering expenses (Note 1).........          --            --       (840,781)
  Interest expense...................     (250,175)     (309,769)     (481,997)
  Interest and investment income.....      310,177       434,986       356,242
                                      ------------  ------------  ------------
Net loss.............................   (6,409,805)   (8,037,176)   (9,742,724)
Redeemable preferred stock
 dividends...........................    1,402,788     2,181,472     2,679,445
                                      ------------  ------------  ------------
Net loss available to common
 stockholders'....................... $( 7,812,593) $(10,218,648) $(12,422,169)
                                      ------------  ------------  ------------
Basic and diluted loss per common
 share............................... $      (3.86) $      (4.69) $      (4.36)
                                      ============  ============  ============
Number of shares used in computing
 basic and diluted loss per share....    2,021,919     2,179,261     2,846,963
                                      ============  ============  ============
Pro forma basic and diluted loss per
 share...............................          --            --   $      (0.55)
                                                                  ============
Number of shares used in computing
 pro forma
 basic and diluted loss per share....          --            --     17,708,075
                                                                  ============


          See accompanying notes to consolidated financial statements.

                                MULTEX.COM, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                     Accumulated
                           Common Stock    Additional                                   Other
                         -----------------   Paid-in    Accumulated     Deferred    Comprehensive
                          Shares   Amount    Capital      Deficit     Compensation      Loss         Total
                         --------- ------- -----------  ------------  ------------  ------------- ------------
Balance at December 31,
 1995................... 1,963,750 $19,638 $  (863,094) $ (7,947,492)         --           --     $ (8,790,948)
 Net loss...............       --      --          --     (6,409,805)         --           --       (6,409,805)
 Redeemable preferred
  stock dividend........       --      --   (1,402,788)          --           --           --       (1,402,788)
 Exercise of options....   105,625   1,056       1,132           --           --           --            2,188
                         --------- ------- -----------  ------------  -----------     --------    ------------
Balance at December 31,
 1996................... 2,069,375  20,694  (2,264,750)  (14,357,297)         --           --      (16,601,353)
                                                                                                  ------------
 Net loss...............       --      --          --     (8,037,176)         --           --       (8,037,176)
 Translation
  adjustment............       --      --          --            --           --       (14,124)        (14,124)
                                                                                                  ------------
 Comprehensive loss.....       --      --          --            --           --           --       (8,051,300)
                                                                                                  ------------
 Redeemable preferred
  stock dividend........       --      --   (2,181,472)          --           --           --       (2,181,472)
 Stock issued for
  services..............    35,000     350      10,150           --           --           --           10,500
 Exercise of options....   340,625   3,406      45,593           --           --           --           48,999
 Amortization of
  deferred compensation
  relating to stock
  options...............       --      --          --            --        25,107          --           25,107
 Deferred compensation
  related to stock
  options...............       --      --    1,077,219           --    (1,077,219)         --              --
                         --------- ------- -----------  ------------  -----------     --------    ------------
Balance at December 31,
 1997................... 2,445,000  24,450  (3,313,260)  (22,394,473)  (1,052,112)     (14,124)    (26,749,519)
                                                                                                  ------------
 Net loss...............       --      --          --     (9,742,724)         --           --       (9,742,724)
 Translation
  adjustment............       --      --          --            --           --        (1,824)         (1,824)
                                                                                                  ------------
 Comprehensive loss.....       --      --          --            --           --           --       (9,744,548)
                                                                                                  ------------
 Redeemable preferred
  stock dividend........       --      --   (2,679,445)          --           --           --       (2,679,445)
 Exercise of options....   606,125   6,061     143,062           --           --           --          149,123
 Amortization of
  deferred compensation
  relating to stock
  options...............       --      --          --            --       439,672          --          439,672
 Cancellation of stock
  options...............       --      --      (24,898)          --        24,898          --              --
 Deferred compensation
  related to stock
  options...............       --      --      872,458           --      (872,458)         --              --
 Sale of stock and
  issuance of options in
  connection with the
  acquisition of certain
  assets of Multex Data
  Group.................    75,000     750     644,250           --           --           --          645,000
 Issuance of stock in
  connection with the
  acquisition of Multex
  Data Group............   125,000   1,250     623,750           --           --           --          625,000
 Issuance of warrant in
  connection with long-
  term debt.............       --      --      100,000           --           --           --          100,000
                         --------- ------- -----------  ------------  -----------     --------    ------------
Balance at December 31,
 1998 .................. 3,251,125 $32,511 $(3,634,083) $(32,137,197) $(1,460,000)    $(15,948)   $(37,214,717)
                         ========= ======= ===========  ============  ===========     ========    ============


          See accompanying notes to consolidated financial statements.

                                MULTEX.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           Year ended December 31,
                                     -------------------------------------  ---
                                        1996         1997         1998
                                     -----------  -----------  -----------
Operating activities
Net loss...........................  $(6,409,805) $(8,037,176) $(9,742,724)
Adjustments to reconcile net loss
 to net cash used in operating
 activities:
  Amortization of deferred
   compensation....................          --        25,107      439,672
  Gain on sale of equipment........          --           --      (124,796)
  Depreciation and amortization....    1,096,754    1,368,318    1,433,191
  Amortization of issuance and
   financing costs.................       29,384       40,988      146,569
  Bad debt expense.................      130,000      168,130      138,000
  Stock issued for services........          --        10,500          --
  Changes in operating assets and
   liabilities:
    Accounts receivable............     (798,099)  (1,058,303)    (771,729)
    Other current assets...........      (64,225)     (94,082)      38,422
    Other assets...................      (56,254)      54,063      178,263
    Accounts payable...............     (843,560)    (136,797)     509,304
    Accrued expenses...............      608,251      194,297      508,285
    Deferred revenue...............      798,812      361,637    1,236,240
    Other liabilities..............          --           --        58,619
                                     -----------  -----------  -----------
Net cash used in operating
 activities........................   (5,508,742)  (7,103,318)  (5,952,684)
Investing activities
Purchase of marketable securities..  (12,044,939)  (7,663,585) (21,283,209)
Proceeds from sale of marketable
 securities........................    4,215,304    7,829,635    8,932,114
Proceeds from sale of equipment....          --           --       200,953
Purchase of property and
 equipment.........................   (1,372,224)  (1,111,196)  (1,093,810)
                                     -----------  -----------  -----------
Net cash used in investing
 activities........................   (9,201,859)    (945,146) (13,243,952)
Financing activities
Proceeds from issuances of stock...   15,002,188   10,048,999   20,449,123
Preferred stock issuance costs.....     (164,245)     (54,095)    (100,000)
Proceeds from long-term debt.......    1,231,525      474,667    1,850,000
Repayment of long-term debt........     (564,299)    (805,822)  (2,903,188)
Repayment of short-term debt.......     (327,000)         --           --
Other liabilities..................      177,837       31,224     (312,783)
                                     -----------  -----------  -----------
Net cash provided by financing
 activities........................   15,356,006    9,694,973   18,983,152
Effect of exchange rate changes on
 cash..............................          --       (14,124)      (1,824)
                                     -----------  -----------  -----------
Increase (decrease) in cash and
 cash equivalents..................      645,405    1,632,385     (215,308)
Cash and cash equivalents,
 beginning of year.................      255,193      900,598    2,532,983
                                     -----------  -----------  -----------
Cash and cash equivalents, end of
 year..............................  $   900,598  $ 2,532,983  $ 2,317,675
                                     ===========  ===========  ===========
Supplemental disclosures of cash
 flow information
Noncash investing and financing
 activity:
  Accrued purchases of fixed
   assets..........................  $   210,046  $    46,336  $   127,700
                                     ===========  ===========  ===========
  Fair market value of stock and
   options given in connection with
   the acquisition of certain
   assets of Multex Data Group.....  $       --   $       --   $   345,000
                                     ===========  ===========  ===========
  Fair market value of stock issued
   in connection with the
   acquisition
   of Multex Data Group............  $       --   $       --   $   625,000
                                     ===========  ===========  ===========
  Stock issued for services........  $       --   $    10,500  $       --
                                     ===========  ===========  ===========
Interest paid......................  $   158,277  $   159,705  $   325,181
                                     ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                                MULTEX.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1996, 1997 and 1998

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization

  Multex.com, Inc. (the "Company") is a leading provider of online investment research and information services designed to meet the needs of individual and institutional investors, including investment banks, brokerage firms and corporations.

  The Company was founded in 1993 as the result of the merger of Multex Systems, Inc., a New York corporation, with and into Multex Publisher, Inc., a Delaware corporation, which subsequently changed its name to Multex Systems, Inc. In January 1999, the Company changed its name to Multex.com, Inc.

  During December 1996, the Company commenced the operations of Multex Systems International Inc., a wholly owned subsidiary of the Company, and opened an office in London.

Acquisition

  On February 27, 1998, the Company established a new wholly owned subsidiary, RDG-Multex, Inc. In September 1998, the subsidiary's name was changed to Multex Data Group, Inc. ("Multex Data Group"). Multex Data Group acquired assets (earnings estimate database and related software) of Research Data Group, Inc. in exchange for 49 shares of the common stock (49%) of Multex Data Group on March 27, 1998.

  In connection with the transaction above, the Company issued to a principal of Research Data Group, Inc., 75,000 shares of the Company's common stock at a purchase price of $4.00 per share ($300,000) and a one year option ("One Year Option") to acquire 125,000 shares of the Company's common stock at an exercise price of $5.00 per share. The Company has estimated the fair market value of the 75,000 shares to be approximately $450,000 and has valued the option at approximately $195,000 as of the date of grant using the Black-Scholes option pricing model. The purchase price of the assets acquired was $345,000, the estimated fair market value of the consideration given to a principal of Research Data Group, Inc. (see calculation of fair market value below)

       Fair market value of 75,000 shares sold..................... $ 450,000
       Fair market value of One Year Option........................   195,000
       Less cash consideration received by the Company.............  (300,000)
                                                                    ---------
       Fair market value of consideration given (49 shares of
        Multex Data Group) for assets acquired..................... $ 345,000
                                                                    =========

  On December 15, 1998, the Company acquired the remaining 49% of Multex Data Group in exchange for 125,000 shares of the Company's common stock, which was valued at approximately $625,000. Such value was based on the estimated fair market value of the Company's common stock of $5.00 per share. The purchase price was fully allocated to the earnings estimate database.

  The acquisition has been accounted for by the purchase method of accounting and accordingly, the Company is consolidating the results of operations of Multex Data Group effective March 27, 1998.

Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Multex.com, Inc. and its wholly owned and majority-owned subsidiaries. All intercompany account balances and transactions have been eliminated.

                                MULTEX.COM, INC.

                  Years ended December 31, 1996, 1997 and 1998
1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of 90 days or less when purchased to be cash equivalents.

Concentration of Credit Risk

  At December 31, 1997 and December 31, 1998, substantially all cash and cash equivalents were held in one bank.

  The Company's customers are concentrated among institutional investors and financial professionals, including mutual fund managers, portfolio managers, brokers and their clients. Except for the customers noted at Note 12, no customers accounted for revenues in excess of 1.5%, 2.7% and 3.6% of total revenues for the years ended December 31, 1996, 1997 and 1998, respectively.The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information; to date, such losses have been within management's expectations.

Marketable Securities

  Marketable securities are classified as available-for-sale. Marketable securities consisted of United States treasury bills with maturities of 360 days or less when purchased and an investment in a money market mutual fund which invests in federal agency notes and government agreements. Marketable securities are carried at fair value, which approximates cost.

Property and Equipment

  Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful life of the asset which ranges from two to five years.

Advertising

  The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1996, 1997 and 1998 was approximately $422,000, $732,000 and $2.3 million, respectively.

Revenue Recognition

  Revenues from subscriptions are recognized in equal installments over the term of the subscriptions. Non-subscription revenues from the Multex Research-On-Demand service are recognized upon sale. Revenues from sponsorships are recognized in equal installments over the term of the contract. Revenues from professional services are recognized when the services are accepted by the client. Such services are primarily customization software services which allow the Company's services to interface and function with the customers' existing software platforms.

                                MULTEX.COM, INC.

                  Years ended December 31, 1996, 1997 and 1998

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Deferred Revenue

  Deferred revenue represents the unamortized portion of annual subscriptions received in advance, and fees received from customers in advance of performance of services.

Offering Expenses

  Offering expenses represent costs incurred in connection with a proposed financing in 1998. On October 19, 1998, the Company withdrew the registration statement relating to such proposed financing, and accordingly, the offering costs incurred prior to that date were expensed.

Earnings (Loss) Per Share

  In 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 128, Earnings per Share, which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities.

Accounting for Stock-Based Compensation

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company accounts for its stock-based compensation plans in accordance with the provisions of APB 25.

Comprehensive Income

  As of January 1, 1998, the Company adopted FASB Statement No. 130, Reporting Comprehensive Income. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net loss or stockholders' deficit. Statement No. 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' deficit, to be included in other comprehensive loss.

Segment Information

  Effective January 1, 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (Statement
131). Statement 131 superseded FASB Statement No. 14, Financial Reporting for Segments of a

                                MULTEX.COM, INC.

                  Years ended December 31, 1996, 1997 and 1998

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Business Enterprise. Statement 131 establishes standards for reporting of financial information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports. The adoption of Statement 131 did not affect the Company's results of operations or financial position. The disclosure of segment information was not required as the Company operates in only one business segment.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. STOCKHOLDERS' EQUITY

Common Stock (see Note 14)

  During 1997, the Company increased the number of authorized shares of its common stock from 14,000,000 shares to 19,000,000 shares. In December 1998, the Company increased the number of authorized shares of its common stock to 50,000,000 shares.


Common Stock Reserved for Issuance

  At December 31, 1997 and 1998, the Company has reserved approximately 13,278,000 shares and 18,397,000 shares, respectively of its common stock for issuance in connection with shares issuable under the Company's stock option plan and the conversion of its redeemable preferred stock.

3. REDEEMABLE PREFERRED STOCK

  The Company has recorded issuance costs of redeemable preferred stock as discounts at issuance and is accreting the discount over the life of the redeemable preferred stock. The Company accrues all cumulative dividends on redeemable preferred stock.

  During 1997, the Company authorized 83,334 shares of $.01 par value Series D convertible preferred stock ("Series D Stock") and issued 55,556 shares of the Series D Stock for $10,000,000. In connection with the issuance of the Series D Stock, the Company incurred issuance costs of approximately $54,000.

  During 1998, the Company authorized 80,000 shares of $.01 par value Series E convertible preferred stock ("Series E Stock") and issued 80,000 shares of the Series E Stock for $20,000,000. In connection with the issuance of the Series E Stock, the Company incurred issuance costs of approximately $100,000.

  The holders of Series C, Series D and Series E Stock are entitled to a liquidation preference over the Series A and Series B Stock. The Series C, Series D and Series E Stock share ratably on a pari passu basis in the event of a liquidation and the Series A and Series B Stock share ratably on a pari passu basis in the event of a liquidation.

  The holders of redeemable preferred stock are entitled to vote upon any matter as to which the holders of common stock are entitled to vote.

                                MULTEX.COM, INC.

                  Years ended December 31, 1996, 1997 and 1998

3. REDEEMABLE PREFERRED STOCK (continued)

  The holders of shares of redeemable preferred stock have the right to convert such shares into the number of shares of common stock (adjusted for stock splits) as is obtained by multiplying the number of redeemable preferred shares to be converted by the liquidation preference ($100 for Series A, $150 for Series B and C, $180 for Series D and $250 for Series E) and dividing the result by $1.00 for Series A, $1.50 for Series B and C, $1.80 for Series D, $250 for Series E or by the conversion price, as defined, as last adjusted and in effect.

  In the event the Company completes an underwritten public offering of its common stock (a) at a per share price to the public of not less than $8.00 and
(b) in which the gross proceeds paid by the public are at least $15,000,000, then all outstanding redeemable preferred shares shall automatically be converted into shares of common stock in the manner described in the preceding paragraph.

  In the event the offering is not consummated, the Company will be required to redeem all outstanding shares of redeemable preferred stock on December 31, 2003. In the event of the consolidation or merger of the Company (other than a merger in which the Company is the surviving corporation and which will not result in more than 50% of the capital stock of the Company outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger), and in the case of a sale of all or substantially all of the properties and assets of the Company as an entirety to any other person, any holder can elect to have any or all of their shares of redeemable preferred stock redeemed. The redemption price for each share of redeemable preferred stock shall be the sum of the liquidation preference plus cumulative unpaid dividends at the rate of 8% per annum on the liquidation preference. No redeemable preferred stock dividends have been declared or paid as of December 31, 1998. At December 31, 1997 and 1998 the total cumulative dividends in arrears is approximately $4,467,000 and $7,146,000, respectively.

  The Company is not authorized to pay or declare any dividends on outstanding common shares unless dividends on all outstanding shares of convertible preferred stock for all past dividend periods have been paid.

                                MULTEX.COM, INC.

                  Years ended December 31, 1996, 1997 and 1998


4. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

                                               Year Ended December 31,
                                        ---------------------------------------
                                           1996          1997          1998
                                        -----------  ------------  ------------
Numerator:
  Net loss............................  $(6,409,805) $ (8,037,176) $ (9,742,724)
Redeemable preferred stock dividends..    1,402,788     2,181,472     2,679,445
                                        -----------  ------------  ------------
Numerator for basic and diluted loss
 per share--net loss available for
 common stockholders..................  $(7,812,593) $(10,218,648) $(12,422,169)
                                        ===========  ============  ============
Denominator:
  Denominator for basic and dilutive
   loss per share--weighted average
   shares.............................    2,021,919     2,179,261     2,846,963
                                        ===========  ============  ============
Basic and diluted loss per share......  $     (3.86) $      (4.69) $      (4.36)
                                        ===========  ============  ============

  The following securities have been excluded from the dilutive per share computation as they are antidilutive:

                                                      Year Ended December 31,
                                                   -----------------------------
                                                     1996      1997      1998
                                                   --------- --------- ---------
Redeemable preferred stock--Series A..............    25,000    25,000    25,000
Redeemable preferred stock--Series B..............    36,666    36,666    36,666
Redeemable preferred stock--Series C..............   100,000   100,000   100,000
Redeemable preferred stock--Series D..............       --     55,556    55,556
Redeemable preferred stock--Series E..............       --        --     80,000
Stock options..................................... 1,276,875 2,054,000 2,410,625

  The following table sets forth the computation of pro forma basic and diluted loss per share, assuming conversion of the redeemable preferred shares to shares of common stock on January 1, 1998:

Numerator:
  Net loss available to common stockholders...................... $(12,422,169)
  Redeemable preferred stock dividends...........................    2,679,445
                                                                  ------------
  Numerator for pro forma loss available to common stockholders.. $ (9,742,724)
                                                                  ============
Denominator:
  Weighted average number of common shares.......................    2,846,963
  Assumed conversion of preferred shares to common shares (if
   converted method).............................................   14,861,112
                                                                  ------------
  Denominator for pro forma basic and diluted loss per share.....   17,708,075
                                                                  ============
Pro forma basic and diluted loss per share....................... $      (0.55)
                                                                  ============

                                MULTEX.COM, INC.

                  Years ended December 31, 1996, 1997 and 1998


5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                            December 31,
                                                        ---------------------
                                                           1997       1998
                                                        ---------- ----------
   Computer and telecommunications equipment and
    related software................................... $4,932,499 $6,671,162
   Furniture and fixtures..............................    266,852    302,839
   Leasehold improvements..............................    237,393    237,393
                                                        ---------- ----------
                                                         5,436,744  7,211,394
   Less accumulated depreciation and amortization......  3,275,429  4,367,917
                                                        ---------- ----------
                                                        $2,161,315 $2,843,477
                                                        ========== ==========

6. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                              December 31,
                                                          ---------------------
                                                             1997       1998
                                                          ---------- ----------
   Payroll and related costs............................. $  170,976 $  298,455
   Accrued vacation......................................    125,000    125,000
   Accrued bonuses.......................................    130,000    132,000
   Royalties.............................................    424,971    597,444
   Other.................................................    240,377    446,710
                                                          ---------- ----------
                                                          $1,091,324 $1,599,609
                                                          ========== ==========

7. SHORT-TERM DEBT

  Short-term debt was payable to three stockholders. The notes bore interest at 8% per annum and were fully repaid during 1996.

8. LONG-TERM DEBT

  The Company had available lines of credit provided by two lenders totaling $3,900,000. At December 31, 1997, total notes of approximately $2,699,000 were issued under the lines of credit. The notes were payable in monthly installments of principal and interest of approximately $75,000 and bore interest ranging from 10% to 12% per annum. The balance of the notes, approximately $1,053,000, was fully repaid in 1998.

  The Company was obligated to pay additional financing costs equal to a minimum of 10% of original amounts advanced under the lines of credit. At December 31, 1997, the Company recorded approximately $313,000 in other liabilities related to such obligation, which was fully paid in 1998.

  In January 1998, the Company entered into agreements with respect to a $1,250,000 term loan and a $1,000,000 revolving line of credit with a bank, whereby it could borrow up to 75% of eligible accounts receivable, as defined therein. Substantially all of the assets of the Company were pledged as collateral for the above obligations. The term loan and the revolving line of credit bore interest at the prime rate plus 2%, as

                                MULTEX.COM, INC.

                  Years ended December 31, 1996, 1997 and 1998

8. LONG-TERM DEBT (continued)

defined therein, and the prime rate plus 1%, as defined therein, respectively. The term loan was payable in twenty four monthly installments of approximately $52,000 and was fully repaid in June 1998, and the revolving line of credit was cancelled.

  In October 1998, the Company entered into agreements with respect to a $2,000,000 equipment line and a $4,000,000 revolving credit facility with a bank. The Company may borrow up to 80% of eligible accounts receivable, as defined, in the revolving credit facility, and advances under the equipment line cannot exceed 75% of the net book value of equipment purchased within the last twelve months. Substantially all of the assets of the Company are pledged as collateral for the above obligations. The equipment line and revolving credit facility bear interest at the prime rate plus 1%, as defined.

  The above obligations also provide for, among other things, the maintenance of certain covenants, including a liquidity ratio, leverage ratio and a minimum tangible capital base, as defined. Borrowings under this agreement were repaid in December 1998.

  In connection with the above obligations, the Company granted to the bank a warrant to purchase 318,050 shares of the Company's common stock at $4.80 per share, which was valued at $100,000 based upon the Company's incremental borrowing rate. The warrant expires on December 28, 2003.

9. INCOME TAXES

  Under FASB Statement No. 109, "Accounting for Income Taxes," the liability method is used in accounting for income taxes. Under this method, deferred income tax assets and liabilities result from temporary differences between the income tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable income and deductions in future years.

  At December 31, 1998, the Company had net operating loss carryforwards of approximately $26,200,000 and research and development credits of approximately $700,000 for income tax purposes that expire in 2009 through 2013. The utilization of approximately $15,600,000 and $400,000 of such net operating loss carryforwards and research and development credits, respectively, are subject to an annual limitations of approximately $1,900,000, pursuant to
Section 382 of the Internal Revenue Code. The utilization of net operating loss carryforwards and research and development credits may be subject to further limitations upon the completion of an initial public offering.

  Significant components of the Company's deferred tax assets are as follows:

                                           December 31,
                                     -------------------------
                                        1997          1998
                                     -----------  ------------
         Net operating loss
          carryforward.............. $ 7,423,000  $ 10,483,000
         Research and development
          credits...................     494,000       711,000
         Depreciation and
          amortization..............     565,000       686,000
         Deferred revenue...........     579,000     1,073,000
         Other......................      96,000        55,000
                                     -----------  ------------
                                       9,157,000    13,008,000
         Valuation allowance........  (9,157,000)  (13,008,000)
                                     -----------  ------------
                                     $       --   $        --
                                     ===========  ============

                                MULTEX.COM, INC.

                  Years ended December 31, 1996, 1997 and 1998

9. INCOME TAXES (continued)

  Due to the uncertainty of the realization of the tax assets, a valuation allowance has been provided. The valuation allowance was increased by approximately $3,232,000 and $3,851,000 for the years ended December 31, 1997 and 1998, respectively.

  The effective income tax rate differs from the statutory rate as follows:

                                             1996   1997   1998
                                             ----   ----   ----
         Statutory rate..................... (34)%  (34)%  (34)%
         Loss for which no tax benefit was
          provided..........................  33     33     33
         Other..............................   1      1      1
                                             ---    ---    ---
         Effective tax rate.................   0 %    0 %    0 %
                                             ===    ===    ===

10. STOCK OPTIONS

1993 Stock Incentive Plan

  The Company had reserved 2,900,000 shares of the Company's common stock to be issued under its 1993 Stock Incentive Plan (the "Plan"). In 1998, the number of shares reserved for issuance under the Plan was increased to 4,500,000.

  During the years ended December 31, 1997 and 1998, the difference between the estimated fair market value of the Company's common stock and the options' exercise price on the date of grant was determined to be approximately $1,077,000 and $872,000, respectively. This deferred compensation is being amortized for financial reporting purposes over the vesting period of the options and the amount recognized as expense during the years ended December 31, 1997 and 1998 amounted to approximately $25,000 and $440,000, respectively.

  Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of the options was estimated at date of grant using a Black-Scholes option pricing model with the following assumptions:

                     Assumptions                    1996     1997     1998
                     -----------                   -------  -------  -------
   Volatility factor of the expected market price
    of the Company's common stock.................   0.558    0.558    0.823
   Average risk-free interest rate................     6.5%     6.1%    5.19%
   Dividend yield.................................     0.0%     0.0%     0.0%
   Average life................................... 4 years  3 years  4 years

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

                                MULTEX.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(continued)
                  Years ended December 31, 1996, 1997 and 1998

10. STOCK OPTIONS (continued)

  The Company's pro forma information is as follows:

                                        1996          1997          1998
                                     -----------  ------------  ------------
   Pro forma net loss available to
    common stockholders............. $(7,816,122) $(10,231,110) $(12,413,223)
   Pro forma basic and diluted loss
    per share....................... $     (3.87) $      (4.69) $      (4.36)

  The following transactions occurred with respect to the Plan:

                                                                       Weighted-
                                                                        Average
                                                          1993 Stock   Exercise
                                                        Incentive Plan   Price
                                                        -------------- ---------
   Outstanding December 31, 1995.......................     931,000       0.02
   Granted during the year.............................     519,000       0.86
   Cancelled during the year...........................     (67,500)     (0.04)
   Exercised during the year...........................    (105,625)     (0.02)
                                                          ---------
   Outstanding December 31, 1996.......................   1,276,875       0.36
   Granted during the year.............................   1,396,000       0.50
   Cancelled during the year...........................    (278,250)     (0.50)
   Exercised during the year...........................    (340,625)     (0.14)
                                                          ---------
   Outstanding December 31, 1997.......................   2,054,000       0.38
   Granted during the year.............................     989,000       5.00
   Cancelled during the year...........................     (26,250)     (1.10)
   Exercised during the year...........................    (606,125)     (0.25)
                                                          ---------
   Outstanding December 31, 1998.......................   2,410,625       2.30
                                                          =========

  Exercise prices for options outstanding as of December 31, 1998 ranged from $.02 to $7.50 per share. In April 1997, the Board of Directors authorized a $0.50 reduction in the exercise price per share for all outstanding options issued with an exercise price of $1.00, with all other terms remaining unchanged. The weighted average fair value of options granted during 1996, 1997 and 1998 was $0.10, $.85, and $4.03, respectively. The weighted average remaining contractual life of those options outstanding as of December 31, 1998 is 7.8 years.

  The number of shares of common stock issuable upon exercise of outstanding stock options that were fully exercisable as of December 31, 1996, 1997 and 1998 were 350,407; 581,313 and 811,596, respectively. The weighted average exercise price of exercisable options as of December 31, 1996, 1997 and 1998 is $0.02, $0.26 and $0.44, respectively.

  The options outstanding under the Plan generally vest in four equal annual installments commencing on the day after the first anniversary of the grant and expire ten years after the date of grant.

                                MULTEX.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(continued)
                  Years ended December 31, 1996, 1997 and 1998

10. STOCK OPTIONS (continued)

Other Stock Options

  During June and December 1996, the Company granted to one of its major customers two options to purchase 833,334 and 833,334 shares, respectively, of the Company's common stock at $3.00 and $4.00 per share, respectively. Such options were valued at $0 on the date of grant using the Black-Scholes option pricing model. The options expired unexercised in December 1996 and June 1997.

11. COMMITMENTS

Operating Leases

  The Company is obligated to make payments under noncancellable operating leases for office space expiring in 2002. The approximate future minimum annual rental payments under these operating leases are as follows:

   1999................................................................ $390,000
   2000................................................................  390,000
   2001................................................................   60,000
   2002................................................................   30,000
                                                                        --------
                                                                        $870,000
                                                                        ========

  Total rental expense for the years ended December 31, 1996, 1997 and 1998 was approximately $306,000, $425,000 and $455,000, respectively.

12. RELATED PARTY TRANSACTIONS, MAJOR CUSTOMERS AND GEOGRAPHICAL CONCENTRATION

  In March 1998, the Company entered into an agreement with an independent third party (the "Third Party") to secure a position as an anchor tenant on the Third Party's Internet site. The agreement is for two years and is automatically renewable unless either party elects not to renew. In 1998 the Company made aggregate royalty payments of approximately $100,000. In December 1998, the Third Party became a Series E stockholder.

  One customer accounted for approximately 31% and 21% of revenues for the years ended December 31, 1996 and 1997, respectively. The same customer accounted for approximately 36% and 31% of accounts receivable at December 31, 1996 and 1997, respectively.

  Another customer accounted for approximately 14%, 16% and 10% of revenues for the years ended December 31, 1996, 1997 and 1998, respectively. The same customer accounted for approximately 15% of accounts receivable at December 31, 1996 and16% at December 31, 1998.

  A third customer accounted for approximately 16% and 11% of revenues for the years ended December 31, 1996 and 1997, respectively.

                                MULTEX.COM, INC.

                  Years ended December 31, 1996, 1997 and 1998

12. RELATED PARTY TRANSACTIONS, MAJOR CUSTOMERS AND GEOGRAPHICAL CONCENTRATION (continued)

  A holder of preferred stock entered into a strategic distribution relationship with the Company. As a result the Company granted the preferred stockholder a limited non-exclusive license to use and distribute the Company's technology and products. The preferred stockholder made license payments and payments for consulting and maintenance services which amounted to approximately 14% and 20% of revenues for the years ended December 31, 1996 and 1997, respectively. This preferred stockholder accounted for approximately 26% and 19% of accounts receivable at December 31, 1996 and 1997, respectively.

  The Company derives substantially all of its revenues from customers located within the United States.

13. PENSION PLAN

  The Company established a defined contribution plan (the "Plan") under
Section 401(k) of the Internal Revenue Code. All employees of the Company are eligible to participate in the Plan upon hire. Participants may contribute up to 20% of their eligible earnings, as defined. The Company may decide to make an additional contribution to the Plan on behalf of the Plan participants. No additional contributions have been made by the Company for the years ended December 31, 1996, 1997 and 1998.

14. SUBSEQUENT EVENTS AND PRO FORMA ADJUSTMENTS

Stock Split

  In March 1999, the Company effected a 1-for-2 reverse stock split. All common share information included in the accompanying financial statements has been adjusted to reflect the one-for-two reverse stock split.

Preferred Stock

  In March 1999, the Company authorized the issuance of 5,000,000 shares of preferred stock, par value $0.01 per share.

Pro Forma Financial Information

  Upon the completion of an initial public offering at a per share price to the public of not less than $8.00 and in which the gross proceeds paid by the public are at least $15,000,000, all outstanding redeemable preferred shares will automatically be converted into shares of common stock in the manner described in Note 3. The pro forma balance sheet at December 31, 1998 gives effect to such conversion as if it occurred on that date. The pro forma loss for the year ended December 31, 1998 gives effect to the conversion of such shares as if it occurred on January 1, 1998.

                       MULTEX.COM, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (unaudited)

                                                                     June 30,
                                                                       1999
                                                                   ------------
ASSETS
Current assets
 Cash & cash equivalents.......................................... $ 21,596,882
 Marketable securities............................................   36,525,216
 Accounts receivable, net.........................................    4,849,990
 Other current assets.............................................    1,858,409
                                                                   ------------
Total current assets..............................................   64,830,497
Property and equipment, net.......................................    3,672,091
Other.............................................................      602,594
                                                                   ------------
Total assets...................................................... $ 69,105,182
                                                                   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable................................................. $  2,080,846
 Accrued expenses.................................................    3,776,861
 Deferred revenues................................................    4,745,913
                                                                   ------------
Total current liabilities.........................................   10,603,620
Other.............................................................       44,721
 Common stock $.01 par value
  Authorized--50,000,000 shares issued and outstanding--21,852,688
   shares.........................................................      218,527
Additional paid-in-capital........................................   98,527,722
Accumulated deficit...............................................  (39,065,654)
Deferred compensation.............................................   (1,220,038)
Accumulated other comprehensive loss..............................       (3,716)
                                                                   ------------
Total stockholders' equity........................................   58,456,841
                                                                   ------------
Total liabilities and stockholders' equity........................ $ 69,105,182
                                                                   ============


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                       MULTEX.COM, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                         Six Months Ended June
                          Three Months Ended June 30,             30,
                          ----------------------------  ------------------------
                              1999           1998          1999         1998
                          -------------  -------------  -----------  -----------
Revenues................  $   6,115,670  $   3,114,417  $11,141,161  $ 5,828,885
Cost of Revenues........      1,514,619        751,750    2,840,128    1,446,051
                          -------------  -------------  -----------  -----------
Gross profit............      4,601,051      2,362,667    8,301,033    4,382,834
                          -------------  -------------  -----------  -----------
Operating expenses:
  Sales and marketing...      4,615,569      1,334,354    8,395,782    2,497,742
  Research and
   development..........        867,230        512,720    1,599,952      953,048
  General and
   administrative.......      3,118,600      2,378,884    6,213,773    4,383,006
                          -------------  -------------  -----------  -----------
Total operating
 expenses...............      8,601,399      4,225,958   16,209,507    7,833,796
                          -------------  -------------  -----------  -----------
Loss from operations....     (4,000,348)    (1,863,291)  (7,908,474)  (3,450,962)
Other income (expense):
  Gain on sale of
   equipment............            --             --           --       124,796
  Interest expense......         (4,432)       (37,529)     (22,247)    (348,083)
  Interest and
   investment income....        716,914         93,790    1,002,264      208,493
                          -------------  -------------  -----------  -----------
Net loss................     (3,287,866)    (1,807,030)  (6,928,457)  (3,465,756)
Redeemable preferred
 stock dividends........            --         658,189    1,188,165    1,309,146
                          -------------  -------------  -----------  -----------
Net loss available to
 common shareholders....  $  (3,287,866) $  (2,465,219) $(8,116,622) $(4,774,902)
                          =============  =============  ===========  ===========
Basic and diluted net
 loss per common share..  $       (0.15) $       (0.88) $     (0.59) $     (1.81)
                          =============  =============  ===========  ===========
Number of shares used in
 computed basic and
 diluted loss per
 share..................     21,817,587      2,812,128   13,673,379    2,639,371
                          =============  =============  ===========  ===========


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                       MULTEX.COM, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                      Six Months Ended June
                                                               30,
                                                     -------------------------
                                                         1999         1998
                                                     ------------  -----------
Operating activities
Net loss............................................ $ (6,928,457) $(3,465,756)
Adjustments to reconcile net loss to net cash used
 in operating activities:
  Amortization of deferred compensation.............      239,962      196,205
  Gain on sale of equipment.........................          --      (124,796)
  Depreciation and amortization                         1,278,586      709,115
  Amortization of issuance costs....................       12,632       23,093
  Bad debt expense..................................      263,634       69,000
Changes in operating assets and liabilities:
  Accounts receivable...............................   (2,666,325)  (1,419,780)
  Other assets......................................   (2,115,741)     242,531
  Accounts payable..................................      769,959       27,130
  Accrued expenses..................................    2,177,252      449,016
  Deferred revenues.................................    2,062,974    1,395,985
  Other liabilities.................................      (13,898)      58,619
                                                     ------------  -----------
Net cash used in operating activities...............   (4,919,422)  (1,839,638)
Investing activities
Purchase of marketable securities...................  (22,060,536)  (1,268,529)
Proceeds from sale of marketable securities.........    5,550,000    7,663,585
Proceeds from sale of equipment.....................          --       200,953
Purchase of property and equipment..................   (1,778,218)    (585,264)
                                                     ------------  -----------
Net cash (used in) provided by investing
 activities.........................................  (18,288,754)   6,010,745
Financing activities
Proceeds from issuances of stock, net of offering
 costs..............................................   42,475,151      405,773
Proceeds from long-term debt........................          --     1,250,000
Repayments of long-term debt........................          --    (2,303,188)
Deferred Offering Costs.............................          --      (466,277)
Other liabilities...................................          --      (312,783)
                                                     ------------  -----------
Net cash provided by (used in) financing
 activities.........................................   42,475,151   (1,426,475)
Effect of exchange rate changes on cash and cash
 equivalents........................................       12,232       (5,271)
                                                     ------------  -----------
Increase in cash and cash equivalents...............   19,279,207    2,739,361
Cash and cash equivalents, beginning of period......    2,317,675    2,532,983
                                                     ------------  -----------
Cash and cash equivalents, end of period............ $ 21,596,882  $ 5,272,344
                                                     ============  ===========
Supplemental disclosures of cash flow information
Noncash investing and financing activity:
  Accrued purchases of fixed assets................. $    328,982  $    17,837
                                                     ============  ===========
  Sale of stock and issuance of options in
   connection with acquisition of certain assets of
   Multex Data Group, Inc........................... $        --   $   345,000
                                                     ============  ===========
Interest paid....................................... $      4,432  $   314,744
                                                     ============  ===========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                       MULTEX.COM, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

                                 June 30, 1999


NOTE 1--BASIS OF PRESENTATION

  Multex.com, Inc. and its wholly owned subsidiaries (collectively referred to as the "Company") is a leading provider of online investment research and information services designed to meet the needs of individual and institutional investors, including investment banks, brokerage firms and corporations.

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

  For further information, refer to the consolidated financial statements and footnotes for the year ended December 31, 1998.

NOTE 2--STOCKHOLDERS' EQUITY

  During March 1999, the Company completed an initial public offering of 3,450,000 shares of its common stock, of which 3,283,500 shares were issued and sold by the Company, which yielded gross proceeds of approximately $45,969,000. As a result, all outstanding shares of redeemable preferred stock were automatically converted in to 14,861,112 shares of the Company's common stock. In connection with the initial public offering the Company incurred costs of approximately $4,322,000.

  The Company issued 456,951 shares of its common stock in connection with the exercise of stock options during the six months ended June 30, 1999.

                       MULTEX.COM, INC. AND SUBSIDIARIES

                                  (unaudited)

                                 June 30, 1999


NOTE 3--EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share for the periods indicated:

                              Three Months Ended         Six Months Ended
                                   June 30,                  June 30,
                            ------------------------  ------------------------
                               1999         1998         1999         1998
                            -----------  -----------  -----------  -----------
Numerator:
  Net loss................. $(3,287,866) $(1,807,030) $(6,928,457) $(3,465,756)
  Redeemable preferred
   stock dividends.........         --       658,189    1,188,165    1,309,146
                            -----------  -----------  -----------  -----------
  Numerator for basic and
   diluted net loss per
   share--net loss avail-
   able for common
   stockholders............ $(3,287,866) $(2,465,219) $(8,116,622) $(4,774,902)
                            ===========  ===========  ===========  ===========
Denominator:
  Denominator for basic and
   dilutive net loss per
   share--weighted average
   shares..................  21,817,587    2,812,128   13,673,379    2,639,371
                            ===========  ===========  ===========  ===========
  Basic and diluted net
   loss per share.......... $     (0.15) $     (0.88) $     (0.59) $     (1.81)
                            ===========  ===========  ===========  ===========

NOTE 4--COMPREHENSIVE LOSS

  Total comprehensive loss was approximately $3,281,000 and $8,104,000 for the three and six months ended June 30, 1999, respectively, and $2,470,000 and $4,780,000 for the three and six months ended June 30, 1998, respectively.

NOTE 5--1999 EMPLOYEE STOCK PURCHASE PLAN

  Effective January 1999, in connection with the 1999 Employee Stock Purchase Plan (the "Stock Purchase Plan"), the Company reserved 750,000 shares of its common stock. The Stock Purchase Plan allows eligible employees of the Company to purchase shares of common stock at a purchase price equal to eighty-five percent of the fair market value of the Company's common stock, as defined. In no event, however, may any participant purchase more than 1,500 shares, nor may all participants in the aggregate purchase more than 187,500 shares, on any one semi-annual purchase date.

NOTE 6--1999 STOCK OPTION PLAN

  Effective January 1999, the Company adopted the 1999 Stock Option Plan ( the "1999 Stock Plan"), which is intended to serve as the successor plan to the Company's 1993 Stock Incentive Plan (the "1993 Stock Plan"). In March 1999, outstanding stock options under the 1993 Stock Plan were incorporated into the 1999 Stock Plan, and no further options will be granted under the 1993 Stock Plan.

NOTE 7--ACQUISITION

  On June 23, 1999, the Company entered into a merger agreement to acquire Market Guide, Inc. Under the terms of the agreement, Market Guide shareholders will receive one share of the Company's common stock for each outstanding share of Market Guide stock. In the event that the merger is consummated, the Company will issue a total of approximately 5.6 million shares of its common stock. The acquisition has been approved by both companies' Boards of Directors and is subject to the approval by the stockholders of both companies and to certain other conditions. The merger is expected to be accounted for as a pooling of interest.

                               MARKET GUIDE INC.

                       INDEX OF FINANCIAL STATEMENTS AND
                    FINANCIAL SCHEDULES OF MARKET GUIDE INC.

                                                                          Page
                                                                          ----
Reports of Independent Auditors.......................................... F-25
Balance Sheets--February 28, 1999 and 1998............................... F-27
Statements of Operations--Years Ended February 28, 1999, 1998 and 1997... F-28
Statements of Cash Flows--Years Ended February 28, 1999, 1998 and 1997... F-29
Statements of Stockholders' Equity--Years Ended February 28, 1999, 1998
 and 1997................................................................ F-30
Notes to Financial Statements............................................ F-31
Condensed Balance Sheet--May 31, 1999 (unaudited)........................ F-42
Condensed Statements of Income (unaudited)--Three Months Ended May 31,
 1999 and 1998 (Restated)................................................ F-43
Condensed Statements of Cash Flows (unaudited)--Three Months Ended May
 31, 1999 and 1998 (Restated)............................................ F-44
Notes to Condensed Financial Statements (unaudited)...................... F-45

                         Report of Independent Auditors

The Board of Directors and Stockholders
 Market Guide Inc.

  We have audited the balance sheet of Market Guide Inc. (the "Company") as of February 28, 1999, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Market Guide Inc. at February 28, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

New York, New York
April 23, 1999

                         Report of Independent Auditors

The Board of Directors and Stockholders
 Market Guide Inc.

  We have audited the balance sheet of Market Guide Inc. (the "Company") as of February 28, 1998, and the related statements of operations, accumulated deficit, cash flows, and stockholders' equity for the years ended February 28, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Market Guide Inc. at February 28, 1998, and the results of its operations and its cash flows for the years ended February 28, 1998 and 1997, in conformity with generally accepted accounting principles.

  As discussed in Notes C and J, respectively, a change in accounting for operating leases resulted in an understatement of previously reported expenses and disposal of a division has been reclassified as a discontinued operation. Accordingly, the financial statements for the years ended February 28, 1998 and 1997 have been restated to reflect these changes.

                                          Zerbo, McKiernan & Zambito, L.L.C.

Fairfield, New Jersey
May 18, 1998 except for Notes C and J
 as to which the date is April 27, 1999

                               MARKET GUIDE INC.

                                 Balance Sheets

                                                          February   February
                                                            28,        28,
                                                            1999       1998
                                                         ---------- ----------
                                                                    (restated)
Assets
Current assets:
  Cash and cash equivalents............................. $1,838,408 $  809,618
  Accounts receivable, net of allowance for doubtful
   accounts of $34,000 in 1999 and $24,000 in 1998......  1,220,869    827,409
  Prepaid expenses and other current assets.............    272,038    261,107
  Deferred income taxes.................................    191,008     11,116
                                                         ---------- ----------
Total current assets....................................  3,522,323  1,909,250
Property and equipment, at cost:
  Furniture and equipment...............................  1,687,987  1,387,872
  Equipment held under capital leases...................    942,950    942,950
  Leasehold improvements................................     92,930     80,990
                                                         ---------- ----------
                                                          2,723,867  2,411,812
  Less: accumulated depreciation and amortization
   (including amortization of $545,985 in 1999 and
   $367,610 in 1998 on capital leases)..................  1,097,653  1,076,395
                                                         ---------- ----------
Net property and equipment..............................  1,626,214  1,335,417
Notes receivable, net of deferred gain of $890,000 in
 1999...................................................        --         --
Computer software and database expansion, net of
 accumulated amortization of $1,916,881 in 1999 and
 $1,530,415 in 1998.....................................  2,798,345  2,263,868
Deposits and other assets...............................     66,057     78,084
Net assets of discontinued operations...................        --     485,874
                                                         ---------- ----------
Total assets............................................ $8,012,939 $6,072,493
                                                         ========== ==========
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable and accrued expenses................. $  248,620 $  218,618
  Current portion of long-term debt.....................    157,250     78,625
  Current portion of capital lease obligations..........    201,625    195,406
  Unearned revenues.....................................    693,073    555,670
                                                         ---------- ----------
Total current liabilities...............................  1,300,568  1,048,319
Deferred rent...........................................    419,306    430,492
Long-term debt..........................................    235,875    393,125
Capital lease obligations...............................    167,232    368,856
                                                         ---------- ----------
Total liabilities.......................................  2,122,981  2,240,792
Stockholders' equity:
  Common stock--$.001 par value; 20,000,000 shares
   authorized, 4,792,213 and 4,723,594 shares issued and
   outstanding at 1999 and 1998, respectively...........      4,792      4,723
  Additional paid-in capital............................  5,715,891  5,167,372
  Retained earnings (accumulated deficit)...............    169,275 (1,340,394)
                                                         ---------- ----------
Total stockholders' equity..............................  5,889,958  3,831,701
                                                         ---------- ----------
Total liabilities and stockholders' equity.............. $8,012,939 $6,072,493
                                                         ========== ==========

                            See accompanying notes.

                               MARKET GUIDE INC.

                            Statements of Operations

                                                     Years Ended
                                           ----------------------------------
                                            February    February    February
                                            28, 1999    28, 1998    28, 1997
                                           ----------  ----------  ----------
                                                       (restated)  (restated)
Revenues:
 Database vendors......................... $6,886,761  $5,452,484  $4,207,654
 Market Guide products....................  1,906,201   1,099,257     506,911
 Print products...........................     46,559      50,992      61,853
                                           ----------  ----------  ----------
   Total revenues.........................  8,839,521   6,602,733   4,776,418
Expenses:
 Costs of revenues........................  3,061,807   2,294,189   1,849,674
 Selling, general and administrative......  2,723,357   2,347,846   1,975,801
 Advertising and promotion................    151,005     160,304     105,173
 Depreciation.............................    459,253     337,578     222,842
 Amortization.............................    386,466     357,860     288,072
                                           ----------  ----------  ----------
   Total expenses.........................  6,781,888   5,497,777   4,441,562
                                           ----------  ----------  ----------
Income from operations....................  2,057,633   1,104,956     334,856
Interest income...........................     32,161      21,173      31,128
Interest expense..........................    (90,002)    (85,877)    (75,592)
                                           ----------  ----------  ----------
Income from continuing operations before
 income taxes.............................  1,999,792   1,040,252     290,392
Income tax expense (benefit)..............    275,846       7,274      (2,351)
                                           ----------  ----------  ----------
Income from continuing operations.........  1,723,946   1,032,978     292,743
Discontinued operations:
 Loss from discontinued operations, net
  of taxes................................   (439,849) (1,087,021)   (114,971)
 Gain on sale of discontinued operations,
  net of taxes............................    225,572         --          --
                                           ----------  ----------  ----------
                                            (214,277)  (1,087,021)   (114,971)
                                           ----------  ----------  ----------
Net income (loss)......................... $1,509,669  $  (54,043) $  177,772
                                           ==========  ==========  ==========
Net income (loss) per share--basic:
 Continuing operations.................... $     0.36  $     0.22  $     0.07
 Discontinued operations..................      (0.04)      (0.23)      (0.03)
                                           ----------  ----------  ----------
Net income (loss)......................... $     0.32  $    (0.01) $     0.04
                                           ==========  ==========  ==========
Net income (loss) per share--diluted:
 Continuing operations.................... $     0.35  $     0.22  $     0.07
 Discontinued operations..................      (0.04)      (0.23)      (0.03)
                                           ----------  ----------  ----------
 Net income (loss)........................ $     0.31  $    (0.01) $     0.04
                                           ==========  ==========  ==========
Shares used in the calculation of net
 income (loss) per share:
 Basic....................................  4,762,561   4,712,503   4,250,124
                                           ==========  ==========  ==========
 Diluted..................................  4,914,647   4,755,905   4,408,378
                                           ==========  ==========  ==========

                               MARKET GUIDE INC.

                            Statements of Cash Flows

                                                       Years Ended
                                           -------------------------------------
                                                         February
                                           February 28,    28,      February 28,
                                               1999        1998         1997
                                           ------------ ----------  ------------
                                                        (restated)   (restated)
Cash Flows From Operating Activities From
 Continuing Operations:
Income from continuing operations........   $1,723,946  $1,032,978   $  292,743
                                            ----------  ----------   ----------
Adjustments to reconcile income from
 continuing operations to net cash
 provided by operating activities:
 Depreciation and amortization...........      845,719     695,438      510,914
 Provision for bad debts.................       10,000         --         5,000
 Issuance of common stock................       45,330      10,325       20,481
 Deferred rent...........................      (11,186)     60,680       80,557
Deferred income taxes....................     (179,892)        --           --
Changes in operating assets and
 liabilities:
 Accounts receivable.....................     (403,460)   (269,994)     198,765
 Prepaid expenses and other current
  assets.................................       68,327     148,645          781
 Accounts payable and accrued expenses...       30,002      39,125     (222,053)
 Unearned revenues.......................      137,403     306,991       85,308
                                            ----------  ----------   ----------
Total adjustments........................      542,243     991,210      679,753
                                            ----------  ----------   ----------
Net cash provided by operating activities
 from continuing operations..............    2,266,189   2,024,188      972,496
                                            ----------  ----------   ----------
Cash Flows From Investing Activities:
Deposits and other assets................       12,027         --       (14,858)
Purchases of property and equipment......     (779,937)   (223,842)    (235,846)
Computer software and database
 expansion...............................   (1,014,584) (1,318,305)  (1,145,213)
Proceeds from sale of division, net of
 related expenses of $473,863............      819,324         --           --
                                            ----------  ----------   ----------
Net cash used in investing activities....     (963,170) (1,542,147)  (1,395,917)
                                            ----------  ----------   ----------
Cash Flows From Financing Activities:
Repayments of long-term debt and capital
 leases..................................     (274,030)   (176,011)    (250,392)
Proceeds from issuance of common stock in
 connection with stock purchase plan.....      184,999      27,792       31,388
Proceeds from private placement of common
 stock...................................          --          --     1,201,771
Proceeds from stock options exercised....       76,125         --       100,001
                                            ----------  ----------   ----------
Net cash (used in) provided by financing
 activities..............................      (12,906)   (148,219)   1,082,768
                                            ----------  ----------   ----------
Cash Flows from Discontinued Operations:
Loss from discontinued operations
 including gain on sale, net of taxes....     (214,277) (1,087,021)    (114,971)
Adjustments to reconcile loss from
 discontinued operations to net cash used
 in discontinued operations:
Gain on sale of discontinued operations,
 net of taxes............................     (225,572)        --           --
Depreciation and amortization............      101,292     107,686        5,734
Decrease in net assets of discontinued
 operations..............................       77,234     224,238           --
                                            ----------  ----------   ----------
Net cash used in discontinued
 operations..............................     (261,323)   (755,097)    (109,237)
                                            ----------  ----------   ----------
Net increase (decrease) in cash and cash
 equivalents.............................    1,028,790    (421,275)     550,110
Cash and cash equivalents at beginning of
 year....................................      809,618   1,230,893      680,783
                                            ----------  ----------   ----------
Cash and cash equivalents at end of
 year....................................   $1,838,408  $  809,618   $1,230,893
                                            ==========  ==========   ==========
Supplemental disclosure of cash flow
 information:
Cash paid during the year for:
 Interest................................   $   90,001  $   85,877   $  137,578
                                            ==========  ==========   ==========
 Income taxes............................   $   12,833  $    6,000   $    4,200
                                            ==========  ==========   ==========
Non-cash financing activities:
Acquisition of property and equipment
 through capital leases..................   $      --   $  471,750   $  532,110
                                            ==========  ==========   ==========

                            See accompanying notes.

                               MARKET GUIDE INC.

                       Statements of Stockholders' Equity

                  Years Ended February 28, 1999, 1998 and 1997

                                                         Retained
                             Common Stock   Additional   Earnings        Total
                           ----------------  Paid-in   (Accumulated  Stockholders'
                            Shares   Amount  Capital     Deficit)       Equity
                           --------- ------ ---------- ------------  -------------
Balance at February 29,
 1996, as previously
 reported................  4,188,245  4,188  3,618,910  (1,174,868)    2,448,230
Additional rent expense
 on operating leases.....        --     --         --     (289,255)     (289,255)
                           --------- ------ ---------- -----------    ----------
Balance at February 29,
 1996, as restated.......  4,188,245  4,188  3,618,910  (1,464,123)    2,158,975
Issuance of common stock
 in a private placement
 for cash................    343,363    344  1,201,428         --      1,201,772
Stock options exercised..    158,334    158     99,843         --        100,001
Issuance of common stock
 for
 directors' compensation..     8,000      8     20,473         --         20,481
Issuance of common stock
 pursuant
 to employees' stock
 purchase plan...........     10,244     10     31,378         --         31,388
Tax benefit from stock
 option exercises........        --     --     157,238         --        157,238
Net income...............        --     --         --      177,772       177,772
                           --------- ------ ---------- -----------    ----------
Balance at February 28,
 1997....................  4,708,186  4,708  5,129,270  (1,286,351)    3,847,627
Issuance of common stock
 pursuant to employees'
 stock purchase plan.....     15,408     15     38,102         --         38,117
Net income (loss)........        --     --         --      (54,043)      (54,043)
                           --------- ------ ---------- -----------    ----------
Balance at February 28,
 1998....................  4,723,594  4,723  5,167,372  (1,340,394)    3,831,701
Stock options exercised..     25,375     25     76,100         --         76,125
Issuance of common stock
 Pursuant to employees'
 stock Purchase plan.....     43,244     44    230,285         --        230,329
Tax benefit from stock
 option exercises                --     --     242,134         --        242,134
Net income...............        --     --         --    1,509,669     1,509,669
                           --------- ------ ---------- -----------    ----------
Balance at February 28,
 1999....................  4,792,213 $4,792 $5,715,891 $   169,275    $5,889,958
                           ========= ====== ========== ===========    ==========

                            See accompanying notes.

                               MARKET GUIDE INC.

                         NOTES TO FINANCIAL STATEMENTS

                               February 28, 1999

NOTE A--ORGANIZATION AND BUSINESS

  Market Guide Inc. ("Market Guide") is currently engaged in acquiring, condensing, publishing and distributing historical and current financial information and related software to the individual, financial services, corporate and institutional investor marketplaces.

  After the sale of the division accounted for as a discontinued operation (see Note J), Market Guide operates in one business segment. Market Guide sells its information through three channels; online information vendors (using the Internet), Market Guide software and a print publication. The majority of Market Guide's revenue is derived from approximately 100 third party vendors who distribute and sell Market Guide database products. Sales are made through both third party vendors and direct sales to end users.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

2. Cash and Cash Equivalents

  Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased.

3. Revenue Recognition

  Revenues from products sold to database vendors are recognized in the period in which the product is provided based on the actual usage of the customer or contractual amounts. In certain circumstances, estimates are used in determining actual usage for purposes of recording revenue on a monthly basis. Estimates are subsequently reconciled to actual usage and adjustments are recorded.

  Market Guide for Windows products and print products are generally sold on a subscription basis and revenues are recognized over the term of the related contract as products are provided.

4. Depreciation and Amortization

  Depreciation on furniture and equipment is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Equipment held under capital leases is amortized using the straight-line method over the useful lives of the assets ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

5. Computer Software and Database Expansion

  Management has elected, pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed", to capitalize certain computer software costs incurred for new product development and database expansion. These costs are reported at the lower of unamortized cost or net realizable value. All research and development, database maintenance and customer support costs are expensed as incurred.

                               MARKET GUIDE, INC.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  The straight-line method of amortization is used over the estimated economic life of the asset, generally three to five years. For the years ended February 28, 1999 and February 28, 1998, Market Guide capitalized computer software and database expansion costs of approximately $1,015,000 and $1,122,000, respectively.

6. Long-Lived Assets

  When impairment indicators are present, Market Guide reviews the carrying value of its long-lived assets in determining the ultimate recoverability of their unamortized values using future undiscounted cash flow analysis expected to be generated by the assets. If such assets are considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceed the future discounted cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

7. Stock-Based Compensation

  Market Guide accounts for its stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123").

8. Income Taxes

  Market Guide accounts for income taxes on the liability method. Accordingly, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial reporting and income tax purposes, as determined under enacted tax laws and rates that will be in effect when the differences are expected to reverse.

9. Comprehensive Income

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS 130") which is effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and display of comprehensive income. The adoption of SFAS 130 as of March 1, 1998 did not have an effect on Market Guide's financial statements.

10. Reclassifications

  Certain amounts in Market Guide's financial statements for the years ended February 28, 1998 and 1997 have been reclassified to conform to the current year's presentation.

                               MARKET GUIDE, INC.

NOTE C--RESTATEMENT OF FINANCIAL STATEMENTS

  Market Guide has restated its financial statements for the years ended February 28, 1998 and 1997 relating to a change in accounting for its operating leases. The restatement impacted income from continuing operations, net income
(loss) and income (loss) per share for the years ended February 28, 1998 and 1997 as follows:

                                                         Year ended February
                                                                 28,
                                                         --------------------
                                                            1998       1997
                                                         ----------  --------
      Income from continuing operations:
        As reported..................................... $1,093,658  $373,300
        Adjustment......................................    (60,680)  (80,557)
                                                         ----------  --------
        As restated..................................... $1,032,978  $292,743
                                                         ==========  ========
      Basic and diluted income per share--continuing
       operations:
        As reported..................................... $     0.23  $   0.09
        Adjustment......................................      (0.01)    (0.02)
                                                         ----------  --------
        As restated..................................... $     0.22  $   0.07
                                                         ==========  ========
      Net income (loss):
        As previously reported.......................... $    6,637  $258,329
        Adjustment......................................    (60,680)  (80,557)
                                                         ----------  --------
        As restated..................................... $  (54,043) $177,772
                                                         ==========  ========
      Basic and diluted net income (loss) per share:
        As previously reported.......................... $     0.00  $   0.06
        Adjustment......................................      (0.01)    (0.02)
                                                         ----------  --------
        As restated..................................... $    (0.01) $   0.04
                                                         ==========  ========

  The accumulated deficit was adjusted from ($1,174,868) to ($1,464,123) at February 28, 1996; from ($916,539) to ($1,286,351) at February 28, 1997; and
from ($909,902) to ($1,340,394) at February 28, 1998, as a result of the above-described restatement. Additionally, amounts previously reported for the CreditRisk Monitor ("CRM") division have been restated to give effect to the recording of discontinued operations (see Note J).

NOTE D--LONG-TERM DEBT AND LEASING ARRANGEMENTS

  On September 1, 1998, Market Guide and a bank entered into a three-year term loan that replaced amounts previously outstanding under an equipment financing line of credit. At February 28, 1999, approximately $393,000 was outstanding under the term loan and is payable in equal monthly installments through August 2001. Interest is provided at the prime rate, as defined, plus 1/4% per annum (8.0% at February 28, 1999) and is payable monthly. Market Guide also has available a $400,000 line of credit with the same bank with no borrowings outstanding at February 28, 1999. The term loan and line of credit are secured by all the assets of Market Guide and the loan agreements contain restrictive financial covenants regarding the maintenance of net income and minimum levels of tangible net worth, both as defined.

  Market Guide is obligated under various capital leases for computer and office equipment that expire at dates through 2002 with interest rates ranging from 9% to 15%.

                               MARKET GUIDE, INC.

NOTE D--LONG-TERM DEBT AND LEASING ARRANGEMENTS (continued)

  Market Guide rents its two Lake Success, New York office facilities under operating leases which expire in 2005. For the years ended February 28, 1999, 1998 and 1997, rent expense was approximately $432,000, $432,000, and $341,000, respectively. The operating leases contain rent escalations and renewal options. Additionally, Market Guide can exercise a buyout option for one of the leases in October 2001 for approximately $165,000.

  The future minimum payments for all leases and principal repayment of long-term debt for years ending February 28 (29) are summarized as follows:

                                            Capital Lease Operating  Long-Term
                                             Obligations    Leases     Debt
                                            ------------- ---------- ---------
     February 28 (29):
     2000..................................   $230,000    $  457,000 $157,000
     2001..................................    150,000       471,000  157,000
     2002..................................     27,000       486,000   79,000
     2003..................................        --        502,000      --
     2004..................................        --        518,000      --
     Thereafter............................        --        739,000      --
                                              --------    ---------- --------
     Total payments........................    407,000    $3,173,000 $393,000
                                                          ========== ========
     Less amounts representing interest....     38,000
                                              --------
                                               369,000
     Less current portion of obligations
      under capital leases.................    202,000
                                              --------
     Long-term obligations under capital
      leases...............................   $167,000
                                              ========

                               MARKET GUIDE, INC.

NOTE E--INCOME TAXES

  The following is a reconciliation of income before income taxes:

                                                Year ended February 28,
                                             --------------------------------
                                                1999        1998       1997
                                             ----------  ----------  --------
     Income from continuing operations...... $1,999,792  $1,040,252  $290,392
     Loss from discontinued operations......   (757,447) (1,087,022) (114,971)
     Gain on sale of discontinued
      operations............................    388,448         --        --
                                             ----------  ----------  --------
                                             $1,630,793  $  (46,770) $175,421
                                             ==========  ==========  ========

  The components of the provision (benefit) for income taxes are as follows:

                                                Year ended February 28,
                                             --------------------------------
                                                1999        1998       1997
                                             ----------  ----------  --------
     Current
       Federal.............................. $  470,000  $      --   $    --
       State................................    149,000       7,000    (5,000)
     Deferred
       Federal..............................   (462,000)        --      2,000
       State................................    (36,000)        --      1,000
                                             ----------  ----------  --------
                                              $ 121,000  $    7,000  $ (2,000)
                                             ==========  ==========  ========

  The reconciliation of income taxes computed at the US federal statutory rate to income tax expense is as follows:

                                                Year ended February 28,
                                             --------------------------------
                                                1999        1998       1997
                                             ----------  ----------  --------
     Tax expense computed at the federal
      statutory rate........................ $  554,000  $  (16,000) $ 60,000
     State taxes, net of federal benefit....     75,000       5,000    (3,000)
     Net operating losses for which no
      benefit was provided..................        --       16,000       --
     Reduction in valuation allowance.......   (552,000)         --   (60,000)
     Other..................................     44,000       2,000     1,000
                                             ----------  ----------  --------
                                             $  121,000  $    7,000  $ (2,000)
                                             ==========  ==========  ========

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

                               MARKET GUIDE, INC.

NOTE E--INCOME TAXES (continued)

  Significant components of deferred income tax assets as of February 28 are as follows:

                                                               1999      1998
                                                             --------  --------
      Net operating loss.................................... $    --   $369,000
      Accounts receivable...................................   14,000    10,000
      Deferred rent.........................................  176,000   180,000
      Tax credits...........................................   11,000    14,000
                                                             --------  --------
      Total deferred tax assets.............................  201,000   573,000
      Valuation allowance...................................  (10,000) (562,000)
                                                             --------  --------
      Net deferred tax assets............................... $191,000  $ 11,000
                                                             ========  ========

  The valuation allowance at February 28, 1997 and February 29, 1996 was approximately $750,000 and $1,100,000, respectively.

NOTE F--STOCKHOLDERS' EQUITY

1. Common Stock

  On January 27, 1997 Market Guide raised approximately $1,202,000 through the sale of 343,363 shares of restricted common stock at a price of $3.50 per share in a private placement to a limited number of institutional and individual investors.

  During the year ended February 28, 1997, Market Guide granted 8,000 shares of its common stock to its outside directors as compensation for services and recorded approximately $20,000 of compensation expense using the fair value of the common stock on the date of grant.

  Market Guide maintains a stock bonus program for employees based upon merit and years of service. In the years ended February 28, 1999 and 1998, Market Guide issued 10,000 and 3,750 shares of its common stock and recorded noncash compensation expense, equal to the fair market value of the common stock on the date of grant, of approximately $45,000 and $10,000, respectively.

  Market Guide maintains an Employee Stock Purchase Plan (the "Plan") which is intended to qualify under Section 423 of the Internal Revenue Code. All employees, except for Market Guide's President and Legal Counsel, with more than three months of full time employment prior to the start of each offer period are eligible. Under the terms of the Plan, 125,000 shares are available for purchase. The purchase price will be the lesser of an amount equal to 85% of the fair market value of the common stock calculated at the lower of the average of the common stock's closing price for a fiscal quarter or the average of the stock's closing price for the last five trading days of a fiscal quarter. During the years ended February 28, 1999, 1998 and 1997, 33,244, 11,658, and 10,244 shares of common stock, respectively, have been purchased under the Plan for approximately $185,000, $28,000 and $31,000.

                               MARKET GUIDE, INC.

NOTE F--STOCKHOLDERS' EQUITY (continued)

2. Common Stock Options

  Market Guide maintains an Incentive Stock Option Plan (the "Option Plan") for its officers and key employees. Pursuant to the Option Plan, Market Guide may award up to 750,000 shares of common stock in the form of incentive options and the option exercise price cannot be less than the fair market value of the underlying common stock on the date of grant.

  Market Guide also maintains an Independent Directors' Stock Incentive Plan (the "Directors Plan") for its non-employee directors. Pursuant to the Directors Plan, Market Guide may award up to 100,000 shares of common stock in the form of non-qualified options and the option exercise price cannot be less than the fair market value of the underlying common stock on the date of grant.

  Additionally, Market Guide granted options to two officers for the purchase of 25,000 shares of common stock in March 1995 (prior to the establishment of the Option Plan).

  Option activity is summarized as follows:

                                                     Shares    Weighted-Average
                                                  Under Option  Exercise Price
                                                  ------------ ----------------
     Outstanding at February 29, 1996............    183,334        $0.91
       Grants....................................        --           --
       Exercises.................................   (158,334)        0.63
       Forfeitures...............................        --           --
                                                    --------        -----
     Outstanding at February 28, 1997............     25,000         2.68
       Grants....................................    204,600         2.93
       Exercises.................................        --           --
       Forfeitures...............................        --           --
                                                    --------        -----
     Outstanding at February 28, 1998............    229,600         2.93
       Grants....................................    275,000         4.76
       Exercises.................................    (25,375)        3.00
       Forfeitures...............................    (50,700)        3.00
                                                    --------        -----
     Outstanding at February 28, 1999............    428,525        $4.22
                                                    ========        =====
     Available for grant at February 28, 1999....    421,100
                                                    ========

  Information regarding stock options outstanding at February 28, 1999 is as follows:

                                                          Weighted-
                                                           Average
                                                          Remaining
                                               Options   Contractual   Options
     Exercise Price                          Outstanding    Life     Exercisable
     --------------                          ----------- ----------- -----------
     $2.50--$3.00...........................   178,525    6.8 years     89,350
     $4.75--$5.57...........................   250,000    8.6 years     20,000
                                               -------    ---------    -------
                                               428,525    7.9 years    109,350
                                               =======    =========    =======

  The weighted average fair value of options granted during the years ended February 28, 1999 and 1998 was $3.74 and $1.24, respectively.

                               MARKET GUIDE, INC.

NOTE F--STOCKHOLDERS' EQUITY (continued)

  Pro forma information regarding net income (loss) and income (loss) per share is required by SFAS 123, which also requires that the information be determined as if Market Guide had accounted for its stock options under the fair value method of that statement. The fair value for these options was estimated using the Black-Scholes option pricing model with the following assumptions:

                                                                 Years ended
                                                                February 28,
                                                               ---------------
                            Assumption                          1999    1998
                            ----------                         ------- -------
     Risk-free interest rate..................................    4.6%    5.5%
     Dividend yield...........................................    none    none
     Volatility factor of the expected market price of Market
      Guide's common stock....................................    100%     54%
     Weighted-average expected life of the option............. 4 years 4 years

  The Black-Sholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Market Guide's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options under SFAS 123 is amortized to expense over the options' vesting period. For the years ended February 28, 1999 and 1998 pro forma information is as follows:

                                                          Year ended February
                                                                  28,
                                                          --------------------
                                                             1999      1998
                                                          ---------- ---------
     Income from continuing operations................... $1,492,982 $ 985,890
                                                          ========== =========
     Income from continuing operations per share:
     Basic............................................... $     0.31 $    0.21
                                                          ========== =========
     Diluted............................................. $     0.35      0.21
                                                          ========== =========
     Net income (loss)................................... $1,278,705 $(101,131)
                                                          ========== =========
     Net income (loss) per share:
     Basic............................................... $     0.27 $   (0.02)
                                                          ========== =========
     Diluted............................................. $     0.26 $   (0.02)
                                                          ========== =========

  Since no options were granted during the year ended February 28, 1997, pro forma presentation of income from continuing operations and net income are not presented.

                               MARKET GUIDE, INC.

NOTE G--INCOME (LOSS) PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

                                                     Year ended February 28,
                                                  -----------------------------
                                                    1999      1998      1997
                                                  --------- --------- ---------
Denominator for basic earnings per share-
 weighted-average shares......................... 4,762,561 4,712,503 4,250,124
Effect of dilutive stock options.................   152,086    43,402   158,254
                                                  --------- --------- ---------
Denominator for diluted earnings per share-
 adjusted weighted-average shares and assumed
 conversions..................................... 4,914,647 4,755,905 4,408,378
                                                  ========= ========= =========

  The numerator for basic and diluted income (loss) per share for the years ended February 28, 1999, 1998 and 1997 is the income from continuing operations and net income (loss) for all such years.

NOTE H--RETIREMENT PLAN

  Market Guide provides a retirement plan for all of its employees pursuant to
Section 401(k) of the Internal Revenue Code. Subject to the terms and conditions of the plan, each employee may contribute a maximum of 15% of their compensation subject to IRS limitations. Market Guide has the option of making a matching contribution to the plan in any year. Matching contributions vest over a five-year period at 20% per year. Market Guide provided matching contributions of approximately $35,000, $54,000 and $13,000 during the years ended February 28, 1999, 1998 and 1997, respectively.

NOTE I--MAJOR CUSTOMERS AND CONCENTRATIONS

  For the year ended February 28, 1999, Market Guide had three major customers accounting for revenues of 14.9%, 14.2% and 13.4%, respectively. For the year ended February 28, 1998, Market Guide had three major customers accounting for revenues of 16.5%, 12.9% and 12.2%, respectively. For the year ended February 28, 1997, Market Guide had two major customers accounting for revenues of 14.2% and 14.1%, respectively.

  Company policy is to review a customer's financial condition prior to extending credit and, generally, collateral is not required. Credit losses are provided for in the financial statements and have been within management's expectations.

NOTE J--DISCONTINUED OPERATIONS

  On January 15, 1999, Market Guide completed the sale of its CRM division for approximately $2,300,000, which consisted of approximately $1,200,000 paid in cash and notes receivable of approximately $1,100,000. Market Guide recorded a gain on the sale of approximately $226,000, net of taxes of $163,000, relating to the cash portion of the proceeds received in excess of the net assets of the division. Market Guide has deferred the gain relating to the notes receivable portion of the sales price until such time as its payment is more fully assured. The notes receivable are summarized as follows:

  . $1,000,000 secured promissory note, bearing interest at 6.0% beginning on July 1, 2001, payable in 24 equal monthly installments of principal and interest in the amount of $44,320 commencing July 31, 2001 through June 30, 2003. The present value of such promissory note was approximately $792,000 at its origination.

                               MARKET GUIDE, INC.

NOTE J--DISCONTINUED OPERATIONS (continued)

  . $98,162 secured expense promissory note, accruing interest beginning on February 1, 1999, payable in 24 equal monthly installments of principal and interest in the amount of $5,286 commencing February 28, 2001 through January 31, 2003.

  Results of operations for the CRM division have been classified as discontinued operations and prior periods have been restated. For business segment reporting purposes, data for the CRM division was previously reported as the segment "CreditRisk Monitor".

  Revenues and income from discontinued operations are as follows:

                                               Years ended February 28,
                                            ---------------------------------
                                              1999        1998        1997
                                            ---------  -----------  ---------
     Revenues.............................. $ 667,440  $   297,244  $     --
                                            =========
     Operating loss........................ $(757,447) $(1,087,021) $(114,971)
     Income tax benefit....................   317,598          --         --
                                            ---------  -----------  ---------
     Loss from discontinued operations..... $(439,849) $(1,087,021) $(114,971)
                                            =========  ===========  =========
     Gain on sale.......................... $ 388,448
     Income tax expense....................  (162,876)
                                            ---------
     Gain on sale, net..................... $ 225,572
                                            =========
     Net assets of discontinued operations
      at
      February 28, 1998:
     Current assets........................ $ 220,040
     Property and equipment, net...........   193,853
     Other assets..........................   516,260
     Current liabilities...................  (444,279)
                                            ---------
                                            $ 485,874
                                            =========

                               MARKET GUIDE, INC.

NOTE K - SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

  Selected quarterly financial data for continuing operations for the years ended February 28, 1999 and 1998 are presented in the following table (in thousands): (Note: Amounts presented below have been restated to present them the effects of (i) the CRM division as a discontinued operation, and/or (ii) a change in accounting for certain operating leases (see Notes C and J)).

                                                 Three months ended
                          ----------------------------------------------------------------
                          May 31, 1998 August 31, 1998 November 30, 1998 February 28, 1999
                          ------------ --------------- ----------------- -----------------
Total revenues..........     $2,061        $2,079           $2,219            $2,481
Income from operations..        513           443              464               638
Income before taxes and
 discontinued
 operations.............        493           426              450               631
Income from continuing
 operations.............        489           419              443               373
Basic earnings per share
 from continuing
 operations.............     $ 0.10        $ 0.09           $ 0.09            $ 0.08
Basic weighted average
 number of shares
 outstanding............      4,735         4,758            4,769             4,788
Diluted earnings per
 share..................     $ 0.10        $ 0.09           $ 0.09            $ 0.07
Diluted weighted average
 number of shares
 outstanding............      4,978         4,951            4,970             5,054
                          May 31, 1997 August 31, 1997 November 30, 1997 February 28, 1998
                          ------------ --------------- ----------------- -----------------
Total revenues..........     $1,435        $1,632           $1,646            $1,890
Income from operations..         77           226              332               470
Income before taxes and
 discontinued
 operations.............         64           212              315               450
Income from continuing
 operations.............         64           210              315               445
Basic earnings per share
 from continuing
 operations.............     $ 0.01        $ 0.05           $ 0.07            $ 0.09
Basic weighted average
 number of shares
 outstanding............      4,708         4,710            4,714             4,718
Diluted earnings per
 share..................     $ 0.01        $ 0.05           $ 0.07            $ 0.09
Diluted weighted average
 number of shares
 outstanding............      4,733         4,737            4,754             4,801

                               MARKET GUIDE INC.

                            Condensed Balance Sheet
                                  (unaudited)

                                                                      May 31,
                                                                        1999
                                                                     ----------
Assets
Current assets:
  Cash and cash equivalents......................................... $2,183,807
  Accounts receivable, net of allowance for doubtful accounts of
   $34,000..........................................................  1,515,441
  Prepaid expenses and other current assets.........................    203,853
  Deferred income taxes.............................................    191,008
                                                                     ----------
Total current assets................................................  4,094,109
Property and equipment, at cost:
  Furniture and equipment...........................................  1,546,507
  Equipment held under capital leases...............................  1,222,844
  Leasehold improvements............................................    102,920
                                                                     ----------
                                                                      2,872,271
Less: accumulated depreciation and amortization, including
 amortization of $642,996...........................................  1,240,417
                                                                     ----------
Net property and equipment..........................................  1,631,854
Notes receivable, net of deferred gain of $919,000..................        --
Computer software and database expansion, net of accumulated amortization of $2,033,009.........................................  2,936,705
Deposits and other assets...........................................     66,057
                                                                     ----------
Total assets........................................................ $8,728,725
                                                                     ==========
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable and accrued expenses............................. $  417,209
  Current portion of long-term debt.................................    157,250
  Current portion of capital lease obligations......................    257,187
  Unearned revenues.................................................    686,330
                                                                     ----------
Total current liabilities...........................................  1,517,976
Deferred rent.......................................................    415,195
Long-term debt......................................................    196,563
Capital lease obligations...........................................    315,785
                                                                     ----------
Total liabilities...................................................  2,445,519
Stockholders' equity:
  Common stock--$.001 par value; 20,000,000 shares authorized,
   4,801,380 shares issued and outstanding..........................      4,801
  Additional paid-in capital........................................  5,770,847
  Retained earnings.................................................    507,558
                                                                     ----------
Total stockholders' equity..........................................  6,283,206
                                                                     ----------
Total liabilities and stockholders' equity.......................... $8,728,725
                                                                     ==========


                            See accompanying notes.

                               MARKET GUIDE INC.

                         Condensed Statements of Income
                                  (unaudited)

                                                         For the 3 Months
                                                               Ended
                                                       ----------------------
                                                        May 31,     May 31,
                                                          1999        1998
                                                       ----------  ----------
                                                                   (restated)
Revenues:
  Database vendors.................................... $2,027,973  $1,569,091
  Market Guide products...............................    685,962     480,945
  Print products......................................     11,722      10,894
                                                       ----------  ----------
    Total revenues....................................  2,725,657   2,060,930
Expenses:
  Costs of revenues...................................  1,050,356     675,515
  Selling, general and administrative.................    784,125     631,623
  Advertising and promotion...........................     66,814      48,271
  Depreciation........................................    142,764     100,750
  Amortization........................................    116,128      92,011
                                                       ----------  ----------
    Total expenses....................................  2,160,187   1,548,170
                                                       ----------  ----------
Income from operations................................    565,470     512,760
Interest income.......................................     21,227       4,864
Interest expense......................................    (22,894)    (25,206)
                                                       ----------  ----------
Income from continuing operations before income
 taxes................................................    563,803     492,418
Income tax expense....................................    225,521       4,719
Income from continuing operations.....................    338,282     487,699
Discontinued operations:
  Loss from discontinued operations, net of taxes.....        --     (268,530)
                                                       ----------  ----------
Net income............................................ $  338,282  $  219,169
                                                       ==========  ==========
Net income (loss) per share--basic:
  Continuing operations............................... $     0.07  $     0.10
  Discontinued operations.............................        --        (0.06)
                                                       ----------  ----------
  Net income.......................................... $     0.07  $     0.04
                                                       ==========  ==========
Net income (loss) per share--diluted:
  Continuing operations............................... $     0.07  $     0.10
  Discontinued operations.............................        --        (0.06)
                                                       ----------  ----------
  Net income.......................................... $     0.07  $     0.04
                                                       ==========  ==========
Shares used in the calculation of net income (loss)
 per share:
  Basic...............................................  4,795,716   4,735,144
                                                       ==========  ==========
  Diluted.............................................  5,148,730   4,977,787
                                                       ==========  ==========

                            See accompanying notes.

                               MARKET GUIDE INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                     For the 3 Months Ended
                                                     --------------------------
                                                       May 31,       May 31,
                                                        1999          1998
                                                     ------------  ------------
                                                                   (restated)
Cash Flows From Operating Activities From
 Operations:
Income from continuing operations..................  $    338,282   $  487,699
                                                     ------------   ----------
Adjustments to reconcile income from continuing
 operations to net cash provided by operating
 activities:
  Depreciation and amortization....................       258,892      192,761
  Provision for bad debts..........................           --        10,000
  Issuance of common stock.........................           --        10,596
  Deferred rent....................................        (4,111)        (652)
Changes in operating assets and liabilities:
  Accounts receivable..............................      (294,572)    (117,498)
  Prepaid expenses and other current assets........        68,185       (2,266)
  Accounts payable and accrued expenses............       168,589       51,333
  Unearned revenues................................        (6,743)      (6,299)
                                                     ------------   ----------
 Total adjustments.................................       190,240      137,975
                                                     ------------   ----------
Net cash provided by operating activities from
 continuing operations.............................       528,522      625,674
                                                     ------------   ----------
Cash Flows From Investing Activities:
Purchases of property and equipment................      (148,404)    (186,068)
Computer software and database expansion...........      (254,488)    (190,965)
                                                     ------------   ----------
Net cash used in investing activities..............      (402,892)    (377,033)
                                                     ------------   ----------
Cash Flows From Financing Activities:
Repayments of long-term debt and capital leases....      (115,090)     (49,825)
Proceeds from capital leases.......................       279,894          --
Proceeds from issuance of common stock in
 connection with stock purchase plan...............        35,165       47,233
Proceeds from stock options exercised..............        19,800       75,000
                                                     ------------   ----------
Net cash provided by financing activities..........       219,769       72,408
                                                     ------------   ----------
Cash Flows From Discontinued Operations:
Loss from discontinued operations including gain on
 sale, net of taxes................................           --      (268,530)
Adjustments to reconcile loss from discontinued
 operations to net cash used in discontinued
 operations:
  Depreciation and amortization....................           --        32,004
  Decrease in net assets of discontinued
   operations......................................           --        70,847
                                                     ------------   ----------
Net cash used in discontinued operations...........           --      (165,679)
                                                     ------------   ----------
Net increase in cash and cash equivalents..........       345,399      155,370
Cash and cash equivalents at beginning of period...     1,838,408      809,618
                                                     ------------   ----------
Cash and cash equivalents at end of period.........  $  2,183,807   $  964,988
                                                     ============   ==========

                            See accompanying notes.

                               MARKET GUIDE, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (unaudited)

1. In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments (consisting only of normal recurring accruals and adjustments) necessary to present fairly the financial position of Market Guide as of May 31, 1999 the results of its operations for the three months ended May 31, 1999 and 1998 and changes in its cash flows for the three months ended May 31, 1999 and 1998. All information for the period ended May 31, 1998 has been restated to reflect the sale of the CreditRisk Monitor division to New Generation Foods Inc. (name changed to CreditRiskMonitor.com Inc.). The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Operating results for the three months ended May 31, 1999 are not necessarily indicative of operating results that may be expected for the year ending February 28, 2000.

  For further information, refer to the financial statements and footnotes for the year ended February 28, 1999.

2. Earnings Per Share

  The following table sets forth the computation of basic and diluted earnings per share for the three months end May 31, 1999 and 1998.

                                                           May 31,   May 31,
                                                            1999       1998
                                                          --------- ----------
                                                                    (restated)
Numerator:
  Income from continuing operations...................... $ 338,282 $ 487,699
                                                          --------- ---------
Denominator:
  Denominator for basic earnings per share--weighted-
   average shares........................................ 4,795,716 4,735,144
Effect of dilutive securities:
  Stock options..........................................   353,014   242,643
                                                          --------- ---------
Denominator for diluted earnings per share--adjusted
 weighted-average shares and assumed conversions......... 5,148,730 4,977,787
                                                          --------- ---------
Basic earnings per share.................................      0.07      0.10
                                                          ========= =========
Diluted earnings per share...............................      0.07      0.10
                                                          ========= =========

3. Merger with Multex.com

  On June 23, 1999, Market Guide Inc., a New York corporation ("Market Guide"), Multex.com, Inc., a Delaware corporation ("Multex"), and Merengue Acquisition Corp., a New York corporation and a wholly owned subsidiary of Multex ("Merengue"), executed an Agreement and Plan of Merger and Reorganization, dated as of June 23, 1999 (the "Merger Agreement"), pursuant to which Merengue will merge with and into Market Guide and Market Guide will continue as a wholly owned subsidiary of Multex (the "Merger"). Under the terms of the Merger Agreement, each outstanding share of the Market Guide's common stock will be exchanged for one share of Multex common stock. The transaction will be accounted for as a pooling of interests and will qualify as a tax-free reorganization. The Merger is expected to close in the fall of 1999 subject to various conditions, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by the stockholders of both Market Guide and Multex.

                                                                      APPENDIX I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among

                                MULTEX.COM, INC.

                           MERENGUE ACQUISITION CORP.

                                      and

                               MARKET GUIDE INC.

                           Dated as of June 23, 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
 ARTICLE I DEFINITIONS.................................................  2
    SECTION 1.01 Certain Defined Terms................................  2
 ARTICLE II THE MERGER.................................................  5
    SECTION 2.01 The Merger...........................................  5
    SECTION 2.02 Closing..............................................  5
    SECTION 2.03 Effective Time.......................................  5
    SECTION 2.04 Effect of the Merger.................................  5
    SECTION 2.05 Certificate of Incorporation; Bylaws; Directors and
                 Officers
                 of Surviving Corporation.............................  6
 ARTICLE III CONVERSION OF SECURITIES; EXCHANGE OF
  CERTIFICATES.........................................................  6
    SECTION 3.01 Conversion of Shares.................................  6
    SECTION 3.02 Exchange of Shares Other than Dissenting Shares and Treasury Shares..................................  6
    SECTION 3.03 Stock Transfer Books.................................  8
    SECTION 3.04 No Fractional Share Certificates.....................  8
    SECTION 3.05 Options to Purchase Company Common Stock.............  8
    SECTION 3.06 Certain Adjustments..................................  9
    SECTION 3.07 Dissenters' Rights...................................  9
    SECTION 3.08 Lost, Stolen or Destroyed Certificates...............  9
    SECTION 3.09 Taking of Necessary Action; Further Action........... 10
 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY.................. 10
    SECTION 4.01 Organization and Qualification; Subsidiaries......... 10
    SECTION 4.02 Certificate of Incorporation and Bylaws.............. 10
    SECTION 4.03 Capitalization....................................... 10
    SECTION 4.04 Authority Relative to This Agreement................. 11
    SECTION 4.05 No Conflict; Required Filings and Consents........... 11
    SECTION 4.06 Permits; Compliance with Laws........................ 12
    SECTION 4.07 SEC Filings; Financial Statements.................... 12
    SECTION 4.08 Absence of Certain Changes or Events................. 13
    SECTION 4.09 Employee Benefit Plans; Labor Matters................ 13
    SECTION 4.10 Pooling; Certain Tax Matters......................... 15
    SECTION 4.11 Contracts............................................ 15
    SECTION 4.12 Litigation........................................... 16
    SECTION 4.13 Environmental Matters................................ 16
    SECTION 4.14 Intellectual Property................................ 16
    SECTION 4.15 Taxes................................................ 18
    SECTION 4.16 Insurance............................................ 18
    SECTION 4.17 Properties........................................... 19
    SECTION 4.18 Affiliates........................................... 19
    SECTION 4.19 Opinion of Financial Advisor......................... 19
    SECTION 4.20 Brokers.............................................. 19
    SECTION 4.21 Certain Business Practices........................... 19
    SECTION 4.22 Section 912 of the NYBCL Not Applicable.............. 20
    SECTION 4.23 Business Activity Restriction........................ 20

                                                                           Page
                                                                           ----
 ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT
  AND MERGER SUB............................................................ 20
    SECTION 5.01 Organization and Qualification; Subsidiaries.............. 20
    SECTION 5.02 Certificate of Incorporation and Bylaws................... 20
    SECTION 5.03 Capitalization............................................ 21
    SECTION 5.04 Authority Relative to This Agreement...................... 21
    SECTION 5.05 No Conflict; Required Filings and Consents................ 21
    SECTION 5.06 Permits; Compliance with Laws............................. 22
    SECTION 5.07 Absence of Certain Changes or Events...................... 22
    SECTION 5.08 SEC Filings; Financial Statements......................... 23
    SECTION 5.09 Pooling; Certain Tax Matters.............................. 23
    SECTION 5.10 Litigation................................................ 23
    SECTION 5.11 Taxes..................................................... 24
    SECTION 5.12 Brokers................................................... 24
    SECTION 5.13 Certain Business Practices................................ 24
    SECTION 5.14 Section 203 of the DGCL Not Applicable.................... 24
    SECTION 5.15 No Prior Activities....................................... 24
    SECTION 5.16 Employee Benefit Plans; Labor Matters..................... 24
    SECTION 5.17 Intellectual Property..................................... 26
 ARTICLE VI COVENANTS....................................................... 26
    SECTION 6.01 Conduct of Business by Company Pending the Closing........ 26
    SECTION 602  Notices of Certain Events................................. 28
    SECTION 6.03 Access to Information; Confidentiality.................... 28
    SECTION 6.04 No Solicitation of Transactions........................... 28
    SECTION 6.05 Tax-Free Transaction; Pooling............................. 30
    SECTION 6.06 Control of Operations..................................... 30
    SECTION 6.07 Further Action; Consents; Filings......................... 30
    SECTION 6.08 Additional Reports........................................ 30
    SECTION 6.09 Tax Information........................................... 31
 ARTICLE VII ADDITIONAL AGREEMENTS.......................................... 31
    SECTION 7.01 Registration Statement; Joint Proxy Statement............. 31
    SECTION 7.02 Stockholders' Meetings.................................... 32
    SECTION 7.03 Affiliates................................................ 33
    SECTION 7.04 Directors' and Officers' Indemnification and Insurance.... 33
    SECTION 7.05 No Shelf Registration..................................... 33
    SECTION 7.06 Public Announcements...................................... 33
    SECTION 7.07 NNM Listing............................................... 34
    SECTION 7.08 Blue Sky.................................................. 34
    SECTION 7.09 Company Stock Options/Registration Statements on Form S-
                 8......................................................... 34
    SECTION 7.10 Employee Matters.......................................... 34
    SECTION 7.11 Board Representation...................................... 34
 ARTICLE VIII CONDITIONS TO THE MERGER...................................... 35
    SECTION 8.01 Conditions to the Obligations of Each Party to Consummate the
                 Merger.................................................... 35
    SECTION 8.02 Conditions to the Obligations of Company.................. 35
    SECTION 8.03 Conditions to the Obligations of Parent................... 36
 ARTICLE IX TERMINATION, AMENDMENT AND WAIVER............................... 36
    SECTION 9.01 Termination............................................... 36
    SECTION 9.02 Effect of Termination..................................... 38

                                                                            Page
                                                                            ----
    SECTION 9.03  Amendment................................................. 38
    SECTION 9.04  Waiver.................................................... 38
    SECTION 9.05  Termination Fee; Expenses................................. 38
 ARTICLE X GENERAL PROVISIONS................................................ 39
    SECTION 10.01 Non-Survival of Representations and Warranties............ 39
    SECTION 10.02 Notices................................................... 39
    SECTION 10.03 Severability.............................................. 39
    SECTION 10.04 Assignment; Binding Effect; Benefit....................... 40
    SECTION 10.05 Incorporation of Exhibits................................. 40
    SECTION 10.06 Governing Law............................................. 40
    SECTION 10.07 Waiver of Jury Trial...................................... 40
    SECTION 10.08 Headings; Interpretation.................................. 40
    SECTION 10.09 Counterparts.............................................. 40
    SECTION 10.10 Entire Agreement.......................................... 41

                                    ANNEXES

 ANNEX A Company Stockholder Agreement
 ANNEX B Parent Stockholder Agreement
 ANNEX C Form of Company Affiliate Agreement
         Form of Stockholder Affiliate
 ANNEX D Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

  AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of June 23, 1999 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), among MULTEX.COM, INC., a Delaware corporation ("Parent"), MARKET GUIDE INC., a New York corporation ("Company"), and MERENGUE ACQUISITION CORP. a New York corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"):

                                  WITNESSETH:

  WHEREAS, the boards of directors of Parent and Company have determined that it is advisable and in the best interests of their respective companies and stockholders to enter into a business combination by means of the merger of Merger Sub with and into Company (the "Merger") and have approved and adopted this Agreement;

  WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, certain stockholders of Company have entered into a stockholder agreement (each, a "Company Stockholder Agreement") in the form attached hereto as Annex A;

  WHEREAS, concurrently with the execution of this Agreement and as an inducement to Company to enter into this Agreement, certain stockholders of Parent have entered into a stockholder agreement (each, a "Parent Stockholder Agreement") in the form attached hereto as Annex B;

   WHEREAS, for financial reporting purposes, it is intended that the Merger be accounted for as a "pooling of interests" under United States generally accepted accounting principles ("U. S. GAAP") and the accounting standards of the United States Securities and Exchange Commission (the "SEC"); and

  WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code"), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code;

  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  SECTION 1.01 Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

  "Affiliate" shall mean, with respect to any person, any other person that controls, is controlled by or is under common control with the first person.

  "Blue Sky Laws" shall mean state securities or "blue sky" laws.

  "Business Day" shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in the City of New York.

  "Company Competing Transaction" shall mean any of the following involving Company (other than the Merger):

    (i) any merger, consolidation, share exchange, business combination or other similar transaction;

    (ii) any sale, lease, exchange, transfer or other disposition of 33% or more of the assets of such party and its subsidiaries, taken as a whole, in a single transaction or series of transactions;

    (iii) any tender offer or exchange offer for 33% or more of the outstanding voting securities of such party or the filing of a registration statement under the Securities Act in connection therewith; or

    (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed (other than a group consisting exclusively of those individuals who execute a Company Affiliate Agreement) which beneficially owns or has the right to acquire beneficial ownership of, 33% or more of the outstanding voting securities of such party;

    (v) any solicitation in opposition to the approval of this Agreement by the stockholders of such party; or

    (vi) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  "Company Disclosure Schedule" shall mean the disclosure schedule delivered by Company to Parent prior to the execution of this Agreement and forming a part hereof.

  "Company Material Adverse Effect" shall mean any change in or effect on the business of Company and the Company Subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole, provided, however, that in no event shall a decrease in the trading price of Company Common Stock be considered a Company Material Adverse Effect.

  "Company Stock Plans" shall mean Company's 1995 Key Employee Incentive Plan and Company's 1995 Independent Director's Stock Incentive Plan.

  "Confidentiality Agreement" shall mean the confidentiality agreement, dated as of April 26, 1999, between Parent and Company.

  "DGCL" shall mean the General Corporation Law of the State of Delaware.

  "$" shall mean United States Dollars.

  "Encumbrances" shall mean all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other encumbrance of any kind.

  "Environmental Law" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material.

  "Environmental Permit" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

  "Expenses" shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approvals, the filing of HSR Act notice, if any, and all other matters related to the transactions contemplated hereby and the closing of the Merger.

  "Governmental Entity" shall mean any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

  "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

  "Hazardous Material" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

  "HSR Act" shall mean Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

  "IRS" shall mean the United States Internal Revenue Service.

  "Law" shall mean any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

  "NNM" shall mean the Nasdaq National Market.

  "NSCM" shall mean the Nasdaq Small-Cap Market.

  "NYBCL" shall mean the New York Business Corporation Law.

  "Parent Combination Transaction" shall mean any of the following involving Parent (other than the Merger):

    (i) any merger, consolidation, share exchange, business combination or other similar transaction;

    (ii) (A) any sale, lease, exchange, transfer or other disposition of 33% or more of the assets of such party and its subsidiaries, taken as a whole, in a single transaction or series of transactions or (B) any purchase of assets by Parent, in a single transaction, the consideration for which exceeds $150 million;

    (iii) any tender offer or exchange offer for 33% or more of the outstanding voting securities of such party or the filing of a registration statement under the Securities Act in connection therewith; or

    (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 33% or more of the outstanding voting securities of such party;

    (v) any solicitation in opposition to the approval of this Agreement by the stockholders of such party; or

    (vi) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  "Parent Competing Transaction" shall mean any merger, consolidation, business combination or other similar transaction involving Parent in which the other party to such competing transaction required, as a condition to such transaction being effected, that Parent not consummate the transactions contemplated by this Agreement.

  "Parent Disclosure Schedule" shall mean the disclosure schedule delivered by Parent to Company prior to the execution of this Agreement and forming a part hereof.

  "Parent Material Adverse Effect" shall mean any change in or effect on the business of Parent and the Parent Subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, provided, however, that in no event shall a decrease in the trading price of Parent Common Stock be considered a Parent Material Adverse Effect.

  "Parent Stock Plans" shall mean Parent's 1999 Stock Option Plan.

  "Permitted Encumbrances" shall mean (i) liens for Taxes, assessments and other governmental charges not yet due and payable, (ii) immaterial unfiled mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business which are not yet due and payable and (iii) equipment leases with third parties entered into in the ordinary course of business.

  "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

  "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

  "Subsidiary" shall mean, with respect to any person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  "Tax" shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority ("Taxing Authority"), including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any person or as a result of an express or implied obligation to indemnify any person.

  "Tax Return" shall mean any return, statement or form (including, without limitation, any estimated tax reports or return, withholding tax reports or return and information report or return) required to be filed with respect to any Taxes.

                                   ARTICLE II

                                   THE MERGER

  SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NYBCL, at the Effective Time (as defined in Section 2.03), Merger Sub shall be merged with and into Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation of the Merger as a wholly owned subsidiary of Parent (the "Surviving Corporation").

  SECTION 2.02 Closing. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section
9.01 and subject to the satisfaction or waiver of the conditions set forth in
Article VIII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in Article VIII, at a closing (the "Closing") to be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York 10019, unless another date, time or place is agreed to by Parent and Company.

  SECTION 2.03 Effective Time . At and after the time of the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Department of State of the State of New York in such form as required by, and executed in accordance with the relevant provisions of, the NYBCL (the date and time of such filing, or such later date and time as may be set forth therein, being the "Effective Time").

  SECTION 2.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in Company as the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of Company as the Surviving Corporation.

  SECTION 2.05 Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. Unless otherwise agreed by Parent and Company before the Effective Time, at the Effective Time:

    (a) the Certificate of Incorporation and the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, until thereafter amended as provided by Law and such Certificate of Incorporation or Bylaws; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is MARKET GUIDE INC.";

    (b) the officers of Merger Sub immediately prior to the Effective Time shall serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and

    (c) the directors of Merger Sub immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

                                  ARTICLE III

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

  SECTION 3.01 Conversion of Shares. At the Effective time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities:

    (a) Each share of Common Stock, $.001 par value per share, of Company ("Company Common Stock") issued and outstanding immediately before the Effective Time (excluding (i) shares of Company Common Stock, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall have perfected dissenters' rights in accordance with the NYBCL ("Dissenting Shares"), (ii) those held in the treasury of Company, and (iii) those owned by any wholly owned subsidiary of Company) and all rights in respect thereof, shall, forthwith cease to exist and be converted into and become exchangeable for 1.00 share (the "Exchange Ratio") of common stock, $.01 par value, of Parent ("Parent Common Stock").

    (b) Each share of Company Common Stock held in the treasury of Company or owned by any wholly owned subsidiary of Company immediately prior to the Effective Time shall be canceled and retired and no shares of stock or other securities of Parent, the Surviving Corporation or any other corporation shall be issuable, and no payment of other consideration shall be made, with respect thereto.

    (c) Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Merger Sub common stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation common stock into which such shares of Merger Sub common stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate representing 100 shares of Surviving Corporation common stock in exchange for the certificate that formerly represented shares of Merger Sub common stock, which shall be surrendered by Parent and cancelled.

  SECTION 3.02 Exchange of Shares Other than Dissenting Shares and Treasury
Shares

  (a) Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with a bank or trust company reasonably acceptable to Company to act as exchange agent for the Merger (the "Exchange Agent") as may be designated by Parent.

  (b) Parent to Provide Common Stock and Cash. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for the benefit of the holder of Company Common Stock: (i) Certificates of Parent Common Stock ("Parent Certificates") representing the number of whole shares of Parent Common Stock issuable pursuant to Section 3.01(a) in exchange for shares of company Common Stock outstanding immediately prior to the Effective Time; and
(ii) sufficient funds to permit payment in lieu of fractional shares pursuant to Section 3.04.

  (c) Exchange Procedures. The Exchange Agent shall mail to each holder of record of certificates of Company Common Stock ("Company Certificates"), whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares pursuant to Section 3.04) promptly after the Effective Time (and in any event no later than three business days after the later to occur of the Effective Time and receipt by Parent of a complete list from Company of the names and addresses of its holders of record): (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for Parent Certificates (and cash in lieu of fractional shares). Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to this Article III and payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.04, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all purposes other than the payment of dividends and distributions, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 3.04. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article III.

  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable escheat or similar laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the Parent Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 3.02(d)) with respect to such shares of Parent Common Stock.

  (e) Transfer of Ownership. If any Parent Certificate is to be issued in a name, or cash in lieu of fractional shares paid to a person, other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance and/or payment thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a Parent Certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

  (f) Termination of Exchange Agent Funding. Any portion of funds (including any interest earned thereon) or Parent Certificates held by the Exchange Agent which have not been delivered to holders of

Company Certificates pursuant to this Article III within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by this
Section 3.02 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) only as general creditors thereof for their claim for shares of Parent Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

  (g) No Liability. Notwithstanding anything to the contrary in this Section 3.02, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person in respect of any shares of Parent Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  SECTION 3.03 Stock Transfer Books.

  (a) At the Effective Time, the stock transfer books of Company shall each be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of Company at the Effective Time, a certificate or certificates representing the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section
3.04 hereof, and a cash payment in the amount of dividends, if any, in accordance with Section 3.02(d) hereof, if the certificate or certificates representing such shares of Company Common Stock is or are surrendered as provided in Section 3.02(c) hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

  (b) Notwithstanding anything to the contrary herein, certificates surrendered for exchange by any person constituting an affiliate of Company shall not be exchanged until Parent shall have received from such Person an affiliate letter as provided in Section 7.03.

  SECTION 3.04 No Fractional Share Certificates. No scrip or fractional share Parent Certificate shall be issued upon the surrender for exchange of Company Certificates, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Parent or of Surviving Corporation with respect to such fractional share interest. As promptly as practicable following the Effective Time, Parent shall deposit with the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Company Common Stock an amount in cash, rounded to the nearest whole cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) by (ii) the Final Average Closing Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding taxes, to such holders of Company Common Stock, subject to and in accordance with the terms of Section 3.02 hereof.

  SECTION 3.05 Options to Purchase Company Common Stock. At the Effective Time, the Company Stock Plans and each option granted by Company to purchase shares of Company Common Stock pursuant to the Company Stock Plans or otherwise listed on Schedule 3.05 of the Company Disclosure Schedule ("Company Stock Options"), which is outstanding and unexercised immediately prior to the Effective Time, shall be assumed by Parent and converted into an option or warrant, as the case may be, to purchase shares of Parent Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby and except that all references in each such Company Stock Option to Company shall be deemed to refer to Parent):

    (a) the number of shares of Parent Common Stock to be subject to the new option or warrant, as the case may be, shall be equal to the product of (x) the number of shares of Company Common Stock subject to the original Company Stock Option immediately prior to the Effective Time and (y) the Exchange Ratio;

    (b) the exercise price per share of Parent Common Stock under the new option or warrant shall be equal to (x) the exercise price per share of Company Common Stock in effect under the original Company Stock Option immediately prior to the Effective Time divided by (y) the Exchange Ratio; and

    (c) in effecting such assumption and conversion, the aggregate number of shares of Parent Common Stock to be subject to each assumed Company Stock Option will be rounded down, if necessary, to the next whole share and the aggregate exercise price shall be rounded up, if necessary, to the next whole cent.

  The adjustments provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code. Pursuant to the terms of the Company Stock Plans, the execution of this Agreement will result in accelerated vesting of all such options as of the date hereof.

  SECTION 3.06 Certain Adjustments. If between the date of this Agreement and the Effective Time, (a) the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or (b) the number of shares of Company Common Stock on a fully diluted basis is in excess of that specified in Section 4.03 and disclosed in Schedule 4.03 of the Company Disclosure Schedule (regardless of whether such excess is a result of an additional issuance of capital stock except as otherwise permitted pursuant to this Agreement or a correction to such Sections), and if such excess number of shares of Company Common Stock exceeds 1% of the number of shares of Company Common Stock specified in Section 4.03 and disclosed in Schedule 4.03 of the Company Disclosure Schedule, then, in either case, the Exchange Ratio established pursuant to the provisions of Section 3.01 shall be adjusted accordingly to provide to Parent the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.

  SECTION 3.07 Dissenters' Rights. Any Dissenting Shares shall not be converted into, or be exchangeable for, the right to receive Parent Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to New York Law unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right of appraisal and payment, as the case may be. Company shall give Parent prompt notice of any Dissenting Shares (and shall also give Parent prompt notice of any withdrawals of such demands for appraisal rights) and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Neither Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payments with respect to, or settle or offer to settle, any such demand for appraisal rights. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing shares of Company Capital Stock, the number of shares of Parent Common Stock to which such shareholder would otherwise be entitled pursuant to this Article III.

  SECTION 3.08 Lost, Stolen or Destroyed Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 3.01, provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

  SECTION 3.09 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company are fully authorized in the name of their corporation or otherwise to take, and will use good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

  Company hereby represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the Company Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this Article IV, that:

  SECTION 4.01 Organization and Qualification; Subsidiaries.

  (a) Each of Company and each directly and indirectly owned subsidiary of Company (the "Company Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

  (b) Schedule 4.01 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Company Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of each Company Subsidiary's outstanding capital stock or other equity interests owned by Company or another Company Subsidiary and (ii) an indication of whether each Company Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Exchange Act. Except as set forth in Schedule 4.01 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity.

  SECTION 4.02 Certificate of Incorporation and Bylaws. The copies of Company's certificate of incorporation and bylaws previously presented to Parent by Company are true, complete and correct copies thereof. Such certificate of incorporation and bylaws are in full force and effect. Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

  SECTION 4.03 Capitalization.

  (a) The authorized capital stock of Company consists of 20,000,000 shares of Company Common Stock and no shares of preferred stock ("Company Preferred Stock"). As of the date hereof, (i) 4,801,380 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of Company, (iii) no shares of Company Common Stock are held by Company Subsidiaries, (iv) 850,000 shares of Company Common

Stock are reserved for future issuance pursuant to Company Stock Options, (v) no shares of Company Preferred Stock are outstanding, and (vi) 125,000 shares of Company Common Stock are reserved for issuance pursuant to Company's Employee Stock Purchase Plan (the "Company ESPP"), of which 57,788 shares have been issued. The name of each holder of a Company Stock Option, the grant date of each Company Stock Option, the number of shares of Company Common Stock for which each Company Stock Option is exercisable, the vesting or exercise schedule and the exercise price of each Company Stock Option are set forth in
Schedule 4.03 of the Company Disclosure Schedule. Except for shares of Company Common Stock issuable pursuant to Company Stock Plans and the Company ESPP and as otherwise set forth in Schedule 4.03 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary is bound relating to the issued or unissued capital stock of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no material outstanding contractual obligations of Company or any Company Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other entity or person.

  (b) The officers and directors of Company, in the aggregate, own of record and beneficially more than forty-one percent (41%) of the Company Common Stock outstanding, on a fully-diluted basis.

  SECTION 4.04 Authority Relative to This Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote with respect thereto at the Company Stockholders' Meeting (as defined in Section 7.01), and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

  SECTION 4.05 No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement by Company do not, and the performance by Company of its obligations hereunder, and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all filings and notifications described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound or affected or (iii) except as otherwise set forth on Schedule 4.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Company or any Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

  (b) The execution and delivery of this Agreement by Company do not, and the performance by Company of its obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Company with or notification by Company to, any Governmental Entity, except pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the NSCM, the premerger notification requirements of the HSR Act, and the filing and recordation of the Certificate of Merger as required by the NYBCL.

  SECTION 4.06 Permits; Compliance with Laws. Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, approvals and orders of any Governmental Entity necessary for Company or any Company Subsidiary to own, lease and operate its properties and assets or otherwise to carry on its business as it is now being conducted (collectively, the "Company Permits"), and, as of the date of this Agreement, none of the Company Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of Company, threatened. Neither Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except for such conflicts, defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 4.06 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary that could reasonably be expected to result in the suspension or cancellation of any other Company Permit. Since March 1, 1996, neither Company nor any Company Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws.

  SECTION 4.07 SEC Filings; Financial Statements.

  (a) Company has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and the NSCM since January 1, 1995 (collectively, together with any such forms, reports, statements and documents Company may file subsequent to the date hereof until the Closing, the "Company Reports") and (B) since January 1, 1995 with any other Governmental Entities. Each Company Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the rules and regulations of the NSCM, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NSCM, any other stock exchange or any other comparable Governmental Entity.

  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of Company and the Company Subsidiaries as at the respective dates thereof, and their consolidated results of operations, stockholders' equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

  (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Company and the Company Subsidiaries as of February 28, 1999 as reported in the Company Reports, none of Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since February 28, 1999.

  SECTION 4.08 Absence of Certain Changes or Events. Except as otherwise set forth on Schedule 4.08 of the Company Disclosure Schedule, since February 28, 1999, Company and the Company Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Company Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Company's obligations pursuant to this Agreement and the consummation of the Merger by Company, (iii) any material change by Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition of any of Company's securities, (v) except in the ordinary course of business consistent with past practice, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Company or any Company Subsidiary,
(vi) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto, (vii) any amendment to the Company's certificate of incorporation or bylaws, (viii) other than in the ordinary course of business, any (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or the institution of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for taxes not yet delinquent and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Company Material Adverse Effect, or (z) waiver of any rights of material value or cancellation or any material debts or claims, (ix) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Company or any Company Subsidiary, or (xi) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practices.

  SECTION 4.09 Employee Benefit Plans; Labor Matters.

  (a) With respect to each employee benefit fund, plan, program, arrangement and contract (including, without limitation, any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan", as defined in Section 3(3) of ERISA) maintained, sponsored or contributed to or required to be contributed to by Company or any Company Subsidiary or other trade or business (whether or not incorporated) treated as a single employer with Company (a "Company ERISA Affiliate") pursuant to Code Section 414(b),
(c), (m) or (o) is a party, or with respect to which Company or any Company ERISA Affiliate could incur liability under Section 4069, 4212(c) or 4204 of ERISA or Section 412 of the Code, or to which Company or any Company ERISA Affiliate is a party (the "Company Benefit Plans"), Company has delivered or made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan and the most recent summary plan description related to such Company Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Company Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the
IRS) with respect to such Company Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such Company Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such Company Benefit Plan, if it is qualified under Section 401(a) of the Code. Neither Company nor any Company Affiliate has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

  (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including, without limitation, ERISA and the Code, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which Company or any Company ERISA Affiliate could be subject to any material liability (other than for routine benefit liabilities) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law.

  (c) Company on behalf of itself and all of the Company ERISA Affiliates hereby represents that: (i) each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received or is currently awaiting receipt of a favorable determination letter from the IRS as to its qualified status under the Code, and each trust established in connection with any Company which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to Company's knowledge no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust; (ii) to Company's knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan; (iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability, other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor (other than routine benefits claims).

  (d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA and neither the Company nor any Company ERISA Affiliate has sponsored or contributed to or been required to contribute to a multiemployer pension plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any Company ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

  (e) With respect to each Company Benefit Plan required to be set forth in the Company Disclosure Schedule that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within 30 days of such event) has occurred or is expected to occur, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Company Benefit Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

  (f) Company has scheduled on Schedule 4.09(f) of the Company Disclosure Schedule and has delivered to Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of Company and each Company ERISA Affiliate providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of Company and each Company ERISA

Affiliate with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of Company and each Company ERISA Affiliate with or relating to their respective employees, directors or consultants which contain "change of control" provisions. Except as set forth in Schedule 4.09(f) of the Company Disclosure Schedule, which discloses the Company's estimate of excess parachute payments based on assumptions described therein, no payment or benefit which will be made by Company or any Company ERISA Affiliate under any Company Benefit Plan or other arrangement will constitute an excess parachute payment under Code Section 280(G)(1), and the consummation of the transactions contemplated by this Agreement will not individually or in conjunction with any other possible event (including termination of employment) (i) entitle any current or former employee or other service provider of Company or any Company ERISA Affiliate to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider.

  (g) Neither Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by Company or any Company Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Company or any Company Subsidiary pending or, to the knowledge of Company, threatened which may interfere with the respective business activities of Company or any Company Subsidiary. As of the date of this Agreement, to the knowledge of Company, none of Company, any Company Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Company or any Company Subsidiary, and there is no charge or complaint against Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing.

  (h) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. To Company's knowledge, Company and the Company ERISA Affiliates are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including the proposed regulations) thereunder.

  SECTION 4.10 Pooling; Certain Tax Matters. Neither Company nor, to the knowledge of Company, any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent (a) the Merger from being treated for accounting purposes as a "pooling of interests" in accordance with U.S. GAAP and the accounting standards of the SEC or (b) the Merger from constituting a "reorganization" under Section 368 of the Code. Company is not aware of any agreement or plan to which Company or any of its affiliates is a party or other circumstances relating to Company or any of its affiliates that could reasonably be expected to prevent the Merger from being so treated as a "pooling of interests" or from so qualifying as a reorganization under Section 368 of the Code.

  SECTION 4.11 Contracts. Schedule 4.11 of the Company Disclosure Schedule sets forth a list of each contract or agreement that is material to the business, assets, liabilities, financial condition or results of operations of Company and Company Subsidiaries taken as a whole (each, a "Material Contract"). Except as set forth in Schedule 4.11 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is in material violation of or default under (nor does there exist any condition which with the passage of time or the giving of notice could reasonably be expected to cause such a material violation of or default under) any Material Contract. Each Material Contract is in full force and effect and is a legal, valid and binding obligation of Company or a Company Subsidiary and, to the knowledge of Company, each of the other parties thereto, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

  SECTION 4.12 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with Company's ability to consummate the transactions contemplated herein. Company is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to Company and Company Subsidiaries in respect of such suits, claims, actions, proceedings and investigations, except in any case as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with Company's ability to consummate the transactions contemplated herein.

  SECTION 4.13 Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws and all Company Permits required by Environmental Laws; (ii) all past noncompliance of Company or any Company Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) neither Company nor any Company Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Company or any Company Subsidiary, in violation of any Environmental Law.

  SECTION 4.14 Intellectual Property.

  (a) All trademarks, trade names, service marks, trade dress, and all goodwill associated with any of the foregoing, patents, Internet domain names, copyrights and any renewal rights therefor, technology, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs, registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used (including without limitation in the development of) Company's business and/or in any product, technology or process (i) currently being or formerly manufactured, published or marketed by Company or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by Company are hereinafter referred to as the "Company Intellectual Property."

  (b) The Company Disclosure Schedule contains a true and complete list of Company's patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, copyrights and copyright registrations and applications all such existing worldwide, owned by Company and includes details of all due dates for further filings, maintenance, payments or other actions falling due within twelve (12) months of the Closing Date. All of Company's patents, patent applications, registered trademarks, and trademark applications, and registered copyrights remain in good standing with all fees and filings due as of the Closing Date duly made and the due dates specified in the Company Disclosure Schedule are accurate and complete.

  (c) The Company Intellectual Property consists solely of items and rights which are: (i) owned by Company; or (ii) rightfully used by Company pursuant to a valid license (the "Company Licensed Intellectual Property"), the parties and date of each such license agreement and each material agreement in which Company is the licensor or owner of the subject rights in the agreement being set forth on Schedule 4.14(c) of the Company Disclosure Schedule. Company has all rights in Company Intellectual Property necessary to carry out Company's current activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to the Company Licensed Intellectual Property, assign and sell, the Company Intellectual Property.

  (d) The reproduction, manufacturing, distribution, licensing, sublicensing or sale of any Company Intellectual Property, now used or offered or proposed for use, licensing or sale by Company does not infringe on any patent, copyright, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress, of any person and does not constitute a misappropriation of any trade secret. No claims (i) challenging the validity, effectiveness or ownership by Company of any of the Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing or sale of the Company Intellectual Property as now used or offered or proposed for use, licensing, sublicensing or sale by Company infringes or will infringe on any intellectual property or other proprietary right of any person have been asserted or, to the knowledge of Company, are threatened by any person or have been made or threatened by any person against the Company's distributors. To the knowledge of Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee.

  (e) All Company Intellectual Property has been solely developed by full time employees within the scope of his or her employment with the Company. All employee contribution or participation in the conception and development of the Company Intellectual Property on behalf of Company constitutes work prepared by an employee within the scope of his or her employment in accordance with applicable federal and state law that has accorded Company ownership of all tangible and intangible property thereby arising.

  (f) Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company's obligations hereunder, will Company be, in violation of any material license, sublicense, agreement or instrument to which Company is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Company's obligations hereunder, cause the diminution, termination or forfeiture of any material Company Intellectual Property, except for violations, diminutions, terminations or forfeitures that would not reasonably be expected to have a Company Material Adverse Effect.

  (g) Schedule 4.14(g) of the Company Disclosure Schedule contains a true and complete list of all of Company's internally-developed software programs (the "Company Software Programs"). Company owns full and unencumbered right and good, valid and marketable title to such Company Software Programs and all material Company Intellectual Property free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements or encumbrances.

  (h) The source code and system documentation relating to the Company Software Programs (i) have at all times been maintained in strict confidence,
(ii) have been disclosed by Company only to employees on a need to know basis in connection with the performance of their duties to Company, and (iii) to the Company's knowledge, have not been disclosed to any third party.

  (i) The Company Software Programs (i) have been designed to ensure year 2000 compatibility, which includes, but is not limited to, being able to provide specific dates and calculate spans of dates within and between twentieth century and twenty-first century, prior to, including and following January 1, 2000; (ii) operate and will operate in accordance with their specifications and correctly process day and date calculations for dates prior and up to December 31, 1999, and on and after January 1, 2000, prior to, during and after the calendar year 2000; and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century.

  (j) Except as set forth in the Company Disclosure Schedule, Company does not owe any outstanding or past due royalties or other payments to third parties in respect of Company Licensed Intellectual Property. All royalties or other payments set forth in the Company Disclosure Schedule that have accrued prior to the Closing Date have been paid.

  (k) To the Company's knowledge, the Company Software Programs contain no "viruses". For the purposes of this Agreement, "virus" means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware.

  SECTION 4.15 Taxes.

  (a) Company and each of Company Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Company or any Company Subsidiary is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. Company has provided adequate accruals in accordance with generally accepted accounting principles in its February 28, 1999 balance sheet contained in the Company Reports (the "February 1999 Balance Sheet") for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Company and the Company Subsidiaries have no material liability for unpaid Taxes accruing after February 28, 1999.

  (b) There is (i) no material claim for Taxes that is a lien against the property of Company or any Company Subsidiary or is being asserted against Company or any Company Subsidiary other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Company or any Company Subsidiary being conducted by a Tax Authority; (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Company or any Company Subsidiary and currently in effect, and (iv) no agreement, contract or arrangement to which Company or any Company Subsidiary is a party that may result in the payment of any amount that would not be deductible by reason of
Section 280G or Section 404 of the Code.

  (c) There has been no change in ownership of Company or any Company Subsidiaries that has caused the utilization of any losses of such entities to be limited pursuant to Section 382 of the Code, and any loss carryovers reflected on the February 1999 Balance Sheet are properly computed and reflected.

  (d) Company and the Company Subsidiaries have not been and will not be required to include any material adjustment in taxable income for Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

  (e) Neither Company nor any Company Subsidiary has filed or will file any consent to have the provisions of Section 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Company or any Company Subsidiary.

  (f) Neither Company nor any Company Subsidiary is a party to any Tax sharing or Tax allocation agreement nor does Company or any Company Subsidiary have any liability or potential liability to another party under any such agreement.

  (g) Neither Company nor any Company Subsidiary has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

  (h) Neither Company nor any Company Subsidiary has ever been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation.

  (i) Company and each Company Subsidiary has in its possession receipts for any Taxes paid to foreign Tax authorities. Neither Company nor any Company Subsidiary has ever been a "personal holding company" within the meaning of
Section 542 of the Code or a "United States real property holding corporation" within the meaning of Section 897 of the Code.

  SECTION 4.16 Insurance. Company and each Company Subsidiary is presently insured, and during each of the past five calendar years has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Company and Company Subsidiaries provide reasonably adequate coverage against loss. Company has heretofore furnished to Parent a complete and correct list as of the date hereof of all insurance policies maintained by Company or the Company Subsidiaries, and has made available to Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. Company and the Company Subsidiaries have complied in all material respects with the terms of such policies.

  SECTION 4.17 Properties. Company and the Company Subsidiaries have good and valid title, free and clear of all Encumbrances, except for Permitted Encumbrances, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the Company's consolidated financial statements contained in the Company's Annual Report on Form 10-K for the period ended February 28, 1999 as being owned by Company and the Company Subsidiaries as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (ii) liens disclosed in the notes to such financial statements and (iii) liens arising in the ordinary course of business after the date of such financial statements. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by Company or any Company Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of Company's and the Company Subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

  SECTION 4.18 Affiliates. Schedule 4.18 of the Company Disclosure Schedule sets forth the names and addresses of each person who is, in Company's reasonable judgment, an affiliate (as such term is used in Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment) of Company.

  SECTION 4.19 Opinion of Financial Advisor. Donaldson, Lufkin & Jenrette ("Company Financial Advisor") has delivered to the board of directors of Company its opinion to the effect that the Exchange Ratio to be received by the holders of shares of Company Common Stock is fair to such holders from a financial point of view.

  SECTION 4.20 Brokers.

  (a) No broker, finder or investment banker (other than Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company. Company has heretofore made available to Parent true, complete and correct copies of all agreements between Company and Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

  (b) Attached hereto as Schedule 4.20(b) of the Company Disclosure Schedule are true, complete and correct copies of all agreements between Company and the Company Financial Advisor. Other than as attached hereto as Schedule 4.20(b) of the Company Disclosure Schedule, there are no other agreements between Company and the Company Financial Advisor.

  SECTION 4.21 Certain Business Practices. Neither Company nor any Company Subsidiary nor any directors, officers, agents or employees of Company or any Company Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

  SECTION 4.22 Section 912 of the NYBCL Not Applicable. The Board of Directors of Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement and the transactions contemplated hereby the provisions of Section 912 of the NYBCL, assuming that Parent and its "associates" and "affiliates" (as defined therein) collectively beneficially own, and have beneficially owned at all times during the five (5) year period prior to the date hereof, less than twenty percent (20%) of the Company Common Stock outstanding.

  SECTION 4.23 Business Activity Restriction. Except as set forth in Schedule
4.23 of the Company Disclosure Schedule, there is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Company or any subsidiary of Company is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Company. Company has not entered into any agreement under which Company is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

  Each of Parent and Merger Sub hereby represents and warrants to Company, subject to the exceptions specifically disclosed in the Parent Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this Article V, that:

  SECTION 5.01 Organization and Qualification; Subsidiaries.

  (a) Parent and each directly and indirectly owned subsidiary of Parent, including Merger Sub, (the "Parent Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent and each Parent Subsidiary, including Merger Sub, is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

  (b) Schedule 5.01 of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Parent Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Parent Subsidiary and the percentage of each Parent Subsidiary's outstanding capital stock or other equity interests owned by Parent or another Parent Subsidiary and (ii) an indication of whether each Parent Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Exchange Act. Neither Parent nor any Parent Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the business, assets, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole.

  SECTION 5.02 Certificate of Incorporation and Bylaws. The copies of each of Parent's and Merger Sub's certificate of incorporation and bylaws previously provided to Company by Parent are true, complete and correct copies thereof. Such certificates of incorporation and bylaws are in full force and effect. Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws.

  SECTION 5.03 Capitalization.

  (a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock. As of the date hereof (i) 21,843,891 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Parent Common Stock are held in the treasury of Parent, (iii) no shares of Parent Common Stock are held by the Parent Subsidiaries, (iv) 3,088,425 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding options and warrants to purchase Parent Common Stock ("Parent Stock Options"),
(v) no shares of Parent preferred stock are issued and outstanding and (vi) 750,000 shares of Parent Common Stock are reserved for issuance pursuant to the Parent ESPP, of which no shares have been issued. Except for the shares of Parent Common Stock issuable pursuant to the Parent Stock Plans and the Parent ESPP, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent is a party or by which Parent is bound relating to the issued or unissued capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Parent Subsidiary. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no material outstanding contractual obligations of Parent or any Parent Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person.

  (b) The officers and directors of Parent, in the aggregate, own of record and beneficially more than ten percent (10%) of the Parent Common Stock outstanding, on a fully-diluted basis.

  SECTION 5.04 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions (other than the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Parent Common Stock present at the Parent Shareholders' Meeting and the consent of Parent as sole shareholder of Merger Sub). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

  SECTION 5.05 No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the articles of incorporation or bylaws of Parent or any equivalent organizational documents of any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.05(b) have been obtained and all filings and notifications described in
Section 5.05(b) have been made, conflict with or violate any Law applicable to Parent or any other

Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

  (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent with or notification by Parent to, any Governmental Entity, except pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the NNM, the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the DGCL.

  SECTION 5.06 Permits; Compliance with Laws. Parent and the Parent Subsidiaries are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, approvals and orders of any Governmental Entity necessary for Parent or any Parent Subsidiary to own, lease and operate its properties and assets or otherwise to carry on its business as it is now being conducted (collectively, the "Parent Permits"), and, as of the date of this Agreement, none of the Parent Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of Parent, threatened. Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (ii) any Parent Permits, except for such conflicts, defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Schedule 5.06 of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that could reasonably be expected to result in the suspension or cancellation of any material Parent Permit. Since January 1, 1996, neither Parent nor any Parent Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws.

  SECTION 5.07 Absence of Certain Changes or Events. Except as otherwise set forth on Schedule 5.07 of the Parent Disclosure Schedule, since March 17, 1999, Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Parent Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Parent's obligations pursuant to this Agreement and the consummation of the Merger by Parent, (iii) any material change by Parent in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Parent Common Stock or any redemption, purchase or other acquisition of any of Parent's securities, (v) except in the ordinary course of business consistent with past practice, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Parent or any Parent Subsidiary,
(vi) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto, (vii) any amendment to the Parent's certificate of incorporation or bylaws, (viii) other than in the ordinary course of business, any (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or the institution of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for taxes not yet delinquent and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Parent Material Adverse Effect, or (z) waiver of any rights of material value or cancellation or any material debts or claims, (ix) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Parent or any Parent Subsidiary, or (xi) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practices.

  SECTION 5.08 SEC Filings; Financial Statements.

  (a) Parent has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and the NNM since March 17, 1999 (collectively, together with any such forms, reports, statements and documents Parent may file subsequent to the date hereof until the Closing, the "Parent Reports") and (B) with any other Governmental Entities. Each Parent Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the NNM, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NNM, any other stock exchange or any other comparable Governmental Entity.

  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates thereof, and their consolidated results of operations, stockholders' equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

  (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Parent and the Parent Subsidiaries as of December 31, 1998 as reported in the Parent Reports, none of Parent or any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1998.

  SECTION 5.09 Pooling; Certain Tax Matters. Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent (a) the Merger from being treated for accounting purposes as a "pooling of interests" in accordance with U.S. GAAP and the accounting standards of the SEC or (b) the Merger from constituting a "reorganization" under Section 368 of the Code. Parent is not aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from being so treated as a "pooling of interests" or from so qualifying as a reorganization under Section 368 of the Code.

  SECTION 5.10 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated herein, and, to the knowledge of Parent, there are no existing facts or circumstances that could reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Parent is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to Parent and Parent Subsidiaries in respect of such suits, claims, actions, proceedings and investigations, except in any case as could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated herein.

  SECTION 5.11 Taxes. Parent and each of Parent Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Parent or any Parent Subsidiary is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. Parent has provided adequate accruals in accordance with generally accepted accounting principles in its December 31, 1998 balance sheet contained in the Parent Reports for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Parent and the Parent Subsidiaries have no material liability for unpaid Taxes accruing after December 31, 1998.

  SECTION 5.12 Brokers. No broker, finder or investment banker (other than (BancBoston Robertson Stephens (the "Parent Financial Advisor")) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent. Parent has heretofore made available to Company true, complete and correct copies of all agreements between Parent and Parent Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

  SECTION 5.13 Certain Business Practices. Neither Parent nor any Parent Subsidiary nor any directors, officers, agents or employees of Parent or any Parent Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

  SECTION 5.14 Section 203 of the DGCL Not Applicable. The Board of Directors of Parent has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, to this Agreement and the transactions contemplated hereby the provisions of Section 203 of the DGCL, assuming that Company and its "affiliates" (as defined therein) collectively beneficially own, and have beneficially owned at all times during the five (5) year period prior to the date hereof, less than twenty percent (20%) of the Parent Common Stock outstanding.

  SECTION 5.15 No Prior Activities. Except for liabilities incurred in connection with its incorporation or organization, and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity. Merger Sub is a wholly owned subsidiary of Parent.

  SECTION 5.16 Employee Benefit Plans; Labor Matters.

  (a) With respect to each employee benefit fund, plan, program, arrangement and contract (including, without limitation, any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan", as defined in Section 3(3) of ERISA) maintained, sponsored or contributed to or required to be contributed to by Parent or any Parent Subsidiary or other trade or business (whether or not incorporated) treated as a single employer with Parent (a "Parent ERISA Affiliate") pursuant to Code Section 414(b), (c), (m) or (o) is a party, or with respect to which Parent or any Parent ERISA Affiliate could incur liability under Section 4069, 4212(c) or 4204 of ERISA or
Section 412 of the Code, or to which Parent or any Parent ERISA Affiliate is a party (the "Parent Benefit Plans"), Parent has delivered or made available to Parent a true, complete and correct copy of a summary of such Parent Benefit Plan.

  (b) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including, without limitation, ERISA and the Code, and all contributions required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date of this Agreement. With respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent or any Parent ERISA Affiliate could be subject to any material liability (other than for routine benefit liabilities) under the terms of such Parent Benefit Plans, ERISA, the Code or any other applicable Law.

  (c) Parent on behalf of itself and all of the Parent ERISA Affiliates hereby represents that: (i) each Parent Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS as to its qualified status under the Code, and each trust established in connection with any Parent which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to Parent's knowledge no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any such trust; and (ii) to Parent's knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Parent Benefit Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Parent is threatened, against or with respect to any such Parent Benefit Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor (other than routine benefits claims).

  (d) No Parent Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA and neither the Parent nor any Parent ERISA Affiliate has sponsored or contributed to or been required to contribute to a multiemployer pension plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Parent ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of Parent or any Parent ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

  (e) With respect to each Parent Benefit Plan that is subject to Title IV or
Part 3 of Title I of ERISA or Section 412 of the Code, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within 30 days of such event) has occurred or is expected to occur, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Parent Benefit Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

  (f) Neither Parent nor any Parent Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any Parent Subsidiary and no collective bargaining agreement is being negotiated by Parent or any Parent Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Parent or any Parent Subsidiary pending or, to the knowledge of Parent, threatened which may interfere with the respective business activities of Parent or any Parent Subsidiary. As of the date of this Agreement, to the knowledge of Parent, none of Parent, any Parent Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Parent or any Parent Subsidiary, and there is no charge or complaint against Parent or any Parent Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing.

  (g) Except as required by Law, no Parent Benefit Plan provides any of the following retiree benefits to any person: medical, disability or life insurance benefits. To Parent's knowledge, Parent and the Parent ERISA Affiliates are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including the proposed regulations) thereunder.

  SECTION 5.17 Intellectual Property.

  (a) All trademarks, trade names, service marks, trade dress, and all goodwill associated with any of the foregoing, patents, Internet domain names, copyrights and any renewal rights therefor, technology, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs, registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used (including without limitation in the development of) Parent's business and/or in any product, technology or process (i) currently being or formerly manufactured, published or marketed by Parent or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by Parent are hereinafter referred to as the "Parent Intellectual Property."

  (b) Parent has all rights in Parent Intellectual Property necessary to carry out Parent's current activities. No claims have been asserted or threatened against Parent that challenge the validity or ownership of any Parent Intellectual Property or allege that the use, reproduction, manufacturing, distribution, licensing, sublicensing or sale of Parent Intellectual Property infringes on any intellectual property or proprietary right of any person or constitutes a misappropriation of any trade secret. All of Parent's patents, patent applications, registered trademarks and trademark applications and registered copyrights are in good standing with all fees and filings due as of the Closing Date duly made. Parent owns full and unencumbered rights and good, valid and marketable title to all of Parent's internally developed software.

                                   ARTICLE VI

                                   COVENANTS

  SECTION 6.01 Conduct of Business by Company Pending the Closing. Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, (x) the respective businesses of Company and the Company Subsidiaries shall be conducted only in, and Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) Company shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of Company and the Company Subsidiaries and to preserve the current relationships of Company and the Company Subsidiaries with such of the corporate partners, customers, suppliers and other persons with which Company or any Company Subsidiary has significant business relations in order to preserve substantially intact its business organization. Without limitation, neither Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

    (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

    (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of Company or any Company Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Company or any Company Subsidiary, other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement or (ii) any material property or assets of Company or any Company Subsidiary except (A) transactions pursuant to existing contracts, (B) dispositions, leases or licenses of inventory in the ordinary course of business consistent with past practice and (C) shares of Company Common Stock issued pursuant to the Company ESPP in the ordinary course of business consistent with past practice;

    (c) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or person or any division thereof, other than the purchase of assets in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money (other than indebtedness with respect to working capital in amounts consistent with past practice) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Company Subsidiary) for borrowed money or make any loans or advances material to the business, assets, liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract or other License Agreement, in each case other than in the ordinary course of business consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that have been budgeted for fiscal year 2000 and disclosed in writing to Parent and that are not, in the aggregate, in excess of $625,000 for Company and the Company Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01(c);

    (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Company Subsidiary may pay dividends or make other distributions to Company or any other Company Subsidiary;

    (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

    (f) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under the Company Stock Plans or authorize cash payments in exchange for any Company Stock Options granted under any of such plans;

    (g) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of any Company Subsidiary;

    (h) increase the compensation payable or to become payable to its directors, officers, consultants or employees, grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of Company that would be triggered by the Merger with, any director, officer, consultant or other employee of Company or any Company Subsidiary who is not currently entitled to such benefits from the Merger, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of Company or any Company Subsidiary, except to the extent required by applicable Law or the terms of a collective bargaining agreement, or enter into or amend any contract, agreement, commitment or arrangement between Company or any Company Subsidiary and any of Company's directors, officers, consultants or employees, except for increases in compensation paid to persons who are not directors or officers of Company in the ordinary course of business consistent with past practice;

    (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business and consistent with past practice or (B) claims, liabilities or obligations reflected on the February 1999 Balance Sheet or (C) as otherwise set forth on Schedule 6.01 of the Company Disclosure Schedule;

    (j) except as required by any Governmental Entity, make any material change with respect to Company's accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by U.S. GAAP;

    (k) make any material Tax election or settle or compromise any material Tax liability; or

    (l) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of Company contained in this Agreement untrue or incorrect or prevent Company from performing or cause Company not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

  SECTION 6.02 Notices of Certain Events. Each of Parent and Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent or the Parent Subsidiaries or Company or the Company Subsidiaries, respectively, which, if pending on the date hereof, would have been required to have been disclosed in this Agreement, or that relate to the consummation of the Merger;
(iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Parent Material Contract or Company Material Contract, respectively; and (v) any change that could reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively, or to delay or impede the ability of either Parent or Company, respectively, to perform their respective obligations pursuant to this Agreement and to effect the consummation of the Merger.

  SECTION 6.03 Access to Information; Confidentiality.

  (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or Company or any of the Parent Subsidiaries or the Company Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, Parent and Company shall (and shall cause the Parent Subsidiaries and Company Subsidiaries, respectively, to) (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to its and its subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its and its subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

  (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.03.

  SECTION 6.04 No Solicitation of Transactions.

  (a) Company shall not, directly or indirectly, and shall cause its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Company Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Company Competing Transaction, or agree to or endorse any Company Competing Transaction, or authorize or permit any of Company's Representatives or subsidiaries, or any Representative retained by Company's subsidiaries, to take any such action; provided, however, that nothing contained in this Section 6.04 shall prohibit the board of directors of Company
(i) from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this
Section 6.04 or (ii) prior to receipt of the approval by the stockholders of Company of this Agreement and the Merger from providing information (subject to a confidentiality agreement at least as restrictive as the Confidentiality

Agreement) in connection with, and negotiating, another unsolicited, bona fide written proposal regarding a Company Competing Transaction that (i) Company's board of directors shall have concluded in good faith, after considering applicable state law, on the basis of advice of independent outside counsel of nationally recognized reputation, that failure to take such action would not be a proper exercise of the Company's board of directors' fiduciary duties to Company's stockholders under applicable law, (ii) if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to which Company's board of directors shall have determined in the proper exercise of its fiduciary duties to Company's stockholders that the acquiring party is capable of consummating such Company Competing Transaction on the terms proposed, and (iii) Company's board of directors shall have determined (based upon the opinion of Company's independent financial advisors of nationally recognized reputation) in the proper exercise of its fiduciary duties to Company's stockholders that such Company Competing Transaction provides greater value to the stockholders of Company than the Merger (and Company's independent financial advisors of nationally recognized reputation opine in writing that such Company Competing Transaction is superior from a financial point of view) (any such Company Competing Transaction being referred to herein as a "Company Superior Proposal"). Company shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Company Competing Transaction is made, such notice to include the identity of the person making such proposal, offer, inquiry or contact, and the terms of such Company Competing Transaction. Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Company Competing Transaction. Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

  (b) Parent shall not, directly or indirectly, and shall cause its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Parent Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Parent Competing Transaction, or agree to or endorse any Parent Competing Transaction, or authorize or permit any of Parent's Representatives or subsidiaries, or any Representative retained by Parent's subsidiaries, to take any such action; provided, however, that nothing contained in this Section 6.04 shall prohibit the board of directors of Parent
(i) from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this
Section 6.04 or (ii) prior to receipt of the approval by the stockholders of Parent of this Agreement and the Merger from providing information (subject to a confidentiality agreement at least as restrictive as the Confidentiality Agreement) in connection with, and negotiating, another unsolicited, bona fide written proposal regarding a Parent Competing Transaction that (i) Parent's board of directors shall have concluded in good faith, after considering applicable state law, on the basis of advice of independent outside counsel of nationally recognized reputation, that failure to take such action would not be a proper exercise of the Parent's board of directors' fiduciary duties to Parent's stockholders under applicable law, (ii) if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to which Parent's board of directors shall have determined in the proper exercise of its fiduciary duties to Parent's stockholders that the acquiring party is capable of consummating such Parent Competing Transaction on the terms proposed, and (iii) Parent's board of directors shall have determined (based upon the opinion of Parent's independent financial advisors of nationally recognized reputation) in the proper exercise of its fiduciary duties to Parent's stockholders that such Parent Competing Transaction provides greater value to the stockholders of Parent than the Merger (and Parent's independent financial advisors of nationally recognized reputation opine in writing that such Parent Competing Transaction is superior from a financial point of view) (any such Parent Competing Transaction being referred to herein as a "Parent Superior Proposal"). Parent shall notify Company promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Parent Competing Transaction is made, such notice to include the identity of the person making such proposal, offer, inquiry or contact, and the terms of such Parent Competing Transaction. Parent immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Parent Competing

Transaction. Parent shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

  SECTION 6.05 Tax-Free Transaction; Pooling.

  (a) From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from (a) qualifying as a "reorganization" under
Section 368(a) of the Code or (b) being treated for financial accounting purposes as a "pooling of interests" in accordance with U.S. GAAP and the accounting standards of the SEC.

  (b) Parent shall execute and deliver a certificate, in form reasonably acceptable to Company, signed by an officer of Parent, setting forth factual representations and covenants that will serve as a basis for the tax opinion required under Section 8.02(c) hereof.

  SECTION 6.06 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company and the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

  SECTION 6.07 Further Action; Consents; Filings.

  (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under (A) the rules and regulations of the NNM and the NSCM, (B) the Securities Act, the Exchange Act and any other applicable Federal or state securities Laws, (C) the HSR Act, if any, and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

  (b) Each of Company and Parent will give (or will cause their respective subsidiaries to give) any notices to third persons, and use, and cause their respective subsidiaries to use, reasonable efforts to obtain any consents from third persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

  SECTION 6.08 Additional Reports. Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 4.07 and 5.06, which it files with the SEC on or after the date hereof, and Company and Parent, as the case may be, covenant and warrant that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of Company and its consolidated subsidiaries or Parent and its consolidated subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information including therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and U.S. GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

  SECTION 6.09 Tax Information. Company shall provide the following information to Parent not later than two weeks after the date of this Agreement: (i) a complete list of the types of Tax Returns being filed by Company and each Company Subsidiary in each taxing jurisdiction, (ii) a list of all closed years with respect to each such type of Tax Return filed in each jurisdiction, and
(iii) a list of any deferred intercompany gain with respect to transactions to which Company or any Company Subsidiary has been a party. Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Company's and Company Subsidiaries' Tax Returns and other records and workpapers relating to Taxes.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

  SECTION 7.01 Registration Statement; Joint Proxy Statement.

  (a) As promptly as practicable after the execution of this Agreement, Parent and Company shall jointly prepare and shall file with the SEC a document or documents that will constitute (i) the prospectus forming part of the registration statement on Form S-4 of Parent (together with all amendments thereto, the "Registration Statement"), in connection with the registration under the Securities Act of Parent Common Stock to be issued to Company's stockholders pursuant to the Merger and (ii) the joint proxy statement with respect to the Merger relating to the special meetings of Company's stockholders to be held to consider approval of this Agreement and the Merger (the "Company Stockholders' Meeting") and of Parent's stockholders to be held to consider approval of the issuance of Parent Common Stock (the "Share Issuance") to Company's stockholders pursuant to the Merger (the "Parent Stockholders' Meeting") (together with any amendments thereto, the "Joint Proxy Statement"). Copies of the Joint Proxy Statement shall be provided to the NNM in accordance with its rules. Each of the parties hereto shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Parent or Company, as the case may be, shall furnish all information concerning Parent or Company as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and the Joint Proxy Statement. Each of Parent and Company shall notify the other of the receipt of any comments from the SEC on the Registration Statement and the Joint Proxy Statement and of any requests by the SEC for any amendments or supplements thereto or for additional information and shall provide to each other promptly copies of all correspondence between Parent, Company or any of their representatives and advisors and the SEC. As promptly as practicable after the effective date of the Registration Statement, the Joint Proxy Statement shall be mailed to the stockholders of Company and of Parent. Each of the parties hereto shall cause the Joint Proxy Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the NNM.

  (b) The Joint Proxy Statement shall include (i) the approval of the Merger and the recommendation of the board of directors of Company to Company's stockholders that they vote in favor of approval of this Agreement and the Merger, and (ii) the opinion of Company Financial Advisor referred to in
Section 4.19. The Joint Proxy Statement shall include the approval of the Share Issuance and the recommendation of the board of directors of Parent to Parent's stockholders that they vote in favor of approval of the Share Issuance.

  (c) No amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

  (d) None of the information supplied by Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Joint Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Parent and Company, at the time of the Company Stockholders' Meeting, at the time of the Parent Shareholders' Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Company or any Company Subsidiary, or their respective officers or directors, should be discovered by Company that should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, Company shall promptly inform Parent. All documents that Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

  (e) None of the information supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Joint Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Parent and Company, at the time of Company Stockholders' meeting, at the time of the Parent Shareholders' Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, Parent shall promptly inform Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

  SECTION 7.02 Stockholders' Meetings. Company shall call and hold the Company Stockholders' Meeting and Parent shall call and hold the Parent Stockholders' Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger or the Share Issuance, as the case may be, pursuant to the Joint Proxy Statement, and Company and Parent shall use all reasonable efforts to hold the Parent Stockholders' Meeting and the Company Stockholders' Meeting on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. Except as otherwise contemplated by this Agreement, Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Joint Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the NYBCL or applicable other stock exchange requirements to obtain such approval. Except as otherwise contemplated by this Agreement, Parent shall use all reasonable efforts to solicit from its stockholders proxies in favor of the Share Issuance pursuant to the Joint Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL or applicable stock exchange requirements to obtain such approval. Each of the parties hereto shall take all other action necessary or, in the opinion of the other parties hereto, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and such party's certificate of incorporation and bylaws to effect the Merger.

  SECTION 7.03 Affiliates.

  (a) Company will use reasonable efforts to obtain an executed letter agreement substantially in the form of Annex C hereto from (i) each person identified in Schedule 4.18 of the Company Disclosure Schedule within 15 days following the execution and delivery of this Agreement and (ii) from any person who, to the knowledge of Company, may be deemed to have become an affiliate of Company after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Affiliate Agreement on the certificates evidencing any of the Parent Common Stock to be received by (i) any affiliate of Company or (ii) any person Parent reasonably identifies (by written notice to Company) as being a person who may be deemed an "affiliate" within the meaning of Rule 145 promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such Parent Common Stock, consistent with the terms of the Affiliate Agreement, regardless of whether such person has executed Affiliate Agreement and regardless of whether such person's name and address appear on Schedule
4.18 of the Company Disclosure Schedule.

  (b) Parent will use reasonable efforts to obtain an executed letter agreement substantially in the form of Annex D hereto from (i) each officer and director of Parent within 15 days following the execution and delivery of this Agreement and (ii) from any person who, to the knowledge of Parent, may be deemed to have become an affiliate of Parent after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status.

  SECTION 7.04 Directors' and Officers' Indemnification and Insurance.

  (a) The provisions with respect to indemnification that are set forth in the certificate of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or agents of Company.

  (b) From and after the Effective Time, Parent shall indemnify and hold harmless each present and former director and officer of Company (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters relating to their service as such an officer or director existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Company would have been permitted under Delaware law and its charter documents (each as in effect on the date hereof) to indemnify such Indemnified Parties.

  (c) For a period of five years after the Effective Time, Parent shall use its best efforts to maintain in effect the directors' and officers' liability insurance policies maintained by Company; provided, however, that in no event shall Parent be required to expend in any one year in excess of 150% of the annual premium currently paid by Company for such coverage, which Company hereby represents is $33,000, and provided further, that if the premium for such coverage exceeds such amount, Parent shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

  (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.04.

  SECTION 7.05 No Shelf Registration. Parent shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of Parent Common Stock received pursuant hereto by the persons who may be deemed to be "affiliates" of Company within the meaning of Rule 145 promulgated under the Securities Act.

  SECTION 7.06 Public Announcements. The initial press release concerning the Merger shall be a joint press release and, thereafter, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law or the requirements of the rules and regulations of the NNM or the NSCM, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

  SECTION 7.07 NNM Listing. Prior to the Effective Time, Parent shall file with the NNM a Notification Form for Listing of Additional Shares with respect to the Parent Common Stock issued or issuable in connection with the Merger and shall use all reasonable efforts to have such Parent Common Stock approved for quotation on the NNM.

  SECTION 7.08 Blue Sky. Parent shall use all reasonable efforts to obtain prior to the Effective Time all necessary permits and approvals required under Blue Sky Laws to permit the distribution of the shares of Parent Common Stock to be issued in accordance with the provisions of this Agreement.

  SECTION 7.09 Company Stock Options/Registration Statements on Form S-8. Parent shall reserve for issuance the number of shares of Parent Common Stock that will be issuable upon exercise of Company Stock Options assumed pursuant to Section 3.05 hereof. Within 20 business days after the Effective Time, Parent shall file with the SEC one or more registration statements on Form S-8 for the shares of Parent Common Stock issuable with respect to Company Stock Options and will maintain the effectiveness of such registration statements for so long as any of such options or other rights remain outstanding. The Company ESPP shall be terminated prior to the Effective Date. Parent shall use reasonable commercial efforts to take any actions necessary on the part of Parent to enable subsequent transactions by persons who formerly held Company Stock Options in Parent Common Stock after the Effective Time to be exempt from the application of Section 16(b) of the Exchange Act, to the extent permitted thereunder.

  SECTION 7.10 Employee Matters. Simultaneously with the Merger, the Surviving Corporation shall assume all employment agreements and termination benefit agreements and arrangements which are in effect at Company on the date hereof. Company and Parent agree to cooperate and take such reasonable actions as may be required to effect an orderly transition of benefits coverage under Company's 401(k) plan, including but not limited to, termination of such plan. As of the Effective Time, Parent shall cause the Surviving Corporation to honor and satisfy all obligations and liabilities with respect to the Company Benefit Plans. Notwithstanding the foregoing, the Surviving Corporation shall not be required to continue any particular Company Benefit Plan after the Effective Time, and any Company Benefit Plan may be amended or terminated in accordance with its terms and applicable law. To the extent that any Company Benefit Plan is terminated or amended after the Effective Time so as to reduce the benefits that are then being provided with respect to participants thereunder, Parent shall arrange for each individual who is then a participant in such terminated or amended plan to participate in a comparable Parent Benefit Plan in accordance with the eligibility criteria thereof, provided that (i) such participants shall receive full credit for years of service with Company or any of Company Subsidiaries prior to the Merger for purposes of eligibility and vesting, but excluding benefit accrual or the amount of benefits, (ii) such participants shall participate in the Parent Benefit Plans on terms no less favorable than those offered by Parent to similarly situated employees of Parent and (iii) Parent shall cause any and all pre-existing conditions limitations (to the extent such limitations did not apply to a pre-existing condition under the Company Benefit Plans) and eligibility waiting periods under any group health plans to be waived with respect to such participants and their eligible dependents.

  SECTION 7.11 Board Representation. Company shall be entitled to designate one individual (the "Company Nominee") to Parent's Board of Directors, who shall be entitled to serve from the Effective Time and until his successor shall be duly elected and qualified.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

  SECTION 8.01 Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of the parties hereto to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

    (a) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

    (b) this Agreement and the Merger shall have been duly approved by the requisite vote of stockholders of Company in accordance with the NYBCL and by the requisite vote of the stockholders of Parent in accordance with the rules of the NNM;

    (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. Company and Parent shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time;

    (d) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable competition, merger control or similar Law shall have expired or been terminated;

    (e) all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect;

    (f) The board of directors of Company shall not have revoked, amended or modified, in any adverse respect, its approval of the Merger or its recommendation to Company's stockholders described in Section 7.01(b)(i);

    (g) The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NNM, subject to notice of issuance;

    (h) The board of directors of Parent shall not have revoked, amended or modified, in any adverse respect, its approval of the Merger or the Share Issuance or its recommendation to Parent's stockholders described in
  Section 7.01(b) hereof; and

    (i) Each of Parent and Company shall have been advised in writing by Ernst & Young LLP as of the date upon which the Effective Time is to occur, in a form and in substance reasonably acceptable to Parent, that the Merger can properly be accounted for as a "pooling of interests" business combination in accordance with U.S. GAAP and the accounting standards of the SEC.

  SECTION 8.02 Conditions to the Obligations of Company. The obligations of Company to consummate the Merger, or to permit the consummation of the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

  each of the representations and warranties of Parent contained in this Agreement shall be true, complete and correct in all material respects both when made and on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect;

    (a) Parent shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to that effect;

    (b) Company shall use its reasonable best efforts to obtain an opinion from its tax counsel substantially to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion Company shall use its reasonable best efforts to obtain; and

    (c) There shall have been no Parent Material Adverse Effect since the date of this Agreement.

  SECTION 8.03 Conditions to the Obligations of Parent. The obligations of Parent to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

    (a) each of the representations and warranties of Company contained in this Agreement shall be true, complete and correct in all material respects both when made and on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Company to such effect;

    (b) Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Company to that effect; and

    (c) There shall have been no Company Material Adverse Effect since the date of this Agreement.


                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

  SECTION 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

    (a) by mutual written consent duly authorized by the boards of directors of each of Parent and Company;

    (b) by either Parent or Company, if the Effective Time shall not have occurred on or before November 30, 1999; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

    (c) by either Parent or Company, if any Governmental Order, writ, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

    (d) by Parent, if (i) the board of directors of Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders or shall have resolved to do so, (ii) the board of directors of Company shall have recommended to the stockholders of Company a Company Competing Transaction or shall have resolved to do so, (iii) a

  Company Competing Transaction shall have been announced or otherwise publicly known and the board of directors of Company shall have (A) failed to recommend against acceptance of such by its stockholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance of a Company Competing Transaction involving a tender offer or exchange offer by its stockholders), (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within 15 business days of the first announcement or other public knowledge of such Competing Offer or (C) determined that such Company Competing Transaction was a Company Superior Proposal and to take any of the actions allowed by clause (ii) of Section 6.04(a), or (iv) the board of directors of Company resolves to take any of the actions described above;

    (e) by Company, if (i) the board of directors of Parent withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Company or its stockholders or shall have resolved to do so, (ii) the board of directors of Parent shall have recommended to the stockholders of Parent a Parent Competing Transaction or shall have resolved to do so, (iii) a Parent Competing Transaction shall have been announced or otherwise publicly known and the board of directors of Parent shall have (A) failed to recommend against acceptance of such by its stockholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance of a Parent Competing Transaction involving a tender offer or exchange offer by its stockholders), (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within 15 business days of a request made by the Company following the first announcement or other public knowledge of such offer for a Parent Competing Transaction or a Parent Combination Transaction, or (C) determined that such Parent Competing Transaction was a Parent Superior Proposal and to take any of the actions allowed by clause (ii) of Section 6.04(b), or (iv) the board of directors of Parent resolves to take any of the actions described above;

    (f) by Parent or Company, if (i) this Agreement and the Merger shall fail to receive the requisite votes for approval at the Company Stockholders' Meeting or any adjournment or postponement thereof or (ii) if the Share Issuance shall fail to receive the requisite votes for approval at the Parent Shareholders' Meeting or any adjournment or postponement thereof;

    (g) by Parent, 10 days after receipt by Company of a written notice from Parent of a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section
  8.03 would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by Company through the exercise of its reasonable efforts within 10 days and for so long as Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 9.01(g); and provided, further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01;

    (h) by Company, 10 days after receipt by Parent of a written notice from Company of a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.02 would not be satisfied (a "Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within 10 days and for so long as Parent continues to exercise such reasonable efforts, Company may not terminate this Agreement under this Section 9.01(h); and provided, further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01;

The right of any party hereto to terminate this Agreement pursuant to this
Section 9.01 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

  SECTION 9.02 Effect of Termination. Except as provided in Section 9.05, in the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

  SECTION 9.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of Company, no amendment may be made that changes the amount or type of consideration into which Company common stock will be converted pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 9.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  SECTION 9.05 Termination Fee; Expenses.

  (a) Except as set forth in this Section 9.05, all Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated, except that Parent and Company each shall pay one-half of all Expenses incurred solely for printing, filing and mailing the Registration Statement and the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement and any fees required to be paid under the HSR Act.

  (b) In the event that (i) Parent shall terminate this Agreement pursuant to
Section 9.01(d) or (ii) Parent shall terminate this Agreement due to a Terminating Company Breach pursuant to Section 9.01(g), but only if such breach was intentional, then Company shall pay to Parent (the "Company Termination Fee") a sum equal to all of Parent's Expenses and an additional amount equal to $4.5 million. Notwithstanding the foregoing, no fee shall be paid pursuant to this Section 9.05(b) if Parent shall be in material breach of its obligations hereunder. Any Company Termination Fee shall be paid in same day funds within three (3) business days of the date of termination.

  (c) In the event that (i) Company shall terminate this Agreement pursuant to
Section 9.01(e) or (ii) Company shall terminate this Agreement due to a Terminating Parent Breach pursuant to Section 9.01(h), but only if such breach was intentional, then Parent shall pay to Company (the "Parent Termination Fee") a sum equal to all of Company's Expenses and an additional amount equal to $4.5 million. Notwithstanding the foregoing, no fee shall be paid pursuant to this Section 9.05(c) if Company shall be in material breach of its obligations hereunder. Any Parent Termination Fee shall be paid in same day funds within three (3) business days of the date of termination.

  (d) Parent and Company agree that the agreements contained in Sections 9.05(b) and 9.05(c) above are an integral part of the transaction contemplated by this Agreement and constituted liquidated damages and not a penalty. If Company fails to pay to Parent any fee due under Section 9.05(b), Company shall pay the cash and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit of other legal action, taken to collect payment. Similarly, if Parent fails to pay to Company any fee due under Section 9.05(c), Parent shall pay the cash and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit of other legal action, taken to collect payment.

                                   ARTICLE X

                               GENERAL PROVISIONS

  SECTION 10.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

  (a) if to Company:

    MARKET GUIDE INC.
    2001 Marcus Avenue
    Suite S200
    Lake Success, New York 11042-1011
    Attention: Chief Executive Officer
    Telecopier: 516-327-2431

    with a copy to:

    Willkie Farr & Gallagher
    787 Seventh Avenue
    New York, New York 10019
    Attention: Jack H. Nusbaum, Esq. and
               Steven A. Seidman, Esq.
    Telecopier: 212-728-8111

  (b) if to Parent or Merger Sub:

    MULTEX.COM, INC.
    33 Maiden Lane, 5th Floor
    New York, New York 10038
    Attention: Chief Financial Officer
    Telecopier: 212-742-9561

    with a copy to:

    Brobeck, Phleger & Harrison LLP
    1633 Broadway, 47th Floor
    New York, NY 10019
    Attention: Alexander D. Lynch, Esq.
    Telecopier: (212) 586-7878

  SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the

Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

  SECTION 10.04 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 7.04, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement, provided, however, that the parties hereto specifically acknowledge that the provisions of Section 7.04, 7.09 and 7.10 hereof are intended to be for the benefit of, and shall be enforceable by, the current and former employees, officers and directors of Company and/or the Company Subsidiaries affected thereby and their heirs and representatives, and the provisions of Sections 3.02(c), 3.04 and 3.05 herein are intended to be for the benefit of, and shall be enforceable by, stockholders of Company affected thereby and their heirs and representatives.

  SECTION 10.05 Incorporation of Exhibits. The Parent Disclosure Schedule, the Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein. Parent and Company acknowledge that the Parent Disclosure Schedule and the Company Disclosure Schedule (i) are qualified in their entitety by reference to specific provisions of this Agreement and (ii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to Parent or Company, as the case may be, except to the extent required by this Agreement and by applicable law.

  SECTION 10.06 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF NEW YORK.

  SECTION 10.07 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

  SECTION 10.08 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

  SECTION 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  SECTION 10.10 Entire Agreement. This Agreement (including the Exhibits, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          Multex.com, Inc.

                                          By: /s/ PHILIP CALLAGHAN
                                             ----------------------------------
                                             Name: Philip Callaghan
                                             Title: Chief Financial Officer

                                          Market Guide Inc.

                                          By: /s/ JEFFREY S. GEISENHEIMER
                                             ----------------------------------
                                             Name: Jeffrey S. Geisenheimer
                                             Title: Chief Financial Officer

                                          Merengue Acquisition Corp.

                                          By: /s/ ISAAK KARAEV
                                             ----------------------------------
                                             Name: Isaak Karaev
                                             Title: Chief Executive Officer

                                                                     APPENDIX II

                          PARENT STOCKHOLDER AGREEMENT

  This PARENT STOCKHOLDER AGREEMENT (this "Agreement") is made and entered into as of June 23, 1999 between Market Guide Inc., a New York corporation ("Company"), and the undersigned stockholder ("Stockholder") of Multex.com, Inc., a Delaware corporation ("Parent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Reorganization Agreement described below.

                                    RECITALS

  WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization dated as of June 23, 1999 by and among Parent, Merengue Acquisition Corp., a New York corporation and a wholly owned subsidiary of Parent ("Merger Sub") and Company (such agreement as it may be amended is hereinafter referred to as the "Reorganization Agreement"), Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Merger Sub with and into Company (the "Merger") in which each outstanding share of capital stock of Company (the "Company Capital Stock") will be converted into shares of common stock of Parent (the "Parent Common Stock") at the exchange rate set forth in the Reorganization Agreement (the "Transaction");

  WHEREAS, in order to induce Company to enter into the Reorganization Agreement and consummate the Transaction, Parent has agreed to use its reasonable best efforts to cause each stockholder of Parent who is an affiliate of Parent to execute and deliver to Company a Parent Stockholder Agreement upon the terms set forth herein; and

  WHEREAS, Stockholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of Parent as is indicated on the signature page of this Agreement (the "Shares").

  NOW, THEREFORE, the parties agree as follows:

  1. Agreement to Retain Shares.

  1.1 Transfer and Encumbrance.

  (a) Stockholder represents and warrants to Company that (w) Stockholder is the beneficial owner of the Shares; (x) the Shares constitute Stockholder's entire interest in the outstanding capital stock and voting securities of Parent; (y) the Shares are, and will be at all times up until the Expiration Date, free and clear of any liens, claims, options, charges or other encumbrances; and (z) Stockholder's principal residence or place of business is accurately set forth on the signature page hereto.

  (b) Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law, in which case any such transferee shall agree to be bound hereby), sell, exchange, pledge or otherwise dispose of or encumber any Shares or any New Shares (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Reorganization Agreement in accordance with the terms thereof.

  1.2 New Shares. Stockholder agrees that any shares of capital stock or voting securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

  2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Parent at which any of the following is considered or voted upon, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of Parent with respect to any of the following, Stockholder shall vote the Shares and any New Shares, subject to the absence of a preliminary or permanent injunction or other final order by any United States federal, state or foreign court barring such action, in favor of approval and adoption of the Reorganization Agreement and of the Transaction and against any transaction that may prevent or materially impede the Transaction. Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from acting in his capacity as a director or officer of Parent, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in its capacity as a stockholder of Parent.

  3. Irrevocable Proxy. Stockholder hereby agrees to timely deliver to Company a duly executed proxy in the form attached hereto as Annex A (the "Proxy"), such Proxy to cover the Shares and all New Shares in respect of which Stockholder is entitled to vote at each meeting of the stockholders of Parent (including, without limitation, each written consent in lieu of a meeting) prior to the Expiration Date. In the event that Stockholder is unable to provide any such Proxy in a timely manner, Stockholder hereby grants Company a power of attorney up to and through the Expiration Date to execute and deliver such Proxy for and on behalf of Stockholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy, or any other such impediment of Stockholder. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to the Shares and agrees not to grant any subsequent proxies or powers of attorney with respect to the Shares until after the Expiration Date.

  4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Company as follows:

    (a) Stockholder has full power and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, the execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder's obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

    (b) Until the Expiration Date, Stockholder will not (and will use Stockholder's reasonable best efforts to cause Parent, its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by Stockholder, Parent or any of the same, not to) (i) initiate or solicit, directly or indirectly, any Parent Competing Transaction (as defined in the Reorganization Agreement); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Parent Competing Transaction;
  (iii) furnish information concerning Parent's business, properties or assets to any corporation, partnership, person or other entity or group (other than Company, or any associate, agent or representative of Company) under any circumstances that could reasonably be expected to relate to an actual or potential Parent Competing Transaction; or (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential Parent Competing Transaction. In the event Stockholder shall receive or become aware of any Parent Competing Transaction subsequent to the date hereof, Stockholder shall promptly inform Company as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Stockholder is a party or violating its fiduciary duties.

    (c) Stockholder understands and agrees that if Stockholder attempts to transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, Parent shall not, and Stockholder hereby unconditionally and irrevocably instructs Parent to not, permit any such transfer on its books and records, issue a new certificate representing any of the Shares or record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

  5. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Company, to carry out the purpose and intent of this Agreement.

  6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

  7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date or the termination of the Reorganization Agreement in accordance with its terms.

  8. Confidentiality. Stockholder agrees (i) to hold any information regarding this Agreement and the Transaction in strict confidence, and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by Parent and to the Stockholder's agents or advisors in connection with the execution and performance of this Agreement.

  9. Miscellaneous.

  9.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder solely as a securityholder of Parent only with respect to the specific matters set forth herein.

  9.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

  9.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Company upon any such violation, Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Company at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

  9.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, or sent by facsimile transmission, as follows:

    (a) If to Stockholder, at the address set forth below Stockholder's signature at the end hereof.

    (b) if to Company, to:

    Market Guide Inc.
    2001 Marcus Avenue
    Suite S200
    Lake Success, New York 10042-1011
    Attention: Chief Executive Officer
    Facsimile No: (516) 327-2431

    with a copy to:

    Willkie Farr & Gallagher
    The Equitable Center
    787 Seventh Avenue
    New York, NY 10019-6099
    Attention: Jack H. Nusbaum, Esq. and
               Steven A. Seidman, Esq.
    Facsimile No.: (212) 728-8111

or to such other address as any party hereto may designate for itself by notice given as herein provided.

  9.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

  9.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

  9.8 Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

  9.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                            (Signature Page Follows)

  IN WITNESS WHEREOF, the parties have caused this Parent Stockholder Agreement to be executed as of the date first above written.

MARKET GUIDE INC.                         STOCKHOLDER


By: _________________________________     -------------------------------------
                                                       (Signature)


Name: _______________________________
                                          -------------------------------------

Title: ______________________________             (Signature of Spouse)

                                          -------------------------------------
                                               (Print Name of Stockholder)

                                          -------------------------------------
                                                 (Print Street Address)

                                          -------------------------------------
                                               (Print City, State and Zip)

                                          -------------------------------------
                                                (Print Telephone Number)

                                          -------------------------------------
                                          (Social Security or Tax I.D. Number)

Total Number of Shares of Parent Common Stock owned on the date hereof:

Common Stock: ____________________________________

State of Residence: ______________________________


                 SIGNATURE PAGE TO PARENT STOCKHOLDER AGREEMENT

                                                                         ANNEX A

                               IRREVOCABLE PROXY

                                TO VOTE STOCK OF

                                MULTEX.COM, INC.

  The undersigned stockholder of Multex.com, Inc., a Delaware corporation ("Parent"), hereby irrevocably appoints the members of the Board of Directors of Market Guide Inc., a New York corporation ("Company") and each of them, or any other designee of Company, up to and through the Expiration Date, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of Parent as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

  This Irrevocable Proxy is irrevocable, is coupled with an interest, including, but not limited to, that certain Parent Affiliate Agreement dated as of even date herewith by and between Parent and the undersigned, and is granted in consideration of Company entering into that certain Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement") by and among Parent and Merengue Acquisition Corp., a New York corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Company which Reorganization Agreement provides for the merger of Merger Sub with and into Company (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement, and (ii) the date of termination of the Reorganization Agreement.

  The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares as indicated in
Section 2 of the Parent Stockholders Agreement, and to exercise all voting rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special or adjourned meeting of the stockholders of Parent and in every written consent in lieu of such meeting in favor of approval and adoption of the Reorganization Agreement and of the transactions contemplated thereby.

  The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

  All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

                           (SIGNATURE PAGE TO FOLLOW)

  This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated: June     , 1999

                                          -------------------------------------
                                               (Signature of Stockholder)

                                          -------------------------------------
                                               (Print Name of Stockholder)

                                          Shares beneficially owned:

                                          _______ shares of Parent Common Stock



                      SIGNATURE PAGE TO IRREVOCABLE PROXY

                                                                    APPENDIX III

                             STOCKHOLDER AGREEMENT

  This STOCKHOLDER AGREEMENT (this "Agreement") is made and entered into as of June 23, 1999 between Multex.com, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Market Guide Inc., a New York corporation ("Company"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Reorganization Agreement described below.

                                    RECITALS

  WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization dated as of June 23, 1999 by and among Parent, Merengue Acquisition Corp., a New York corporation and a wholly owned subsidiary of Parent ("Merger Sub") and Company (such agreement as it may be amended is hereinafter referred to as the "Reorganization Agreement"), Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Merger Sub with and into Company (the "Merger") in which each outstanding share of capital stock of Company (the "Company Capital Stock") will be converted into shares of common stock of Parent (the "Parent Shares") at the exchange rate set forth in the Reorganization Agreement (the "Transaction");

  WHEREAS, in order to induce Parent to enter into the Reorganization Agreement and consummate the Transaction, Company has agreed to use its reasonable best efforts to cause each stockholder of Company who is an affiliate of Company to execute and deliver to Parent a Stockholder Agreement upon the terms set forth herein; and

  WHEREAS, Stockholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of Company as is indicated on the signature page of this Agreement (the "Shares").

  NOW, THEREFORE, the parties agree as follows:

  1. Agreement to Retain Shares.

  1.1Transfer and Encumbrance.

  (a) Stockholder represents and warrants to Parent that (w) Stockholder is the beneficial owner of the Shares; (x) the Shares constitute Stockholder's entire interest in the outstanding capital stock and voting securities of Company; (y) the Shares are, and will be at all times up until the Expiration Date, free and clear of any liens, claims, options, charges or other encumbrances; and (z) Stockholder's principal residence or place of business is accurately set forth on the signature page hereto.

  (b) Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law, in which case any such transferee shall agree to be bound hereby), sell, exchange, pledge or otherwise dispose of or encumber any Shares or any New Shares (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time (as defined in the Reorganization Agreement) or (ii) termination of the Reorganization Agreement in accordance with the terms thereof.

  1.2 New Shares. Stockholder agrees that any shares of capital stock or voting securities of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

  2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Company at which any of the following is considered or voted upon, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of Company with respect to any of the

                                     III-1
following, Stockholder shall vote the Shares and any New Shares, subject to the absence of a preliminary or permanent injunction or other final order by any United States federal, state or foreign court barring such action, in favor of approval and adoption of the Reorganization Agreement and of the Transaction and against any transaction that may prevent or materially impede the Transaction. Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from acting in his capacity as a director or officer of Company, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in his capacity as a stockholder of Company.

  3. Irrevocable Proxy. Stockholder hereby agrees to timely deliver to Parent a duly executed proxy in the form attached hereto as Annex A (the "Proxy"), such Proxy to cover the Shares and all New Shares in respect of which Stockholder is entitled to vote at each meeting of the stockholders of Company (including, without limitation, each written consent in lieu of a meeting) prior to the Expiration Date. In the event that Stockholder is unable to provide any such Proxy in a timely manner, Stockholder hereby grants Parent a power of attorney up to and through the Expiration Date to execute and deliver such Proxy for and on behalf of Stockholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy, or any other such impediment of Stockholder. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to the Shares and agrees not to grant any subsequent proxies or powers of attorney with respect to the Shares until after the Expiration Date.

  4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

    (a) Stockholder has full power and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, the execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder's obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

    (b) Until the Expiration Date, Stockholder will not (and will use Stockholder's reasonable best efforts to cause Company, its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by Stockholder, Company or any of the same, not to): (i) initiate or solicit, directly or indirectly, any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of Company, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate Company or otherwise distribute to the stockholders of Company all or any substantial part of the business, properties or capital stock of Company (each, an "Acquisition Proposal"); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning Company's business, properties or assets to any corporation, partnership, person or other entity or group (other than Parent, or any associate, agent or representative of Parent) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential Acquisition Proposal. In the event Stockholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Stockholder shall promptly inform Parent as to any such matter and the details thereof

                                     III-2
  to the extent possible without breaching any other agreement to which such Stockholder is a party or violating its fiduciary duties.

    (c) Stockholder understands and agrees that if Stockholder attempts to transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, Company shall not, and Stockholder hereby unconditionally and irrevocably instructs Company to not, permit any such transfer on its books and records, issue a new certificate representing any of the Shares or record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

  5. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

  6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

  7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date or the termination of the Reorganization Agreement in accordance with its terms.


  8 Confidentiality. Stockholder agrees (i) to hold any information regarding this Agreement and the Transaction in strict confidence, and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by Parent and to the Stockholder's agents or advisors in connection with the execution and performance of this Agreement.

  9. Miscellaneous.

  9.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


  9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder solely as a securityholder of Company only with respect to the specific matters set forth herein.

  9.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

  9.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

  9.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if

                                     III-3
delivered by hand or mailed by registered or certified mail, postage prepaid, or sent by facsimile transmission, as follows:

    (a) If to Stockholder, at the address set forth below Stockholder's signature at the end hereof.

    (b) if to Parent, to:

      Multex.com, Inc.
      33 Maiden Lane, 5th Floor
      New York, New York 10038
      Attention: Philip Callaghan
      Facsimile No: (212) 742-9561
      Telephone No: (212) 859-9901
      with a copy to:
      Brobeck, Phleger & Harrison LLP
      1633 Broadway, 47th Floor
      New York, New York 10019
      Attention: Alexander D. Lynch, Esq.
      Facsimile No.: (212) 586-7878
      Telephone No.: (212) 581-1600

or to such other address as any party hereto may designate for itself by notice given as herein provided.

  9.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

  9.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

  9.8 Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

  9.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                            (Signature Page Follows)


                                     III-4

  IN WITNESS WHEREOF, the parties have caused this Stockholder Agreement to be executed as of the date first above written.

MULTEX.COM, INC.                          STOCKHOLDER


By: _________________________________     -------------------------------------
                                                       (Signature)


Name: _______________________________
                                          -------------------------------------

Title: ______________________________             (Signature of Spouse)

                                          -------------------------------------
                                               (Print Name of Stockholder)

                                          -------------------------------------
                                                 (Print Street Address)

                                          -------------------------------------
                                               (Print City, State and Zip)

                                          -------------------------------------
                                                (Print Telephone Number)

                                          -------------------------------------
                                          (Social Security or Tax I.D. Number)

Total Number of Shares of Parent Common Stock owned on the date hereof:

Common Stock: ____________________________________

State of Residence: ______________________________


                    SIGNATURE PAGE TO STOCKHOLDER AGREEMENT

                                     III-5

                                                                         ANNEX A

                               IRREVOCABLE PROXY

                                TO VOTE STOCK OF

                               MARKET GUIDE INC.

  The undersigned stockholder of Market Guide Inc., a New York corporation ("Company"), hereby irrevocably appoints the members of the Board of Directors of Multex.com, Inc., a Delaware corporation ("Parent"), and each of them, or any other designee of Parent, up to and through the Expiration Date, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

  This Irrevocable Proxy is irrevocable, is coupled with an interest, including, but not limited to, that certain Company Affiliate Agreement dated as of even date herewith by and among Parent, and the undersigned, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement") by and among Parent and Merengue Acquisition Corp., a New York corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Company which Reorganization Agreement provides for the merger of Merger Sub with and into Company (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement, and
(ii) the date of termination of the Reorganization Agreement.

  The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares as indicated in
Section 2 of the Stockholders Agreement, and to exercise all voting rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special or adjourned meeting of the stockholders of Company and in every written consent in lieu of such meeting in favor of approval and adoption of the Reorganization Agreement and of the transactions contemplated thereby.

  The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

  All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

                            (SIGNATURE PAGE FOLLOWS)

                                     III-6

  This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated: June     , 1999

                                          -------------------------------------
                                               (Signature of Stockholder)

                                          -------------------------------------
                                               (Print Name of Stockholder)

                                          Shares beneficially owned:

                                          ___________________________ shares of
                                          Company Common Stock



                      SIGNATURE PAGE TO IRREVOCABLE PROXY

                                     III-7

                                                                     APPENDIX IV

                                                                   June 22, 1999

Board of Directors
Multex.com, Inc.
33 Maiden Lane, 5th Floor
New York, NY 10038

Members of the Board:

  We understand that Market Guide Inc. (the "Company"), Multex.com, Inc. ("Acquiror") and Merengue Acquisition Corp. (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger and Reorganization (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms set forth in a draft of the Agreement dated June 18, 1999 (the "Draft Agreement"), at the effective time of the Merger, each issued and outstanding share of common stock of the Company, par value $0.001 per share ("Company Common Stock"), other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into the right to receive 1.0000 shares (the "Exchange Ratio") of the common stock of Acquiror, par value $0.01 per share ("Acquiror Common Stock"). The terms and conditions of the Merger are set out more fully in the Agreement.

  You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view and as of the date hereof, to Acquiror.

  For purposes of this opinion we have, among other things:

    (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Acquiror, including information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of the Company and Acquiror, respectively;

    (iii) reviewed certain financial forecasts and other forward looking financial information prepared by the management of the Company and Acquiror, respectively;

    (iv) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning cost savings and other synergies that are expected to result from the Merger, as well as their views regarding the strategic rationale for the Merger;

    (v) reviewed the financial terms and conditions set forth in the Draft Agreement;

    (vi) reviewed the stock price and trading history of Company Common Stock and Acquiror Common Stock;

    (vii) compared the financial performance of the Company and the Acquiror and the prices and trading activity of Company Common Stock and Acquiror Common Stock with that of certain other publicly traded companies comparable with the Company and Acquiror, respectively;

    (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

    (ix) reviewed the pro forma impact of the Merger on Acquiror's revenues and earnings per share;

    (x) reviewed and considered in the analysis, information prepared by members of management of the Company and Acquiror, respectively, relating to the relative contributions of the Company and Acquiror to the combined company;

    (xi) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

    (xii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the management of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of management of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of the Company and Acquiror that we have reviewed, upon the advice of the managements of the Company and Acquiror, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company and Acquiror, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of the Company and Acquiror face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of the Company and Acquiror with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

  This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, of the Exchange Ratio to Acquiror. We do not express any opinion as to
(i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that Acquiror's Board of Directors has considered or may be considering, nor does it address the decision of Acquiror's Board of Directors to proceed with the Merger.

  We are acting as financial advisor to Acquiror in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and
(ii) an additional fee contingent upon the consummation of the Merger. In addition, Acquiror has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to Acquiror for which we have been paid fees, including acting as lead manager for Acquiror's initial public offering. We maintain a market in the shares of Acquiror Common Stock and Company Common Stock. In the ordinary course of business, we may trade in Acquiror's securities and the Company's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Acquiror's securities or the Company's securities.

  Our opinion expressed herein is provided for the information of the Board of Directors of Acquiror in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of Acquiror or the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

  Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Acquiror from a financial point of view.

                                          Very truly yours,

                                          BANCBOSTON ROBERTSON STEPHENS INC.

                                          /s/ BancBoston Robertson Stephens
                                          Inc.

                                                                      APPENDIX V

                                                                   June 22, 1999

Board of Directors
Market Guide, Inc.
2001 Marcus Avenue, Suite S200
Lake Success, New York 11042-1011

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $.001 per share ("Company Common Stock") of Market Guide Inc. (the "Company") of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of June 22, 1999 (the "Agreement"), among Multex.com Inc. ("Parent"), the Company and Merengue Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged (the "Merger") with and into the Company.

  Pursuant to the Agreement, each share of Company Common Stock will be converted, subject to certain exceptions, into the right to receive 1.0 share of common stock, $0.01 par value per share ("Parent Common Stock") of Parent. The terms and conditions of the Merger are set forth in more detail in the Agreement.

  In arriving at our opinion, we have reviewed the draft dated June 22, 1999 of the Agreement, and we have assumed the final form of the Agreement will not vary in any respect that is material to our analysis. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Parent including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning March 1, 1999 and ending February 28, 2002, together with certain growth assumptions of the Company for the period beginning March 1, 2002 and ending February 28, 2004, prepared by the management of the Company and certain financial projections of Parent for the period beginning January 1, 1999 and ending December 31, 2002 prepared by the management of Parent. In addition, we have reviewed the historical stock prices and trading volumes of the Company Common Stock and Parent Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Parent or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections and assumptions supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Parent as to the future operating and financial performance of the Company and Parent, respectively. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they were based. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Parent Common Stock or Company Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the holders of the Company Common Stock is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                           SECURITIES CORPORATION

                                             /s/ John B. Maier II
                                          By: _________________________________
                                                    John B. Maier II
                                                    Managing Director

                                                                     APPENDIX VI

  PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES.--
(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

  (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall given written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

  (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

  (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

  (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

  (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

  (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier then twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

  (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

    (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

    (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

    (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

    (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

    (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

    (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

    (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

    (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificate for any such shares represented by certificates.

  (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

  (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

    (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

    (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

    (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

  (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

  (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

  (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations). (Last amended by Ch. 117, L.'86, eff. 9-1-86.)

  RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR CONSOLIDATION, OR SALE, LEASE, EXCHANGE OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE.--(a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

    (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

    (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

      (i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); 1aor

      (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause
    (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or

      (iii) Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

    (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

    (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

  (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

  (3) Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation. (Last amended by Ch. 449, L. '97, eff. 2-22-98 and Ch. 17,
L. '98, eff. 2-19-98, deemed eff. 2-22-98.)
--------
  Ch. 449, L. '97, eff. 2-22-98, added matter in italic and deleted "subparagraphs" and "subparagraph". Ch. 17, L. '98, eff. 2-19-98, deemed eff. 2-22-98, substituted "and" with "or"; added "or" at the end of paragraph
(a)(1)(A)(ii); substituted "To" with "Notwithstanding subclause (ii) of this clause, to"; and added matter in italic in paragraph (a)(1)(C).

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  The Registrant's certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

  Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of the director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Registrant's certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative of investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Registrant's certificate of incorporation. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 21. Exhibits and Financial Statement Schedules.

  The following is a list of Exhibits filed as part of the Registration Statement or incorporated by reference herein:

 Exhibit
 Number                               Description
 -------                              -----------
  2.1    Agreement and Plan of Merger and Reorganization dated as of June 23,
         1999, by and among the Registrant, Merengue Acquisition Corp. and
         Market Guide, Inc. (attached as Appendix I to the proxy
         statement/prospectus contained in this registration statement).


  3.1    Registrant's Second Amended and Restated Certificate of Incorporation
         (incorporated by reference to Exhibit 3.2 of the Registrant's
         Registration Statement on Form S-1 (File No. 333-70693)).

 Exhibit
 Number                                Description
 -------                               -----------
  3.2    Registrant's Amended and Restated Bylaws (incorporated by reference to
         Exhibit 3.4 of the Registrant's Registration Statement on Form S-1
         (File No. 333-70693)).


  4.1 See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws of the Registrant defining the rights of holders of Common Stock of the Registrant.


  5.1 Opinion of Brobeck, Phleger & Harrison LLP regarding the legality of the securities being issued.


  8.1 Form of Opinion of Brobeck, Phleger & Harrison LLP regarding certain tax matters.


  8.2 Form of Opinion of Willkie Farr & Gallagher regarding certain tax matters.


 10.1    Sublease, dated August 23, 1995, between International Business
         Machines Corporation and the Registrant (incorporated by reference to Exhibit 10.1 of the Registrant's Registration Statement on Form S-1
         (File No. 333-70693)).


 10.2+ Interactive Services Agreement, dated as of March 20, 1998, by and between America Online, Inc. and the Registrant (incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form S-1 (File No. 333-70693)).


 10.3+ Distribution and Joint Sourcing Agreement, dated as of June 4, 1996, by and between Bloomberg, L.P. and the Registrant (incorporated by reference to Exhibit 10.3 of the Registrant's Registration Statement on Form S-1 (File No. 333-70693)).


 10.4+   Specialist Data Agreement, dated as of July 15, 1998, by and between
         Reuters Limited and the Registrant (incorporated by reference to Exhibit 10.4 of the Registrant's Registration Statement on Form S-1
         (File No. 333-70693)).


 10.5(a) 1999 Stock Option Plan (incorporated by reference to Exhibit 10.5 of the Registrant's Registration Statement on Form S-1 (File No. 333-
         70693)).


 10.5(b) 1999 Stock Option Plan, amended and restated as of August 16, 1999.


 10.6    Employee Stock Purchase Plan (incorporated by reference to Exhibit
         10.6 of the Registrant's Registration Statement on Form S-1 (File No.
         333-70693)).


 10.7    Fourth Amended and Restated Registration Rights Agreement, dated as of
         December 15, 1998 (incorporated by reference to Exhibit 10.7 of the
         Registrant's Registration Statement on Form S-1 (File No. 333-70693)).


 10.8+   Agreement for Internal Electronic Distribution Services, dated as of
         April 10, 1997, by and between Robertson, Stephens & Company LLC and the Registrant (incorporated by reference to Exhibit 10.8 of the Registrant's Registration Statement on Form S-1 (File No. 333-70693)).


 10.9+   Amendment No. 1 dated as of March 9, 1998, to the Agreement for
         Internal Electronic Distribution Services, dated as of April 10, 1997, by and between Roberson, Stephens & Company LLC and the Registrant
         (incorporated by reference to Exhibit 10.9 of the Registrant's
         Registration Statement on Form S-1 (File No. 333-70693)).


 10.10   Amendment No. 2, dated as of July 29, 1998, to the Agreement for
         Internal Electronic Distribution Services, dated as of April 10, 1997, by and between Robertson, Stephens & Company LLC and the Registrant
         (incorporated by reference to Exhibit 10.10 of the Registrant's
         Registration Statement on Form S-1 (File No. 333-70693)).


 10.11+  Amendment No. 3, dated as of September 10, 1998, to the Agreement for
         Internal Electronic Distribution Services, dated as of April 10, 1997, by and between Robertson, Stephens & Company LLC and the Registrant
         (incorporated by reference to Exhibit 10.11 of the Registrant's
         Registration Statement on Form S-1 (File No. 333-70693)).


 10.12   Agreement for Electronic Distribution Services, dated as of June 30,
         1998, by and between CIBC Wood Gundy Securities, Inc. and the
         Registrant (incorporated by reference to Exhibit 10.12 of the Registrant's Registration Statement on Form S-1 (File No. 333-70693)).

 Exhibit
 Number                                Description
 -------                               -----------
 10.13+  Master Services Agreement, dated as of November 23, 1998, by and between Dain Rauscher Incorporated and the Registrant (incorporated by reference to Exhibit 10.13 of the Registrant's Registration Statement
         on Form S-1 (File No. 333-70693)).


 10.14   Agreement for Internal Distribution Services, dated as of February 17,
         1998, by and between CIBC Oppenheimer Corp. and the Registrant
         (incorporated by reference to Exhibit 10.14 of the Registrant's
         Registration Statement on Form S-1 (File No. 333-70693)).


 10.15   Letter Agreement, dated February 5, 1999, by and between CIBC
         Oppenheimer Corp. and the Registrant (incorporated by reference to Exhibit 10.15 of the Registrant's Registration Statement on Form S-1
         (File No. 333-70693)).


 10.16   Amendment to Interactive Services Agreement, dated as of February 25,
         1999, by and between America Online, Inc. and the Registrant
         (incorporated by reference to Exhibit 10.16 of the Registrant's
         Registration Statement on Form S-1 (File No. 333-70693)).


 23.1    Consent of Brobeck, Phleger & Harrison, included in Exhibits 5 and
         8.1.


 23.2    Consent of Willkie Farr & Gallagher, included in Exhibit 8.2


 23.3    Consent of Ernst & Young LLP.


 23.4    Consent of Ernst & Young LLP.


 23.5    Consent of Zerbo, McKiernan & Zambito, L.L.C.


 24      Power of Attorney, included on the signature page of this Registration
         Statement.


 99.1    Consent of BancBoston Robertson Stephens Inc.


 99.2    Consent of Donaldson Lufkin & Jenrette Securities Corporation.


 99.3    Form of Proxy Card of Multex.Com, Inc.


 99.4    Form of Proxy Card of Market Guide Inc.

--------
+ Confidential treatment granted.

Item 22. Undertakings

  The undersigned Registrant hereby undertakes:

    (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (2) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

    (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of New York, State of New York, on this 17th day of August, 1999.

                                          MULTEX.COM, INC.

                                            /s/ Isaak Karaev
                                          By: _________________________________
                                            Isaak Karaev
                                            Chief Executive Officer

                               POWER OF ATTORNEY

  We, the undersigned directors and/or officers of Multex.com, Inc. (the "Company"), hereby severally constitute and appoint Isaak Karaev, Chief Executive Officer, and Philip Scheps, Vice President, Finance and Controller, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and purposes as each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement to be signed by the following persons in the capacities indicated on August 17, 1999:

              Signature                               Title(s)

          /s/ Isaak Karaev              Chief Executive Officer and Chairman
-------------------------------------   of the Board of Directors (Principal
            Isaak Karaev                Executive Officer)

          /s/ Philip Scheps             Vice President, Finance and
-------------------------------------   Controller (Principal Financial and
            Philip Scheps               Accounting Officer)

       /s/ James M. Tousignant          President and Director
-------------------------------------
         James M. Tousignant

              Signature                               Title(s)

    /s/ George F. Rick Adam, Jr.        Director
-------------------------------------
      George F. Rick Adam, Jr.

        /s/ I. Robert Greene            Director
-------------------------------------
          I. Robert Greene

        /s/ Lennert J. Leader           Director
-------------------------------------
          Lennert J. Leader

        /s/ Herbert L. Skeete           Director
-------------------------------------
          Herbert L. Skeete

          /s/ John Tugwell              Director
-------------------------------------
            John Tugwell

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  2.1    Agreement and Plan of Merger and Reorganization dated as of June 23,
         1999, by and among the Registrant, Merengue Acquisition Corp. and
         Market Guide, Inc. (attached as Appendix I to the proxy
         statement/prospectus contained in this registration statement).
  3.1    Registrant's Second Amended and Restated Certificate of Incorporation
         (incorporated by reference to Exhibit 3.2 of the Registrant's
         Registration Statement on Form S-1 (File No. 333-70693)).
  3.2    Registrant's Amended and Restated Bylaws (incorporated by reference to
         Exhibit 3.4 of the Registrant's Registration Statement on Form S-1
         (File No. 333-70693)).
  4.1    See Exhibits 3.1 and 3.2 for provisions of the Certificate of
         Incorporation and Bylaws of the Registrant defining the rights of holders of Common Stock of the Registration.
  5.1    Opinion of Brobeck, Phleger & Harrison LLP regarding the legality of the securities being issued.
  8.1    Form of Opinion of Brobeck, Phleger & Harrison LLP regarding certain tax matters.
  8.2    Form of Opinion of Willkie Farr & Gallagher regarding certain tax matters.
 10.1    Sublease, dated August 23, 1995, between International Business
         Machines Corporation and the Registrant (incorporated by reference to
         Exhibit 10.1 of the Registrant's Registration Statement on Form S-1
         (File No. 333-70693)).
 10.2+   Interactive Services Agreement, dated as of March 20, 1998, by and between America Online, Inc. and the Registrant (incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement
         on Form S-1 (File No. 333-70693)).
 10.3+   Distribution and Joint Sourcing Agreement, dated as of June 4, 1996, by and between Bloomberg, L.P. and the Registrant (incorporated by reference to Exhibit 10.3 of the Registrant's Registration Statement
         on Form S-1 (File No. 333-70693)).
 10.4+   Specialist Data Agreement, dated as of July 15, 1998, by and between
         Reuters Limited and the Registrant (incorporated by reference to
         Exhibit 10.4 of the Registrant's Registration Statement on Form S-1
         (File No. 333-70693)).
 10.5(a) 1999 Stock Option Plan (incorporated by reference to Exhibit 10.5 of the Registrant's Registration Statement on Form S-1 (File No. 333-
         70693)).
 10.5(b) 1999 Stock Option Plan, amended and restated as of August 16, 1999.
 10.6    Employee Stock Purchase Plan (incorporated by reference to Exhibit
         10.6 of the Registrant's Registration Statement on Form S-1 (File No.
         333-70693)).
 10.7    Fourth Amended and Restated Registration Rights Agreement, dated as of
         December 15, 1998 (incorporated by reference to Exhibit 10.7 of the
         Registrant's Registration Statement on Form S-1 (File No. 333-70693)).
 10.8+   Agreement for Internal Electronic Distribution Services, dated as of
         April 10, 1997, by and between Robertson, Stephens & Company LLC and the Registrant (incorporated by reference to Exhibit 10.8 of the
         Registrant's Registration Statement on Form S-1 (File No. 333-70693)).
 10.9+   Amendment No. 1 dated as of March 9, 1998, to the Agreement for
         Internal Electronic Distribution Services, dated as of April 10, 1997, by and between Roberson, Stephens & Company LLC and the Registrant
         (incorporated by reference to Exhibit 10.9 of the Registrant's
         Registration Statement on Form S-1 (File No. 333-70693)).
 10.10   Amendment No. 2, dated as of July 29, 1998, to the Agreement for
         Internal Electronic Distribution Services, dated as of April 10, 1997, by and between Robertson, Stephens & Company LLC and the Registrant
         (incorporated by reference to Exhibit 10.10 of the Registrant's
         Registration Statement on Form S-1 (File No. 333-70693)).

 Exhibit
 Number                                Description
 -------                               -----------
 10.11+  Amendment No. 3, dated as of September 10, 1998, to the Agreement for
         Internal Electronic Distribution Services, dated as of April 10, 1997, by and between Robertson, Stephens & Company LLC and the Registrant
         (incorporated by reference to Exhibit 10.11 of the Registrant's
         Registration Statement on Form S-1 (File No. 333-70693)).
 10.12   Agreement for Electronic Distribution Services, dated as of June 30,
         1998, by and between CIBC Wood Gundy Securities, Inc. and the
         Registrant (incorporated by reference to Exhibit 10.12 of the
         Registrant's Registration Statement on Form S-1 (File No. 333-70693)).
 10.13+  Master Services Agreement, dated as of November 23, 1998, by and between Dain Rauscher Incorporated and the Registrant (incorporated by reference to Exhibit 10.13 of the Registrant's Registration Statement
         on Form S-1 (File No. 333-70693)).
 10.14   Agreement for Internal Distribution Services, dated as of February 17,
         1998, by and between CIBC Oppenheimer Corp. and the Registrant
         (incorporated by reference to Exhibit 10.14 of the Registrant's
         Registration Statement on Form S-1 (File No. 333-70693)).
 10.15   Letter Agreement, dated February 5, 1999, by and between CIBC
         Oppenheimer Corp. and the Registrant (incorporated by reference to
         Exhibit 10.15 of the Registrant's Registration Statement on Form S-1
         (File No. 333-70693)).
 10.16   Amendment to Interactive Services Agreement, dated as of February 25,
         1999, by and between America Online, Inc. and the Registrant
         (incorporated by reference to Exhibit 10.16 of the Registrant's
         Registration Statement on Form S-1 (File No. 333-70693)).
 23.1    Consent of Brobeck, Phleger & Harrison, included in Exhibits 5 and
         8.1.
 23.2    Consent of Willkie Farr & Gallagher, included in Exhibit 8.2.
 23.3    Consent of Ernst & Young LLP.
 23.4    Consent of Ernst & Young LLP.
 23.5    Consent of Zerbo, McKiernan & Zambito, L.L.C.
 24      Power of Attorney, included on the signature page of this Registration
         Statement.
 99.1    Consent of BancBoston Robertson Stephens Inc.
 99.2    Consent of Donaldson Lufkin & Jenrette Securities Corporation.
 99.3    Form of Proxy Card of Multex.Com, Inc.
 99.4    Form of Proxy Card of Market Guide Inc.

--------
+ Confidential treatment granted.